    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2000


                                                      REGISTRATION NO. 333-91741

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                               AMENDMENT NO. 1 TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                             COWLITZ BANCORPORATION

             (Exact name of registrant as specified in its charter)

          WASHINGTON                       6712                    91-1529841
 (State or other jurisdiction        (Primary standard           (IRS Employer
              of                        industrial            Identification No.)
incorporation or organization)  classification code number)

                 927 COMMERCE AVENUE LONGVIEW, WASHINGTON 98632
                                 (360) 423-9800

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           --------------------------

                               CHARLES W. JARRETT
                     PRESIDENT AND CHIEF OPERATING OFFICER
                             COWLITZ BANCORPORATION
                              927 COMMERCE AVENUE
                           LONGVIEW, WASHINGTON 98632
                                 (360) 423-9800

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

                                               WILLIAM SPICER
         DAVID R. WILSON                          Chairman                          DAVID C. BACA
 Heller Ehrman White & McAuliffe         Northern Bank of Commerce            Davis Wright Tremaine LLP
   701 Fifth Avenue, Suite 6100    1001 Southwest Fifth Avenue, Suite 250  1300 SW Fifth Avenue, Suite 2300
    Seattle, Washington 98104              Portland, Oregon 97204               Portland, Oregon 97201
          (206) 389-4264                       (503) 222-9164                       (503) 241-2300

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND THE SATISFACTION OR WAIVER OF ALL OTHER CONDITIONS TO THE MERGER DESCRIBED
                         IN THE JOINT PROXY STATEMENT.

                           --------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[LOGO]


                                                                January 11, 2000


Dear Shareholder:


    You are cordially invited to attend a special meeting of shareholders of Cowlitz Bancorporation to be held at the Red Lion Hotel, 510 Kelso Drive, Kelso, Washington, at 7:00 p.m. on Thursday, February 17, 2000.


    At this very important meeting, you will be asked to consider and vote upon a proposal to approve the issuance of shares of Cowlitz Bancorp common stock in connection with a proposed merger of Northern Bank of Commerce into Cowlitz Bancorp's wholly-owned subsidiary, Cowlitz Bank.


    If the merger is completed, Northern Bank of Commerce shareholders will receive a total of up to 1,012,149 shares of Cowlitz Bancorp common stock, or up to approximately 0.825842 shares for each share of Northern Bank common stock they own. If the merger had been completed at November 30, 1999, based on Northern Bank's shareholders' equity at that date, Northern Bank shareholders would have received 0.646046 shares of Cowlitz Bancorp stock for each Northern Bank share. Northern Bank shareholders will also receive $1.63 in cash for each share of Northern Bank common stock they own. The cash consideration will be deposited, on the Northern Bank shareholders' behalf, into an escrow account designed to protect Cowlitz Bancorp against losses incurred on identified Northern Bank loans in the two years following the merger, to the extent these losses exceed established thresholds. Both the cash portion and the stock portion of the consideration are subject to possible reductions as described in the accompanying joint proxy statement. In addition, in connection with the merger, specified Northern Bank directors and employees will be granted options to acquire a total of 231,466 shares of Cowlitz Bancorp common stock. The exercise price of 150,000 of these options will be $12.00 per share. The exercise price per share of the remaining options will be equal to 1.4 times Cowlitz Bancorp's shareholders' equity per share immediately following the merger.


    The board of directors of Cowlitz Bancorp has unanimously approved the merger and believes that the merger is in the best interest of Cowlitz Bancorp and its shareholders. The Cowlitz Bancorp board recommends that all shareholders vote "FOR" approval of the share issuance that will allow the merger to take place. Cowlitz Bancorp's financial advisor, Sage Capital, LLC, has issued its written opinion to Cowlitz Bancorp's board of directors that the merger is fair to Cowlitz Bancorp and its shareholders from a financial point of view. A copy of this opinion is attached as Appendix E to the joint proxy statement, and you should read this opinion in its entirety.

    Cowlitz Bancorp common stock is listed on The Nasdaq National Market under the symbol "CWLZ." Northern Bank common stock is listed on The Nasdaq Small Cap Market under the symbol "NBOC."

    You should read carefully the accompanying Notice of Special Meeting of Shareholders and joint proxy statement, which contain important information about the merger.

    Whether or not you attend the special meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date and promptly return the accompanying proxy card in the enclosed postage-prepaid envelope. Please note, however, that if your shares are held through a broker, you must follow the instructions forwarded to you by your broker for instructing your broker how to vote your shares. Whether or not you return the enclosed proxy card, you will have the opportunity to vote your shares in person if you choose to attend the special meeting. On behalf of the Cowlitz Bancorp board, I thank you for your continued support and again urge you to vote to approve the share issuance.

                                          Sincerely,

                                          Benjamin Namatinia
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY GOVERNMENTAL AGENCY.

    This joint proxy statement is also a prospectus of Cowlitz Bancorp with respect to up to 1,243,615 shares of Cowlitz Bancorp common stock issuable to Northern Bank shareholders in the merger.


    This joint proxy statement is dated January 11, 2000 and was first mailed to
shareholders on or about January   , 2000.

[LOGO]


                                                                January 11, 2000


Dear Shareholder:


    You are cordially invited to attend a special meeting of shareholders of Northern Bank of Commerce to be held at the University Club, 1225 SW 6th Avenue, Portland, Oregon 97204, at 9:00 a.m. on Thursday, February 17, 2000.



    At this very important meeting, you will be asked to consider and vote upon a proposal to approve an agreement providing for the merger of Northern Bank of Commerce into Cowlitz Bank, a wholly-owned subsidiary of Cowlitz Bancorporation. The merger agreement provides that each share of Northern Bank common stock will be converted into the right to receive merger consideration, which will consist of the following components:



    - A number of shares of common stock of Cowlitz Bancorp that will be determined on the effective date of the merger using a formula that takes into account Northern Bank's shareholder equity as of the effective date of the merger, and an exchange ratio that uses a fixed value for Cowlitz Bancorp stock of $6.563 per share. Based on this formula, if the merger had been concluded as of November 30, 1999, the exchange value of the stock consideration would have been $4.24 per share, and the exchange ratio would have been 0.646046 shares of Cowlitz Bancorp stock per Northern Bank share; and



    - Up to $1.63 in cash. However, this amount will be deposited into an escrow account, on the Northern Bank shareholders' behalf, to indemnify Cowlitz Bancorp for losses Cowlitz Bancorp incurs in excess of established thresholds on specified Northern Bank loans during the two year period following the merger. The escrowed funds also may be used to offset losses in excess of reserves on those identified loans where, in Cowlitz Bancorp's good faith estimate, further losses are reasonably expected to occur following the release of escrow. Any cash remaining after this indemnification, net of expenses, will be paid to Northern Bank shareholders 24 months after the effective date of the merger. The cash consideration remaining at release of escrow will be paid to persons who were Northern Bank shareholders of record on the effective date of the merger. It is not necessary to retain shares received as stock consideration in order to receive the cash consideration after close of escrow. However, there can be no assurance that sufficient cash will remain to make such a disbursement.



    As more fully described in the accompanying joint proxy statement, the amount of stock merger consideration will be reduced if Northern Bank's shareholders' equity falls below $4,718,841. As of November 30, 1999, Northern Bank's shareholders' equity (adjusted for estimated closing expenses of $158,000) was $3,889,967. If the merger been concluded as of November 30, 1999, the exchange ratio would have been 0.646046 shares of Cowlitz Bancorp common stock for each share of Northern Bank stock, and (based on the market value of Cowlitz Bancorp stock on that date) the total merger consideration would have been between $3.65 and $5.28 per Northern Bank share, depending on the amounts ultimately realized from the escrow account. Northern Bank's shareholders' equity may further be reduced as a result of, among other things, operating losses incurred after November 30, 1999 including any additional provisions for loan losses required to be made under the merger agreement based on a review of Northern Bank's loan portfolio that will be conducted by a third party loan examiner prior to the effective date of the merger.



    In addition, since the maximum amount of the total merger consideration is fixed, the merger consideration per share of Northern Bank common stock may be further reduced if the number of outstanding shares of Northern Bank common stock increases before the effective date of the merger. Finally, because the number of shares of Cowlitz Bancorp common stock you will receive for each share of Northern Bank common stock is based on a fixed value of Cowlitz Bancorp common stock of $6.563, the actual value of the merger consideration will decline if the value of Cowlitz Bancorp stock at the effective date of the merger is less than $6.563 per share. As of the day prior to the date of the accompanying joint proxy statement, the price per share of Cowlitz Bancorp common stock was $4.94. To estimate the value of the Cowlitz Bancorp stock you will receive for each Northern Bank share you own, you should multiply the exchange ratio (which would have been 0.646046 if the merger had closed on November 30, 1999) by the current per share price of Cowlitz Bancorp common stock.


    The accompanying Notice of Special Meeting of Shareholders and joint proxy statement contain important information about the merger, and you should read them carefully.

    Cowlitz Bancorp common stock is listed on The Nasdaq National Market under the symbol "CWLZ." Northern Bank common stock is listed on The Nasdaq Small Cap Market under the symbol "NBOC."

    Northern Bank's board of directors has unanimously approved the merger and believes the merger is in the best interest of Northern Bank and its shareholders. The Northern Bank board recommends that all shareholders vote "FOR" approval of the merger. Northern Bank's financial advisor, D.A.
Davidson & Co., has issued its written opinion to Northern Bank's board of directors that the merger is fair to Northern Bank and its shareholders from a financial point of view. A copy of this opinion is attached as Appendix D to the joint proxy statement, and you should read this opinion in its entirety.


    If the shareholders of Northern Bank and Cowlitz Bancorp approve the merger at the meeting, and if we receive the necessary regulatory approvals, we expect to close the merger on or about March 1, 2000.



    CONVERTING YOUR NORTHERN BANK SHARES TO COWLITZ BANCORP SHARES REPRESENTS AN INVESTMENT IN COWLITZ BANCORP. INVESTING IN COWLITZ BANCORP COMMON STOCK INVOLVES A HIGH DEGREE OF RISK, AND THE INVESTMENT IN COMMON STOCK IS NOT A DEPOSIT, NOR WILL INVESTED FUNDS BE INSURED BY THE FDIC OR OTHERWISE. SEE "RISK FACTORS" ON PAGE 21 OF THE ACCOMPANYING JOINT PROXY STATEMENT.


    Whether or not you attend the special meeting, it is important that your shares be represented and voted at the meeting. Because approval of the merger requires the affirmative vote of two-thirds of the outstanding Northern Bank shares, a failure to vote amounts to a vote against the merger. Therefore, I urge you to sign, date and promptly return the accompanying proxy card in the enclosed postage-prepaid envelope. Please note, however, that if your shares are held through a broker, you should follow the instructions forwarded to you by your broker for instructing your broker how to vote your shares. Whether or not you return the enclosed proxy card, you will have the opportunity to vote your shares in person if you choose to attend the special meeting. On behalf of the Northern Bank board, I thank you for your continued support and again urge you to vote "FOR" adoption of the merger agreement.

                                          Sincerely,

                                          [SIGNATURE]

                                          William V. Spicer
                                          CHAIRMAN

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY GOVERNMENTAL AGENCY. AS A RESULT, ANY INVESTMENT IN THESE SECURITIES MAY RESULT IN A LOSS OF PRINCIPAL.



    This joint proxy statement is dated January 11, 2000 and this joint proxy
statement is first being mailed to shareholders on or about January   , 2000.

                                     [LOGO]

                              927 COMMERCE AVENUE
                           LONGVIEW, WASHINGTON 98632

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 17, 2000


                            ------------------------


    Notice is hereby given that a special meeting of shareholders of Cowlitz Bancorporation will be held at the Red Lion Hotel, 510 Kelso Drive, Kelso, Washington, at 7:00 p.m., on Thursday, February 17, 2000, for the following purposes, as more fully described in the accompanying joint proxy statement:


    1. To consider and vote upon a proposal to approve the issuance of shares of common stock of Cowlitz Bancorporation pursuant to the Agreement and Plan of Merger, dated as of September 14, 1999, among Cowlitz Bancorporation, Cowlitz Bank and Northern Bank of Commerce, providing for the merger of Northern Bank of Commerce into Cowlitz Bank. The merger agreement is attached as Appendix C to the accompanying joint proxy statement.

    2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the meeting.


    Only holders of record of Cowlitz Bancorp common stock at the close of business on December 28, 1999 are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the meeting.


    THE BOARD OF DIRECTORS OF COWLITZ BANCORP UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE SHARE ISSUANCE.

                                               By order of the Board of Directors,

                                               [SIGNATURE]
                                               Donna P. Gardner
                                               VICE PRESIDENT & SECRETARY/TREASURER


January 11, 2000


WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. IF YOUR COWLITZ BANCORP SHARES ARE HELD BY A BROKER IN STREET NAME, PLEASE FOLLOW YOUR BROKER'S INSTRUCTIONS FOR DIRECTING YOUR BROKER HOW TO VOTE YOUR SHARES.

                                     [LOGO]

                     1001 SOUTHWEST FIFTH AVENUE, SUITE 250
                             PORTLAND, OREGON 97204

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON FEBRUARY 17, 2000


                            ------------------------


    Notice is hereby given that a special meeting of shareholders of Northern Bank of Commerce will be held at the University Club, 1225 SW 6th Avenue, Portland, Oregon, at 9:00 a.m., on Thursday February 17, 2000, for the following purposes, as more fully described in the accompanying joint proxy statement:


    1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of September 14, 1999, among Cowlitz Bancorporation, Cowlitz Bank and Northern Bank of Commerce, providing for the merger of Northern Bank of Commerce into Cowlitz Bank. The merger agreement is attached as Appendix C to the accompanying joint proxy statement.

    2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the meeting.


    Only holders of record of Northern Bank common stock, at the close of business on December 28, 1999 are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the meeting.


    THE BOARD OF DIRECTORS OF NORTHERN BANK UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

                                               By order of the Board of Directors,

                                               [SIGNATURE]
                                               William V. Spicer
                                               CHAIRMAN


January 11, 2000


THE APPROVAL OF THE MERGER PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF NORTHERN BANK COMMON STOCK. THEREFORE, FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER PROPOSAL. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. IF YOUR NORTHERN BANK SHARES ARE HELD BY A BROKER IN STREET NAME, PLEASE FOLLOW YOUR BROKER'S INSTRUCTIONS FOR DIRECTING YOUR BROKER HOW TO VOTE YOUR SHARES.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1

SUMMARY.....................................................      2

SUMMARY FINANCIAL DATA OF COWLITZ BANCORP...................      8

SUMMARY FINANCIAL DATA OF NORTHERN BANK.....................     10

RECENT DEVELOPMENTS.........................................     12

SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA....     17

SELECTED UNAUDITED COMPARATIVE PER SHARE DATA...............     18

COMPARATIVE MARKET PRICES AND DIVIDEND INFORMATION..........     19

RISK FACTORS................................................     21

THE SPECIAL MEETINGS........................................     24
  General...................................................     24
  Matters To Be Considered at the Special Meetings..........     24
  Record Date and Voting....................................     24
  Proxies and Voting Instructions...........................     24
  Quorum; Votes Required....................................     25
  Solicitation of Proxies...................................     26

THE MERGER..................................................     27
  General...................................................     27
  The Merger Consideration..................................     27
  Payment of Cash; Escrow Arrangements......................     30
  Background of the Merger..................................     30
  Reasons for the Merger; Recommendations of the Boards of
    Directors...............................................     33
  Opinions of Financial Advisors............................     35
  Opinion of Cowlitz Bancorp's Financial Advisor............     35
  Opinion of Northern Bank's Financial Advisor..............     38
  Effective Date............................................     42
  Exchange of Certificates..................................     42
  Fractional Shares.........................................     43
  Treatment of Escrow Proceeds..............................     43
  Representations and Warranties............................     43
  Conditions to the Completion of the Merger................     44
  Regulatory Approvals Required.............................     46
  Amendment and Waiver of the Merger Agreement..............     46
  Termination of the Merger Agreement.......................     46
  Termination Fees..........................................     47
  The Option Agreement......................................     48
  Conduct of Business Pending the Merger and Other
    Agreements..............................................     49
  Expenses and Fees.........................................     51
  Accounting Treatment......................................     51
  Nasdaq Listing of Cowlitz Bancorp Common Stock............     52
  Resale of Cowlitz Bancorp Stock Received by Northern Bank
    Shareholders............................................     52
  Appraisal Rights..........................................     52

                                                                PAGE
                                                              --------
  Interests of Certain Persons in the Merger................     52
  Employee Matters..........................................     53
  Certain Federal Income Tax Consequences...................     54

MANAGEMENT AND OPERATIONS OF COWLITZ BANK FOLLOWING THE
  MERGER....................................................     60
  General...................................................     60
  Board of Directors........................................     60
  Operations After the Merger...............................     60

PRO FORMA COMBINED FINANCIAL INFORMATION....................     61

COMPARISON RIGHTS OF COWLITZ BANCORP SHAREHOLDERS AND
  NORTHERN BANK SHAREHOLDERS................................     66
  Capital Stock.............................................     66
  Board of Directors........................................     66
  Monetary Liability of Directors...........................     66
  Voting Rights.............................................     66
  Removal of Directors and Filling Vacancies on the Board of
    Directors...............................................     67

CERTAIN DIFFERENCES BETWEEN WASHINGTON AND OREGON CORPORATE
  LAWS......................................................     68
  Amendments of Articles of Incorporation...................     68
  Right to Call a Special Meeting of Shareholders...........     68
  Transactions with Officers or Directors...................     68
  Limitation of Liability of Directors......................     69
  Indemnification of Officers, Directors and Employees......     69
  Mergers, Sales of Assets and Other Transactions...........     70
  Provisions Affecting Control Share Acquisition and
    Business Combinations...................................     70
  Consideration of Other Constituencies.....................     70
  Dissenters' Rights........................................     71
  Dissolution...............................................     71

DESCRIPTION OF COWLITZ BANCORP CAPITAL STOCK................     72
  Cowlitz Bancorp Common Stock..............................     72
  Cowlitz Bancorp Preferred Stock...........................     72

DESCRIPTION OF NORTHERN BANK COMMON STOCK...................     73

LEGAL MATTERS...............................................     73

EXPERTS.....................................................     74

WHERE YOU CAN FIND MORE INFORMATION.........................     74

SHAREHOLDER PROPOSALS.......................................     75




Appendix A      Information Concerning Cowlitz Bancorporation...............    A-1

Appendix B      Information Concerning Northern Bank of Commerce............    B-1

Appendix C      Agreement and Plan of Merger................................    C-1

Appendix D      Opinion of D.A. Davidson & Co...............................    D-1

Appendix E      Opinion of Sage Capital, LLC................................    E-1

Appendix F      Escrow Agreement............................................    F-1

Appendix G      Stock Option Agreement......................................    G-1

Appendix H      Oregon Appraisal Statutes...................................    H-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT ARE NORTHERN BANK SHAREHOLDERS BEING ASKED TO VOTE UPON?

A: Northern Bank shareholders are being asked to approve the merger agreement that provides for the merger of Northern Bank into Cowlitz Bank.

Q: WHAT ARE COWLITZ BANCORP SHAREHOLDERS BEING ASKED TO VOTE UPON?

A: Cowlitz Bancorp shareholders are being asked to approve the issuance of Cowlitz Bancorp common stock in connection with the proposed merger of Northern Bank into Cowlitz Bank.

Q: WHAT DO I NEED TO DO NOW?

A: After you read and consider the information in this document, mark your proxy card either "FOR" or "AGAINST" the proposal described in your proxy card and then mail your signed and dated proxy card in the enclosed return envelope as soon as possible, so that your shares may be voted at the special meeting. You should return your proxy card whether or not you plan to attend the special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. Please tell your broker how you would like him or her to vote your shares. If you do not tell your broker how to vote, your shares will not be voted. For Northern Bank shareholders, this will have the same effect as a "no" vote on the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY?

A: Yes. You can change your vote at any time before your proxy is voted at the meeting. You can do this in one of the following three ways:

    - delivering written notice of revocation to the corporate secretary;

    - completing and submitting a proxy card with a later date; or

    - attending the special meeting and voting in person.


    To revoke your proxy or submit a later proxy, you should send your instructions to Northern Bank of Commerce, Attn: Corporate Secretary, 1001 S.W. Fifth Avenue, Suite 250, Portland, Oregon 97204.


Q: SHOULD NORTHERN BANK SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. If the merger is completed, Cowlitz Bancorp will send you written instructions on how to exchange your stock certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We hope to complete it on or about March 1, 2000, assuming all governmental approvals have been received by that date.


Q: IF THE MERGER IS CONCLUDED ON OR ABOUT MARCH 1, 2000, WHEN CAN NORTHERN BANK
    SHAREHOLDERS EXPECT TO RECEIVE COWLITZ STOCK CERTIFICATES REPRESENTING THE STOCK PORTION OF THE MERGER CONSIDERATION?



A: Once the merger has been completed, Northern Bank shareholders will receive a letter of transmittal and instructions from the exchange agent. They should expect to receive their certificates approximately 2 weeks following the return of a properly completed letter of transmittal. See page 35.



Q: IF I SELL ALL OR PART OF THE COWLITZ BANCORP COMMON STOCK I RECEIVE IN THE
    MERGER, WILL I STILL BE ENTITLED TO A PORTION OF THE CASH THAT MAY BE DISTRIBUTED FROM ESCROW?



A: Yes. Cash consideration, if paid, will be paid to persons who were Northern
    Bank shareholders on the effective date of the merger. Selling or transferring the stock consideration will not affect your right to receive a pro rata share of any cash ultimately distributed from the escrow account.


Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: Cowlitz Bancorp shareholders should direct questions to either Charles W.
    Jarrett, President and Chief Operating Officer, or Don P. Kiser, Vice President and Chief Financial Officer, of Cowlitz Bancorporation at
    (360) 423-9800.


    Northern Bank shareholders should direct questions to either William V. Spicer, Chairman, John H. Holloway, Jr., Director, or James A. Wills, President, of Northern Bank of Commerce at (503) 222-9164.

                                    SUMMARY


    THIS SUMMARY ONLY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROXY STATEMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THIS ENTIRE JOINT PROXY STATEMENT, INCLUDING THE APPENDICES AND THE DOCUMENTS TO WHICH IT REFERS, BEFORE YOU DECIDE HOW TO VOTE ON THE MERGER OR THE SHARE ISSUANCE. FOR A DESCRIPTION OF THE DOCUMENTS TO WHICH THIS PROXY STATEMENT REFERS, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 74.



    THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS REGARDING COWLITZ BANCORP, COWLITZ BANK, NORTHERN BANK AND THE COMBINED COMPANY AFTER THE MERGER. THE ACTUAL RESULTS OF THESE COMPANIES COULD DIFFER MATERIALLY FROM THOSE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS. THESE FACTORS INCLUDE THE RISK FACTORS DESCRIBED ON PAGE 21 OF THIS JOINT PROXY STATEMENT.


THE PARTIES TO THE MERGER (SEE APPENDICES A AND B)

   COWLITZ BANCORPORATION
    COWLITZ BANK
    927 COMMERCE AVENUE
    LONGVIEW, WASHINGTON 98632
    (360) 423-9800

    Cowlitz Bancorporation was organized in 1991 under Washington law to become the holding company for Cowlitz Bank, a Washington state chartered bank that commenced operations in 1978. The principal executive offices of Cowlitz Bancorp are located in Longview, Washington.

    Cowlitz Bancorp offers or makes available a broad range of financial services to its customers, primarily small and medium-sized businesses, professionals and retail customers. Cowlitz Bank's commercial and personal banking services include commercial and real estate lending, consumer lending, mortgage origination and trust services. Cowlitz Bank has also developed relationships with a securities brokerage firm and insurance agency with an estate planner to provide its customers access to a variety of financial services which are generally not available in community banks. During 1998, Cowlitz Bancorp acquired Business Finance Corporation which provides asset-based lending services to companies throughout the western United States.

    Cowlitz Bancorp's goal is to continue to expand its position as a leading community based provider of financial services in Cowlitz County and to become one of the leading community based providers of financial services in other selected areas of Washington and Oregon. In accordance with this strategy, during 1999 Cowlitz Bancorp commenced operations in the Seattle, Washington area through the acquisition of Bay Mortgage of Bellevue, Washington, Bay Mortgage of Seattle, Washington, and Bay Escrow of Seattle, Washington. Cowlitz Bancorp has also started a new branch of Cowlitz Bank, operating as Bay Bank, in Bellevue, Washington. Cowlitz Bancorp's growth strategy is based on providing both exceptional personal service and a wide range of financial services to its customers including: emphasizing personal service and developing strong community ties, providing a broad range of financial products and services, increasing business volume in existing markets, and continuing to explore opportunities for regional expansion through acquisitions.

   NORTHERN BANK OF COMMERCE
    1001 SOUTHWEST FIFTH AVENUE, SUITE 250
    PORTLAND, OREGON 97204
    (503) 222-9164

    Northern Bank serves local businesses in the Portland, Oregon, metropolitan area from a single location in downtown Portland. Northern Bank also serves senior citizens from eight branches in residential retirement communities throughout the Portland area. Northern Bank believes that its downtown Portland headquarters provides it with a competitive advantage in serving its business customers. Nearly all of Northern Bank's competitors are either super-regional banks with out-of-state headquarters, or community banks headquartered in other parts of Oregon with Portland-area branches. Northern Bank's Portland headquarters provides more immediate access to its customers and more local decision-making.

    Northern Bank provides loan, deposit, and cash management services tailored to the banking needs of small to middle market business customers. Northern Bank also provides personal banking services to its business customers. In addition to business banking, Northern Bank operates its eight branches in residential retirement communities in Portland and surrounding areas. These branches provide a relatively stable deposit base.

    Since its opening in 1994, Northern Bank has grown by developing its core market, opening new branches, introducing new lines of business, and expanding and cross-marketing existing products and lending expertise. Almost all this asset growth was in its core market, small and medium sized local businesses.

    Northern Bank's goal is to continue building on its position as a leading community-based business bank by providing exceptional personal service to its current customers and by expanding into new markets by identifying and meeting customers' unique financial services needs. If the merger is concluded, Northern Bank's management anticipates that the goodwill the bank has built in the Portland business community will provide a significant opportunity for Cowlitz Bancorp to expand into the Portland market.


THE SPECIAL MEETINGS (SEE PAGE 24)



    COWLITZ BANCORP. The Cowlitz Bancorp special meeting of shareholders will be held on Thursday, February 17, 2000, at 7:00 p.m., at the Red Lion Hotel,
510 Kelso Drive, Kelso, Washington.



    You can vote at the special meeting if you owned Cowlitz Bancorp common stock at the close of business on December 28, 1999. On the record date, there were 4,022,052 shares of Cowlitz Bancorp common stock entitled to vote at the special meeting. You can cast one vote for each share of Cowlitz Bancorp common stock you owned at that time.



    To approve the issuance of shares necessary to complete the merger, the holders of a majority of shares of Cowlitz Bancorp common stock voting at a meeting in which a quorum is present must vote in favor of it. At the record date, Cowlitz Bancorp directors and executive officers beneficially owned 1,106,140 shares, which represents 27.5% of the shares entitled to vote at the meeting.



    NORTHERN BANK. The Northern Bank special meeting of shareholders will be held on Thursday, February 17, 2000, at 9:00 a.m., at the University Club, 1225 SW 6th Avenue, Portland, Oregon 97204.



    You can vote at the special meeting if you owned Northern Bank common stock at the close of business on December 28, 1999. On the record date, there were 1,225,597 shares of Northern Bank common stock entitled to vote at the special meeting. You can cast one vote for each share of Northern Bank common stock you owned at that time.


    To approve the merger agreement, the holders of two-thirds of the outstanding shares of Northern Bank common stock must vote in favor of it. Shares not voted have the same effect as a vote against the merger. At the record date, Northern Bank directors and executive officers beneficially owned 12,955 shares, which represents 1.03% of the shares entitled to vote at the meeting.

THE MERGER AND RELATED TRANSACTIONS

    The merger agreement is attached to this proxy statement as Appendix C. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger of Northern Bank into Cowlitz Bank.


WHAT NORTHERN BANK SHAREHOLDERS WILL RECEIVE (SEE PAGE 27)



    At the effective date of the merger, each outstanding share of Northern Bank common stock will convert into the right to receive merger consideration consisting of:



    - A number of shares of common stock of Cowlitz Bancorp that will be determined on the date of the merger using a formula that takes into account Northern Bank's shareholder equity as of the effective date of the merger, and an exchange ratio that uses a fixed value of $6.563 per share of

      Cowlitz Bancorp stock. If the merger had been concluded as of November 30, 1999, the exchange value of the stock consideration would have been $4.24 and the exchange ratio would have been 0.646046 Cowlitz shares per Northern Bank share; and



    - Up to $1.63 in cash. However, the cash portion of the merger consideration will be deposited in an escrow account, on the Northern Bank shareholders' behalf, to indemnify Cowlitz Bancorp for losses it incurs in excess of established thresholds during the two year period following the merger on specified Northern Bank loans that will be identified prior to closing. The escrowed funds also may be used to offset losses in excess of reserves on those identified loans where, in Cowlitz Bancorp's good faith estimate, further losses are reasonably expected to occur following the release of escrow. The reason for the two-year escrow procedure is to minimize the potential loss to Cowlitz Bancorp from Northern Bank loans that, as of the effective date of the merger, will not be sufficiently seasoned to permit a thorough analysis of potential future loan losses. Any amount remaining in this account after this indemnification, net of expenses, will be paid to Northern Bank shareholders 24 months after the effective date of the merger; however, there can be no assurance that Northern Bank shareholders ultimately will receive any disbursement from the escrowed funds.



    The amount of stock merger consideration will be reduced further if Northern Bank's shareholders' equity immediately prior to the effective date of the merger continues to decrease. As of November 30, 1999, Northern Bank's shareholders' equity (as adjusted for estimated closing expenses of $158,000) was $3,889,967. If the closing of the merger had occurred on that date, the exchange value of stock merger consideration payable per Northern Bank share would have been reduced to $4.24 or 0.646046 shares of Cowlitz Bancorp common stock. Based on the closing price of Cowlitz Bancorp common stock on January 7, 2000 of $4.938 per share, the value of the stock portion of the merger consideration would have been $3.19 per share, and the total merger consideration would have been between $3.19 and $4.82 per Northern Bank share, depending on the amount ultimately realized from the escrow account. Northern Bank's shareholders' equity may further be reduced as a result of, among other things, operating losses Northern Bank incurs after November 30, 1999, including any additional provision for loan losses required to be made under the merger agreement based on a review of Northern Bank's loan portfolio that will be conducted by a third party loan examiner prior to the effective date of the merger.


    In addition, since the maximum amount of the total merger consideration is fixed, the per share consideration may decrease if the number of outstanding shares of Northern Bank common stock increases prior to the closing.


COWLITZ BANCORP'S REASONS FOR THE MERGER (SEE PAGE 33)


    In approving the merger, the Cowlitz Bancorp board of directors considered a number of factors. These factors included the total consideration to be paid to Northern Bank shareholders, the future prospects of Cowlitz Bank and the structure of the transaction.


RECOMMENDATION OF COWLITZ BANCORP'S BOARD OF DIRECTORS (SEE PAGE 33)


    The Cowlitz Bancorp and Cowlitz Bank boards of directors unanimously approved the merger agreement. The Cowlitz Bancorp board of directors believes that the proposed merger is fair to Cowlitz Bancorp shareholders and in their best interests and unanimously recommends that Cowlitz Bancorp shareholders vote "FOR" approval of the share issuance necessary to compete the merger.


OPINION OF COWLITZ BANCORP'S FINANCIAL ADVISOR (SEE PAGE 35)


    Cowlitz Bancorp retained Sage Capital LLC to act as its financial advisor in connection with the merger. Sage has delivered to the Cowlitz

Bancorp board of directors a written opinion stating that the merger is fair to Cowlitz Bancorp and its shareholders from a financial point of view. The full text of the opinion which sets forth the assumptions on which Sage Capital relied and the limitations of its opinion, is attached as Appendix E to this joint proxy statement.


NORTHERN BANK'S REASONS FOR THE MERGER (SEE PAGE 34)


    The Northern Bank board of directors considered a number of factors in determining whether to approve the merger including the mandates imposed by state and federal regulatory proceedings, the strength of Cowlitz Bancorp's capital position and business plan, the value of the consideration offered and the treatment of the Northern Bank loan portfolio.


RECOMMENDATION OF NORTHERN BANK'S BOARD OF DIRECTORS (SEE PAGE 35)


    Northern Bank's board of directors voted unanimously to approve the merger agreement because it believes that the proposed merger is in the best interest of Northern Bank and its shareholders and is fair to Northern Bank's shareholders economically and otherwise. Therefore, the Northern Bank board of directors recommends unanimously that Northern Bank shareholders vote "FOR" approval of the merger.


OPINION OF NORTHERN BANK'S FINANCIAL ADVISOR (SEE PAGE 38)


    Northern Bank retained D.A. Davidson & Co. to act as its financial advisor in connection with the merger. D.A. Davidson & Co. has delivered to the Northern Bank board of directors a written opinion stating that the terms of the merger are fair to Northern Bank's shareholders from a financial point of view. The full text of the D.A. Davidson & Co. opinion, which sets forth the assumptions on which D.A. Davidson & Co. relied and the limitations of its opinion, is attached as Appendix D to this joint proxy statement.


    INTERESTS OF NORTHERN BANK'S EXECUTIVE OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 52)


    In considering the recommendation of Northern Bank's board of directors to approve the merger you should be aware that some executive officers and directors of Northern Bank have employment and other compensation agreements or plans that may give them interests in the merger that are somewhat different from, or in addition to, the interests of other Northern Bank shareholders.


FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 54)


    As discussed further below, the tax consequences of the merger depend in large part on the aggregate actual market value of the Cowlitz Bancorp stock that will be issued in the merger in relation to the amount of cash paid by Cowlitz Bancorp. See discussion below under "The Merger Consideration." Because both the number of Cowlitz Bancorp shares that will be issued to the Northern Bank shareholders and the value of those shares will not be known until the effective date of the merger, the tax consequences of the merger will not be known at the time of the shareholder meetings. If the merger meets certain requirements discussed below under the heading "Certain Federal Income Tax Consequences," it can qualify as a partially tax-free reorganization. It is not known at this time whether these requirements will be met. If they are not met, the tax consequences of the merger will be different and, in some cases, materially less favorable to Northern Bank shareholders than the tax consequences of a merger that qualifies as a partially tax-free reorganization. Therefore, in considering whether to vote for or against the merger, you should consider the possibility that the merger may be treated as a fully taxable transaction.

    If the merger qualifies as a reorganization, generally:

    - no gain or loss will be recognized by Cowlitz Bancorp, Cowlitz Bank or Northern Bank as a result of the merger;

    - Northern Bank shareholders whose tax basis in their Northern Bank shares is less than the total value of Cowlitz Bancorp stock and cash they receive in the merger will recognize gain on the merger, but the amount of gain these shareholders will recognize will not exceed the amount of cash they receive (including their pro rata share of the cash consideration placed into escrow on behalf of the Northern Bank shareholders);

    - Northern Bank shareholders will not recognize loss on the merger.


    For more detailed information you should review the discussion of federal income tax consequences to shareholders under the heading a "Partially Tax Free Reorganization" beginning on page 56.


    If the merger does not qualify as a reorganization, generally:

    - no gain or loss will be recognized by Cowlitz Bancorp or Cowlitz Bank;

    - Northern Bank will be treated as selling all of its assets to Cowlitz Bank in a taxable sale and will realize gain or loss, with all taxes due on any gain as a result of the merger to be paid by Cowlitz Bancorp and Cowlitz Bank;

    - Northern Bank shareholders will recognize gain or loss in an amount equal to the total value of the merger consideration they receive less their tax basis in the Northern Bank shares exchanged in the merger.


    For more detailed information about the tax consequences of the merger if it does not meet the requirements of a reorganization, you should review the discussion of federal income tax consequences to shareholders under the heading "Taxable Transaction" beginning on page 58. This summary addresses only U.S. federal income taxes. This summary does not address other taxes which may be relevant to Northern Bank shareholders, such as state, local or foreign taxes. In addition, the tax consequences described above and elsewhere in this document may not apply equally to all Northern Bank shareholders and are subject to the limitations discussed on pages 54 and 55. The tax consequences of the merger to a Northern Bank shareholder will depend on the facts of his or her own situation. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. Following closing, Cowlitz Bancorp will advise former Northern Bank shareholders as to the final breakdown of the value of the merger consideration between cash and Cowlitz Bancorp stock and how it intends to treat the merger for federal income tax purposes. The treatment by Cowlitz Bancorp is not binding on the former Northern Bank shareholders, who should consult their own tax advisors regarding this determination and the corresponding tax consequences.



CONDITIONS TO THE COMPLETION OF MERGER (SEE PAGE 44)


    Completion of the merger depends on a number of conditions being satisfied, including the following:

    - the Northern Bank shareholders must have approved the merger and Cowlitz Bancorp shareholders must have approved the issuance of shares in the merger;

    - we must have received all required regulatory approvals and all statutory waiting periods must have expired;

    - there must be no statute, rule, regulation, order, injunction or decree prohibiting or restricting the merger;

    - no stop order shall have been issued suspending the effectiveness of the registration statement of which this joint proxy statement is a part, and no proceedings for that purpose shall have been initiated or threatened by the SEC;

    - the Cowlitz Bancorp shares to be issued in the merger must be authorized for listing on The Nasdaq National Market;

    - Cowlitz Bancorp shall have received assurances from the FDIC and the Director of the Department of Consumer and Business Services of the State of

      Oregon that certain cease and desist orders issued with respect to Northern Bank will not be applicable to Cowlitz Bank as the surviving bank in the merger;

    - Northern Bank's total deposits at the effective date of the merger must be equal to at least 80% of its total deposits as of June 30, 1999 and must have substantially similar interest rates and deposit mix as those deposits Northern Bank had on June 30, 1999; and

    - Northern Bank's total shareholders' equity as of the effective date of the merger must be at least $1,150,000.


TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 46)


    Cowlitz Bancorp and Northern Bank may terminate the merger agreement by mutual consent. The merger agreement may also be terminated unilaterally by either Cowlitz Bancorp or Northern Bank if any of several conditions occur.


REGULATORY APPROVALS REQUIRED FOR THE MERGER (SEE PAGE 46)


    Cowlitz Bancorp and Northern Bank must obtain the approval of the FDIC. In addition, they have identified Washington and Oregon as states in which filings or prior regulatory approval are required. Cowlitz Bancorp and Northern Bank are in the process of obtaining these approvals and filing these notices.


TERMINATION FEES (SEE PAGE 47)


    The merger agreement requires Northern Bank to pay a $425,000 termination fee to Cowlitz Bancorp if the merger agreement terminates under a number of specified circumstances.


STOCK OPTION AGREEMENT (SEE PAGE 48)


    Cowlitz Bancorp and Northern Bank have entered into an option agreement that permits Cowlitz Bancorp under a number of specified circumstances to purchase shares of Northern Bank common stock representing 19.9% of the total number of outstanding shares of Northern Bank common stock at a price of $4.625 per share. Cowlitz Bancorp's total profit under the option agreement is limited to $425,000 before taxes.


ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 51)



    Cowlitz Bancorp will account for the merger as a purchase in accordance with generally accepted accounting principles. This means that Northern Bank's assets, including intangible assets, and liabilities will be recorded at their fair values as of the effective date of the merger. Any excess of the merger consideration over the fair values of Northern Bank's assets and liabilities will be recorded as intangible asset and amortized over a fifteen year period. Accordingly, any income (or loss) of Northern Bank prior to the effective date of the merger will not be included in Cowlitz Bancorp's income statement.



APPRAISAL RIGHTS (SEE PAGE 52)


    Under Oregon law, Northern Bank shareholders who dissent from the merger are entitled to appraisal and payment for their shares under the rules provided in Sections 711.175 to 711.185 of the Oregon Revised Statutes. If more than five percent (5%) of the Northern Bank shareholders dissent from the merger, Cowlitz Bancorp may unilaterally terminate the merger agreement.

                   SUMMARY FINANCIAL DATA OF COWLITZ BANCORP

    Cowlitz Bancorp is providing the following information to aid you in your analysis of the financial aspects of the merger. Cowlitz Bancorp derived the information for the years ended, and as of, December 31, 1994 through December 31, 1998 from its historical audited financial statements for these fiscal years. Cowlitz Bancorp derived the financial information for the nine months ended September 30, 1998 and September 30, 1999, and as of September 30, 1999, from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The operating results for the nine months ended September 30, 1999 do not necessarily indicate the results that may be expected for the year ending December 31, 1999. This information is only a summary and you should read it in conjunction with Cowlitz Bancorp's consolidated financial statements and related notes contained in Appendix A to this joint proxy statement.

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                       ---------------------   ---------------------------------------------------------
                                         1999        1998        1998        1997        1996        1995        1994
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income......................  $  12,446   $  12,074   $  16,366   $  15,086   $  13,633   $  10,644   $   7,492
Interest expense.....................      4,190       4,954       6,501       6,943       6,174       4,548       2,841
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income..................      8,256       7,120       9,865       8,143       7,459       6,096       4,651

Provision for loan losses............      1,065         243         509         375         281         694         533
Noninterest income...................      1,200         734         978         749         296         877         287
Noninterest expense..................      7,499       5,034       6,927       5,284       3,682       3,093       2,363
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before income taxes,
  extraordinary items, cumulative
  effect of accounting changes, and
  minority interest..................        892       2,577       3,407       3,233       3,792       3,186       2,042
Income taxes.........................        341         876       1,181       1,109       1,295       1,088         697
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income...........................  $     551   $   1,701   $   2,226   $   2,124   $   2,497   $   2,098   $   1,345
Basic earnings per share.............  $     .14   $     .47   $    0.60   $    0.82   $    0.97   $    0.83   $    0.78
Diluted earnings per share...........  $     .13   $     .44   $    0.57   $    0.78   $    0.97   $    0.83   $    0.78
Average number of shares used to
  calculate earnings per share:
    Basic............................  4,046,872   3,619,488   3,715,901   2,601,650   2,586,711   2,514,769   1,723,733
    Diluted..........................  4,104,249   3,822,607   3,894,095   2,711,512   2,586,711   2,514,769   1,723,733

                                                                                      DECEMBER 31,
                                                  SEPTEMBER 30,   ----------------------------------------------------
                                                      1999          1998       1997       1996       1995       1994
                                                  -------------   --------   --------   --------   --------   --------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Assets..........................................    $182,746      $178,345   $173,293   $159,157   $131,348   $94,728
Investment securities...........................    $ 13,026      $ 11,530   $  8,481   $  5,391   $  3,263   $ 3,565
Loans, net......................................    $138,539      $130,232   $129,993   $124,657   $105,900   $75,564
Deposits........................................    $122,860      $122,361   $136,209   $123,297   $106,371   $81,083
Borrowings......................................    $ 26,927      $ 24,074   $ 22,625   $ 23,392   $ 15,018   $ 8,161
Shareholders' equity............................    $ 31,839      $ 30,920   $ 13,887   $ 11,813   $  9,391   $ 5,182

                                                           NINE MONTHS
                                                              ENDED
                                                          SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                                       -------------------   ----------------------------------------------------
                                                         1999       1998       1998       1997       1996       1995       1994
                                                       --------   --------   --------   --------   --------   --------   --------
OTHER FINANCIAL DATA
Return on average assets.............................     .43%      1.26%      1.24%      1.28%      1.75%      1.90%      1.57%
Return on average shareholders' equity...............    2.35%      8.94%      8.34%     16.65%     23.93%     26.06%     30.21%
Cash dividends:
  Dividend payout ratio per common share.............   38.46%      9.09%     10.53%      6.41%      4.12%      3.61%      3.85%

                                                                                                DECEMBER 31,
                                                            SEPTEMBER 30,   ----------------------------------------------------
                                                                1999          1998       1997       1996       1995       1994
                                                            -------------   --------   --------   --------   --------   --------
Total shareholders' equity as a percentage of total
  assets..................................................      17.42%       17.34%       8.01%      7.42%      7.15%      5.47%
Nonperforming assets as a percentage of total assets......       1.67%        1.86%       1.39%       .36%       .25%       .22%
Allowance for loan losses as a percentage of:
  Nonaccrual loans........................................      69.73%       66.28%     103.85%    465.36%    743.88%    643.58%
  Nonperforming assets....................................      68.48%       54.66%      81.51%    328.82%    540.80%    548.57%

                    SUMMARY FINANCIAL DATA OF NORTHERN BANK


    Northern Bank is providing the following information to aid you in your analysis of the financial aspects of the merger. Northern Bank derived the information for the periods ended, and as of, December 31, 1994 through December 31, 1998 from its historical audited financial statements for those fiscal periods. Northern Bank derived the financial information for the nine months ended September 30, 1998 and September 30, 1999 and as of September 30, 1999, from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. Northern Bank also has included in the following section entitled "Recent Developments" unaudited balance sheet, statement of operations, statement of cash flows and statement of changes in shareholder equity as of and for the eleven month period ended November 30, 1999. The operating results for the nine months ended September 30, 1999 and the eleven months ended November 30, 1999 do not necessarily indicate the results that may be expected for the year ending December 31, 1999. This information is only a summary and you should read it in conjunction with Northern Bank's financial statements and related notes contained in Appendix B to this joint proxy statement.


                                                                                                                     PERIOD FROM
                                                  NINE MONTHS                                                         INCEPTION
                                                     ENDED                                                           (AUGUST 22,
                                                 SEPTEMBER 30,                  YEAR ENDED DECEMBER 31,                1994) TO
                                             ---------------------   ---------------------------------------------   DECEMBER 31,
                                               1999        1998        1998        1997        1996        1995          1994
                                             ---------   ---------   ---------   ---------   ---------   ---------   ------------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income............................  $   4,692   $   3,763   $   5,158   $   3,974   $   3,327   $   1,567    $     129
Interest expense...........................      1,949       1,539      (2,152)     (1,623)     (1,347)       (474)          (9)
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
Net interest income........................      2,743       2,224       3,006       2,351       1,980       1,093          120
Provision for loan losses..................        779          75        (683)       (205)        (99)       (135)         (11)
Noninterest income.........................        100          63         184         229          32           2           --
Noninterest expense........................      2,260       1,740      (2,409)     (2,067)     (2,073)     (1,706)        (521)
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
Income (loss) before income taxes,
  extraordinary items, cumulative effect of
  accounting changes, and minority
  interest.................................       (196)        472          98         308        (160)       (746)        (412)
Income taxes (Benefit).....................         --        (139)         22         119         195          --           --
                                             ---------   ---------   ---------   ---------   ---------   ---------    ---------
Net income (loss)..........................  $    (196)  $     333   $     120   $     427   $      35   $    (746)   $    (412)
Basic earnings (loss) per share............  $   (0.16)  $    0.28   $    0.10   $    0.37   $    0.03   $   (0.65)   $   (0.36)
Diluted earnings (loss) per share..........  $   (0.16)  $    0.24   $    0.09   $    0.32   $    0.03   $   (0.65)   $   (0.36)
Average number of shares used to calculate
  net earnings (loss) per share:
  Basic....................................  1,225,597   1,178,982   1,194,517   1,152,820   1,150,672   1,150,672    1,150,672
  Diluted..................................  1,225,597   1,389,026   1,325,517   1,353,413   1,150,672   1,150,672    1,150,672

                                                                          DECEMBER 31,                  (PARTIAL YEAR)
                                            SEPTEMBER 30,   -----------------------------------------   --------------
                                                1999          1998       1997       1996       1995          1994
                                            -------------   --------   --------   --------   --------   --------------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Assets....................................     $60,987      $61,140    $44,530    $41,746    $23,849        $6,871
Investment securities.....................     $ 4,720      $ 1,108    $ 2,048    $ 6,224    $ 3,790        $4,680
Loans, net................................     $49,012      $50,508    $40,702    $30,562    $17,969        $  800
Deposits..................................     $56,024      $56,223    $40,206    $37,952    $20,085        $2,420
Borrowings................................          --           --         --         --         --            --
Shareholders' equity......................     $ 4,509      $ 4,735    $ 4,212    $ 3,726    $ 3,686        $4,433

                                                NINE MONTHS
                                                   ENDED
                                               SEPTEMBER 30,               YEAR ENDED DECEMBER 31,            (PARTIAL YEAR)
                                            -------------------   -----------------------------------------   --------------
                                              1999       1998       1998       1997       1996       1995          1994
                                            --------   --------   --------   --------   --------   --------   --------------
OTHER FINANCIAL DATA
Return on average assets..................   (0.38)%     0.86%      0.22%       1.02%      0.11%     (3.56)%      (25.59)%
Return on average shareholders' equity....   (5.51)%     9.93%      2.59%      10.83%      0.98%    (16.19)%      (36.34)%
Cash dividends:
  Dividend payout ratio per common
    share.................................                             0%          0%         0%         0%            0%

                                                                                DECEMBER 31,
                                            SEPTEMBER 30,   ----------------------------------------------------
                                                1999          1998       1997       1996       1995       1994
                                            -------------   --------   --------   --------   --------   --------
Total shareholders' equity as a percentage
  of total assets.........................       7.39%         7.74%      9.46%     8.93%     15.46%     64.52%
Nonperforming assets as a percentage of
  total assets............................       2.87%         1.83%      0.11%       --         --         --
Reserve for loan losses as a percentage
  of:
Nonaccrual loans..........................     502.57%       241.99%        --        --         --         --
Nonperforming assets......................     107.63%        98.53%    836.62%       --         --         --

                              RECENT DEVELOPMENTS
                           NORTHERN BANK OF COMMERCE
                                 BALANCE SHEET
                                  (UNAUDITED)
                               NOVEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)



ASSETS
  Cash and due from banks...................................  $ 3,225
  Federal funds sold........................................    6,400
                                                              -------
    Total cash and cash equivalents.........................    9,625
  Investment securities, available-for-sale.................    4,722
  Loans, net of unearned income and allowance for loan
    losses..................................................   42,506
  Accrued interest receivable and other assets..............    1,065
                                                              -------
    Total assets............................................  $57,918
                                                              =======
LIABILITIES
  Demand deposits...........................................  $10,084
  Money market and other interest-bearing accounts..........   20,774
  Time deposits.............................................   22,804
                                                              -------
    Total deposits..........................................   53,662
  Accrued interest payable and other liabilities............      208
                                                              -------
    Total liabilities.......................................   53,870
SHAREHOLDERS' EQUITY
  Common stock..............................................    1,225
  Surplus...................................................    2,961
  Accumulated losses........................................     (109)
  Accumulated other comprehensive losses, net of taxes......      (29)
                                                              -------
    Total shareholders' equity..............................    4,048
                                                              -------
    Total liabilities and shareholders' equity..............  $57,918
                                                              =======

                           NORTHERN BANK OF COMMERCE
                            STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)



INTEREST INCOME
  Interest and fees on loans................................   $5,081
  Interest on available-for-sale securities.................      123
  Interest on fed funds sold................................      369
                                                               ------
    Total interest income...................................    5,573
INTEREST EXPENSE
  Interest on deposits......................................    2,323
                                                               ------
    Net interest income.....................................    3,250
PROVISION FOR LOAN LOSSES...................................    1,079
                                                               ------
    Net interest income after provision for loan losses.....    2,171
NONINTEREST INCOME
  Service charges and fees..................................      110
  Other income..............................................       44
                                                               ------
    Total noninterest income................................      154
NONINTEREST EXPENSE
  Salaries and related payroll expenses.....................    1,301
  Net occupancy.............................................      227
  Data processing...........................................      269
  Advertising and promotional...............................      124
  Communications............................................       97
  Professional fees.........................................      241
  Supplies..................................................       55
  Other expenses............................................      668
                                                               ------
    Total noninterest expenses..............................    2,982
LOSS BEFORE INCOME TAXES....................................     (657)
INCOME TAX EXPENSE..........................................       --
                                                               ------
NET LOSS....................................................   $ (657)
                                                               ======
BASIC LOSS PER SHARE OF COMMON STOCK........................   $(0.46)
                                                               ======
DILUTED LOSS PER SHARE OF COMMON STOCK......................   $(0.46)
                                                               ======

                           NORTHERN BANK OF COMMERCE
                            STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                 FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)



CASH FLOWS FROM OPERATING ACTIVITIES
Net loss....................................................  $  (657)
Adjustments to reconcile net loss to net cash from operating activities:
  Depreciation and amortization.............................       71
Provision for loan losses...................................    1,079
Increase (decrease) in cash due to changes in certain assets and liabilities:
Accrued interest receivable and other assets................     (249)
Accrued interest payable and other liabilities..............      154
                                                              -------
    Net cash from operating activities......................      398
                                                              -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale investment securities.......   (3,660)
Net decrease in loans.......................................    8,302
Payments made for purchase of premises, furniture and
  equipment.................................................      (71)
                                                              -------
    Net cash from investing activities......................    4,571
                                                              -------
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in deposit accounts............................   (2,561)
                                                              -------
    Net cash from financing activities......................   (2,561)
                                                              -------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................    2,408
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD..........    7,217
                                                              -------
CASH AND CASH EQUIVALENTS, ENDING OF PERIOD.................  $ 9,625
                                                              =======

                           NORTHERN BANK OF COMMERCE
                            STATEMENT OF CHANGES IN
                              STOCKHOLDERS' EQUITY
                                  (UNAUDITED)
                             FOR THE ELEVEN MONTHS
                            ENDED NOVEMBER 30, 1999
                             (DOLLARS IN THOUSANDS)



                                                                                          ACCUMULATED
                                             COMMON STOCK                                    OTHER           TOTAL
                                          -------------------              ACCUMULATED   COMPREHENSIVE   SHAREHOLDERS'
                                           SHARES     AMOUNT    SURPLUS      LOSSES         INCOME          EQUITY
                                          --------   --------   --------   -----------   -------------   -------------
Balance, December 31, 1998..............   1,225      $1,225     $2,961       $ 548           $  1          $4,735
Net loss................................                                       (657)                          (657)
Unrealized loss on available-for-sale
  securities............................                                                       (30)            (30)
                                                                                                            ------
  Total comprehensive loss..............                                                                      (687)
                                           -----      ------     ------       -----           ----          ------
Balance, November 30, 1999..............   1,225      $1,225     $2,961       $(109)          $(29)         $4,048
                                           =====      ======     ======       =====           ====          ======



FINANCIAL CONDITION AS OF NOVEMBER 30, 1999:



    As of November 30, 1999, Northern Bank's total assets were $57,918,000 compared to total assets of $60,987,000 on September 30, 1999 and $61,140,000 on December 31, 1998. This represents a decline in total assets of 5.03% from September 30, 1999 and 5.27% from December 31, 1998. At the same time, book value per common share decreased from $3.86 at December 31, 1998 to $3.68 on September 30, 1999, and to $3.30 as of November 30, 1999.



    The decrease in total assets is almost entirely attributable to a decline in Northern Bank's net loan portfolio, which decreased from $50,508,000 as of December 31, 1998 to $49,012,000 as of September 30, 1999, and further decreased to $42,506,000 on November 30, 1999. The loan portfolio decline has been caused by a general decrease in the portfolio during the period December 31, 1998 through November 30, 1999 and by the need for an increase to the allowance for loan losses over the same period. From December, 1998 through November, 1999, total gross loans have declined $7,597,000 or 14.70%. Of this amount, approximately $674,000 is from charge-off of loans against the allowance for loan losses, and $6,923,000 has been caused by net repayments from Northern Bank's loan customers. In addition, during the eleven month period ended November 30, 1999, Northern Bank increased its allowance for loan losses by $1,079,000 such that the balance in the allowance for loan losses was 3.43% of gross outstanding loans as of November 30, 1999, compared to 2.14% as of December 31, 1998.



    The decline in Northern Bank's loan portfolio was partially offset by increases in federal funds sold and investment securities over the period from December 31, 1998 to November 30, 1999. As of December 31, 1998, Northern Bank had $4,783,000 in federal funds sold and available-for-sale investment securities. These balances increased 50.95% to $7,220,000 as of September, 1999 and increased by 132.53% to $11,122,000 as of November 30, 1999. The increased liquidity that this has provided Northern Bank was nearly entirely due to the loan portfolio decrease experienced during the same period.



    Northern Bank also has experienced some decreases in deposits, but at a lesser rate than in its loan portfolio. As of December 31, 1998, total deposits were $56,223,000. This compares to balances of $56,024,000 as of September 30, 1999 and $53,998,000 as of November 30, 1999 and represents declines of 0.35% for the nine-month period ended September 30, 1999 and 3.96% for the eleven months ended November 30, 1999. Northern Bank's experience in the decline of its loan portfolio and its customers' reactions to regulatory findings, have contributed to the decline in depository account balances.



    As of December 31, 1998, shareholders' equity was $4,735,000 but declined to $4,048,000 as of November 30, 1999. The decline from December 31, 1998 through November 30, 1999 was the result of Northern Bank incurring net losses of $657,000 and its experiencing a market decline in its investment portfolio of $30,000, net of taxes, for the eleven months then ended. As of November 30, 1999, Northern Bank's leverage ratio, which is total shareholders' equity divided by total assets, was 6.97%, which represents a decline from its December 31, 1998 ratio of 7.74%. This decline in shareholders' equity impacts Northern Bank's ability to grow its asset base and further limits the amount it may lend to a single borrower.



RESULTS OF OPERATIONS FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 1999:



    For the eleven months ended November 30, 1999, Northern Bank earned interest income of $5,573,000, which represented an annualized yield on total earning assets of 9.45% compared to 10.03% for the year ended December 31, 1998. Interest expense for the eleven months ended November 30, 1999 was $2,323,000, which represented annualized interest expense on total interest-bearing liabilities of 4.95% compared to 5.31% for the year ended December 31, 1998. These resulted in net interest income for the period ended November 30, 1999 of $3,250,000 and an annualized net interest margin of 4.50% compared to 4.73% for the year ended December 31, 1998.



    Northern Bank recorded $1,079,000 in its provision for loan losses for the eleven-month period ending November 30, 1999, which is $396,000 greater than the $683,000 recorded for the full year ended December 31, 1998. Nevertheless, the increase in the provision for loan losses reflects management's re-evaluation and close assessment of potential losses currently estimated in Northern Bank's loan portfolio. This increase also contributed to the decline in Northern Bank's net interest income after the provision for loan losses, which was $2,171,000 for the eleven months ended November 30, 1999 compared to $2,324,000 for the year ended December 31, 1998.



    On an annualized basis, noninterest income has been consistent in 1999 compared to the 1998 fiscal year. On the other hand, noninterest expenses have significantly increased through November 30, 1999 as compared to the year ended December 31, 1998. In 1998, noninterest expenses were $2,409,000 but increased to $2,982,000 for the eleven months ended November 30, 1999 or $573,000 and 23.79%. Management attributes the increase in noninterest expenses to several factors: increased salaries and benefits to enhance Northern Bank's lending and operational activities; costs associated with Year 2000 compliance; and, significant costs associated with the proposed Cowlitz Bank merger transaction. For the eleven months ended November 30, 1999, Northern Bank's noninterest expenses to total revenues were 52.06%, which compares to a ratio of 45.10% for the year ended December 31, 1998.



    These increases in the provision for loan losses and noninterest expenses together with a decline in net interest margin have been primarily responsible for Northern Bank incurring net losses of $657,000, or $.46 per common share, for the eleven months ended November 30, 1999. These losses compare to net income of $120,000, or $.09 per diluted common share that was reported for the year ended December 31, 1998.

            SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

    The following table sets forth certain selected historical financial data for Cowlitz Bancorp and Northern Bank and selected pro forma combined financial data. The pro forma amounts included in the table below give effect to the merger, accounted for as a purchase as if it had been completed on January 1, 1998 for income statement information and September 30, 1999 for balance sheet information.

    This information should be read in conjunction with and is qualified in its entirety by reference to the consolidated financial statements and related notes for Cowlitz Bancorp contained in Appendix A, the consolidated financial statements and related notes of Northern Bank contained in Appendix B, and the pro forma combined financial statements and accompanying discussion and notes set forth under "Pro Forma Combined Financial Information." The pro forma amounts in the table below are presented for informational purposes and are not necessarily indicative of the financial position or the results of operations of the combined company that actually would have occurred had the merger been completed as of the dates or for the periods presented. The pro forma amounts are also not necessarily indicative of the future financial position or future results of operations of the combined company. See "Management and Operations of Cowlitz Bancorp Following the Merger--Operations After the Merger."


                                       HISTORICAL                          HISTORICAL
                                  ---------------------               ---------------------
                                    NINE MONTHS ENDED                      YEAR ENDED
                                   SEPTEMBER 30, 1999                   DECEMBER 31, 1998
                                  ---------------------   PRO FORMA   ---------------------   PRO FORMA
                                   COWLITZ    NORTHERN    COMBINED     COWLITZ    NORTHERN    COMBINED
                                  ---------   ---------   ---------   ---------   ---------   ---------
Interest income.................  $  12,446   $   4,692   $  17,138   $  16,366   $   5,158   $  21,524
Interest expense................      4,190       1,949       6,139       6,501       2,152       8,653
                                  ---------   ---------   ---------   ---------   ---------   ---------
Net interest income.............      8,256       2,743      10,999       9,865       3,006      12,871
Provision for loan losses.......      1,065         779       1,844         509         683       1,192
Noninterest income..............      1,200         100       1,300         978         184       1,162
Noninterest expense.............      7,499       2,260       9,921       6,927       2,409       9,552
                                  ---------   ---------   ---------   ---------   ---------   ---------
Income (loss) before income
  taxes, extraordinary items,
  cumulative effect of
  accounting changes, and
  minority interest.............        892        (196)        534       3,407          98       3,289
Income taxes (Benefit)..........        341          --         266       1,181         (22)      1,159
                                  ---------   ---------   ---------   ---------   ---------   ---------
Net income (loss)...............  $     551   $    (196)  $     268   $   2,226   $     120   $   2,130
                                  =========   =========   =========   =========   =========   =========
Basic earnings (loss) per
  share.........................  $    0.14   $   (0.16)  $     .04   $    0.60   $    0.10   $    0.46
Diluted earnings (loss) per
  share.........................  $    0.13   $   (0.16)  $     .04   $    0.57   $    0.09   $    0.44
Average number of shares used to
  calculate earnings (loss) per
  share:
  Basic.........................  4,046,872   1,225,597   4,960,047   3,715,901   1,194,517   4,629,076
  Diluted.......................  4,104,249   1,225,597   5,017,424   3,894,095   1,325,517   4,808,036


                                                              SEPTEMBER 30, 1999
                                                              -------------------   PRO FORMA
                                                              COWLITZ    NORTHERN   COMBINED
                                                              --------   --------   ---------
Assets......................................................  $182,746   $60,987    $245,047
Investment securities.......................................  $ 13,026   $ 4,720    $ 17,746
Loans, net..................................................  $138,539   $49,012    $187,551
Deposits....................................................  $122,860   $56,024    $178,884
Borrowings..................................................  $ 26,927   $    --    $ 26,927
Shareholders' equity........................................  $ 31,839   $ 4,509    $ 37,279

                 SELECTED UNAUDITED COMPARATIVE PER SHARE DATA

    The following table shows certain per share data of Cowlitz Bancorp common stock and Northern Bank common stock on an historical basis and a pro forma and pro forma equivalent basis reflecting the merger. This information is only a summary and you should read it in conjunction with the financial information appearing elsewhere in this joint proxy statement. The per share pro forma data in the following table are presented for comparative purposes only and are not necessarily indicative of the combined financial position or results of operations in the future or what the combined financial position or results of operations would have been had the merger been completed during the period or as of the date for which this pro forma table is presented.


                                                  AT OR FOR THE NINE MONTHS ENDED   AT OR FOR THE YEAR ENDED
                                                        SEPTEMBER 30, 1999             DECEMBER 31, 1998
                                                  -------------------------------   ------------------------
COWLITZ BANCORP COMMON STOCK
  Book value per share
    Historical..................................               $ 7.79                        $7.73
    Pro forma...................................               $ 7.45                        $7.50
  Cash dividends per share
    Historical..................................               $ 0.05                        $0.06
    Pro forma...................................               $ 0.05                        $0.06
  Net income per basic share
    Historical..................................               $ 0.14                        $0.60
    Pro forma...................................               $ 0.04                        $0.46
  Net income per diluted share
    Historical..................................               $ 0.13                        $0.57
    Pro forma...................................               $ 0.04                        $0.44

NORTHERN BANK COMMON STOCK
  Book value per share
    Historical..................................               $ 3.68                        $3.86
    Pro forma equivalent(1).....................               $ 4.81                        $4.85
  Cash dividends per share
    Historical..................................                   --                           --
    Pro forma equivalent(1).....................               $ 0.03                        $0.04
  Net income (loss) per basic share
    Historical..................................               $(0.16)                       $0.10
    Pro forma equivalent(1).....................               $ 0.03                        $0.30
  Net income (loss) per diluted share
    Historical..................................               $(0.16)                       $0.09
    Pro forma equivalent(1).....................               $ 0.03                        $0.28


--------------------------


(1) The Northern Bank pro forma equivalent per share amounts are calculated by multiplying the Cowlitz Bancorp pro forma per share amounts by an assumed exchange ratio of 0.646046 at November 30, 1999. The merger agreement provides that the exchange ratio will be determined using a formula based on Northern Bank's shareholders' equity at closing. See "The Merger--Reductions to Stock Consideration Based on Northern Bank's Shareholders' Equity and Loan Portfolio." At November 30, 1999, Northern Bank's shareholders' equity (as adjusted for estimated closing expenses of $158,000) was $3,889,967. The calculation of the exchange ratio is as follows:



                                                        4,718,841 - 3,889,967
                                                        --------------------
        Equity Adjustment Amount = 1.75 X                     1,225,597            = 1.18

        Stock Consideration = $5.42 - 1.18 = $4.24



                          4.24
        Exchange Ratio =  ----   = 0.646046
                          6.563

               COMPARATIVE MARKET PRICES AND DIVIDEND INFORMATION

    The table below sets forth, for the periods indicated, historical high and low closing sales price information for Cowlitz Bancorp common stock and Northern Bank common stock. Cowlitz Bancorp common stock commenced trading on The Nasdaq National Market on March 12, 1998 under the symbol "CWLZ." Northern Bank common stock trades on The Nasdaq Small Cap Market under the symbol "NBOC."


                                                                COWLITZ BANCORP        NORTHERN BANK
                                                                 COMMON STOCK          COMMON STOCK
                                                              -------------------   -------------------
                                                                HIGH       LOW        HIGH       LOW
                                                              --------   --------   --------   --------
1997
First Quarter...............................................                        $ 6.50     $5.25
Second Quarter..............................................                          6.50      5.63
Third Quarter...............................................                          8.25      5.81
Fourth Quarter..............................................                         11.75      7.63
1998
First Quarter...............................................  $13.19      $12.00    $10.88     $8.75
Second Quarter..............................................   14.13       11.88      9.88      7.75
Third Quarter...............................................   12.13        7.75      9.63      8.00
Fourth Quarter..............................................    9.00        7.25      8.88      6.94
1999
First Quarter...............................................  $ 8.00      $ 6.44    $ 8.00     $5.75
Second Quarter..............................................    7.13        6.00      7.50      6.00
Third Quarter...............................................    7.00        5.13      6.38      4.00
Fourth Quarter..............................................    6.50        4.88      4.63      3.81


RECENT CLOSING PRICES


    The following table sets forth the closing sale price per share of Cowlitz Bancorp common stock and Northern Bank common stock, and the equivalent per share price for the Northern Bank common stock (which is the closing sale price of Cowlitz Bancorp common stock multiplied by an assumed exchange ratio of
0.646046 shares of Cowlitz Bancorp common stock based on Northern Bank's shareholders' equity as of November 30, 1999 (as adjusted for estimated closing expenses of $158,000) shown with and without the $1.63 per share cash portion of the merger consideration) as of September 13, 1999 (the last full trading day before the public announcement of the merger) and January 7, 2000 (the last full trading day for which it was practicable to obtain such information prior to the mailing of this joint proxy statement):



                                                                                                EQUIVALENT
                                                                                              PRICE PER SHARE
                                                                                       -----------------------------
                                                   COWLITZ BANCORP    NORTHERN BANK    WITHOUT CASH      WITH CASH
                                                    COMMON STOCK      COMMON STOCK     CONSIDERATION   CONSIDERATION
                                                   ---------------   ---------------   -------------   -------------
September 13, 1999...............................       $5.25            $ 4.63            $3.39           $5.02
January 7, 2000..................................       $4.94            $ 3.75            $3.19           $4.82

    You are urged to obtain current market quotations for Cowlitz Bancorp common stock and Northern Bank common stock. Because the number of shares of Cowlitz Bancorp common stock to be exchanged for each share of Northern Bank common stock is based on a fixed value for Cowlitz Bancorp common stock of $6.563, any decrease in the market price of Cowlitz Bancorp common stock before the effective date of the merger will reduce the market value of the stock consideration to be received by Northern Bank shareholders in the merger. Conversely, an increase above that price will increase the market value of the stock consideration.

DIVIDEND INFORMATION

    The following sets forth dividends paid by Cowlitz Bancorp on a per share basis:

                                                             YEAR ENDED DECEMBER 31
                                                         ------------------------------
                                                           1999       1998       1997
                                                         --------   --------   --------
First Quarter..........................................   $.015      $.013      $.010
Second Quarter.........................................    .018       .015       .013
Third Quarter..........................................    .018       .015       .013
Fourth Quarter.........................................      --       .015       .013

    Cowlitz Bancorp's board of directors' dividend policy is to review Cowlitz Bancorp's financial performance, capital adequacy, regulatory compliance and cash resources, and if such review is favorable, to declare and pay a cash dividend to shareholders quarterly. Although Cowlitz Bancorp anticipates paying a regular quarterly cash dividend, future dividends are subject to these limitations and to the discretion of Cowlitz Bancorp's board of directors, and may be reduced or eliminated. Cowlitz Bancorp's ability to pay cash dividends to its shareholders is dependent on earnings generated by Cowlitz Bank and Cowlitz Bancorp's other subsidiaries. Washington and federal banking laws and regulations place restrictions on the payment of dividends by a bank to its shareholders.

    Under Oregon law and its governing documents, Northern Bank's board of directors has the authority to declare cash dividends out of surplus earnings. However, Northern Bank's board of directors has never declared a cash dividend and currently is prohibited from doing so by the cease and desist orders issued by the FDIC and the Oregon Department of Consumer and Business Services, as described in "Risk Factors-Northern Bank is operating under regulatory orders" below. On March 31, 1998 Northern Bank declared a 15% stock dividend in the form of a 11 1/2-for-10 stock split payable on April 20, 1998 to shareholders of record on March 31, 1998.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT BEFORE VOTING TO APPROVE THE MERGER OR THE SHARE ISSUANCE NECESSARY TO COMPLETE THE MERGER. APPROVAL OF THE MERGER BY NORTHERN BANK SHAREHOLDERS REPRESENTS AN INVESTMENT IN COWLITZ BANCORP'S COMMON STOCK, AND THAT INVESTMENT INVOLVES A HIGH DEGREE OF RISK. IN ADDITION, THE MERGER POSES A NUMBER OF RISKS TO COWLITZ BANCORP SHAREHOLDERS WHICH ARE ALSO DESCRIBED BELOW. ANY OF THE FOLLOWING FACTORS MAY SERIOUSLY HARM BUSINESS AND RESULTS OF OPERATIONS OF COWLITZ BANCORP AFTER THE MERGER OR BE DETRIMENTAL TO THE VALUE OF COWLITZ BANCORP COMMON STOCK AND THE CONSIDERATION NORTHERN BANK SHAREHOLDERS RECEIVE IN THE MERGER. MOREOVER, IN DETERMINING WHETHER TO APPROVE THE MERGER, NORTHERN BANK SHAREHOLDERS SHOULD CONSIDER A NUMBER OF FACTORS RELATED TO NORTHERN BANK'S CURRENT FINANCIAL AND OPERATING CONDITION THAT MIGHT IMPACT NORTHERN BANK IF THE MERGER DOES NOT OCCUR.

COWLITZ BANCORP HAS RECENTLY EXPANDED ITS BUSINESS AND ITS RESULTS OF OPERATIONS
  MAY BE ADVERSELY AFFECTED.

    Cowlitz Bancorp has recently acquired two mortgage companies and an escrow company and has established a DE NOVO bank branch in the greater Seattle, Washington area. If the merger is completed, Cowlitz Bancorp will acquire nine Northern Bank branches in the greater Portland area. Cowlitz Bancorp has not operated in Portland or Seattle before, and there is substantially more competition in those areas than in Cowlitz Bancorp's present service area. Cowlitz Bancorp does not know if the financial services Cowlitz Bancorp offers will be profitable in the face of that competition. In addition, Cowlitz Bancorp has added new management personnel in connection with these acquisitions and will need to hire additional management personnel in the future. Cowlitz Bancorp cannot assure you that it will be able to hire qualified additional personnel or that its new management personnel will perform satisfactorily.

    Cowlitz Bancorp's results of operations will be adversely affected in the short term by the costs of these acquisitions and the start-up costs of the new branches. Cowlitz Bancorp must amortize over future periods intangible assets created in these acquisitions, and that amortization will adversely affect Cowlitz Bancorp's future financial performance. Cowlitz Bancorp cannot assure you that any of these businesses will be profitable or will provide a reasonable return on Cowlitz Bancorp's investment in them. If these businesses are not profitable or do not provide a reasonable return, Cowlitz Bancorp's long-term profitability could be adversely affected.

THE ACQUISITION OF NORTHERN BANK MAY ADVERSELY AFFECT THE CREDIT QUALITY OF
  COWLITZ BANCORP'S LOAN PORTFOLIO AND MAY REQUIRE COWLITZ BANCORP TO INCREASE ITS ALLOWANCE FOR LOAN LOSSES.

    Northern Bank is presently subject to cease and desist orders from the Federal Deposit Insurance Corporation and the Oregon Department of Consumer and Business Services that cited, among other problems, operating with a large volume of poor quality loans, operating with an inadequate allowance for loan and lease losses and following inadequate lending and lax collection practices. As a result of these problems, the level of loan losses that Northern Bank's loan portfolio will incur is uncertain. Cowlitz Bancorp and Northern Bank have negotiated the terms of the merger agreement to minimize exposure to Cowlitz Bancorp by providing for a purchase price adjustment and an escrow arrangement described in "The Merger--Payments of Cash; Escrow Arrangements" below. However, Northern Bank and Cowlitz Bancorp cannot assure you that the level of loan loss reserves established by Northern Bank or the loss indemnification provided through the escrow arrangement will be sufficient to protect Cowlitz Bancorp against possible losses in the Northern Bank loan portfolio. If actual loan losses are greater than Northern Bank's loan loss reserves, Cowlitz Bancorp will be entitled in most cases to reimbursement from the escrow account. However, to the extent actual loan losses exceed both loan loss reserves and the escrowed funds, Cowlitz Bancorp's operations will be affected adversely and those effects may be material.

THE MERGER MAY BE TAXABLE TO NORTHERN BANK SHAREHOLDERS AND TO NORTHERN BANK.

    The actual purchase price for purposes of determining the merger consideration will not be known prior to the Northern Bank shareholders' meeting. Accordingly, we do not know as of the date of this joint proxy statement the exact percentage of the merger consideration that will consist of Cowlitz Bancorp stock. If a "substantial part" of the value of the aggregate consideration paid to Northern Bank shareholders in the merger does not consist of Cowlitz Bancorp stock, the merger may be fully taxable to Northern Bank and to the Northern Bank shareholders. The exact proportion of the consideration required to be paid in stock is unclear. For advance ruling purposes, the Internal Revenue Service takes the position that the continuity of interest requirement will be satisfied if at least 50% of the value of all of the consideration payable in the merger consists of stock of the issuing corporation. If the merger is taxable, a Northern Bank shareholder will recognize gain or loss on the merger in an amount equal to the difference between the total value of the merger consideration received by a shareholder and the shareholder's basis in the Northern Bank stock exchanged in the merger. In addition, Northern Bank will be treated as selling all of its assets to Cowlitz Bank in a taxable sale and will recognize gain or loss with all taxes due on any gain as a result of the merger to be paid by Cowlitz Bancorp. A taxable transaction could have an adverse affect on Cowlitz Bancorp's results of operations and shareholder's equity in 2000. In deciding whether to vote in favor of the merger, NORTHERN BANK SHAREHOLDERS SHOULD CONSIDER BOTH THE POSSIBILITY THAT THE TRANSACTION WILL BE FULLY TAXABLE TO THEM AND THE CONTRARY POSSIBILITY THAT REORGANIZATION TREATMENT WILL ADVERSELY AFFECT THE DEDUCTIBILITY OF ANY LOSSES THEY MAY HAVE. See "Federal Income Tax Consequences of the Merger" for a discussion of the tax effects of the merger to Northern Bank shareholders.

THE FINAL MERGER CONSIDERATION TO NORTHERN BANK SHAREHOLDERS WILL NOT BE
  DETERMINED BEFORE THE NORTHERN BANK SHAREHOLDERS' MEETING.


    The initial exchange value of Northern Bank stock in the merger agreement was set at $7.05 per share, which was based on Northern Bank's shareholders' equity at June 30, 1999, as calculated before Northern Bank restated its second quarter earnings in September 1999. The amount of the stock merger consideration will be reduced in accordance with a formula set forth in the merger agreement if Northern Bank's shareholders' equity immediately prior to closing is less than $4,718,841. As of November 30, 1999, Northern Bank's shareholders' equity (as adjusted for estimated closing expenses of $158,000) was $3,889,967. If the closing of the merger had occurred on that date, the total merger consideration would be up to $5.28 per share and the stock portion of that merger consideration would be $3.65 per share, based on the market price of Cowlitz Bancorp's common stock on that date. Northern Bank's shareholders' equity, and, consequently the relative value of Northern Bank stock, may be reduced based on, among other things, any operating losses Northern Bank experiences after November 30, 1999, including any additional provision for loan losses required to be made under the merger agreement based on a review of Northern Bank's loan portfolio that will be conducted prior to the effective date of the merger. The loan review will be performed by a third party examiner, followed by a dispute resolution process if Northern Bank disagrees with the examiner's analysis. If it is determined that Northern Bank requires additional loan loss reserves in excess of those established at November 30, 1999, then Northern Bank's shareholders' equity will be reduced. Accordingly, at the time Northern Bank shareholders vote to accept or reject the merger agreement, they will not know the exact value that will be placed on their shares for purposes of the merger. In addition to the shareholders' equity adjustment, the total merger consideration for each Northern Bank share will also be reduced if the number of outstanding Northern Bank shares increases prior to the effective date of the merger. See "The Merger--The Merger Consideration."


WHETHER NORTHERN BANK SHAREHOLDERS ULTIMATELY RECEIVE ANY OF THE CASH
  CONSIDERATION IN THE MERGER WILL DEPEND ON THE PERFORMANCE OF THE NORTHERN BANK LOAN PORTFOLIO FOLLOWING THE MERGER.


    All of the cash consideration payable to Northern Bank shareholders will be placed in escrow to indemnify Cowlitz Bancorp for losses Cowlitz Bank suffers during the two years after closing from certain Northern Bank loans that will be identified before closing. The parties expect closing to occur late in the first quarter of 2000. Cowlitz Bancorp will be reimbursed from the escrow to the extent that losses on these loans exceed thresholds established in the merger agreement, up to the aggregate amount held in the escrow. Any amounts remaining in the escrow on the second anniversary of the closing date, net of expenses that exceed accumulated interest on the escrowed funds, will be distributed to the former Northern Bank shareholders. We expect expenses to arise primarily from the escrow agent's charges and expenses for administrative matters such as correspondence and tax reporting. These expenses are expected to be nominal, and the parties believe interest will be sufficient to cover them. The escrowed funds also may be used to offset losses in excess of reserves on those identified loans where, in Cowlitz Bancorp's good faith estimate, further losses are reasonably expected to occur following the release of escrow. Northern Bank shareholders may not receive any of the cash consideration if the loan losses exceed the loan loss reserve plus the escrowed reserve. Installment sale reporting will not be available to defer the recognition of gain with respect to the cash consideration paid to Northern Bank shareholders in connection with the merger. As a result, the cash consideration placed into the escrow account will be treated as received pro rata by the Northern Bank shareholders at the time of the merger, and taken into account in determining the amount of gain if any, (or the amount of loss in the case of a fully taxable transaction) that will be recognized by a Northern Bank shareholder for the shareholder's taxable year in which the merger takes place. This will be the case even though the Northern Bank shareholders will not receive any cash unless and until it is paid out of escrow, even though they ultimately may receive less than all, or even none of the cash consideration. See "Federal Income Tax Consequences of the Merger--Escrowed Cash."


THE VALUE OF COWLITZ BANCORP COMMON STOCK MAY BE LESS THAN ITS PRICE FOR
  PURPOSES OF THE MERGER.


    For purposes of determining the exchange ratio under the merger agreement, Cowlitz Bancorp stock is valued at $6.563 per share in the merger agreement, which was its closing price on June 30, 1999. The value of the merger consideration to Northern Bank shareholders will therefore decrease if the price of Cowlitz Bancorp stock at the effective date of the merger is less than $6.563 per share. As of January 7, 2000, the closing price of Cowlitz Bancorp common stock was $4.938 per share.


NORTHERN BANK IS OPERATING UNDER REGULATORY ORDERS.

    Northern Bank is currently operating under orders from the Oregon Department of Consumer and Business Services and the Federal Deposit Insurance Corporation, both issued on July 19, 1999. These orders require Northern Bank to take a number of actions to address specific "unsafe and unsound" practices that allegedly had occurred prior to that date. The orders, identified as "Cease and Desist Orders," require Northern Bank, among other things, to improve its management, improve the quality of its loan portfolio, adopt more specific loan administration and collection procedures, and increase its capital reserves. The merger is Northern Bank's principal method of complying with the orders and, if the merger does not occur, Northern Bank will be required to adopt other measures to meet the requirements of the orders. These other measures will require Northern Bank to raise additional capital and hire experienced management personnel. Northern Bank's management believes the costs of acquiring additional capital would be prohibitive and can give no assurance capital would be available on acceptable terms. Moreover, experienced bank managers are in high demand and, as a result, the necessary personnel may not be available, or Northern Bank may not be able to compensate them adequately to hire and retain them. Finally, whether or not Northern Bank raises additional capital and retains the necessary management personnel, many of the requirements set forth in the orders would place heavy demands on management and the targets set in the orders may be difficult to meet without the merger. If Northern Bank ultimately fails to comply with the cease and desist orders, banking regulators may take a number of actions that could be materially adverse to the financial interests of Northern Bank shareholders, including taking control of the bank, appointing a receiver, or forcing a sale of the bank or its assets. Any of these actions could affect the value of Northern Bank's stock materially and adversely.

                              THE SPECIAL MEETINGS

GENERAL


    This joint proxy statement is being furnished to Cowlitz Bancorp shareholders in connection with the solicitation of proxies by the Cowlitz Bancorp board of directors for use at the special meeting to be held at 7:00 p.m., local time on Thursday, February 17, 2000 at the Red Lion Hotel, 510 Kelso Drive, Kelso, Washington, and at any adjournments or postponements of that meeting. This joint proxy statement is also being furnished to Northern Bank shareholders in connection with the solicitation of proxies by the Northern Bank board of directors for use at the special meeting to be held at 9:00 a.m., local time on Thursday, February 17, 2000 at the University Club, 1225 SW 6th Avenue, Portland, Oregon 97204, and at any adjournments or postponements of that meeting.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETINGS

    COWLITZ BANCORP. The purpose of the Cowlitz Bancorp special meeting is to consider and vote upon a proposal to approve the issuance of up to 1,243,615 shares of Cowlitz Bancorp common stock in connection with a proposed merger of Northern Bank into Cowlitz Bancorp's wholly-owned subsidiary, Cowlitz Bank.

    NORTHERN BANK. The purpose of the Northern Bank special meeting is to consider and vote on a proposal to approve the merger agreement dated
September 14, 1999, by and among Cowlitz Bancorp, Cowlitz Bancorp's wholly-owned subsidiary, Cowlitz Bank, and Northern Bank, which provides for the merger of Northern Bank into Cowlitz Bank.

RECORD DATE AND VOTING


    COWLITZ BANCORP.  The Cowlitz Bancorp board of directors has fixed
December 28, 1999 as the record date for determining Cowlitz Bancorp shareholders entitled to notice of and to vote at the Cowlitz Bancorp special meeting. At the close of business on the record date, there were approximately 4,022,052 shares of Cowlitz Bancorp common stock outstanding, held by approximately 326 holders of record. Each share of Cowlitz Bancorp common stock is entitled to one vote. Only shareholders of record at the close of business on the Cowlitz Bancorp record date will be entitled to notice of and to vote at the Cowlitz Bancorp special meeting.



    NORTHERN BANK. The Northern Bank board of directors has fixed December 28, 1999 as the record date for determining the Northern Bank shareholders entitled to notice of and to vote at the Northern Bank special meeting. At the close of business on the record date, there were approximately 1,225,597 shares of Northern Bank common stock outstanding, held by approximately 500 holders of record. Each share of Northern Bank common stock is entitled to one vote. Only Northern Bank shareholders of record at the close of business on the Northern Bank record date will be entitled to vote at the Northern Bank special meeting.


PROXIES AND VOTING INSTRUCTIONS

    COWLITZ BANCORP. All shares of Cowlitz Bancorp common stock represented by proxies that are properly completed, dated and executed will be voted at the Cowlitz Bancorp special meeting in the specified manner. If no specification is made in a proxy, the shares of Cowlitz Bancorp common stock represented by that proxy will be voted "FOR" approval of the issuance of common stock in the merger. Brokers who hold shares in nominee or "street" name for customers who are the beneficial owner may not give a proxy to vote these shares without specific instructions from their customers. However, since only the vote of a majority of the shares voting at the special meeting, provided a quorum is present, is required to approve the issuance of shares necessary to complete the merger, these broker non-votes will be disregarded and will have no effect on the outcome of the vote on the share issuance.

    As of the date of this joint proxy statement, the Cowlitz Bancorp board of directors is not aware of any business to be acted upon at the Cowlitz Bancorp special meeting other than approval of the share issuance. If, however, any other matters properly come before the Cowlitz Bancorp special meeting, the proxy also confers discretionary authority on the persons named as proxies to vote upon these matters. Cowlitz Bancorp shareholders may revoke their proxies at any time before they are exercised by:

    - delivering written notice of revocation to the corporate secretary of Cowlitz Bancorp;

    - completing and submitting a later-dated proxy card; or

    - attending the special meeting and voting in person.

    Written revocation notices and other communications about proxies should be addressed to Cowlitz Bancorporation, 927 Commerce Avenue, Longview, Washington 98632, Attention: Corporate Secretary.

    NORTHERN BANK. All shares of Northern Bank common stock represented by proxies that are properly completed, dated and executed will be voted at the Northern Bank special meeting in the specified manner. If no specification is made in a proxy, the shares of Northern Bank common stock represented by that proxy will be voted "FOR" approval of the merger agreement. Brokers who hold shares in nominee or "street" name for customers who are the beneficial owners of those shares may not give a proxy to vote these shares without specific instructions from their customers. Therefore, the failure of beneficial owners of shares held in "street name" to give voting instructions to their broker will result in a broker non-vote. Since approval of the merger agreement requires the approval of two-thirds of the outstanding shares of Northern Bank stock, all abstentions and broker non-votes will have the same effect as a "NO" vote on the merger agreement.

    As of the date of this proxy statement, the Northern Bank board of directors is not aware of any business to be acted upon at the Northern Bank special meeting other than the merger agreement. If, however, any other matters properly come before the Northern Bank special meeting, the proxy also confers discretionary authority on the persons named as proxies to vote upon those matters. Northern Bank shareholders may revoke their proxies at any time before they are exercised by:

    - delivering written notice of revocation to the corporate secretary of Northern Bank;

    - completing and submitting a later-dated proxy card; or

    - attending the special meeting and voting in person.

    Written revocation notices and other communications about proxies should be addressed to Northern Bank of Commerce, 1001 Southwest Fifth Avenue, Suite 250, Portland, Oregon 97204, Attention: Corporate Secretary.

QUORUM; VOTES REQUIRED

    COWLITZ BANCORP. The presence, in person or represented by proxy, of the holders of a majority of the outstanding Cowlitz Bancorp shares will constitute a quorum at the Cowlitz Bancorp special meeting. Shares of Cowlitz Bancorp common stock that are present in person or represented by proxy will be counted for purposes of determining whether a quorum exists regardless of whether the holder of any of these shares fails to or abstains from voting on the share issuance or whether a broker holding any of these shares in "street" name has not been given specific instructions for voting those shares.

    Under Nasdaq rules, assuming a quorum is present, the approval of the issuance of common stock in the merger will require the affirmative vote of the holders of a majority of the shares of Cowlitz Bancorp common stock voting at the meeting. As described in "The Merger--Conditions to Completion of the Merger," shareholder approval is a condition to completion of the merger.

    As of the Cowlitz Bancorp record date, directors and executive officers of Cowlitz Bancorp and their affiliates beneficially owned and were entitled to vote 1,106,140 shares of Cowlitz Bancorp common stock, which represented approximately 27.5% of the shares of Cowlitz Bancorp common stock. Each Cowlitz Bancorp director and executive officer has indicated that he or she intends to vote his or her shares of Cowlitz Bancorp common stock "FOR" approval of the share issuance.


    NORTHERN BANK. The presence, in person or represented by proxy, of the holders of a majority of the outstanding Northern Bank shares will constitute a quorum at the Northern Bank special meeting. Shares of Northern Bank common stock that are present in person or represented by proxy will be counted for purposes of determining whether a quorum exists regardless of whether the holder of any of these shares fails to or abstains from voting on the merger agreement or whether a broker holding any of these shares in "street" name has been given instructions for voting those shares.

    Under Oregon law and under Northern Bank's Bylaws, approval of the merger agreement requires the affirmative vote of the holders of two-thirds of the shares of Northern Bank common stock entitled to vote at the Northern Bank special meeting. BECAUSE APPROVAL OF THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF TWO-THIRDS OF THE OUTSTANDING NORTHERN BANK SHARES ENTITLED TO VOTE AT THE SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER AGREEMENT.


    As of the Northern Bank record date, directors and executive officers of Northern Bank and their affiliates beneficially owned and were entitled to vote 17,495 shares of Northern Bank common stock, which represented 1.03% of the shares of Northern Bank common stock entitled to vote at the special meeting. Each Northern Bank director and executive officer has indicated that he or she intends to vote his or her shares of Northern Bank common stock "FOR" approval of the merger agreement.


SOLICITATION OF PROXIES

    Each of Cowlitz Bancorp and Northern Bank will bear the cost of soliciting proxies from its own shareholders, and each will bear a portion of the printing costs for this joint proxy statement attributable to its communications with its own shareholders. In addition to solicitation by mail, the directors, officers and employees of Cowlitz Bancorp and Northern Bank and their affiliates may, without being additionally compensated, solicit proxies from their shareholders by telephone, telegram, facsimile or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock for which those entities are holders of record, and Cowlitz Bancorp and Northern Bank will reimburse these entities for their resulting out-of-pocket expenses.

    Cowlitz has retained ChaseMellon Shareholder Services to assist it in communicating with its shareholders with respect to, and to provide other services to Cowlitz in connection with, the Cowlitz special meeting. ChaseMellon Shareholder Services will receive up to $5,000 for its services and reimbursement of out-of-pocket expenses in connection with these services. Cowlitz has agreed to indemnify ChaseMellon Shareholder Services against liabilities arising out of or in connection with its engagement.

    Northern Bank has retained W.F. Doring & Company to assist it in communicating with its shareholders with respect to, and to provide other services to Northern Bank in connection with, the Northern Bank special meeting. Doring will receive up to $5,000, for its services and reimbursement of out-of-pocket expenses in connection with these services. Northern Bank has agreed to indemnify Doring against specified liabilities arising out of or in connection with its engagement.

    SHAREHOLDERS ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHAREHOLDERS WHOSE SHARES ARE HELD THROUGH A BROKER ARE REQUESTED TO FOLLOW THE INSTRUCTIONS FORWARDED TO THEM BY THEIR BROKER.

    NORTHERN BANK SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS COMPLETED, NORTHERN BANK SHAREHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING THE PROPER PROCEDURES TO EXCHANGE THEIR STOCK CERTIFICATES. SEE "THE MERGER--THE MERGER CONSIDERATION--CONVERSION OF NORTHERN BANK COMMON STOCK."

                                   THE MERGER

    THIS SECTION DESCRIBES MATERIAL ASPECTS OF THE PROPOSED MERGER INCLUDING THE MERGER AGREEMENT. WHILE WE BELIEVE THAT THE DESCRIPTION IN THIS SECTION COVERS THE MATERIAL TERMS OF THE MERGER AND THE RELATED TRANSACTIONS, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD READ THE MERGER AGREEMENT INCLUDED AS APPENDIX C TO THIS JOINT PROXY STATEMENT AND OTHER DOCUMENTS WE REFER TO CAREFULLY FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER.

GENERAL

    The boards of directors of Cowlitz Bancorp, Cowlitz Bank and Northern Bank have approved a merger agreement which provides for the merger of Northern Bank into Cowlitz Bank. At the effective date of the merger, the separate corporate existence of Northern Bank will terminate and the surviving corporation of the merger will be Cowlitz Bank. Although Northern Bank will not be a separate corporation, Cowlitz Bank intends to operate Northern Bank as a separate division following the merger.

THE MERGER CONSIDERATION


    CONVERSION OF NORTHERN BANK COMMON STOCK. At the effective date of the merger, each share of Northern Bank common stock, other than shares held in Northern Bank's treasury, shares held directly or indirectly by Cowlitz Bancorp or any of its subsidiaries (other than shares held in a fiduciary capacity or in respect of a previous debt) and shares as to which Northern Bank shareholders have perfected appraisal rights (see "--Appraisal Rights" below) will automatically convert into the right to receive merger consideration, which will consist of the following components:



    - A number of shares of Cowlitz Bancorp common stock that will be determined on the effective date of the merger using a formula that takes into account Northern Bank's shareholders' equity as of the effective date of the merger and an exchange ratio based on a $6.563 value for Cowlitz Bancorp common stock. Under this formula, if the merger had been concluded as of November 30, 1999 the exchange value of the stock consideration would have been $4.24 per share and the exchange ratio would have been
      0.646046 Cowlitz shares per Northern Bank share; and



    - $1.63 in cash. However, as more fully described below, this amount will be deposited at closing on the Northern Bank shareholders' behalf into an escrow account to indemnify Cowlitz Bancorp for losses Cowlitz Bancorp incurs in the two year period following the merger as a result of identified Northern Bank loans, to the extent these losses exceed the thresholds established in the merger agreement. The escrowed funds also may be used to offset losses in excess of reserves on those identified loans where, in Cowlitz Bancorp's good faith estimate, further losses are reasonably expected to occur following the release of escrow. The escrow procedure was established to minimize the potential loss to Cowlitz Bancorp from Northern Bank loans that were, as of the date the merger agreement was executed, not sufficiently seasoned to provide reasonable assurance that established reserves were sufficient. The cash remaining after this indemnification, net of expenses, will be paid to Northern Bank shareholders of record on the effective date of the merger 24 months after the effective date of the merger. It is not necessary to retain shares received as stock consideration in order to receive the cash consideration after close of escrow. However, there can be no assurance that sufficient cash will remain to make such a disbursement. See "--Payment of Cash; Escrow Arrangements" below.



    REDUCTIONS TO THE STOCK CONSIDERATION BASED ON NORTHERN BANK'S SHAREHOLDERS' EQUITY AND LOAN PORTFOLIO. The merger consideration is based on Northern Bank's shareholders' equity on June 30, 1999, as calculated before Northern Bank restated its financial condition as of that date, and subject to adjustment for decreases in shareholders' equity prior to closing. If Northern Bank's shareholder's equity immediately prior to closing is equal to or greater than $4,718,841, the portion of the merger consideration payable in Cowlitz Bancorp stock will be $5.42 per share or 0.825842 shares of Cowlitz Bancorp common stock per share. If Northern Bank's shareholders' equity immediately prior to closing is less than $4,718,841, the portion of the merger consideration payable in Cowlitz Bancorp stock will be determined by the following formula:



                                                                           Northern Bank
                                                                       closing shareholders'
                                                $4,718,841      -             equity
                                                --------------------------------------------
1.           Equity Adjustment Amount = 1.75 X                   1,225,597

2.   $5.42 - Equity Adjustment Amount = Stock Consideration



     Stock Consideration                                                                No. of Cowlitz
      -----------------    =   Final Exchange Ratio      X       No. of Northern    =   Bancorp Shares
3.         $6.563                                               Bank Shares Owned          Received



For purposes of the above formula, Northern Bank's closing shareholders' equity will be its shareholders' equity on the effective date of the merger determined in accordance with generally accepted accounting principles less any reduction in such equity to reflect additional losses or reserves as described below.



    As of November 30, 1999, Northern Bank's shareholders' equity (as adjusted for estimated closing expenses of $158,000) was $3,889,967. If the closing of the merger had occurred on such date, under the formula, the exchange value of Northern Bank stock would have been reduced to $4.24 and the exchange ratio would have been 0.646046 shares of Cowlitz Bancorp common stock for each Northern Bank share.



    Prior to the effective date of the merger, Cowlitz Bancorp and Cowlitz Bank will engage an independent loan examiner to review Northern Bank's loan portfolio and to identify each loan that under standard commercial banking practices should be classified as Special Mention, Substandard, Doubtful or Loss (as defined below). This review may be followed by a dispute resolution process if Northern Bank disagrees with the examiner's analysis. To the extent permitted by United States generally accepted accounting principles, Northern Bank has agreed that it will provide a reserve for each loan identified by the examiner equal to at least (a) 5% of the principal amount of each loan classified as Special Mention; (b) 15% of the principal amount of each loan classified as Substandard; (c) 50% of the principal amount of each loan classified as Doubtful; and (d) 100% of the principal amount of each loan classified as Loss. Northern Bank also will provide a general reserve equal to at least 1 1/2% of the principal balance of all its outstanding loans. If Northern Bank is required to provide additional loan loss reserves to achieve the agreed-upon reserves as a result of the review process, Northern Bank's shareholders' equity will be reduced by the amount of these additional loan loss reserves.

    As used in the merger agreement and this joint proxy statement, the terms "Special Mention, "Substandard," "Doubtful," and "Loss" have the following meanings:

CLASSIFICATION                                                  DESCRIPTION
--------------                                                  -----------
Special Mention..............................  Marginally acceptable business credit; some potential weakness. Generally undesirable
                                               business constituting an undue and
                                               unwarranted credit risk but not to the point
                                               of justifying a Substandard classification.
                                               While the asset is currently protected, it is
                                               potentially weak. No loss of principal or
                                               interest is envisioned. Potential weaknesses
                                               might include a weakening financial
                                               condition, an unrealistic repayment program,
                                               inadequate sources of funds, or lack of
                                               adequate collateral, credit information, or
                                               documentation. Company is undistinguished and
                                               mediocre.

Substandard..................................  Unacceptable business credit, normal repayment in jeopardy. While no loss of
                                               principal or interest is envisioned, there is
                                               a positive and well-defined weakness which
                                               jeopardizes collection of debt. The asset is
                                               inadequately protected by the current sound
                                               net worth and paying capacity of the obligor
                                               or pledged collateral. There may already have
                                               been a partial loss of interest.

Doubtful.....................................  Full payment questionable. Serious problems exist to the point where a partial loss of
                                               principal is likely. Weaknesses are so
                                               pronounced that on the basis of current
                                               information, conditions and values,
                                               collection is highly improbable.

Loss.........................................  Expected total loss. An uncollectible asset or one of such little value it does not
                                               warrant classification as an active asset.
                                               Such an asset may, however, have recovery or
                                               salvage value, but not to the point where a
                                               write-off should be deferred, even though a
                                               partial recovery may occur in the future.

    ADJUSTMENTS TO THE MERGER CONSIDERATION BASED ON THE NUMBER OF OUTSTANDING NORTHERN BANK SHARES. Because the maximum amount of the total merger consideration is fixed, the merger consideration per share may be reduced further if the number of outstanding shares of Northern Bank common stock at the effective date of the merger is greater than 1,225,597. Northern Bank has agreed not to issue any additional shares prior to the effective date of the merger except pursuant to stock options outstanding as of the date of the merger agreement or issued in replacement of those options. Accordingly, any exercise of Northern Bank stock options after September 14, 1999 would dilute the per share amount of the merger consideration.

    TREASURY STOCK AND SHARES HELD BY COWLITZ BANCORP OR NORTHERN BANK. Each outstanding share of Northern Bank common stock held in Northern Bank's treasury or owned directly or indirectly by Cowlitz Bancorp or Northern Bank or their subsidiaries (other than shares held for others as a fiduciary or nominee and shares beneficially owned by third parties and held in respect of a previous debt) will be canceled at the effective date of the merger and will not affect the calculation of the merger consideration.

    NORTHERN BANK COMMON STOCK OPTIONS. Each option holder under Northern Bank's stock option plan will have the right to exercise their option to the extent vested, immediately prior to the effective date of the merger. Any outstanding Northern Bank options that are not exercised as of the effective date of the merger will be terminated without payment of any merger consideration.

PAYMENT OF CASH; ESCROW ARRANGEMENTS


    On the effective date of the merger, the cash component of the merger consideration will be deposited on behalf of Northern Bank shareholders into an escrow account. A copy of the escrow agreement is attached to this joint proxy statement as Appendix F and is incorporated by reference. The escrowed funds will be used to indemnify Cowlitz Bancorp for losses and expenses incurred in the two years following the merger from the loans in Northern Bank's portfolio identified as requiring a specific reserve prior to the effective date to the extent these losses and expenses exceed established thresholds. The escrowed funds may also be used to offset losses in excess of reserves on those identified loans where, in Cowlitz Bancorp's good faith estimate, further losses are reasonably expected to occur following the release of escrow. The escrow procedure permits Cowlitz Bancorp to be reimbursed if a loan loss exceeds the corresponding loan loss reserve, plus the 1 1/2% additional agreed-upon reserve established for all Northern Bank loans, up to the total amount of the escrowed funds. Northern Bank and Cowlitz Bancorp will each appoint two members to a committee that will instruct the escrow agent about disbursement of escrowed funds. The escrow will terminate on the later of (i) the date on which Cowlitz Bancorp has been reimbursed for all losses incurred by way of non-payment or reclassification of the previously identified Northern Bank loans during the two years following the effective date, or (ii) when the escrowed funds have been exhausted as a result of such reimbursements. When the escrow terminates, if any funds are left in the escrow account, each former Northern Bank shareholder who has properly surrendered his or her Northern Bank stock certificates will be paid an amount per share equal to (a) the amount remaining in the escrow account upon its termination (after deducting all expenses and costs) divided by
(b) the number of shares of Northern Bank common stock outstanding at the effective date of the merger, less shares for which appraisal rights have been perfected, as described in "--Appraisal Rights" below. The cash consideration placed into the escrow account will generally be treated as received pro rata by the Northern Bank shareholders at the time of the merger, and will therefore be subject to federal income tax at that time, even though the Northern Bank shareholders may ultimately not receive any cash unless and until it is paid to the shareholders, and may ultimately receive less than all, or potentially none, of the cash. See "Certain Federal Income Tax Consequences" below.


BACKGROUND OF THE MERGER

    Beginning in March of 1998, Cowlitz Bancorp began implementing its long term strategy of establishing financial "hubs" in the Pacific Northwest region. As part of this strategy, Cowlitz Bancorp established a loan/mortgage/trust office in Vancouver, Washington and began to search for a bank that could serve as the center of a "hub" in the Portland, Oregon area.

    Also in early 1998, Northern Bank's board of directors had determined that, as a result of the increased complexity of its business, Northern Bank would need additional capital for its business to continue to grow. On October 15, 1998, Northern Bank retained D.A. Davidson & Co., an investment banking firm with experience in advising banks, to help Northern Bank raise additional capital. Northern Bank initially planned to raise capital by making a secondary public stock offering, and it developed disclosure materials and consulted with D.A. Davidson & Co. throughout 1998 regarding a potential secondary offering.

    In early January 1999, Northern Bank, D.A. Davidson & Co., their respective attorneys, and Northern Bank's auditing firm began developing registration and listing applications and conducted discussions with the FDIC Division of Finance and Nasdaq relating to the offering. However, as a result of the examination by the FDIC and the Oregon Department of Consumer and Business

Services, which concluded on January 19, 1999, Northern Bank elected to terminate the public offering and seek alternative means of strengthening its capital position. At that time, Northern Bank's board of directors began exploring business combinations as the primary means of addressing its capital and management needs. On April 16, 1999, Northern Bank engaged D.A. Davidson & Co. to assist in this process.

    On May 14, 1999, Charles W. Jarrett, the President and Chief Operating Officer, and Benjamin Namatinia, the Chairman and Chief Executive Officer, of Cowlitz Bancorp, met with John H. Holloway, Jr., then President and a Northern Bank director, to discuss the possibility of Cowlitz Bank and Northern Bank merging with Northern Bank serving as the central "hub" for financial services in the greater Portland area. As a result of this meeting, both parties signed mutual confidentiality agreements and began conducting due diligence examinations of each other. As part of its investigation, Cowlitz Bancorp sent a team of loan, financial and compliance experts to perform an on-site inspection of Northern Bank and hired a third party consultant to help evaluate Northern Bank's loan portfolio.

    Throughout June and July, Messrs. Jarrett and Namatinia had a series of meetings with Mr. Holloway and William V. Spicer, Chairman of the Northern Bank board of directors, regarding the potential terms of the transaction.
Mr. Holloway was Chairman of the Board of Directors until June 24, 1999;
Mr. Spicer was elected to that position on June 25, 1999.

    At a meeting on July 16, 1999, based on prior discussions and the results of their due diligence examinations, the parties agreed to a basic transaction structure with merger consideration equal to 1.75 times Northern Bank's shareholders' equity as of June 30, 1999. The parties also agreed that the merger consideration would be paid in Cowlitz Bancorp stock except for a portion in cash that would be held in escrow after the merger to indemnify Cowlitz Bancorp for loan losses. Following this meeting, Northern Bank terminated discussions it had been engaged in with other potential merger partners.

    On July 19, 1999, Northern Bank voluntarily entered into Cease and Desist Orders with the FDIC and the State of Oregon, related to Northern Bank's quality of loans, loan and lease loss allowances and lending and collection practice, as more fully described in "Information Concerning Northern Bank--General" beginning on page B-1. These orders underscored the need for Northern Bank to increase its capital, improve loan administration and retain additional management personnel. As a result of these orders and the recommendation of D.A. Davidson & Co., the Northern Bank board of directors decided to proceed with negotiations leading to the merger of Northern Bank into Cowlitz Bank.

    Following a subsequent meeting of the parties on July 22, 1999, both Cowlitz Bancorp and Northern Bank conducted meetings of their boards of directors who decided to proceed with the merger along the terms outlined above. After receiving initial approval from their boards of directors, both parties consulted with their attorneys and investment bankers, and Cowlitz Bancorp also consulted with its accountants, to determine the best way to structure the transaction and Cowlitz Bancorp instructed its attorneys to begin drafting the merger agreement.

    Between July 23 and September 14, 1999, Cowlitz Bancorp's legal advisors prepared and distributed drafts of the merger agreement and the related documents and the parties negotiated the drafts and the details of the transaction. During that period, the parties continued their due diligence investigations and prepared disclosure schedules to the merger agreement.

    On August 20, 1999, Northern Bank received a letter from the Oregon Department of Consumer and Business Services requiring it amend its June 30, 1999 call report to provide additional loan loss reserves. The effect of this restatement was to reduce Northern Bank's shareholders' equity as of June 30, 1999. However, rather than reducing the amount of the merger consideration at that time, the parties agreed to provide for an adjustment immediately prior to closing based on Northern Bank's shareholders' equity, which would be triggered if Northern Bank's earnings between June 30, 1999 and closing did not equal or exceed this reduction.

    On September 1, 1999, representatives of Cowlitz Bancorp and Northern Bank attended an all-hands meeting in Longview, Washington with their attorneys and Arthur Andersen LLP, accountants for Cowlitz Bancorp, to conduct final negotiations of the transaction.

    On September 10, 1999, the Northern Bank board of directors met to consider the merger proposal. After considering the advice provided by its legal and financial advisors and the opinion of D.A. Davidson & Co. as to the fairness of the merger to the Northern Bank shareholders from a financial point of view, the Northern Bank board of directors unanimously approved the merger.

    On September 14, 1999, the Cowlitz Bancorp board of directors met to consider the merger proposal. After considering the advice provided by its legal and financial advisors as to the structure of the transaction and the opinion from Sage Capital that the merger was fair to the Cowlitz Bancorp shareholders from a financial point of view, the Cowlitz Bancorp board of directors unanimously approved the merger. The parties signed the definitive merger agreement and publicly announced the merger that day.


    Before Northern Bank elected to enter into the agreement with Cowlitz Bancorp, Northern Bank had canvassed opportunities with other banks both inside and outside the State of Oregon. It did this by having its investment bankers send written solicitations of offers to at least 10 banks inside Oregon and at least 6 banks outside Oregon. In addition, Northern Bank management contacted at least 4 other banks outside the State of Oregon and at least 3 additional banks inside the State of Oregon.



    As a result of these solicitations, several banks were interested in holding merger discussions. Some were involved in other mergers or similar transactions that would have necessitated delays in commencing discussions that were at the time not acceptable to Northern Bank. Others were interested but unable to give prompt consideration to a transaction with Northern Bank because of pending regulatory matters and pending capital-raising efforts.



    Of the banks that were interested in immediately pursuing merger discussions, the following five are representative. Each conducted due diligence on the premises of Northern Bank and each held extensive discussions with either Northern Bank or Northern Bank's investment bankers.



    Each of these alternatives to this transaction was considered in detail by the bank from approximately April, 1999 through early September, 1999, when it became clear the bank would enter into an agreement with Cowlitz Bancorp. Northern Bank entered into an agreement with Cowlitz Bancorp because, in the opinion of management and the board of directors, the terms and conditions on which Cowlitz Bancorp and Northern Bank were able to agree were superior in all respects to the terms and conditions on which Northern Bank was at the time likely to be able to agree with any other party.



    Northern Bank executed confidentiality agreements with each of these banks and is prohibited from disclosing either their names or the specific terms of the proposals they made. However, these proposals are summarized briefly below.



    Northern Bank held extensive discussions with one bank from outside the State of Oregon other than Cowlitz Bancorp. This bank performed due diligence for approximately a week during the month of July 1999. This bank was interested in conducting further due diligence in September of 1999 but was unable to schedule a time prior to Northern Bank executing an agreement with Cowlitz Bancorp. However, the CEO of this bank stated that this bank likely would be interested in purchasing Northern Bank's stock for cash consideration at a price and on terms Northern Bank deemed inferior to the terms proposed by Cowlitz Bancorp.



    One Oregon bank conducted due diligence very early in this process, during or before April 1999. Though the results of this due diligence suggested the bank could make an offer that perhaps both parties could accept, Northern Bank never received an offer, even after both Northern Bank and its investment bankers sought further confirmation that the bank was interested. Shortly thereafter this bank announced a large transaction by which it would acquire another financial institution.

    Another Oregon bank conducted due diligence at approximately the same time as Cowlitz Bancorp. This bank's examination and investigation of Northern Bank yielded a satisfactory review by the bank's senior management, though this bank made no offer to purchase Northern Bank. The reason senior management gave to Northern Bank was that if this bank were to acquire Northern Bank, Northern Bank's lending staff would be as important as its loans and deposits. At the time, Northern Bank had terminated its relationship with two of its more senior lending officers and was in the process of hiring additional loan personnel and, as a result, this bank did not make an offer to acquire Northern Bank.



    Another Oregon bank conducted due diligence and met with Northern Bank in Portland. This bank's representative stated that this bank would expect to make an offer to merge with Northern Bank on terms that would be attractive. However, this bank only began its due diligence late in August and did not expect to be completed until much later than September 1999. In addition, this bank appeared to Northern Bank to be interested in purchasing the loans and deposits of Northern Bank but not in maintaining personnel or premises to the extent Northern Bank deemed would be necessary to maintain its customer relationships and hence long-term value to shareholders. In any case this bank was not able to make an offer in time for Northern Bank to give it any consideration prior to entering into an agreement with Cowlitz Bancorp, and Northern Bank's board of directors decided it was in the best interest of the shareholders to proceed with the Cowlitz Bancorp transaction.



    Another Oregon bank held extensive discussions and conducted due diligence during the period from approximately May 1999 through September 1999. This bank was in the first instance very familiar with Northern Bank through prior dealings in loan participations and because some of its executives were familiar with Northern Bank. These discussions led to a written proposal from this bank that these two banks merge. Northern Bank gave very close and positive consideration to this proposal. Though Northern Bank believed this transaction would be in the interests of the bank's shareholders, both Northern Bank's board and its investment bankers concluded that the proposal from Cowlitz Bancorp, which came at about the same time, was superior in all respects and in the best interests of the bank's shareholders.


REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    COWLITZ BANCORP. In reaching its conclusion to approve the merger, the Cowlitz Bancorp board of directors and the Cowlitz Bank board of directors considered a number of factors. These considerations included: (a) the long term strategy of the company; (b) the current financial condition and market strength of Cowlitz Bank; (c) the possible future growth of Cowlitz Bank; (d) the current financial condition and market strength of Northern Bank; (e) the future growth potential of Northern Bank; (f) the opportunity to enter the Oregon financial services market; and (g) the value of a financial services company with "hubs" in the Seattle/Bellevue, Cowlitz County and Portland/Vancouver markets.

    The Cowlitz Bancorp board of directors believes that there is a need for a strong, aggressive community oriented financial services company throughout the Pacific Northwest. In order to be able to provide the wide range of financial services that are necessary in markets that are quite diverse, Cowlitz Bancorp has developed a strategy of establishing financial "hubs" in major market areas. This strategy was first implemented in Cowlitz County by bringing together a unique combination of financial services delivered in a manner that was most appropriate for that local market area. Cowlitz Bancorp has recently established its Puget Sound hub through the opening of Bay Bank and the acquisition of Bay Mortgage-Seattle, Bay Mortgage-Bellevue and Bay Escrow Company. The establishment of these hubs as functionally independent operating units allows each hub to deliver the combination of financial services that is appropriate for the local area. The establishment of the hubs also presents the opportunity for Cowlitz Bancorp to diversify geographically and thus lessens the risk that an adverse change in local economic conditions will materially affect the company.

    The acquisition of Northern Bank will enable Cowlitz Bancorp to expand its hub strategy to the Portland/Vancouver area. Under Oregon law, Cowlitz Bancorp cannot establish a new branch in

Oregon. To gain access to the Portland market, Cowlitz Bancorp must acquire an existing Oregon chartered bank. Cowlitz Bancorp believes that Northern Bank is an excellent fit, due to its personal-service culture. In addition, Northern Bank is a commercial bank with an increasing involvement in branching through retirement centers throughout the greater Portland area. As such, Cowlitz Bancorp believes it will be able to offer its financial services products to Northern Bank's existing customers.

    The Cowlitz Bancorp board of directors believes that this unique ability to reach this dynamic market in the greater Portland area will enhance Cowlitz Bancorp's ability to increase its earnings and to expand within this larger market. The merger with Northern Bank will provide an opportunity to begin to expand into the Oregon market and reach many additional business customers as well as provide the personalized service that has worked so successfully for it in the past.

    In considering its long term strategy, the strong financial condition of the company, the maturity of the Cowlitz County market, the availability and access to a large and dynamic market in the greater Portland area, and the value of having the only community based financial services company that reaches from Seattle to Portland, the Cowlitz Bancorp board of directors feels that this merger will add to the future value of the company.

    After consultations with attorneys, accountants, financial consultants and its investment bankers (including their fairness opinion), the Cowlitz Bancorp board of directors has concluded that it would be in the long-term best interest of its shareholders and the future value of Cowlitz Bancorp to proceed with the merger and unanimously recommends that shareholders vote "FOR" approval of the share issuance.

    NORTHERN BANK. In voting to approve the merger, Northern Bank's board of directors considered the perspectives of Northern Bank's shareholder and customers, as well as the requirements imposed by the cease and desist orders. Specifically, Northern Bank's directors recognized that Cowlitz Bancorp would bring to the surviving entity more capital, excellent management, geographic diversity and an array of banking and financial services previously unavailable to Northern Bank's customers. For shareholders, the combination will bring a more widely traded stock and a fair price for their shares in Northern Bank. For these reasons, the Northern Bank board of directors has voted unanimously to recommend that shareholders approve the merger.

    Northern Bank's management believes its customers and prospective customers will respond enthusiastically to the greater lending ability and the variety of financial services the combined organization would afford them, including a trust company, finance company and escrow company, not to mention the added convenience for businesses who operate in both Oregon and Washington.

    The surviving institution also will be stronger in many ways. Northern Bank's equity at June 30, 1999, stood at about $4.6 million, or 6.4% of June 30 assets. Cowlitz Bancorp's equity and assets on the same date were $31 million and $169 million, respectively, resulting in a ratio of more than 18%. The pro forma balance sheet for the combined entities would thus be much stronger and should permit the surviving entity to better serve Northern Bank's growing customer base and would be able to serve bigger companies in the Portland market. A bank's loan-to-one-borrower limit is determined by its capital, and Northern Bank's current limit is only about $700,000. After the merger, Northern Bank management expects the loan limit for the combined entity could exceed
$3.7 million.

    Another area of added strength is in management. Northern Bank has built an excellent marketing and service organization, and has penetrated Portland's small business market by building an excellent reputation for service. It now stands poised for solid and profitable growth, but will need to address a number of challenges before doing so. Cowlitz Bank has experienced the same kind of growth Northern Bank seeks, and in the process it has built a solid, experienced and efficient management team. Already, one of Cowlitz Bank's most senior officers, Jim Wills, has resigned his position to become Northern Bank's Acting President and Chief Lending Officer.

    Equally important are the financial consequences to Northern Bank's shareholders. If the merger had been concluded as of November 30, 1999 the exchange value of the stock consideration would have been $4.24 per share and the total consideration (based on Cowlitz Bancorp's share price on that date) would have been between $3.65 and $5.28, depending on the amount of cash, if any, ultimately disbursed from escrow. Subject to the adjustments discussed in "The Merger--Merger Consideration," each Northern Bank shareholder would receive up to a maximum of $5.42 per Northern Bank share, in the form of Cowlitz Bancorp stock, and would receive up to $1.63 per Northern Bank share in cash upon termination of the escrow account, resulting in a maximum total per share consideration of up to $7.05. Although the merger consideration is subject to reduction for decreases in Northern Bank's shareholders' equity and Northern Bank has agreed to indemnify Cowlitz Bancorp for up to $2 million in additional loan losses in the two years following closing of the merger, Northern Bank's board of directors believes that the effect of any such reduction or indemnification will not reduce the value of the merger consideration below an acceptable level.


    CONCLUSION AND RECOMMENDATION. Northern Bank's board of directors believes the merger will bring additional resources to its business in the Portland market that will benefit its existing customers, cementing old relationships and providing a foundation for new relationships. For Northern Bank's shareholders the advantages will be both immediate and long term. Assuming the current financial terms of the transaction, the board of directors believes that Northern Bank shareholders will become shareholders in a more well-capitalized institution and will receive consideration in excess of the current market value of Northern Bank stock. In the long term the growth Cowlitz Bancorp can generate in the Portland market should add significantly to the value of the common stock of the combined entity.

    The Northern Bank board of directors therefore unanimously recommends that each shareholder vote in favor of the merger.

OPINIONS OF FINANCIAL ADVISORS

OPINION OF COWLITZ BANCORP'S FINANCIAL ADVISOR

    Cowlitz Bancorp retained Sage Capital LLC to act as financial advisor to Cowlitz Bancorp in connection with the evaluation of certain elements of Cowlitz Bancorp's acquisition strategy. Pursuant to this engagement, Sage was asked to render an opinion to the Cowlitz Bancorp board of directors as to whether the equity consideration to be paid for Northern Bank pursuant to the merger agreement was fair to the shareholders of Cowlitz Bancorp from a financial point of view. Sage was not requested to, and did not, make any recommendation to the Cowlitz Bancorp board of directors as to the number of shares or the amount of cash consideration from Cowlitz Bancorp to be issued to and received by Northern Bank shareholders pursuant to the merger agreement, which number was determined through arm's-length negotiations between Cowlitz Bancorp and Northern Bank. Sage also did not advise as to the structure of the escrow arrangement.

    As of September 14, 1999, Sage delivered its written opinion to the Cowlitz Bancorp board of directors that, as of such date and based upon and subject to certain assumptions and other matters described in its written opinion, the total consideration to be paid by Cowlitz Bancorp pursuant to the merger agreement is fair to the shareholders of Cowlitz Bancorp from a financial point of view. Sage's opinion is addressed to the board of directors of Cowlitz Bancorp, is directed only to the financial terms of the merger agreement and does not address the underlying business decision of Cowlitz Bancorp and Northern Bank to engage in the Merger and does not constitute a recommendation to any shareholder of Cowlitz Bancorp as to how such shareholder should vote at the Cowlitz Bancorp special meeting.

    The complete text of the September 14, 1999 opinion (the "Sage Opinion"), which sets forth the assumptions made, matters considered, and limitations on and scope of the review undertaken by Sage, is attached to this joint proxy statement Appendix E, and the summary of the Sage Opinion set forth in this joint proxy statement is qualified in its entirety by reference to the Sage Opinion. Cowlitz Bancorp shareholders are urged to read the Sage Opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Sage.

    In arriving at its Opinion, Sage, among other things, (i) reviewed the merger agreement; (ii) reviewed certain other documents relating to the merger agreement; (iii) reviewed certain publicly available information concerning Cowlitz Bancorp and Northern Bank; (iv) held discussions with members of senior management of Cowlitz Bancorp concerning the business prospects of Cowlitz Bancorp, including such managements' views as to the organization of and strategies with respect to the merger; (v) reviewed certain operating and financial information prepared by the managements of Cowlitz Bancorp and Northern Bank; (vi) reviewed the recent reported prices and trading activity for the common stock of certain other companies engaged in businesses Sage considered comparable to those of Cowlitz Bancorp and compared certain publicly available financial data for those comparable companies to similar data for Cowlitz Bancorp; (vii) reviewed the financial terms of certain other merger and acquisition transactions that Sage deemed generally relevant; and
(viii) performed and considered such other studies, analyses, inquiries and investigations as Sage deemed appropriate. Sage was not, to the best of its knowledge, denied access by Cowlitz Bancorp or Northern Bank to any requested information and no restrictions were placed on Sage with respect to the procedures followed by Sage in rendering its opinion.

    Sage assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for the purposes of its opinion. With respect to the financial information of Cowlitz Bancorp and Northern Bank, Sage assumed that such information was complete and accurate in all material respects and had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of such companies, at the time of preparation, of the operating and financial performance of Cowlitz Bancorp and Northern Bank. Sage also assumed that there were no material changes in Cowlitz Bancorp's or Northern Bank's assets, financial condition, results of operations, business or prospects since the date of their last financial statements made available to Sage and that all material liabilities (contingent or other, known or unknown) of Cowlitz Bancorp and Northern Bank are as set forth in the financial statements. Sage did not prepare or obtain any independent evaluation or appraisal of the assets or liabilities of Cowlitz Bancorp or Northern Bank, nor did Sage conduct a physical inspection of the properties and facilities of Cowlitz Bancorp or Northern Bank in connection with its opinion. The Sage Opinion states that it was based on economic, financial and other conditions existing as of the date of such opinion. Sage does not have any obligation to update, revise or reaffirm its opinion. Furthermore, Sage expressed no opinion as to what the value of Cowlitz Bancorp common stock will be when issued pursuant to the merger agreement or the prices at which Cowlitz Bancorp common stock will trade at any time.

    Based upon this information, Sage performed a variety of financial analyses of the merger. The following paragraphs briefly summarize the principal financial analyses performed by Sage in arriving at its opinion delivered to the Cowlitz Bancorp board of directors. Such analyses are based on a number of assumptions, including among other things, the projected performance of Cowlitz Bancorp and Northern Bank and the comparable public companies.

    CONTRIBUTION ANALYSIS. Sage reviewed the pro forma contribution of Cowlitz Bancorp and Northern Bank to estimated combined financial results for the twelve
(12) months ending December 31, 1999, December 31, 2000 and December 31, 2001. Sage reviewed, among other things, pro forma contributions to total revenues, earnings before taxes ("EBT") and net income. Based on this analysis, for the twelve (12) months ending December 31, 2000, Cowlitz Bancorp will contribute 84.1% of pro forma combined total revenues, 93.5% of pro forma combined EBT, and 91.5% of pro forma combined net income. For the twelve (12) months ended December 31, 2001, Cowlitz Bancorp will contribute 82.4% of pro forma combined total revenues, 83.9% of combined EBT, and 78.8% of pro forma combined net income.

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
    COMPARABLE COMPANY ANALYSIS. Sage compared selected historical and projected operating and stock market data and operating and financial ratios for Cowlitz Bancorp to the corresponding data and ratios of certain publicly traded banks which it deemed generally comparable to Cowlitz Bancorp. Such data and ratios included market value to historical and projected revenue, market value to historical and projected EBT, market value to historical and projected net income and market value to historical book value. Companies deemed to be generally comparable to Cowlitz Bancorp included Cascade Bancorp, Columbia Bancorp, Centennial Bancorp, Columbia Banking Systems, Pacific Continental Bank, Six Rivers National Bank, United Security Bancorp, Umpqua Holdings, VRB Bancorp and West Coast Bancorp.

    For the comparable companies, the multiples of market value to last twelve months ("LTM") book values ranged from 0.68 to 3.10 with a mean of 1.97; dividend yields ranged from 0.0% to 3.6% with a mean of 1.3%,; market value to LFY net income ranged from 9.2 to 27.8 with a mean of 12.3; and market value to FY 1999 consensus earnings estimates ranged from 10.1 to 24.6 with a mean of 13.7, excluding Northern Bank. These ratios compared with the following ratios for Cowlitz Bancorp, calculated on the $5.31 per share closing price of Cowlitz Bancorp common stock on October 29, 1999: market value to book value of 0.68, dividend yield of 1.4%, market value to LFY net income of 9.2, and market value to FY 1999 earnings estimates of 20.3.

    COMPARABLE TRANSACTION ANALYSIS. Sage also analyzed publicly available financial information for twenty-nine (29) selected mergers and acquisitions with aggregate transaction values up to $9.09 billion (the "Comparable Size Transactions") of companies in the banking industry from January 1997 through June 1999. For transactions in the banking industry, the mean values of market capitalization to book value was 2.83. For the transactions evaluated in the banking industry, mean values of market capitalization to LTM earnings was 20.0 times.

    No company or transaction used in any comparable transaction analysis as a comparison is identical to Cowlitz Bancorp or Northern Bank. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies and the transactions to which they are being compared.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Sage believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. In performing its analyses, Sage made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Cowlitz Bancorp or Northern Bank. Any estimates contained in these analyses do not necessarily indicate actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold.

    Sage is a regional investment banking firm based in Portland, Oregon. As part of their investment banking services, the principals of Sage are regularly engaged in the business of advising the managements and boards of directors of corporations regarding the issuance of securities, providing advisory services for mergers and acquisitions, issuing fairness opinions and providing market valuations. Cowlitz Bancorp has agreed to pay Sage for its services in connection with the transaction, including the delivery of its fairness opinion, a fee of $50,000, contingent upon closing of the transaction. Cowlitz Bancorp has also agreed to reimburse Sage for reasonable out-of-pocket expenses and to indemnify Sage against certain liabilities relating to or arising out of services performed by Sage as financial advisor to Cowlitz Bancorp.

OPINION OF NORTHERN BANK'S FINANCIAL ADVISOR

    Northern Bank retained D.A. Davidson & Co. to act as its financial advisor in connection with the merger. D.A. Davidson & Co. rendered a written opinion to Northern Bank as of September 10, 1999 to the effect that, based upon and subject to the factors and assumptions set forth in such opinion, and as of that date, the merger consideration to be paid by Cowlitz Bancorp was fair from a financial point of view to the shareholders of Northern Bank.

    THE FULL TEXT OF THE D.A. DAVIDSON & CO. OPINION SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN, AMONG OTHER THINGS. THE FULL TEXT OF THE D.A. DAVIDSON & CO. OPINION IS ATTACHED HERETO AS APPENDIX D AND IS INCORPORATED HEREIN BY REFERENCE. NORTHERN BANK SHAREHOLDERS ARE URGED TO READ THE D.A. DAVIDSON & CO. OPINION IN ITS ENTIRETY. DIRECTED TO THE NORTHERN BANK BOARD OF DIRECTORS, THE D.A. DAVIDSON & CO. OPINION ADDRESSES ONLY THE FAIRNESS TO THE HOLDERS OF NORTHERN BANK COMMON STOCK, FROM A FINANCIAL POINT OF VIEW, OF THE CONSIDERATION TO BE PAID BY COWLITZ BANCORP FOR THE NORTHERN BANK COMMON STOCK PURSUANT TO THE MERGER AGREEMENT. THE D.A. DAVIDSON & CO. OPINION WAS RENDERED TO THE NORTHERN BANK BOARD OF DIRECTORS FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT. THE D.A. DAVIDSON & CO. OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY NORTHERN BANK SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE. THE FOLLOWING SUMMARY OF THE D.A. DAVIDSON & CO. OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE D.A. DAVIDSON & CO. OPINION. No limitations were imposed by Northern Bank on the scope of D.A. Davidson & Co.'s investigation or the procedures to be followed by D.A.
Davidson & Co. in rendering its opinion. The form and amount of consideration to be paid by Cowlitz Bancorp to Northern Bank shareholders in the merger was determined through arm's-length negotiations between the parties. D.A.
Davidson & Co. was not requested to opine as to, and its opinion does not address, Northern Bank's underlying business decision to proceed with or effect the merger.

    During the course of the engagement, D.A. Davidson & Co. reviewed and analyzed material bearing on the financial and operating conditions of Cowlitz Bancorp and Northern Bank and material prepared in connection with the proposed transaction, including the following: (1) the merger agreement; (2) certain publicly available information concerning Cowlitz Bancorp and Northern Bank, including financial statements for each of the three years ended December 31, 1998 and for the six months ended June 30, 1999; (3) various regulatory reporting statements of Northern Bank; (4) certain internal reports and financial projections for Northern Bank; (5) the nature and terms of recent sale and merger transactions involving banks and bank holding companies that D.A. Davidson & Co. considered relevant; (6) financial and common stock performance information of certain publicly-traded banking organizations that D.A.
Davidson & Co. considered relevant; and (7) financial and other information provided by the management of Northern Bank and Cowlitz Bancorp. In arriving at its opinion, D.A. Davidson & Co. assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information, and further relied upon the assurances of the managements of Cowlitz Bancorp and Northern Bank that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to any financial projections reviewed by D.A. Davidson & Co., D.A. Davidson & Co. assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of either Cowlitz Bancorp or Northern Bank.

    D.A. Davidson & Co. understands that the merger will be accounted for using the purchase method of accounting. D.A. Davidson & Co. has further assumed for purposes of its analysis that the merger will generally be treated as a tax-free exchange of shares to Northern Bank shareholders. Although the opinion would not adversely be effected by a finding that the transaction is fully taxable, shareholders should review carefully the section entitled "Certain Federal Tax Consequences" for a more detailed discussion of the potential tax treatment. In arriving at its opinion, D.A. Davidson & Co. did not conduct a physical inspection of the properties and facilities of Cowlitz Bancorp or Northern Bank and did not make or obtain any evaluations or appraisals of the assets or liabilities of Cowlitz Bancorp or Northern Bank. D.A. Davidson & Co. is not an expert in the evaluation of allowance for loan losses and it has not made an independent evaluation of the allowance for loan losses of Northern Bank or Cowlitz Bank nor has it reviewed any individual credit files. D.A. Davidson & Co.'s opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of D.A. Davidson & Co.'s opinion.


    The following is a summary of the analyses D.A. Davidson & Co. performed in arriving at its September 10, 1999 opinion as to the fairness of the merger consideration from a financial point of view to Northern Bank's shareholders. In connection with the preparation and delivery of its opinion to the board of directors of Northern Bank, D.A. Davidson & Co. performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, D.A. Davidson & Co. did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, D.A. Davidson & Co. believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, D.A. Davidson & Co. made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Northern Bank. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth herein. In addition, analyses relating to the value of businesses did not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

    PURCHASE PRICE ANALYSIS. Based on the $5.25 closing price of Cowlitz Bancorp common stock on September 14, 1999, the aggregate transaction value ranged from $5.31 million to $7.31 million and the per share transaction value ranged from $4.34 to $5.97. These ranges result from the approximately
$2.00 million in cash which will be placed in escrow and will become payable to Northern Bank shareholders two years after closing, subject to reduction or elimination if loan losses on certain Northern Bank loans exceed the reserves established for those loans. If the entire $2.00 million to be placed in escrow is paid out to Northern Bank shareholders, the price-to-book ratio paid in the merger is 158.3%, based on Northern Bank's book value at June 30, 1999 of $4.62 million. If none of the $2.00 million to be placed in escrow is paid out to Northern Bank shareholders because actual loan losses on certain Northern Bank loans exceed the reserves established for those loans by the entire
$2.00 million, the price-to-book ratio paid in the merger is 203.0% based on Northern Bank's adjusted book value at June 30, 1999 of $2.62 million (adjusted for additional loan losses, that is $4.62 million actual book value less
$2.00 million in additional loan loss reserves or a net $2.62 million). The deposit premium paid in the merger (defined as the transaction value, minus the book value, divided by the total deposits) using June 30, 1999 financial data is 4.03%. The price-to-earnings multiple and price-to-estimated earnings multiple paid in the merger cannot be computed because Northern Bank incurred a net loss for the 12-month period ended June 30, 1999 and is expected to incur a net loss for the 12-month period ended December 31, 1999.

    PRO FORMA MERGER ANALYSIS. D.A. Davidson & Co. analyzed certain pro forma effects resulting from the merger. D.A. Davidson & Co. noted that under the terms of the merger, current Northern Bank shareholders would own approximately 19.6% of the combined entity and that current Cowlitz Bancorp shareholders would own approximately 80.4% of the combined entity after giving effect for the merger. D.A. Davidson & Co. noted that these relative ownership positions compared to the relative contributions of Northern Bank and Cowlitz Bancorp to the combined entity's pro forma financial condition at June 30, 1999 as follows:
29.8% and 70.2%, respectively, of assets, and 37.0% and 63.0%, respectively, of deposits, 12.9% and 87.1% of book value. The relative contributions of Northern Bank and Cowlitz Bancorp to the combined entity's pro forma financial results for the 12 months ended June 30, 1999 could not be computed because Northern Bank incurred a net loss for the period. In comparing these relative contributions of Northern Bank and Cowlitz Bancorp to the relative ownership positions of the combined entity, D.A. Davidson & Co. also noted and considered the additional cash of up to approximately $2 million which may become payable to Northern Bank shareholders two years after closing. D.A. Davidson & Co. noted the merger would result in pro forma book value per share accretion at June 30, 1999 ranging from 43.3% to 51.8%, depending on the amount of cash which becomes payable to Northern Bank shareholders. D.A. Davidson & Co. also noted that earnings per share for the 12 months ended June 30, 1999 would increase from a loss of $0.15 per share to pro forma earnings per share ranging from $0.19 to $0.21 per share, depending on the amount of cash which becomes payable to Northern Bank shareholders.

    COMPARISON OF SELECTED PUBLIC COMPANIES. D.A. Davidson & Co. reviewed and compared certain financial, operating and market information of Northern Bank with the following publicly-traded banking organizations that it believed to be appropriate for comparison: First State Bancorp, Security Bank Holding Co., Umpqua Holdings Corp., Columbia Bancorp-OR, United Security Bancorp, Northrim Bank, Union Bankshares Ltd., Cascade Bancorp, Centennial Bancorp, Colorado Business Bankshares, VRB Bancorp, Washington Banking Co., Glacier Bancorp, American Pacific Bank, and Vail Banks Inc. Such information included market valuation, profitability and capital ratios. Market information reviewed and compared included market price to: latest 12 months earnings, estimated 1999 earnings, book value, total assets and total deposits. D.A. Davidson & Co. noted the price-to-book ratios of the selected public companies averaged 179.9% and ranged from a low of 89.1% to a high of 345.3%. D.A. Davidson & Co. also noted the price-to-earnings multiples based on the latest 12 months earnings and on estimated 1999 earnings averaged 15.9x and 14.9x respectively, and ranged from a low of 8.5x to a high of 32.1x (based on latest 12 months earnings) and a low of 9.9x to a high of 34.0x (based on estimated 1999 earnings). Because of the inherent differences in the businesses, operations, financial conditions and prospects of Northern Bank, Cowlitz Bancorp and the selected public companies, D.A. Davidson & Co. believed that a purely quantitative analysis would not be particularly meaningful in the context of the merger. D.A. Davidson & Co. believed that the appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning the differences between Northern Bank and the selected public companies which would affect the trading values of the selected public companies and Northern Bank.

    ANALYSIS OF ACQUISITION TRANSACTIONS. Using publicly available information, D.A. Davidson & Co. reviewed certain terms and financial characteristics of the following recently completed merger or acquisition transactions of banking organizations that it believed to be appropriate for comparison: First Washington Bancorp's acquisitions of Whatcom State Bancorp and Seaport Citizens Bank, Glacier Bancorp's acquisition of Big Sky Western Bank, United Security Bancorp's acquisition of BancWest Financial Corp., Heritage Financial Corp.'s acquisition of Washington Independent Bankshares, Norwest Corp.'s acquisition of Riverton State Bank Holding Corp., First Security Corp.'s acquisitions of Comstock Bancorp and XEON Financial Corp., and Horizon Financial Corp's acquisition of Bellingham Bancorp. The information reviewed included the size of the acquired company, the transaction values and the resulting price-to-book ratios and price-to-earnings multiples. D.A. Davidson & Co. noted the aggregate transaction values of the selected transactions averaged

$21.7 million and ranged from a low of $5.7 million to a high of $64.1 million. D.A. Davidson & Co. also noted the price-to-book ratios of the selected transactions averaged 236.2% and ranged from a low of 189.7% to a high of 293.2%, and the price-to-earnings multiples based on trailing 12 months earnings averaged 17.7x and ranged from a low of 12.8x to a high of 25.3x. Because the reasons for and circumstances surrounding each of the selected transactions were so diverse and because of the inherent differences in the businesses, operations and financial conditions and prospects of Northern Bank, Cowlitz Bancorp and the companies included in the analysis of acquisition transactions. D.A. Davidson & Co. believed that a purely qualitative analysis would not be particularly meaningful in the context of the evaluation of the fairness of the merger consideration. D.A. Davidson & Co. believed that the appropriate use of an analysis of acquisition transactions in this instance would involve qualitative judgements concerning the differences between the characteristics of these transactions which would affect the acquisition values of the acquired companies and the merger.

    DISCOUNTED TERMINAL VALUE ANALYSIS. D.A. Davidson & Co. estimated the present value per share of the Northern Bank common stock by assuming a range of discount rates from 10% to 20% and a range of growth rates in net earnings from 10% to 20% through 2004, starting with estimated net earnings of $0.60 million in 2000. In addition, D.A. Davidson & Co. used a range of price-to-earnings multiples from 12.0 to 16.0 in calculating the net present value per share. This analysis and its underlying assumptions yielded a range of value for Northern Bank's shares of approximately $3.46 per share to $10.09 per share. This compares to a per share transaction value ranging from $4.34 to $5.97. In arriving at the value of Northern Bank's book value at December 31, 2004, D.A. Davidson & Co. assumed 100% earnings retention from June 30, 1999 through December 31, 2004 and assumed that no additional capital was raised during this period. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of Northern Bank common stock.

    OTHER CONSIDERATIONS. On July 19, 1999, the Federal Deposit Insurance Corporation and the State of Oregon, the regulators primarily responsible for providing oversight of Northern Bank, presented to Northern Bank, and Northern Bank signed, proposed cease and desist orders. Among other things, the orders stipulated that Northern Bank's management, equity capital and reserves are inadequate for the volume and quality of its assets, and that Northern Bank's collection practices are lax. The orders directed Northern Bank to hire additional senior management with proven ability to manage a bank of Northern Bank's size and with experience upgrading a loan portfolio and improving earnings. The orders also directed Northern Bank to reduce all loans classified as substandard or doubtful to specified levels and to increase Northern Bank's tier 1 capital by at least $2.0 million within a specified time. D.A.
Davidson & Co. considered the impact of the orders on Northern Bank in arriving at its opinion.

    D.A. Davidson & Co. is a nationally recognized investment banking firm. As part of its investment banking business, D.A. Davidson & Co. is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, competitive biddings, private placements and valuations for corporate and other purposes. The Northern Bank board of directors retained D.A. Davidson & Co. based upon D.A. Davidson & Co.'s experience and expertise and its familiarity with Northern Bank, Cowlitz Bank and Cowlitz Bancorp. D.A.
Davidson & Co. is acting as financial advisor to Northern Bank in connection with the merger. Pursuant to a letter agreement with D.A. Davidson & Co. executed by Northern Bank on April 26, 1999, Northern Bank has agreed to pay D.A. Davidson & Co. a fee equal to 2.25% of the aggregate consideration payable in connection with the merger, $5,000 of which has been paid to D.A. Davidson & Co.. The letter agreement with D.A. Davidson & Co. also provides that Northern Bank will reimburse D.A. Davidson & Co. for its reasonable out-of-pocket expenses incurred in connection with the merger and indemnify D.A. Davidson & Co. and certain related persons and entities against certain liabilities, including liabilities under securities laws, incurred in connection with its services thereunder. In the ordinary course of business, D.A. Davidson & Co.

may trade the common stock of Northern Bank and Cowlitz Bancorp for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

EFFECTIVE DATE

    The merger will become effective on the date and time set forth in the articles of merger filed with the Washington Secretary of State, the Washington Director of Financial Institutions and the Oregon Department of Consumer and Business Affairs. The parties will file the articles of merger on the first business day following the later of (a) the date which is at least five business days after the last of the conditions to closing the merger has been satisfied or waived or (b) 35 days after the special meeting of Northern Bank shareholders if holders of more than 5% of the outstanding Northern Bank shares have delivered a notice of dissent or voted against the merger (but have not perfected their appraisal rights), or any other date as Cowlitz Bancorp and Northern Bank may agree. The merger agreement may be terminated by either party if, among other reasons, the merger is not completed on or before March 31, 2000. See "--Conditions to Completion of the Merger" and "--Termination of the Merger Agreement" below.

EXCHANGE OF CERTIFICATES

    By the effective date, Cowlitz Bancorp will deposit with an exchange agent, for exchange under the terms of the merger agreement (a) the Cowlitz Bancorp stock certificates for stock payable to Northern Bank shareholders, and an estimated amount of cash to be paid in lieu of fractional shares, and (b) the cash portion of the merger consideration.

    As soon as practicable after the effective date, the exchange agent will mail a transmittal letter to the Northern Bank shareholders. The transmittal letter will contain instructions for the surrender of their certificates in exchange for the merger consideration and will specify that delivery will be effective and risk of loss will pass only upon delivery of the certificates to the exchange agent.

    After the effective date, after submitting a completed and executed transmittal letter and surrendering all certificates representing Northern Bank stock, a Northern Bank shareholder will receive a certificate representing the number of shares of Cowlitz Bancorp common stock to which the former Northern Bank shareholder is entitled, and a check for the fractional Cowlitz Bancorp shares the holder would otherwise be entitled to receive. No interest will be paid on the cash payable in lieu of fractional share.

    Northern Bank shareholders will not be paid any dividends or other distributions declared on Cowlitz Bancorp common stock with a record date after the effective date until the shareholders surrender their Northern Bank stock certificates for exchange. After surrendering their Northern Bank stock certificates, former Northern Bank shareholders will be paid any dividends and other distributions declared on Cowlitz Bancorp stock after the effective date, but no interest will be paid on those distributions.

    Any portion of the certificates delivered to the exchange agent and any cash delivered as payment for fractional shares that remain unclaimed twelve months after the effective date will be paid to Cowlitz Bancorp. Thereafter, former Northern Bank shareholders who have not yet complied with the exchange procedure can look only to Cowlitz Bancorp for delivery of certificates and payment of any cash due for fractional shares. None of Cowlitz Bancorp, Cowlitz Bank, Northern Bank, the exchange agent, or any other person will be liable to any former Northern Bank shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

    If a Northern Bank stock certificate has been lost, stolen or destroyed, the exchange agent will issue the Cowlitz Bancorp shares and, where applicable, the cash consideration upon receipt of an affidavit from the shareholder as to the loss, theft or destruction and the posting of a bond in an amount that Cowlitz Bancorp may determine is reasonably necessary.

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
    For a description of the differences between the rights of the Cowlitz Bancorp shareholders and Northern Bank shareholders, see "Comparison of Rights of Cowlitz Bancorp shareholders and Northern Bank Shareholders."

FRACTIONAL SHARES

    No fractional shares of Cowlitz Bancorp common stock will be issued to any holder of Northern Bank common stock upon completion of the merger. In lieu of each fractional share, Cowlitz Bancorp will pay cash in an amount equal to the fraction multiplied by $6.563. No interest will accrue or be paid on the cash to be paid for fractional shares. No holder of fractional shares will be entitled to dividends, voting rights or any other shareholder rights. To determine any fractional share interests all shares of Northern Bank common stock owned by any Northern Bank shareholder will be combined so as to calculate the maximum number of shares of Cowlitz Bancorp common stock issuable to that Northern Bank shareholder.


TREATMENT OF ESCROW PROCEEDS



    Shortly before the second anniversary of the effective date of the merger, Cowlitz Bancorp will examine those Northern Bank loans that were identified prior to the effective date to determine whether any of those loans have caused, or are likely to cause, a loss to Cowlitz Bancorp. Thereafter, the escrow agent will deduct its fees and expenses, first from the interest earned on the escrow account, and then, if necessary, from the principal. Cowlitz Bancorp and Northern Bank expect that those charges will not be substantial, and that the interest should be sufficient to cover them; however, there can be no assurance in this regard. Once all deductions from the account have been made, former Northern Bank shareholders will receive a pro rata disbursement from the escrow account of the remaining proceeds, together with a statement showing how the disbursement was calculated.


REPRESENTATIONS AND WARRANTIES

    In the merger agreement, Cowlitz Bancorp and Northern Bank each make representations and warranties to the other regarding, among other things:

    - its corporate organization and existence;

    - its capitalization;

    - its corporate power and authority to carry on its business and to enter into the merger agreement;

    - its due authorization, execution and delivery of the merger agreement and related agreements;

    - required governmental and third party approvals;

    - that neither the merger agreement nor the transactions contemplated in the merger agreement violate its charter, bylaws, applicable law or certain material agreements;

    - the timely filing and payment of required fees in connection with material regulatory reports;

    - its financial statements and securities filings;

    - the absence of certain material legal proceedings or regulatory actions;

    - the absence of certain materially adverse changes in its business;

    - its compliance with applicable law;

    - its agreements or understandings with, or the existence of any order issued by, regulatory agencies;

    - any broker's fees payable in connection with the merger;

    - year 2000 compliance of their hardware and software;

    - the opinions of their respective financial advisors; and

    - the completeness and accuracy and compliance as to form of this joint proxy statement, the related registration statement and any other governmental filing in connection with the merger.

    In addition, Northern Bank has made certain other representations and warranties to Cowlitz Bank and Cowlitz Bancorp regarding, among other things:

    - the filing and accuracy of all tax returns and payment or provision for all taxes;

    - its employee benefit plans and related matters;

    - its filings with the FDIC;

    - its material contracts;

    - the absence of any undisclosed liabilities;

    - its real and personal property;

    - its insurance coverage;

    - certain environmental matters;

    - its intellectual property;

    - the loans reflected as assets on its books and records;

    - labor matters;

    - compliance with the Community Reinvestment Act of 1977;

    - the absence of powers of attorney;

    - that no Northern Bank common stock is available through a benefit plan;
      and

    - that its board of directors has taken all action necessary so that neither the merger agreement, the merger, the option agreement nor the exercise of the option (as described in "--The Option Agreement" below) will cause application of the anti-takeover provisions of Oregon law.

CONDITIONS TO THE COMPLETION OF THE MERGER

    Cowlitz Bancorp's, Cowlitz Bank's and Northern Bank's obligations to effect the merger are subject to, among other things, satisfaction of the following conditions by the effective date:

    - the merger must have been approved by the Northern Bank shareholders and the issuance of the Cowlitz Bancorp stock in the merger must have been approved by the Cowlitz Bancorp shareholders;

    - all required regulatory approvals must have been obtained and must remain in full force and effect, and all statutory waiting periods must have expired;

    - no court or agency order, injunction or decree or other legal prohibition may be in effect to prevent completion of the merger or any of the transactions contemplated by the merger agreement;

    - no statute, rule, regulation, order, injunction or decree shall have been enacted, entered or promulgated that would prohibit, restrict or make illegal the completion of the merger;

    - no stop order will have been issued or threatened by the SEC that would suspend the effectiveness of the registration statement of which this joint proxy statement is a part; and

    - the Cowlitz Bancorp shares to be issued in the merger must have been authorized for listing on the Nasdaq Stock Market, subject to official notice of issuance.

    Cowlitz Bancorp's obligation to effect the merger is also subject to, among other things, the satisfaction or waiver by Cowlitz Bancorp, at or prior to the effective date, of the following conditions:

    - Northern Bank's representations and warranties set forth in the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger (subject to certain exceptions);

    - Northern Bank must have performed in all material respects all obligations required to be performed by it under the merger agreement;

    - none of the required regulatory approvals may contain any restriction, term or condition that would reasonably be expected to have a material adverse effect on Cowlitz Bancorp or Cowlitz Bank, or to prevent Cowlitz Bancorp from realizing substantially all of the contemplated benefits of the merger;

    - Cowlitz Bancorp must have received resignations from each of the Northern Bank directors other than Mr. Spicer;

    - Mr. Holloway's employment agreement with Cowlitz Bank (as described in "--Employee Matters" below) must be in full force and effect and Mr. Holloway must not have defaulted under that agreement;

    - each of the non-competition agreements and option agreements entered into between Cowlitz Bancorp and certain Northern Bank directors must be in full force and effect, and no director may have defaulted under these agreements;

    - no more than 5% of the total outstanding Northern Bank shares may have perfected dissenters' rights with respect to these shares (unless those rights are withdrawn before the effective date);

    - there must be no pending or threatened legal, administrative, arbitral or other proceeding or investigation against Northern Bank, Cowlitz Bancorp or any subsidiary of Cowlitz Bancorp or challenging the validity of the merger agreement which (a) has a significant possibility of an adverse outcome and (b) could have a material adverse effect on Northern Bank, Cowlitz Bancorp or Cowlitz Bank;

    - Cowlitz Bancorp or Cowlitz Bank must have received assurances from the FDIC and the Director of the Department of Consumer and Business Services of the State of Oregon that the cease and desist orders issued to Northern Bank will not apply to Cowlitz Bank as the surviving bank in the merger;

    - Northern Bank's total deposits on the effective date must be equal to at least 80% of its total deposits as of June 30, 1999 and must have substantially the same interest rates and be in substantially the same mix as its deposits on that date;

    - Northern Bank's total shareholders' equity on the effective date must be at least $1,150,000;

    - Cowlitz Bancorp must have received an opinion from Arthur Andersen LLP as to the treatment of certain accounting matters; and

    - Cowlitz Bancorp must have received written agreements from each Northern bank officer and director immediately prior to the effective date agreeing to the terms on which Cowlitz Bancorp will provide directors' and officers' insurance after the merger, and to the limitations on Cowlitz Bancorp's obligation to indemnify those individuals.

    Northern Bank's obligation to effect the merger is also subject to, among other things, the satisfaction or waiver by Northern Bank, at or prior to the effective date, of the following conditions:

    - Cowlitz Bancorp's representations and warranties set forth in the merger agreement must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger (subject to certain exceptions);

    - Cowlitz Bancorp must have performed in all material respects all obligations required to be performed by it under the merger agreement; and

    - there must be no pending or threatened legal, administrative, arbitral or other proceeding or investigation against Cowlitz Bancorp or any Cowlitz Bancorp subsidiary or challenging the validity of the merger agreement which (a) has a significant possibility of an adverse outcome and
      (b) could have a material adverse effect on Cowlitz Bancorp or Cowlitz
      Bank.

REGULATORY APPROVALS REQUIRED

    Under the merger agreement, the obligations of both Cowlitz Bancorp and Northern Bank to complete the merger are conditioned upon the receipt of all required regulatory approvals. Cowlitz Bancorp and Northern Bank have agreed to use their reasonable best efforts to obtain these regulatory approvals. Cowlitz Bancorp and Northern Bank must obtain the approval of the FDIC and they have identified Washington and Oregon as states in which filings or regulatory approvals are required. To date, neither Cowlitz Bancorp nor Northern Bank has received any approvals or notices of disapproval. It is possible that these approvals may not be granted, may be granted at a later date than expected, or may be granted subject to unfavorable conditions.

AMENDMENT AND WAIVER OF THE MERGER AGREEMENT

    Cowlitz Bancorp and Northern Bank may amend the merger agreement at any time before or after the Northern Bank shareholders approve the merger unless the amendment reduces or changes the form of consideration payable to the Northern Bank shareholders. Any amendment to the merger agreement must be in writing and signed on behalf of Cowlitz Bancorp, Cowlitz Bank and Northern Bank.

    At any time prior to the effective date, Cowlitz Bancorp or Northern Bank may (a) extend the time for the other party to perform its obligations,
(b) waive any inaccuracies contained in the representations and warranties in the merger agreement or any document delivered pursuant to the merger agreement, and (c) waive compliance with any of the agreements or conditions contained in the merger agreement. Any such extension or waiver must be in writing and signed on behalf of the party agreeing to the extension or waiver.

TERMINATION OF THE MERGER AGREEMENT

    Cowlitz Bancorp and Northern Bank may terminate the merger agreement by mutual consent. The merger agreement also may be terminated unilaterally by either Cowlitz Bancorp or Northern Bank:

    - if the approval of any governmental authority required for the completion of the merger and the other transactions contemplated by the merger agreement is denied by final non-appealable action;

    - if the merger does not occur on or before March 31, 2000, although this date will be extended to June 30, 2000 if the failure is due solely to a delay in obtaining regulatory approvals;

    - in certain events involving a material breach by the other party of any of its representations, warranties or covenants in the merger agreement, or any related agreements pertaining to the merger; or

    - if the required shareholder approvals are not obtained.

    Cowlitz Bancorp may terminate the merger agreement if:

    - Northern Bank's board of directors withdraws, modifies or changes its approval or its recommendation that the Northern Bank shareholders approve the merger agreement;

    - there is a "change in control" of Northern Bank (defined as the acquisition of 30% of the voting power of Northern Bank's capital stock);

    - any person acquires beneficial ownership of 25% or more of the then outstanding shares of Northern Bank common stock, or Northern Bank enters into an agreement to engage in, or Northern Bank's board of directors recommends that the Northern Bank shareholders approve (a) a merger or consolidation, or any similar transaction, involving Northern Bank or any significant subsidiary of Northern Bank, (b) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Northern Bank, or (c) a purchase or other acquisition of securities representing 25% or more of the voting power of Northern Bank (those events are referred to below as "subsequent triggering events"); or

    - a tender offer or exchange offer is commenced for 25% or more of the outstanding Northern Bank common stock and Northern Bank's board of directors recommends that the Northern Bank shareholders tender their shares in this offer or fails to recommend that the Northern Bank shareholders reject the offer.

    Northern Bank may terminate the merger agreement if, prior to approval of the merger by the Northern Bank shareholders, a "superior proposal" is made and Northern Bank's board of directors determines that failure to terminate the merger agreement in order to accept the proposal would constitute a breach of fiduciary duty. A "superior proposal" will exist if:

    - a third party inquires about, proposes or makes (a) a tender or exchange offer or a merger, consolidation or other business combination involving Northern Bank, or (b) an offer or proposal to acquire 25% or more of the voting stock or equity, or a substantial portion of the assets, of Northern Bank; and

    - any financing to support the proposal is committed or reasonably capable of being obtained; and

    - Northern Bank's board of directors determines that the proposal represents superior value to Northern Bank shareholders.

    However, Northern Bank's board of directors may not terminate the merger agreement to pursue a superior proposal unless it has given Cowlitz Bancorp 10 business days prior written notice of its intention and offered Cowlitz Bancorp the opportunity to amend the terms of the merger agreement. Northern Bank also must pay Cowlitz Bancorp a $425,000 termination fee at the time it enters into a definitive agreement to consummate that transaction. See "--Termination Fees" below.

TERMINATION FEES

    The merger agreement requires Northern Bank to pay a $425,000 termination fee to Cowlitz Bancorp if the merger agreement is terminated by Cowlitz Bancorp upon any of the following events:

    - Northern Bank's board of directors withdraws, modifies or changes its recommendation that the Northern Bank shareholders approve the merger;

    - a "change in control" (as defined above) of Northern Bank occurs;

    - a third party makes a tender or exchange offer for 25% or more of the outstanding Northern Bank shares unless the Northern Bank board recommends that the shareholders reject that proposal;

    - Northern Bank willfully breaches any representation, warranty, covenant or other agreement in the merger agreement, if at the time of that breach another party has made an alternative proposal to acquire Northern Bank; or

    - a "subsequent triggering event" (as defined in "--Termination of the Merger Agreement" above) occurs.

    Northern Bank also must pay this fee if either Cowlitz Bancorp or Northern Bank terminates the merger agreement because the Northern Bank shareholders fail to approve the merger if an alternative proposal to acquire Northern Bank had been publicly disclosed at the time of such failure. In addition,

Northern Bank must pay the termination fee if it terminates the merger agreement because of a "superior proposal" (as defined in "--Termination of the Merger Agreement" above).

    Northern Bank will not be required to pay a termination fee, however, if immediately prior to the termination, Northern Bank was entitled to terminate the merger agreement because of a breach of the merger agreement by Cowlitz Bancorp. If Northern Bank fails to timely pay the $425,000 termination fee, Northern Bank must pay the costs and expenses incurred by Cowlitz Bancorp to collect such payment, together with interest.

THE OPTION AGREEMENT

    Cowlitz Bancorp and Northern Bank have entered into an option agreement commonly known as a "lock-up option." Under the option agreement, Northern Bank granted to Cowlitz Bancorp an option to purchase up to 243,893 Northern Bank shares (approximately 19.9% of the issued and outstanding shares) at a price of $4.625 per share. A copy of the option agreement is attached to this joint proxy statement as Appendix G and is incorporated by reference.

    The option may be exercised in whole or in part if both an "initial triggering event" (as defined below) and a "subsequent triggering event" (as defined above in "--Termination of the Merger Agreement") occur prior to termination of Cowlitz Bancorp's ability to exercise the option. Under the option agreement, an "initial triggering event" will occur if:

    - Northern Bank enters into an agreement with a third party to engage in, or the Northern Bank board recommends that the Northern Bank shareholders approve or accept a third party's offer to engage in, (a) a merger or consolidation, or any similar transaction, involving Northern Bank, (b) a purchase, lease or other acquisition or assumption of all or a substantial portion of Northern Bank's assets or deposits, or (c) a purchase or other acquisition of securities representing 10% or more of the voting power of Northern Bank (any such event being referred to herein as an "acquisition transaction");

    - Northern Bank authorizes, recommends, proposes or publicly announces an intention to authorize, recommend or propose an acquisition transaction;

    - Northern Bank's board fails to recommend or withdraws its recommendation that Northern Bank shareholders approve the merger;

    - Any person (other than specified current holders) acquires beneficial ownership of 10% or more of the outstanding Northern Bank common stock;

    - The Northern Bank shareholders fail to approve the merger agreement after any person proposes an "acquisition transaction";

    - Northern Bank willfully breaches any covenant, obligation, representation or warranty in the merger agreement, which would entitle Cowlitz Bancorp to terminate the merger agreement, after a third party makes an overture to Northern Bank or the Northern Bank shareholders to engage in an "acquisition transaction";

    - Any person files an application or notice with any federal or state bank regulatory authority for approval to engage in an "acquisition transaction"; or

    - Any person commences or publicly announces an intention to commence a tender offer or exchange offer for securities representing 10% or more of the voting power of Northern Bank.

    Cowlitz Bancorp's option will terminate upon (a) the effective date of the merger; (b) termination of the merger agreement according to its terms before an initial triggering event occurs; (c) 12 months after the merger agreement terminates following an initial triggering event, or is terminated by Cowlitz Bancorp because of a breach by Northern Bank of its representations, warranties, covenants or agreements in the merger agreement (subject to certain extensions stated in the option agreement); or (d) Cowlitz Bancorp receives payment of the termination fees.

    Cowlitz Bancorp's maximum benefit under the termination fee and the option agreement generally is limited to $425,000 before taxes. Cowlitz Bancorp cannot exercise the option if it has received payment of termination fees, and cannot receive termination fees if it has exercised all or any part of the option.

    Cowlitz Bancorp and Northern Bank believe the termination fees and option described above are customary and typical for transactions such as the proposed merger. These agreements are intended, among other things, to increase the likelihood that the merger will be completed according to the terms of the merger agreement and, if the merger is not completed because a third party acquires or attempts to acquire Northern Bank, to compensate Cowlitz Bancorp for its efforts, expenses and lost opportunities. These agreements may discourage acquisition offers by third parties to, even if there are parties that otherwise would be prepared to pay a greater price or offer more attractive terms.

CONDUCT OF BUSINESS PENDING THE MERGER AND OTHER AGREEMENTS

    Except as expressly contemplated or permitted by the merger agreement and any of its disclosure schedules, or required by applicable law, Northern Bank has agreed before the effective date to:

    - conduct its business in the ordinary and usual course consistent with past practices;

    - use its reasonable best efforts to maintain and preserve intact its business organization, employees and relationships and retain the services of its officers and key employees;

    - refrain from taking any action reasonably expected to affect its ability to obtain any governmental approvals necessary to complete the merger;

    - file all tax returns required to be filed for all periods ending on or prior to the effective date;

    - use its reasonable best efforts to sell all of its obligations under a specific accounts receivable financing program; and

    - establish reasonable reserves for certain current disputes.

    In addition, except as expressly contemplated or permitted by the merger agreement and any of its disclosure schedules, or required by applicable law, Northern Bank has agreed that it will not, without the prior written consent of Cowlitz Bancorp, among other things:

    - issue any additional shares of Northern Bank common stock (except upon the exercise of stock options outstanding as of the date of the merger agreement) or grant any stock appreciation rights or rights to acquire its capital stock;

    - adjust, split, combine, reclassify, redeem, purchase or otherwise acquire any capital stock or declare or pay dividends except in the ordinary and usual course of business consistent with past practices;

    - incur any indebtedness for borrowed money other than certain permitted indebtedness;

    - subject to certain exceptions, increase in any material respect compensation or fringe benefits of any of its employees, pay any pension or retirement allowance not required under an existing plan or agreement, or enter into or modify any employee benefit plans or employment agreements or accelerate the vesting of any stock options or other stock-based compensation;

    - sell, transfer, mortgage or encumber or otherwise dispose of any of its properties or assets or cancel, release or assign any indebtedness to any person except for nonmaterial transactions in the ordinary course of business consistent with past practice or as expressly required by contracts in existence on the date of the merger agreement;

    - form any subsidiary or make any acquisition or investment in, or make any property transfers to, or material purchases, of any property or assets of, any other entity;

    - amend its certificate of incorporation, bylaws or similar governing documents;

    - enter into, renew or terminate any contract or agreement, other than loans made in the ordinary course of business, that calls for aggregate annual payments of $50,000 or more and which either is not terminable at will on 60 days or less notice without payment of a penalty in excess of $20,000, or has a term of less than one year;

    - make any changes in its accounting methods unless required under generally accepted accounting principles, law, rule or regulation, as concurred by its independent public accountants;

    - settle any material litigation except in the ordinary course of business consistent with past practice;

    - make or acquire loans or issue commitments for any loans except in the ordinary course of business consistent with past practice at not less than the prevailing market rates or agree to issue any letters of credit or guarantee the obligation of other persons except for letters of credit issued in the ordinary course of business consistent with past practice;

    - take any action intended or reasonably expected to result in any of its representations or warranties being or becoming untrue in any material respect, any closing condition not being satisfied, or in a violation of any provision of the merger agreement, except as required by applicable law;

    - subject to certain exceptions, make capital expenditures in excess of specified amounts;

    - foreclose on or otherwise acquire any real property other than 1-to-4 family residential properties in the ordinary course of business;

    - subject to certain exceptions, open, relocate or close any branch or loan production or servicing facility or make any application therefor;

    - materially change its investment securities portfolio policy or the manner in which its portfolio is classified or reported, except in the ordinary course of business consistent with past practice;

    - except as required to comply with current outstanding cease and desist orders, make any material changes with respect to its policies and practices with respect to hedging its loan positions or commitments;

    - except as required to comply with current outstanding cease and desist orders, make any material change in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

    - except as otherwise permitted, engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business;

    - except as required to comply with certain current outstanding cease and desist orders, increase the number of employees from the number employed as of June 30, 1999;

    - take any actions that would prevent the merger from qualifying as a tax-free "reorganization" under the Internal Revenue Code;

    - except as required to comply with certain existing cease and desist orders, agree to or make any commitment to take any of the foregoing actions.

    In addition, except as expressly contemplated or permitted by the merger agreement or required by applicable law, Cowlitz Bancorp has agreed that it will not, without the prior written consent of Northern Bank, amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to holders of Northern Bank common stock, or agree to or make any commitment to take such action.

    In the merger agreement, Northern Bank has agreed not to authorize or permit any of its officers, directors, employees, representatives or agents to solicit or encourage any inquiries or proposals, participate in any discussions or negotiations regarding, or provide any confidential information to any person relating to, or otherwise facilitate any effort or attempt to make or implement, any "takeover proposal" (as defined below). However, at any time before the Northern Bank shareholders vote to approve the merger agreement, Northern Bank may provide third parties with nonpublic information and participate in discussions and negotiations with any third party relating to a "takeover proposal" that it has not solicited after the date of the merger agreement if it complies with certain limitations. In particular, Northern Bank may only respond to an inquiry or proposal if its board of directors has determined in its reasonable good faith judgment based on advice of outside counsel and financial advisors that failure to do so would breach its fiduciary duties under applicable law. Northern Bank will advise Cowlitz Bancorp immediately of any such inquiry or proposal and inform Cowlitz Bancorp of the terms and status of any proposal unless it would constitute a breach of the board's fiduciary duty. Northern Bank may not furnish any nonpublic information to any third party except pursuant to the terms of a confidentiality agreement containing terms substantially identical to the terms of the confidentiality agreement between Northern Bank and Cowlitz Bancorp. The merger agreement defines a "takeover proposal" as any inquiry, proposal or offer relating to any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Northern Bank, or the acquisition in any manner of 25% or more of the voting stock or equity, or a substantial portion of the assets, of Northern Bank, other than the transactions contemplated by the merger agreement.

    Northern Bank and Cowlitz Bancorp have also agreed to cooperate with each other and to use their reasonable best efforts to promptly prepare all necessary documentation, to effect all filings, and to obtain and comply with the terms or conditions of, all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement. Northern Bank and Cowlitz Bancorp have agreed subject to the restrictions set forth in the merger agreement, to furnish to the other party all information concerning themselves and their subsidiaries, directors, officers and shareholders and such other matters as may be necessary in furtherance of the merger upon request and to permit reasonable access to their properties, books, contracts and records. Northern Bank and Cowlitz Bancorp have also agreed, subject to the terms and conditions of the merger agreement, to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed or which are necessary or advisable to consummate and make the merger effective. Cowlitz Bancorp has further agreed to use its reasonable best efforts to cause the shares of Cowlitz Bancorp common stock to be issued in the merger to be approved for listing on Nasdaq, subject to official notice of issuance.

    Cowlitz Bancorp will also cooperate with the current officers and directors of Northern Bank so that they are covered, to the extent available and subject to specific limitations, by a directors' and officers' liability insurance covering claims arising from facts or events occurring prior to the effective date, for a period of three years after the merger. See "--Interests of Certain Persons in the Merger."

EXPENSES AND FEES

    Except for any termination fee that may become payable as discussed in "--Termination Fees" above, all legal and other costs and expenses incurred in connection with the merger agreement and related transactions will be borne by the party incurring such costs and expenses unless otherwise specified in the merger agreement.

ACCOUNTING TREATMENT


    Cowlitz Bancorp will account for the merger as a purchase in accordance with generally accepted accounting principles. The reported results of operations of Cowlitz Bancorp will include the results of Northern Bank from and after the closing date of the merger. The assets, including intangible assets, and liabilities of Northern Bank will be recorded at their fair values as of the closing date of the merger. Any excess of the purchase consideration over the fair values of the assets and liabilities of Northern Bank will be recorded as intangible asset and amortized over a fifteen year period.


NASDAQ LISTING OF COWLITZ BANCORP COMMON STOCK

    The merger agreement requires Cowlitz Bancorp to use its best efforts to cause the shares of Cowlitz Bancorp common stock to be issued in the merger to be approved for listing on The Nasdaq National Stock Market, subject to official notice of issuance, before the effective date.

RESALE OF COWLITZ BANCORP STOCK RECEIVED BY NORTHERN BANK SHAREHOLDERS

    The Cowlitz Bancorp shares to be issued to Northern Bank shareholders upon completion of the merger have been registered under the Securities Act and may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of Northern Bank or Cowlitz Bancorp, as that term is defined in rules promulgated under the Securities Act.

    Cowlitz Bancorp common stock received by those Northern Bank shareholders who are deemed to be "affiliates" of Northern Bank at the time of the Northern Bank shareholders meeting with respect to the merger may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Northern Bank has agreed to use its reasonable best efforts to cause each "affiliate" to deliver a written agreement relating to these transfer restrictions.

APPRAISAL RIGHTS


    Under Oregon law, shareholders who dissent from a proposed bank merger are entitled to dissenters' rights under ORS 711.175 to ORS 711.185. Copies of these statutes are enclosed as Appendix H. In order to perfect his or her dissenters' rights, a shareholder must notify Northern Bank at or before the shareholder meeting that he or she is dissenting as to all shares of Northern Bank he or she beneficially owns. Within 30 days after the effective date, dissenting shareholders will receive from Cowlitz Bancorp, as the surviving company, an acknowledgement of their dissent with a written offer to pay cash for the fair market value of those shares as determined by Cowlitz Bancorp. If a shareholder notifies Cowlitz Bancorp that he or she accepts the offer, Cowlitz Bancorp will pay the fair market value to the shareholders within 30 days after receiving the acceptance.


    If a shareholder declines Cowlitz Bancorp's offer, the Oregon Department of Consumer and Business Services will appoint an appraiser, who will make a final determination of fair market value. Within 30 days after receiving the appraiser's valuation, Cowlitz Bancorp must notify the dissenting Northern Bank shareholders of the valuation. One-half the costs of appraisal would be borne by Cowlitz Bancorp and one-half shared pro rata among the dissenting shareholders unless the appraised value differs by more than 15% from Cowlitz Bancorp's initial offer to dissenters. If Cowlitz Bancorp's offer was less than the appraiser's valuation by more than 15%, Cowlitz Bancorp would be required to pay the entire cost of valuation. If Cowlitz Bancorp's offer was more than the appraiser's valuation by more than 15%, the dissenting shareholders who did not accept Cowlitz Bancorp's initial offer would bear the entire cost of the valuation on a pro rata basis.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Some members of Northern Bank's management and board of directors have interests in the merger that are in addition to their interests as Northern Bank shareholders generally. The Northern Bank board of directors was aware of these interests and considered them in approving the merger agreement.

NORTHERN BANK

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. The merger agreement provides that Cowlitz Bancorp will cooperate with those persons serving as officers and directors of Northern Bank immediately before the merger so that they are covered for three years after the merger by a directors' and officers' liability insurance policy, to the extent available, which will contain substantially the same coverage, amounts, terms and conditions as Northern Bank's policy in effect on the date of the merger agreement. However, the merger agreements provides that Cowlitz Bancorp will not be required to expend in any one year more than 100% of the annual premiums paid by Northern Bank for directors' and officers' insurance as of the date of merger agreement.

    COWLITZ BANCORP STOCK OPTIONS. In exchange for the surrender of options to purchase Northern Bank common stock prior to the effective date, Cowlitz Bancorp granted the following individuals, each of whom is a Northern Bank director, options to purchase the number of shares of Cowlitz Bancorp common stock set forth opposite their names below at an exercise price equal to 1.4 times the book value per share of Cowlitz Bancorp common stock as of the effective date, after taking into account the shares to be issued in the merger. These options are immediately vested upon issuance and have a term of ten years.

OPTIONEE                                                      NUMBER OF SHARES
--------                                                      ----------------
William V. Spicer...........................................       21,400

Christopher Brown...........................................       21,400

John F. Walrod..............................................       21,400

Kurt G. Wollenberg..........................................       17,266

    In addition, Cowlitz Bancorp granted John H. Holloway, Jr., a Northern Bank director and Director of Marketing and its former Chairman, President and Chief Executive Officer, an option to purchase 150,000 shares of Cowlitz Bancorp common stock at an exercise price of $12.00 per share. This option was granted in exchange for Mr. Holloway surrendering options he currently holds to purchase Northern Bank common stock and agreeing to waive payment of amounts which would otherwise become due as a result of the merger under "change of control" provisions in his employment agreement. Twenty percent of this option will be immediately vested as of the effective date, and the remainder will vest in four equal installments on each annual anniversary of the effective date. This option has a term of ten years. As described in "Employee Matters--Employee Options" below, the stock options listed above may be reduced to provide for the issuance of stock options on similar terms and conditions to specified Northern Bank employees who become employed by Cowlitz Bancorp or an affiliate after the effective date of the merger.

    EMPLOYMENT AGREEMENT WITH COWLITZ BANK.  In connection with the merger,
Mr. Holloway has entered into an employment agreement with Cowlitz Bank to serve as the Director of Marketing for the Greater Portland area. The terms of this employment agreement are described below under "--Employee Matters."

COWLITZ BANCORP


    As of December 28, 1999, a director of Cowlitz Bancorp beneficially owned 450 shares of Northern Bank common stock.


EMPLOYEE MATTERS

    EMPLOYMENT ARRANGEMENTS

    In connection with the merger, Cowlitz Bank has entered into an employment agreement with Mr. Holloway on an "at-will" basis to serve as Cowlitz Bank's Director of Marketing for the Greater Portland area. Mr. Holloway will receive an annual base salary of $123,000, as well as the use of an automobile. In addition, Mr. Holloway will receive other employee benefits that are comparable to other similarly situated employees of Cowlitz Bank (other than stock options). This employment agreement may be terminated by Cowlitz Bank at any time without any further liability to Mr. Holloway.

    Mr. Holloway was a party to an employment agreement with Northern Bank that provides for compensation upon a "change of control" of Northern Bank, which compensation would become payable in connection with the merger. In full satisfaction of Northern Bank's obligations under that agreement in connection with the merger, Cowlitz Bancorp agreed to grant Mr. Holloway an option to purchase 150,000 shares of Cowlitz Bancorp common stock at an exercise price of $12.00 per share. See "--Interests of Certain Persons in the Merger" above.

    Following the merger, William V. Spicer will serve as a director of Cowlitz Bank. Mr. Spicer will be compensated in a manner similar to Cowlitz Bank's other outside directors. In addition, Messrs. Walrod and Wollenberg, who are currently directors of Northern Bank, will serve as members of the loan committee that will administer the identified loans pursuant to the escrow agreement described above. For their services on this committee, Messrs. Walrod and Wollenberg will be paid $1,000 per year during each of the two years in which the escrow is to be maintained.

    EMPLOYEE OPTIONS

    Mr. Holloway and the other Northern Bank directors who will be granted Cowlitz Bancorp options as described above have agreed to reduce the number of options they would otherwise be issued in order to provide for the issuance of stock options to previously identified Northern Bank employees who become employed by Cowlitz Bank after the merger. Any options issued to Northern Bank employees based on these reductions will have similar terms as the options which would have been issued to Mr. Holloway and the Northern Bank directors, respectively, except that they are subject to a continuation of employment requirement, and only twenty percent of these employees' options will be immediately vested with the remainder to vest in four equal installments on each anniversary of the effective date of the merger.

    EMPLOYEE BENEFIT PLANS

    Under the merger agreement, Cowlitz Bank has agreed from and after the effective date to (a) comply with the Northern Bank employee benefit plans, arrangements and agreements in accordance with their terms; (b) provide Northern Bank employees who remain as Cowlitz Bank employees credit for years of service with Northern Bank prior to the effective date for the purpose of eligibility and vesting; and (c) cause any and all "pre-existing condition" limitations (to the extent such limitations did not apply to the pre-existing condition under comparable Northern Bank compensation and benefit plans) and eligibility waiting periods under group health plans of Cowlitz Bank to be waived with respect to former employees of Northern Bank who remain as employees of Cowlitz Bank (and their eligible dependents) and who become participants in these group health plans. However, Cowlitz Bancorp and its subsidiaries will be entitled to amend, modify or terminate any Northern Bank compensation and benefit plans, or other contracts, arrangements, commitments or understandings, in a manner consistent with their terms and applicable law.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes certain federal income tax considerations generally applicable to the Northern Bank shareholders. The discussion below is based on United States federal income tax law, including the Internal Revenue Code of 1986, as amended (the "Code"), regulations, rulings, decisions and administrative practice all as in effect on the date hereof. Future legislation, regulations, administrative interpretations or court decisions could change such laws either prospectively or retroactively and affect the federal income tax consequences of the merger to the Northern Bank shareholders.

    This discussion assumes that Northern Bank shareholders hold their Northern Bank common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the tax consequences of the merger under state, local or foreign law, nor does the discussion address all aspects of federal income taxation that may be important to a Northern Bank shareholder in light of his or her particular circumstances or tax issues that may be significant to Northern Bank shareholders subject to special rules such as:

    - dissenting shareholders;

    - financial institutions;

    - foreign individuals and entities;

    - tax-exempt entities;

    - persons who are subject to the alternative minimum tax provisions of the Code;

    - persons who acquired their common stock pursuant to the exercise of an employee option (or otherwise as compensation);

    - persons who acquired or hold their Northern Bank common stock as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction;

    - dealers in securities;

    - banks; and

    - insurance companies.

    In addition, the following discussion does not address the tax consequences of transactions occurring before or after the merger (whether or not such transactions are in connection with the merger).

    Because the tax consequences of the merger to the Northern Bank shareholders depend on the relative value of the Cowlitz Bancorp common stock and cash received as consideration in the merger, which will not be known until the time of the merger, the tax consequences of the merger cannot be determined with certainty before the effective date of the merger. Neither a ruling from the IRS nor an opinion of tax counsel will be received with respect to the United States federal income tax treatment of the merger. Following closing, Cowlitz Bancorp will advise former Northern Bank shareholders as to the final breakdown of the value of the merger consideration between cash and Cowlitz Bancorp stock and how it intends to treat the merger for federal income tax purposes. The treatment by Cowlitz Bancorp is not binding on the former Northern Bank shareholders, who should consult with their tax advisors regarding this determination and its consequences. ACCORDINGLY, NORTHERN BANK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

    REQUIREMENTS FOR A PARTIALLY TAX FREE REORGANIZATION


    To qualify as a "reorganization" for federal income tax purposes, the merger must satisfy certain statutory and judicial requirements, including the "continuity of interest" requirement. The tax consequences of the merger to Cowlitz Bancorp, Cowlitz Bank and former Northern Bank shareholders if the merger meets these requirements are discussed below under the heading "Partially Tax Free Reorganization". To satisfy the "continuity of interest" requirement, the Cowlitz Bancorp common stock delivered in the merger must represent a substantial portion of the overall consideration received by Northern Bank shareholders. For advance ruling purposes, the Internal Revenue Service takes the position that the continuity of interest requirement will be satisfied if at least 50% of the value of all of the consideration payable in the merger consists of stock in the acquiring corporation; courts have found this requirement satisfied at thresholds less than 50%. However, this determination can be highly fact specific, particularly in transactions in which stock represents less than 50% of the total consideration, and there can be no certainty that the IRS or the courts would view this transaction as a reorganization. In addition, to satisfy the continuity of interest requirement, Northern Bank shareholders, must not, pursuant to a plan existing at or prior to the effective date of the merger, dispose of or transfer so much of either
(i) their Northern Bank stock in anticipation of the merger to Cowlitz Bancorp or to any person related to Cowlitz Bancorp or (ii) the Cowlitz Bancorp common stock to be received in the merger to Cowlitz Bancorp or to any persons related to Cowlitz Bancorp, such that the Cowlitz Bancorp stock that the Northern Bank shareholders collectively own after such disposition or transfer no longer represents a substantial portion of the overall consideration received in the merger.


    Because, as discussed above under "The Merger Consideration" the number of shares of Cowlitz Bancorp common stock which will be received by the Northern Bank shareholders and the value of such shares will not be known until the effective date of the merger, it is unclear at this time whether the Cowlitz Bancorp stock will represent a substantial portion of the total consideration received. Therefore it is not known whether the continuity of interest requirement will be satisfied. If that requirement or any other applicable requirement is not satisfied, the merger will not be treated as a reorganization, but instead will be treated as a taxable sale. The consequences to the Northern Bank shareholders and to Cowlitz Bancorp, Cowlitz Bank and Northern Bank of such a transaction are discussed below under "Taxable Transaction".

    PARTIALLY TAX FREE REORGANIZATION

    The following discussion applies only if the merger qualifies as a reorganization for federal income tax purposes.


    CONSEQUENCE TO COWLITZ BANCORP, COWLITZ BANK AND NORTHERN BANK. If the merger qualifies as a reorganization for federal income tax purposes, no gain or loss will be recognized by Cowlitz Bancorp, Cowlitz Bank or Northern Bank as a result of the merger.



    CONSEQUENCE TO NORTHERN BANK SHAREHOLDERS. If the merger qualifies as a reorganization for federal income tax purposes, Northern Bank shareholders will recognize gain, if any, with respect to their shares of Northern Bank common stock surrendered in the merger but only to the extent of the lesser of (a) the amount of gain realized with respect to such Northern Bank common stock and
(b) the amount of cash received (including the cash deposited in escrow on behalf of Northern Bank shareholders), but not including cash received in lieu of a fractional share, which is discussed below. The amount of gain realized with respect to the exchanged Northern Bank common stock will equal the excess, if any, of the cash, including the cash received in lieu of a fractional share, and the fair market value of the Cowlitz Bancorp common stock received over such shareholder's adjusted tax basis in the Northern Bank common stock exchanged therefor. No loss will be recognized by Northern Bank shareholders in the merger, except in connection with cash received in lieu of a fractional share, as discussed below. The determination of gain, which is recognized or loss which is not, is to be made on a share by share basis. That is, each Northern Bank share, or block of shares acquired at the same price, will be treated as exchanged for a pro rata portion of cash and Cowlitz Bancorp common stock.



    Any gain recognized by former Northern Bank shareholders will be treated as capital gain unless, as discussed below, the receipt of the cash has the effect of the distribution of a dividend for federal income tax purposes, in which case such gain will be treated as ordinary dividend income to the extent of the shareholder's ratable share of Northern Bank's current or accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the merger, the holding period for such stock is more than one year.


    The adjusted tax basis of the Cowlitz Bancorp common shares received in such exchange, including any fractional interest in a Cowlitz Bancorp share for which cash is received, generally will be equal to the tax basis of the shares surrendered therefor, decreased by the amount of cash received and increased by the amount of gain or dividend income recognized, if any. The holding period of the Cowlitz Bancorp common stock received will include the holding period of Northern Bank common stock exchanged therefor. As a result of these "substitute" basis rules, in general, any gain inherent or loss with respect to Northern Bank common stock that is not recognized in the merger will be reflected as the difference between the basis and the value of the Cowlitz Bancorp common stock received therefor, after making the basis adjustments described above.

    In determining whether gain recognized with respect to cash received by a Northern Bank shareholder pursuant to the merger will be treated as a dividend, a Northern Bank shareholder will be treated as if the portion of the Northern Bank common stock exchanged for cash in the merger had been instead exchanged for Cowlitz Bancorp common stock, followed immediately by a redemption of such hypothetical shares by Cowlitz Bancorp for cash, referred to in this document as the "hypothetical redemption." A Northern Bank shareholder will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to such shareholder, taking into account in each case the shareholder's actual and constructive ownership of Cowlitz Bancorp common shares.

    The hypothetical redemption would be "not essentially equivalent to a dividend" with respect to a Northern Bank shareholder if, based on all the facts and circumstances, it results in a "meaningful reduction" in such shareholder's percentage ownership of Cowlitz Bancorp common shares. The Internal Revenue Service has indicated in a published ruling that a shareholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no control over corporate affairs is generally treated as having a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the hypothetical redemption.

    The hypothetical redemption transaction would be "substantially disproportionate," and therefore would not have the effect of the distribution of a dividend with respect to a Northern Bank shareholder if the percentage of Cowlitz Bancorp common stock actually and constructively owned by such shareholder immediately after the hypothetical redemption is less than 80% of the percentage of Cowlitz Bancorp common shares actually, hypothetically and constructively owned by such shareholder immediately after both the actual and deemed receipt of the Cowlitz Bancorp common shares, but before the hypothetical redemption.

    In the case of an individual, capital gain is generally subject to preferential long term capital gain rates if such individual has held his or her common stock for more than one year at the time of the merger, and as short-term capital gain, taxable at the higher ordinary income tax rate, if the individual has held his or her common stock for one year or less at the time of the consummation of the merger. The deductibility of capital losses is substantially limited.

    Northern Bank shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in the exchange for their Northern Bank common stock will be treated as a dividend and with respect to the consequences thereof, including the eligibility of the Northern Bank shareholders that are corporations for a dividend received deduction and treatment of the dividend as a "extraordinary dividend" under Section 1059 of the Code.


    CASH RECEIVED IN LIEU OF FRACTIONAL SHARES BY NORTHERN BANK SHAREHOLDERS



    A Northern Bank shareholder who receives cash in lieu of a fractional share of Cowlitz Bancorp common stock will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Cowlitz Bancorp. Such a deemed redemption will be treated as a sale of the fractional share, provided that it is either "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to the Northern Bank shareholder, as discussed in the preceding section. If the deemed redemption is treated as a sale of a fractional share, a Northern Bank shareholder will recognize gain or loss equal to the difference between the amount of cash received and the portion of the basis of the Cowlitz Bancorp common stock allocable to such fractional share interest. Such gain or loss will be long-term capital gain or loss if, as of the date of the merger, the holding period for such shares is more than one year.


    TAXABLE TRANSACTION


    CONSEQUENCE TO NORTHERN BANK SHAREHOLDERS. If the merger does not qualify as a reorganization under the Code (as a result of a failure of the "continuity of interest" requirement or otherwise), Northern Bank shareholders will recognize gain or loss with respect to each share of Northern Bank common stock surrendered equal to the difference between that shareholder's basis in such share and the fair market value, as of the effective date of the merger, of the Cowlitz Bancorp common stock and the cash (including the cash deposited in escrow on behalf of the Northern Bank shareholders) received in exchange therefor. Such gain or loss recognized by a Northern Bank shareholder will be capital gain or loss; and will be long-term capital gain or loss if the shareholder held the Northern Bank stock for more than one year at the time of the merger. As noted above, the deductibility of capital losses is substantially limited. A Northern Bank shareholder's aggregate basis in the Cowlitz Bancorp common stock received would equal its fair market value at the effective date of the merger, and a Northern Bank shareholder's holding period for such stock would begin the day after the closing of the merger.



    CONSEQUENCE TO COWLITZ BANCORP AND COWLITZ BANK. If the merger does not qualify as a reorganization under the Code, Northern Bank would be treated as selling all of its assets to Cowlitz Bank in a fully taxable transaction and Cowlitz Bank and Cowlitz Bancorp would be responsible for paying all taxes due on any gain recognized by Northern Bank as a result of the merger.



    TAX CONSEQUENCE OF THE ESCROWED CASH TO NORTHERN BANK SHAREHOLDERS


    As discussed above under the heading "The Merger Consideration" all of the cash consideration payable by Cowlitz Bancorp in the merger will be placed in an escrow account at closing. For federal income tax purposes, the cash will be treated as if it had been paid directly to the Northern Bank shareholders at the time of the merger, even though the cash may not be transferred to the Northern Bank shareholders until a later date and may never be transferred to them at all. Therefore, Northern Bank shareholders will not be able to defer any gain they recognize with respect to cash placed into escrow in connection with the merger under the installment sale method of reporting. A Northern Bank shareholder will be required to take into account his or her pro rata share of such cash in determining the amount of gain (or loss in the event of a fully taxable transaction) if any, that the Northern Bank shareholder will recognize for the taxable year of such shareholder in which the Merger occurs. Northern Bank shareholders will be required to report on their federal income tax returns their allocable share of any income or gain realized with respect to the assets held in the escrow account, and may be entitled to deduct their allocable share of any fees or expenses of the escrow, subject to applicable limitations.

    If less than all of the cash placed into the escrow account is ultimately paid to the Northern Bank shareholders, the tax consequences of this loss are uncertain. It is possible that a Northern Bank shareholder will recognize gain with respect to his or her allocable share of the cash consideration placed in escrow at the time of the merger as discussed above, but will be entitled only to a capital loss (which cannot be carried back to offset the earlier income) in the event that he or she ultimately receives less than or none of such cash. Northern Bank shareholders should consult with their own tax advisors to determine the tax consequences to them of the cash paid into escrow, the income on such cash and the consequences to them if less than all or none of the cash is transferred to them from the escrow.

    INFORMATION REPORTING AND BACKUP WITHHOLDING REQUIREMENTS FOR NORTHERN BANK
     SHAREHOLDERS


    Certain Northern Bank shareholders may be subject to information reporting and backup withholding at a rate of 31% on some or all of the consideration received in the merger and their allocable share of income on the cash in escrow. Backup withholding generally will apply only if a shareholder fails to furnish a correct social security number or other taxpayer identification number or otherwise fails to comply with applicable backup withholding rules and certification requirements. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 or an appropriate substitute form may be subject to a $50 penalty imposed by the IRS. Northern Bank shareholders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to the receipt of cash and Cowlitz Bancorp shares in the merger and income on the cash held in escrow. Each shareholder will be required to retain records and file with his or her U.S. federal income tax return a statement setting forth facts relating to the merger.

    THE PRECEDING DISCUSSION IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, NORTHERN BANK SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING TAX REPORTING REQUIREMENTS, FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE AFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

                   MANAGEMENT AND OPERATIONS OF COWLITZ BANK
                              FOLLOWING THE MERGER

GENERAL

    The merger agreement provides for the merger of Northern Bank with and into Cowlitz Bank, with Cowlitz Bank as the surviving corporation. The separate existence of Northern Bank will cease upon completion of the merger and Northern Bank shareholders will become shareholders of Cowlitz Bancorp as described herein.

BOARD OF DIRECTORS

    At the effective date, Mr. William V. Spicer, a director of Northern Bank, will be added to the existing Cowlitz Bank board of directors. Cowlitz Bank expects to compensate Mr. Spicer in the same manner it compensates its other outside directors.

OPERATIONS AFTER THE MERGER

    After the merger, Northern Bank will operate as a separate division of Cowlitz Bank and will retain its name. Cowlitz Bank intends to retain Northern Bank's existing branches and may expand the number of branches located in retirement centers. It is anticipated that Cowlitz Bank will retain many of the existing products and services offered by Northern Bank, although Northern Bank's Business Manager program will be discontinued. Cowlitz Bank will convert Northern Bank branches to Cowlitz Bank's information and data processing systems for certain major functions, including deposit operations, loan servicing and item processing. Since much of Northern Bank's existing operations will be retained following the merger, Cowlitz Bancorp does not anticipate any significant cost savings as a result of the integration of operations following the merger.

    Prior to the merger, Mr. James Wills, formerly the Executive Vice President of Cowlitz Bank, was hired as the Chief Lending Officer and Acting President of Northern Bank and he has become a member of the Northern Bank board of directors. Cowlitz Bancorp intends to conduct a search following the closing for a full-time President of the Northern Bank division. It is anticipated that Mr. Wills will be a candidate for that position.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                        PRO FORMA COMBINED BALANCE SHEET

                                  (UNAUDITED)

               (IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES)

                                                     HISTORICAL
                                           -------------------------------
                                                 SEPTEMBER 30, 1999           PRO FORMA        PRO FORMA
                                           COWLITZ BANCORP   NORTHERN BANK   ADJUSTMENTS       COMBINED
                                           ---------------   -------------   -----------       ---------
ASSETS
Cash and due from banks..................     $ 15,173          $ 6,205        $(1,998)(3)     $ 19,380
Investment securities
  Investments available-for-sale.........        8,462            4,720                          13,182
  Investments held-to-maturity...........        4,564                                            4,564
Loans, net...............................      138,539           49,012                         187,551
Premises and equipment...................        6,011              107                           6,118
Federal Home Loan Bank stock.............        3,035               --             --            3,035
Intangible assets........................        5,062               --          3,237 (6)        8,299
Other assets.............................        1,900              943             75 (9)        2,918
                                              --------          -------        -------         --------
TOTAL ASSETS.............................     $182,746          $60,987        $ 1,314         $245,047
                                              ========          =======        =======         ========
LIABILITIES
Deposits.................................     $122,860          $56,024        $    --         $178,884
Borrowings...............................       26,927               --             --           26,927
Other liabilities........................        1,120              454            225 (4)
                                                                                   158 (5)        1,957
                                              --------          -------        -------         --------
TOTAL LIABILITIES........................      150,907           56,478            383          207,768

SHAREHOLDERS' EQUITY
Preferred stock..........................           --               --             --
Common stock.............................       18,887            1,226         (1,226)(8)
                                                                                 5,365 (2)       24,252
Additional paid in capital...............        1,538            2,961         (2,961)(8)        1,538
Retained earnings........................       11,428              351           (158)(5)
                                                                                  (193)(8)
                                                                                    75 (9)       11,503
Net unrealized loss on investments
  available-for-sale.....................          (14)             (29)            29 (8)          (14)
                                              --------          -------        -------         --------
TOTAL SHAREHOLDERS' EQUITY...............       31,839            4,509            931           37,279
                                              --------          -------        -------         --------
TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY.................................     $182,746          $60,987        $ 1,314         $245,047
                                              ========          =======        =======         ========

                     PRO FORMA COMBINED STATEMENT OF INCOME

                                  (UNAUDITED)

    (IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)


                                                    HISTORICAL
                                          -------------------------------
                                                SEPTEMBER 30, 1999           PRO FORMA        PRO FORMA
                                          COWLITZ BANCORP   NORTHERN BANK   ADJUSTMENTS        COMBINED
                                          ---------------   -------------   -----------       ----------
INTEREST INCOME
Interest and fees on loans..............    $   11,110        $    4,297    $       --        $   15,407
Interest investment securities..........           656                76            --               732
Interest from other banks...............           680               319            --               999
                                            ----------        ----------    ----------        ----------
  Total interest income.................        12,446             4,692            --            17,138
                                            ----------        ----------    ----------        ----------
INTEREST EXPENSE
Deposits................................         2,974             1,949            --             4,923
Borrowings..............................         1,216                --            --             1,216
                                            ----------        ----------    ----------        ----------
  Total interest expense................         4,190             1,949            --             6,139
                                            ----------        ----------    ----------        ----------
  Net interest income before provision
    for loan losses.....................         8,256             2,743            --            10,999
PROVISION FOR LOAN LOSSES...............        (1,065)             (779)           --            (1,844)
                                            ----------        ----------    ----------        ----------
  Net interest income after provision
    for loan losses.....................         7,191             1,964            --             9,155
                                            ----------        ----------    ----------        ----------
NONINTEREST INCOME
Service charge on deposit accounts......           511                48            --               559
Other income............................           691                52            --               743
Net gain (loss) on sale of
  available-for-sale securities.........            (2)               --            --                (2)
                                            ----------        ----------    ----------        ----------
  TOTAL NONINTEREST INCOME..............         1,200               100            --             1,300
                                            ----------        ----------    ----------        ----------
NONINTEREST EXPENSE
Salaries and employee benefits..........         4,228               993            --             5,221
Net occupancy and equipment expense.....           980               186            --             1,166
Other operating expense.................         2,291             1,081           162 (7)         3,534
                                            ----------        ----------    ----------        ----------
  Total noninterest expense.............         7,499             2,260           162             9,921
                                            ----------        ----------    ----------        ----------
  Income (loss) before income taxes.....           892              (196)         (162)              534
Income Taxes (Benefit)..................           341                --           (75)(9)           266
                                            ----------        ----------    ----------        ----------
NET INCOME (LOSS).......................    $      551        $     (196)   $      (87)       $      268
                                            ==========        ==========    ==========        ==========
Basic earnings (loss) per share.........    $     0.14        $    (0.16)                     $      .04
Diluted earnings (loss) per share.......    $     0.13        $    (0.16)                     $      .04
Average common shares outstanding:
  Basic.................................     4,046,872         1,225,597                       4,960,047
  Diluted...............................     4,104,249         1,225,597                       5,017,424

                     PRO FORMA COMBINED STATEMENT OF INCOME

                                  (UNAUDITED)

    (IN THOUSAND OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)


                                                     HISTORICAL
                                           -------------------------------
                                                  DECEMBER 31, 1998           PRO FORMA        PRO FORMA
                                           COWLITZ BANCORP   NORTHERN BANK   ADJUSTMENTS       COMBINED
                                           ---------------   -------------   -----------       ---------
INTEREST INCOME
Interest and fees on loans...............     $  14,103        $   4,852      $      --        $  18,955
Interest on investment securities........           958               76             --            1,034
Interest from other banks................         1,305              230             --            1,535
                                              ---------        ---------      ---------        ---------
  Total interest income..................        16,366            5,158             --           21,524
                                              ---------        ---------      ---------        ---------
INTEREST EXPENSE
Deposits.................................         4,942            2,152             --            7,094
Borrowings...............................         1,559               --             --            1,559
                                              ---------        ---------      ---------        ---------
  Total interest expense.................         6,501            2,152             --            8,653
  Net interest income before provision
    for loan losses......................         9,865            3,006             --           12,871
PROVISION FOR LOAN LOSSES................          (509)            (683)            --           (1,192)
                                              ---------        ---------      ---------        ---------
  Net interest income after provision for
    loan losses..........................         9,356            2,323             --           11,679
                                              ---------        ---------      ---------        ---------
NONINTEREST INCOME
Service charge on deposit accounts.......           656               46             --              702
Other income.............................           317              138             --              455
Net gain on sale of available-for-sale
  securities.............................             5               --             --                5
                                              ---------        ---------      ---------        ---------
  Total noninterest income...............           978              184             --            1,162
                                              ---------        ---------      ---------        ---------
NONINTEREST EXPENSE
Salaries and employee benefits...........         3,775            1,004             --            4,779
Net occupancy and equipment expense......           888              244             --            1,132
Other operating expense..................         2,264            1,161            216 (7)        3,641
                                              ---------        ---------      ---------        ---------
  Total noninterest expense..............         6,927            2,409            216            9,552
                                              ---------        ---------      ---------        ---------
  Income (loss) before income taxes......         3,407               98           (216)           3,289
Income Taxes (Benefit)...................         1,181              (22)            --            1,159
                                              ---------        ---------      ---------        ---------
NET INCOME...............................     $   2,226        $     120      $    (216)       $   2,130
                                              =========        =========      =========        =========
Basic earnings per share.................     $    0.60        $    0.10                       $    0.46
Diluted earnings per share...............     $    0.57        $    0.09                       $    0.44
Average common shares outstanding:
  Basic..................................     3,715,901        1,194,517                       4,629,076
  Diluted................................     3,894,095        1,325,517                       4,808,036

NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS:

1.  Basis of Presentation

    The unaudited pro forma combined balance sheet combines the historical consolidated balance sheets of Cowlitz Bancorp and Northern Bank as if the merger had become effective on September 30, 1999. The pro forma combined statements of income for the nine months ended September 30, 1999 and the year ended December 31, 1998 combine the historical consolidated statements of income of Cowlitz Bancorp and Northern Bank as if the merger had become effective on January 1, 1998.

    The merger is accounted for as a purchase. Under this method of accounting, assets and liabilities of Northern Bank are adjusted to their estimated fair value and combined with the recorded book values of the assets and liabilities of Cowlitz Bancorp. Fair value adjustments are subject to update as additional information becomes available.

2.  Purchase Price: Stock Consideration

    Under the terms of the merger agreement, the purchase price is up to $7.05 per share of Northern Bank stock. The purchase price consists of two components, the stock consideration and the cash consideration. The stock consideration is $5.42 per Northern Bank share in the form of a number of shares of common stock of Cowlitz Bancorp (based on a fixed value for Cowlitz Bancorp stock of $6.563 per share). The stock consideration is subject to reduction based on Northern Bank's shareholders' equity at the time of closing below $4,718,841. If Northern Bank's shareholders' equity immediately prior to closing is less than $4,718,841, the portion of the merger consideration payable in Cowlitz Bancorp stock will be reduced by an amount equal to 1.75 times the difference between $4,718,841 and Northern Banks' shareholders' equity immediately prior to closing. As of September 30, 1999, Northern Bank's proforma shareholders' equity (as adjusted for estimated closing costs of $158,000) was $4,350,703. The amount of stock consideration payable per Northern Bank share is reduced to $4.89, or
 .745086 shares of Cowlitz Bancorp common stock.

    Northern Bank's shareholders' equity may be further reduced as a result of, among other things, provisions for additional loan losses required to be made under the Merger Agreement following an examination of Northern Bank's loan portfolio prior to the closing date by an independent loan examiner. Such reductions, if they occur, will further reduce the stock consideration.

    Additionally, because the maximum amount of the total purchase price is fixed, the purchase price paid per share may be reduced further if the number of outstanding shares of Northern Bank common stock at the closing date is greater than the number of outstanding shares on the date of the merger agreement. Shares issuable upon exercise of Northern Bank's stock options are not included in the number of outstanding shares of Northern Bank common stock in the calculation of the stock consideration component of the purchase price as such shares were not issued and outstanding as of September 30, 1999. Each option holder under Northern Bank's stock option plan will have the right to exercise that option to the extent vested, immediately prior to the closing of the merger. Issuance of these additional shares of Northern Bank common stock will reduce the per share stock consideration as additional Northern Bank shares will become outstanding. Any outstanding Northern Bank options that are not exercised as of the closing date of the merger will be terminated without the payment of any merger consideration.

3.  Purchase Price: Cash Consideration

    The cash portion of the merger consideration is equal to $1,997,723, or $1.63 per share of Northern Bank's common stock.

    As noted in note 2 above, since the maximum amount of total merger consideration is fixed, the per share consideration may decrease if the number of outstanding shares of Northern Bank's common stock increases prior to the closing.

4.  Direct Acquisition Costs of Cowlitz Bancorp

    In addition to the common stock and cash, also included in the purchase price are Cowlitz Bancorp's other direct acquisition costs, such as legal, accounting and other professional fees. These costs are preliminarily expected to be approximately $225,000.

5.  Merger Expenses of Northern Bank

    Northern Bank estimates that it will incur $158,000 in expenses associated with the merger that are not already reflected in its September 30, 1999 financial statements. This amount has been reflected as an accrued liability and as a reduction of Northern Bank's net assets in the September 30, 1999 combined balance sheet.

6.  Allocation Of Purchase Price and Calculation Of Goodwill


    The unaudited pro forma combined financial statements assume the following with respect to the allocation of the purchase price and determination of intangible asset:



Purchase price:

Stock consideration (913,175 shares of Cowlitz common stock
  issued at a fair market value of $5.875 per share--market
  price of Cowlitz Bancorp common stock on November 10,
  1999).....................................................  $5,364,903
Cash consideration..........................................   1,997,723
Estimated direct costs......................................     225,000
                                                              ----------
Total purchase price........................................  $7,587,626
Estimated fair value of Northern Bank's net assets at
  September 30, 1999........................................   4,350,703
                                                              ----------
Estimated intangible asset..................................  $3,236,923
                                                              ==========


    For purposes of the pro forma combined balance sheet, estimates have been made of the fair value of Northern Bank's assets and liabilities as of September 30, 1999. Fair value adjustments are subject to update as additional information becomes available.


7.  Intangible Asset



    The intangible asset recorded in connection with the merger will be amortized on a straight-line basis over a fifteen-year period.


8.  Northern Bank Shareholders' Equity

    For purposes of the pro forma combined financial statements, Northern Bank's equity has been eliminated.

9.  Income Taxes

    The additional income tax benefit in the pro forma income statement for the nine month period ended September 30, 1999 represents Cowlitz Bancorp's utilization of Northern Bank's pretax loss for that period.

               COMPARISON RIGHTS OF COWLITZ BANCORP SHAREHOLDERS
                         AND NORTHERN BANK SHAREHOLDERS

    Cowlitz Bancorp is incorporated under the laws of the State of Washington and Northern Bank is incorporated under the laws of the State of Oregon. Upon completion of the merger, the Northern Bank shareholders, whose rights as shareholders are currently governed by the Oregon Bank Act (the "OBA"), Northern Bank's Amended and Restated Articles of Incorporation and Northern Bank's Bylaws will, upon exchange of their Northern Bank common stock, become holders of Cowlitz Bancorp common stock and their rights as such will be governed by the Washington Business Corporation Act (the "WBCA"), Cowlitz Bancorp's Restated Articles of Incorporation and Cowlitz Bancorp's Bylaws. The material differences between the rights of holders of Northern Bank common stock and Cowlitz Bancorp common stock resulting from the differences in their governing documents and the application of the WBCA or the OBA, are summarized below.

    The following summary is not a complete summary and is qualified in its entirety by reference to the governing corporate documents of each of Cowlitz Bancorp and Northern Bank and applicable law.

CAPITAL STOCK

    Cowlitz Bancorp's articles of incorporation currently authorize 25,000,000 shares of common stock and 5,000,000 shares of preferred stock.

    Northern Bank's articles of incorporation currently authorize 10,000,000 shares of common stock and no shares of preferred stock.

BOARD OF DIRECTORS

    Cowlitz Bancorp's articles of incorporation currently provide that Cowlitz Bancorp's board of directors will consist of five members. The directors are not divided into classes and each director's term lasts for one year.

    Northern Bank's articles of incorporation provide that Northern Bank's board of directors will consist of no fewer than five and no more than 15 members and that the Northern Bank board of directors may increase or decrease the number of directors within that range. Northern Bank's bylaws currently cap the Northern Bank board of directors at no more than nine members and currently there are six members of the Northern Bank board of directors. Northern Bank's bylaws also require that at least one half of the members of the Northern Bank board of directors be citizens of the United States, residents of Oregon or of any place within a 100 miles of Northern Bank's principal offices, and at least one member must be a Oregon resident.

MONETARY LIABILITY OF DIRECTORS

    Cowlitz Bancorp's articles of incorporation and Northern Bank's articles of incorporation each provide for the elimination of personal monetary liability of directors to the fullest extent permissible under the laws of Washington and Oregon, respectively.

VOTING RIGHTS

    Neither Cowlitz Bancorp's articles of incorporation nor Northern Bank's articles of incorporation provides for cumulative voting in the election of directors. Upon completion of the merger, based on the capitalization of Cowlitz Bancorp and Northern Bank on September 30, 1999, and assuming no adjustments to the merger consideration, current Cowlitz Bancorp common shareholders will hold approximately 4,089,570 shares of Cowlitz Bancorp common stock, constituting approximately 82% of Cowlitz Bancorp's voting power, and former Northern Bank common shareholders will hold approximately 913,175 shares of Cowlitz Bancorp common stock, constituting approximately 18% of Cowlitz Bancorp's voting power.

REMOVAL OF DIRECTORS AND FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Cowlitz Bancorp's articles of incorporation provide that directors may be removed only "for cause" and only by the affirmative vote of the holders of at least 75% of the shares entitled to vote on the removal of such director. "For cause" means either: (a) conviction of a felony by a court of competent jurisdiction which is no longer subject to direct appeal or (b) adjudication for gross negligence or dishonest conduct in the performance of a director's duty to this corporation by a court of competent jurisdiction which is no longer subject to direct appeal. The applicable provision of Cowlitz Bancorp's articles of incorporation may be amended only with the approval of two-thirds of the votes entitled to be cast by each voting group entitled to vote on such amendment.

    Northern Bank's articles of incorporation provide that directors may be removed by a vote of the holders of a majority of the shares currently entitled to vote at an election of directors.

        CERTAIN DIFFERENCES BETWEEN WASHINGTON AND OREGON CORPORATE LAWS

    The Washington Business Corporation Act (WBCA) governs the rights of Cowlitz Bancorp shareholders and will govern the rights of Northern Bank shareholders who become Cowlitz Bancorp shareholders after the merger. The Oregon Bank Act
(OBA) governs the rights of current Northern Bank shareholders. The WBCA and the OBA differ in many respects. The following discussion summarizes some significant differences between the provisions of the WBCA and the OBA that could materially affect the rights of Northern Bank shareholders.

AMENDMENTS OF ARTICLES OF INCORPORATION

    Under the WBCA, with certain exceptions, amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors, unless the board of directors determines that because of a conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment. All amendments must be approved by a majority of all the votes entitled to be cast by any voting group entitled to vote thereon unless another proportion is specified in the articles of incorporation, by the board of directors as a condition to its recommendation or by provision of the WBCA.

    Oregon law provides that a bank's board of directors may initiate the process for amending its articles of incorporation, by first adopting a resolution setting forth the proposed amendment and directing that it be submitted to the shareholders. The proposed amendment must then be submitted to a vote at a meeting of shareholders, and the notice of that meeting must describe the amendment. The articles of incorporation may be amended if a quorum exists and the votes cast favoring the amendment amount to a majority of the total outstanding shares. Where a bank has multiple classes of stock, shareholders are entitled to vote by class where the proposed amendment would impact one class of shareholders disproportionately with other classes. Supermajority voting requirements may be imposed by the articles of incorporation, or by the board of directors with respect to any proposed amendment.

RIGHT TO CALL A SPECIAL MEETING OF SHAREHOLDERS

    Under the WBCA, a special meeting of shareholders may be called by the board of directors, any person authorized by a corporation's articles or bylaws, or by holders of 10% or more of all the votes entitled to be cast at the special meeting. The articles of incorporation of a public company, such as Cowlitz Bancorp, may limit or deny the right shareholders to call special meetings.

    The OBA provision is similar to that of the WBCA, except that the OBA permits a special meeting to be called by the chief executive officer, a majority of the board of directors, or any person granted that authority by the articles of incorporation or bylaws. A group of not fewer than three shareholders who collectively hold not less than one-third of the outstanding voting stock of a bank may call a meeting by delivering to the secretary a notice of their intent to do so. All special meetings must be held in Oregon, and the articles or bylaws may reserve to the board of directors or an officer the right to set the time and place of a meeting.

TRANSACTIONS WITH OFFICERS OR DIRECTORS

    The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if: (a) it is approved by a majority of qualified directors (but no fewer than two); (b) it is approved by the affirmative vote of the majority of all qualified shares after notice and disclosure to the shareholders; or (c) at the time of commitment, the transaction is established to have been fair to the corporation. For purposes of this provision, a "qualified director" is one who does not have either: (a) a conflicting interest respecting the transaction or (b) a familial, financial, professional or employment relationship with a second director who does have a conflicting interest respecting the transaction, which relationship would, in the circumstances, reasonably be expected to exert an influence on the first director's judgment when voting on the transaction. "Qualified shares" are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director (or an affiliate of the director) who has a conflicting interest respecting the transaction.

    Under the OBA, a conflict of interest transaction is not voidable by a corporation solely because of a director's interest in the transaction if:
(a) the material facts of the transaction and the director's interest were disclosed or known to the board of directors or to a committee of the board of directors and the board or committee authorized, approved or ratified the transaction, (b) the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction or (c) the transaction was fair to the corporation. A conflict of interest transaction is "authorized, approved or ratified" by the board or a board committee if it receives the affirmative vote of a majority of directors on the board or on the committee who have no direct or indirect interest in the transaction. If a majority of the directors who have no direct or indirect interest in the transaction vote to authorize, approve, or ratify the transaction, a quorum is deemed present at that board or board committee meeting for the purpose of taking such action.

LIMITATION OF LIABILITY OF DIRECTORS

    Under the WBCA, a corporation's articles of incorporation may set forth a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director. However, such provisions may not eliminate or limit a director's liability for:
(a) acts or omissions which involve intentional misconduct or a knowing violation of the law; (b) the payment of unlawful distributions; or (c) any transaction from which the director derived an improper personal benefit.

    Similarly, under Oregon Law, a corporation's articles of incorporation may set forth a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director. However, in addition to exceptions contained in the WBCA, such provisions may not eliminate or limit a director's liability for breaches of the director's duty of loyalty to the corporation or its shareholders or acts or omissions not in good faith.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND EMPLOYEES

    Under the WBCA, if authorized by its articles of incorporation, a bylaw adopted or ratified by its shareholders, or a resolution adopted or ratified, before or after the event, by its shareholders, a corporation has the power to indemnify a director, officer or employee made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under any circumstances, except that no such indemnification shall be allowed for: (a) acts or omissions of a director, officer or employee finally adjudged to have engaged in intentional misconduct or a knowing violation of the law; (b) conduct of a director, officer or employee finally adjudged to be an unlawful distribution; or (c) any transaction with respect to which it was finally adjudged that such director, officer or employee personally received a benefit in money, property or services to which the director, officer or employee was not legally entitled. The WBCA's legislative history suggests that a corporation may indemnify its directors, officers and employees for amounts paid in settlement of derivative actions, provided that the director's, officer's or employee's conduct does not fall within one of the categories set forth above. Generally, Cowlitz Bancorp's bylaws provide that Cowlitz Bancorp shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the WBCA, including indemnification of persons seeking to enforce indemnification rights through a proceeding authorized by Cowlitz Bancorp's board of directors and initiated by such person.

    Under the OBA, a financial institution may, subject to the limitations imposed by federal law, indemnify a director against liability incurred if the conduct was in good faith, the individual reasonably believed the individual's conduct was in the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the conduct was unlawful. The OBA provides for mandatory indemnification of officers and directors when the indemnified party is wholly successful on the merits or otherwise in the defense of any proceeding to which the director or officer was a party because of being a director or officer.

MERGERS, SALES OF ASSETS AND OTHER TRANSACTIONS

    Under the WBCA, a merger, share exchange or dissolution of a corporation must be approved by the affirmative vote of a majority of directors when a quorum is present, and by each voting group entitled to vote separately on the plan by two-thirds of all votes entitled to be cast on the plan by that voting group, unless another proportion is specified in the articles of incorporation. The WBCA also provides that, in general, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, or dissolve if the board of directors recommends the proposed transaction to the shareholders and the shareholders approve the transaction by two-thirds of all the votes entitled to be cast, unless another proportion is specified in the articles of incorporation.

    The OBA merger procedures are similar to those of the WBCA. The notable difference is that the OBA requires approval of each voting group entitled to vote separately on the plan by two-thirds of all the outstanding shares, unless a higher proportion is specified in the articles of incorporation. The same is true in the case of disposition of all or substantially all of a bank's assets or deposits.

    The OBA and the WBCA contain nearly identical provisions setting forth certain circumstances under which no vote by the shareholders of a corporation surviving a merger is required.

PROVISIONS AFFECTING CONTROL SHARE ACQUISITION AND BUSINESS COMBINATIONS

    The WBCA prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons who or which beneficially owns 10% or more of the voting securities of a target corporation (an "Acquiring Person") for a period of five years after the acquisition of such securities, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the date of the acquisition. A significant business transaction includes among other transactions: (a) a merger with or consolidation with, disposition of assets to or with, or issuance or redemption of stock to or from, the Acquiring Person, (b) termination of 5% or more of the employees of the target corporation employed in Washington State as a result of the Acquiring Person's acquisition of 10% or more of the shares, or
(c) allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. Target corporations include domestic corporations have a class of voting securities registered under Section 12 or Section 15 of the Securities Exchange Act of 1934. Cowlitz Bancorp believes it currently meets these standards and is subject to the statute. A corporation may not "opt out" of this statute.

    Unlike the Oregon Business Corporation Act, the OBA contains no provision similar to the WBCA's takeover statute.

CONSIDERATION OF OTHER CONSTITUENCIES

    The OBA provides that the directors of a corporation, when evaluating any tender offer or exchange offer made by a third party, a third party's proposal of merger or consolidation, or a third party's offer to acquire all or substantially all of the assets of the corporation, may, in determining what they believe to be in the best interests of the corporation, give due consideration to the following: (a) the social, legal and economic effects on employees, customers and suppliers of the corporation and on the communities and geographical areas in which the corporation and its subsidiaries operate, (b) the economy of the state and nation, (c) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation, and (d) other relevant factors.

    The WBCA does not contain provisions relating to the ability of a board of directors to consider the impact of constituencies other than shareholders.

DISSENTERS' RIGHTS

    Under the WBCA, a shareholder is entitled to dissent from and, upon perfection of the shareholder's appraisal right, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the corporation, and certain amendments to the corporation's articles of incorporation that materially and adversely affect shareholder rights. However, shareholders generally will not have such dissenters' rights if shareholder approval is not required to effect the corporate action.


    Under the OBA, shareholders who dissent from a proposed merger are entitled to dissenters' rights under ORS 711.175 to ORS 711.185. Copies are contained in Appendix H. In order to perfect his or her dissenters' rights, a shareholder must notify the bank at or before the shareholder meeting that he or she is dissenting as to all shares of the bank he or she beneficially owns. Within
30 days after the effective date, the surviving institution must deliver to the dissenters an acknowledgement of their dissent with a written offer to pay cash for the fair market value of those shares. If a shareholder notifies the institution that he or she accepts the offer, the surviving institution must pay the fair market value to the shareholders within 30 days after receiving the acceptance.


    If a shareholder declines the offer, the Oregon Department of Consumer and Business Services will appoint an appraiser, who will make a final determination of fair market value. Within 30 days after receiving the appraiser's valuation, the surviving entity must notify the dissenting shareholders of the valuation. The costs of appraisal are to be borne equally by the entity and the dissenting shareholders unless the appraised value differs by more than 15% from the entity's initial offer to dissenters. If the offer was less than the appraiser's valuation by more than 15%, the entity would be required to pay the entire cost of valuation. If the entity's offer was more than the appraiser's valuation by more than 15%, the dissenting shareholders would bear entire cost of the valuation on a pro rata basis.

DISSOLUTION

    Under the WBCA a dissolution must be recommended by the board of directors and approved by two-thirds of all the shares entitled to vote, unless either the articles of incorporation or the board of directors requires a higher proportion or the articles of incorporation require a lower proportion (but at least a majority).

    Under the OBA, a dissolution must be approved by written consent of all shareholders or the dissolution must be initiated by the board of directors and, unless the articles of incorporation or the board requires a greater vote or a vote by voting groups, approved by a simple majority of the votes entitled to be cast on the proposal for dissolution.

                  DESCRIPTION OF COWLITZ BANCORP CAPITAL STOCK


    Cowlitz Bancorp's articles of incorporation currently authorize 25,000,000 shares of common stock and 5,000,000 shares of preferred stock, no par value. As of December 28, 1999, there were issued and outstanding 4,077,052 shares of Cowlitz Bancorp common stock and no shares of Cowlitz Bancorp preferred stock. In the merger, Cowlitz Bancorp will issue approximately 1,243,615 shares of Cowlitz Bancorp common stock to Northern Bank shareholders.


    The following description summarizes the material features of Cowlitz Bancorp's capital stock. This summary is not complete and is subject in all respects to the applicable provisions of the WBCA and is qualified in its entirety by reference to Cowlitz Bancorp's articles of incorporation.

COWLITZ BANCORP COMMON STOCK

    Each holder of Cowlitz Bancorp common stock is entitled to one vote for each share held on all matters voted upon by shareholders. Shareholders are not permitted to cumulate their votes for the election of directors.

    In the event of the liquidation, dissolution or distribution of assets of Cowlitz Bancorp, holders of Cowlitz Bancorp common stock will be entitled to share ratably in any remaining assets of Cowlitz Bancorp legally available for distribution to the shareholders after payment of all liabilities and amounts owed with respect to Cowlitz Bancorp preferred stock.

    Holders of Cowlitz Bancorp common stock are not entitled to preemptive rights with respect to any additional shares of capital stock that may be issued.

    The authorized but unissued and unreserved shares of Cowlitz Bancorp common stock will be available for general corporate purposes, including but not limited to possible issuance in exchange for capital notes, as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment plan, for employee benefit plans, or in a future underwritten or other public offering. Except as described above or as otherwise required to approve the transactions in which the additional authorized shares of Cowlitz Bancorp common stock would be issued, no shareholder approval will be required for the issuance of these shares.


    At December 28, 1999, options to purchase 464,000 shares of Cowlitz Bancorp common stock had been granted, but not exercised or terminated. There are 81,000 shares available for further grants under Cowlitz Bancorp's stock option plans.


COWLITZ BANCORP PREFERRED STOCK

    Under Cowlitz Bancorp's articles of incorporation, the Cowlitz Bancorp board of directors is authorized to provide for the issuance of up to 5,000,000 shares of preferred stock in one or more series. Cowlitz Bancorp's board of directors is authorized to establish series; to fix and determine the variations in the relative rights and preferences as between series and as between holders of the same series; to amend the relative rights and preferences of any series that is wholly unissued; and to designate the number of shares of each series and the designation thereof. The Cowlitz Bancorp board of directors may, after the issue of shares of a series, amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series, and the number of shares constituting the decrease shall resume the status which they had before the adoption of the resolution establishing the series. The rights and preferences which may be established by the Cowlitz Bancorp board of directors may include, without limitation:

    - The right to vote, or limitations upon the right to vote, and in the absence of any such provision with respect to a particular series no shares of that series shall have any right to vote, and no right to vote as a class, for any purpose except as may be required by law;

    - The right of Cowlitz Bancorp to redeem any of such shares at a price and upon terms fixed by the resolution establishing the series, including sinking fund provisions, if any;

    - The right to receive dividends including whether any such dividend is cumulative, noncumulative, or partially cumulative;

    - Preference over any other class or classes of shares, or over any other series of this or any other class or classes of shares, as to the payment of dividends;

    - Preference in the assets of the corporation over any other class or classes of shares, or over any other series of this or any other class or classes of shares, upon the voluntary or involuntary liquidation of Cowlitz Bancorp;

    - The right to convert the shares into shares of any other class or into shares of any series of the same or any other class, except a class having prior or superior rights and preferences as to dividends or distribution of assets upon liquidation.

                   DESCRIPTION OF NORTHERN BANK COMMON STOCK

    Northern Bank has a single class of common stock and has not authorized or issued any class or series of preferred stock. Each Northern Bank shareholder is entitled to one vote per share on all matters voted upon by shareholders. Shareholders are not permitted to cumulate their votes for the election of directors, nor are any preemptive rights available to Northern Bank shareholders.

    In the event Northern Bank is liquidated, dissolves or distributes its assets, Northern Bank shareholders will be entitled to share ratably in all remaining assets of Northern Bank legally available for distribution to the shareholders after payment of all liabilities.

    Northern Bank is entitled to use authorized but unissued and unreserved shares of Northern Bank common stock for general corporate purposes, including without limitation issuance in conversion of debt, as payment for stock dividends or stock splits, under a cash dividend reinvestment plan, and for employee benefit plans.


    At December 28, 1999, Northern Bank had outstanding options to purchase 675,121 shares of Northern Bank common stock.


                                 LEGAL MATTERS

    The validity of the shares of Cowlitz Bancorp common stock which will be issued in connection with the merger and certain legal matters in connection with the merger will be passed upon for Cowlitz Bancorp by Heller Ehrman White & McAuliffe.


    On July 19, 1999 Northern Bank entered into stipulated Orders to Cease and Desist with the Federal Deposit Insurance Corporation and the Oregon Department of Business and Consumer Services. The two orders, which were similar in their findings and requirements, stated that Northern Bank had engaged in specified "unsafe or unsound banking practices." The regulatory agencies cited Northern Bank for failing to adhere to laws and regulations relating primarily to loan administration by, among other things, operating with inadequate management, operating with inadequate equity capital and reserves in relation to the quantity and quality of its loan portfolio, operating with a large volume of poor quality loans, operating without an adequate reserve for loan and lease losses, and following inadequate lending and lax collection practices.



    Northern Bank has responded to these citations by shifting to a more conservative view of its loan portfolio, increasing its allowance for loan and lease losses from $1,160,000 at June 30, 1999 to $1,507,654 at November 30, 1999. In doing so, Northern Bank restated its second quarter financial statements to increase its loan loss reserve by an additional $474,000 during that quarter, and further increasing its reserve during the third quarter to a total of $1,881,000. In November 1999 Northern Bank determined to charge off nonperforming loans totaling $673,000 against allocated reserves of $600,000, and management expects to increase substantially the loan loss reserve during the fourth fiscal quarter.



    Northern Bank also has adopted a comprehensive plan to address qualitative factors noted by banking regulators, including hiring additional qualified loan officers and loan administration personnel. (See "Appendix B--Information Concerning Northern Bank--General" for more information.)



    The merger is conditioned upon Cowlitz Bancorp receiving assurances from the FDIC and the State of Oregon that the orders will not be applicable to the merged entity following closing. The parties are working closely with regulators to ensure that the necessary approvals are obtained, but there can be no assurances that regulators will grant those approvals.


                                    EXPERTS

    The consolidated financial statements of Cowlitz Bancorp included in this joint proxy statement and in the Registration Statement to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

    The consolidated financial statements of Northern Bank included in this joint proxy statement and in the Registration Statement have been audited by Moss Adams LLP, independent public accountants, to the extent and for the periods indicated in their report, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

    Cowlitz Bancorp files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports and other information at the public reference facilities maintained by the SEC at:

Judiciary Plaza
Room 1024
450 Fifth Street, N.W.
Washington, D.C. 20549

Citicorp Center
500 West Madison Street
Suite 1400
Chicago, Illinois 60661-2511

Seven World Trade Center
13th Floor
New York, New York 10048

    You may also obtain copies of these documents by mail from the public reference room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, Cowlitz Bancorp files reports and other information with the SEC electronically, and the SEC maintains a web site located at http://www.sec.gov containing this information.


    Northern Bank files annual, quarterly and special reports, proxy statements and other information with the Federal Deposit Insurance Corporation. You may read and copy these reports and other information at the offices of the FDIC located at 550 17th Street NW, Room F-6043, Washington, D.C. 20429, by calling
(202) 898-8913, or by FAX to (202) 898-3909. You also may obtain copies of these documents from Northern Bank's Investor Relations Manager, Michelle Luchs, by calling (503) 222-9164.


    Cowlitz Bancorp's common stock is quoted on The Nasdaq National Market, and Northern Bank's common stock is quoted on The Nasdaq Small Cap Market. You may obtain copies of Cowlitz Bancorp's and Northern Bank's reports and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    Cowlitz Bancorp has filed a registration statement on Form S-4 to register with the SEC up to 1,243,615 shares of Cowlitz Bancorp common stock that may be issued in the merger. This joint proxy statement is a part of that registration statement. As permitted by the SEC rules, this joint proxy statement does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth above. Statements contained in this joint proxy statement as to the contents of any contract or other document referred to in this document include all material terms of the contracts or other documents but are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.

                             SHAREHOLDER PROPOSALS

    Cowlitz Bancorp must receive a shareholder proposal by December 15, 1999 to consider it for inclusion in Cowlitz Bancorp's proxy statement and form of proxy relating to the Cowlitz Bancorp's Annual Meeting of Shareholders in 2000. In addition, if Cowlitz Bancorp is not notified prior to February 28, 2000 that a shareholder intends to present a proposal at the Annual Meeting in 2000, Cowlitz Bancorp's management will have discretionary authority with respect to each proxy received by it to vote on such matter. Cowlitz Bancorp's address for these purposes is P.O. Box 1518, Longview, Washington 98632.


    Any Northern Bank shareholder who wishes to submit a proposal for presentation to the 2000 Annual Meeting of Shareholders must have submitted the proposal to Northern Bank at 1001 S.W. Fifth Avenue, Suite 250, Portland, Oregon 97204, not later than December 1, 1999, for inclusion, if appropriate, in Northern Bank's proxy statement and the form of proxy relating to the 2000 Annual Meeting, which meeting will be held only if the merger is not completed prior to the planned date of the annual meeting.

                                   APPENDIX A
                 INFORMATION CONCERNING COWLITZ BANCORPORATION

GENERAL

    Cowlitz Bancorporation was organized in 1991 under Washington law to become the holding company for Cowlitz Bank, a Washington state chartered bank that commenced operations in 1978. The principal executive offices of Cowlitz are located in Longview, Washington.

    Cowlitz offers or makes available a broad range of financial services to its customers, primarily small and medium-sized businesses, professionals and retail customers. Cowlitz Bank's commercial and personal banking services include commercial and real estate lending, consumer lending, mortgage origination and trust services. Cowlitz Bank has also developed relationships with a securities brokerage firm and insurance agency with an estate planner to provide its customers access to a variety of financial services which are generally not available in community banks. During 1998, Cowlitz acquired Business Finance Corporation which provides asset-based lending services to companies throughout the western United States.

    Cowlitz' goal is to continue to expand its position as a leading community based provider of financial services in Cowlitz County and to become one of the leading community based providers of financial services in other selected areas of Washington and Oregon. In accordance with this strategy, during 1999 Cowlitz commenced operations in the Seattle, Washington area through the acquisition of Bay Mortgage of Bellevue, Washington, Bay Mortgage of Seattle, Washington, and Bay Escrow of Seattle, Washington. Cowlitz has also started a new branch of Cowlitz Bank, operating as Bay Bank, in Bellevue, Washington. Cowlitz' growth strategy is based on providing both exceptional personal service and a wide range of financial services to its customers including: emphasizing personal service and developing strong community ties, providing a broad range of financial products and services, increasing business volume in existing markets, and continuing to explore opportunities for regional expansion through acquisitions.

PRODUCTS AND SERVICES

    Cowlitz offers a broad portfolio of products and services tailored to meet the financial needs of targeted customers in its market areas. It believes this portfolio is generally competitive with the products and services of its competitors, including major regional and national banks. These products and services include:

    DEPOSIT PRODUCTS. Cowlitz provides a range of deposit products for customers, including non-interest-bearing checking accounts, interest-bearing checking and savings accounts, money market accounts and certificates of deposit. These accounts generally earn interest at rates established by management based on competitive market factors and management's desire to increase certain types or maturities of deposit liabilities. Cowlitz does not pay brokerage commissions to attract deposits. It strives to establish customer relations to attract core deposits in non-interest-bearing transactional accounts and thus to reduce its cost of funds.

    LOAN PRODUCTS. Cowlitz offers a broad range of loan products to its retail and business customers. Cowlitz maintains sound loan underwriting standards with written loan policies, conservative individual and branch limits and reviews by the loan committee. Further, in the case of particularly large loan commitments or loan participations, loans are reviewed by Cowlitz' board of directors. Underwriting standards are designed to achieve a high-quality loan portfolio, compliance with lending regulations and the desired mix of loan maturities and industry concentrations. Management seeks to minimize credit losses by closely monitoring the financial condition of its borrowers and the value of collateral.

    COMMERCIAL LOANS. Cowlitz offers specialized loans for its business and commercial customers. These include equipment and inventory financing, operating lines of credit and accounts receivable financing. Commercial lending is the primary focus of Cowlitz' lending activities, and a significant portion of its loan portfolio consists of commercial loans. For regulatory purposes, a substantial portion of Cowlitz' commercial loans are designated as real estate loans, as the loans are secured by mortgages and trust deeds on real property, although the loans may be made for purposes of financing commercial activities, such as accounts receivable, equipment purchases and inventory or other working capital needs. Lending decisions are based on careful evaluation of the financial strength, management and credit history of the borrower, and the quality of the collateral securing the loan. Commercial loans secured by real property are generally limited to 70% of the value of the collateral. In some cases, Cowlitz may require personal guarantees and secondary sources of repayment. Cowlitz also offers asset-based lending through its subsidiary Business Finance Corporation. These loans tend to have higher credit risk, but provide a higher rate of return than Cowlitz' normal commercial loans.

    REAL ESTATE LOANS. Real estate loans are available for construction, purchasing and refinancing residential owner-occupied and rental properties. Borrowers can choose from a variety of fixed and adjustable rate options and terms. Real estate loans reflected in the loan portfolio also include loans made to commercial customers that are secured by real property.

    Cowlitz provides customers access to long-term conventional real estate loans through Cowlitz Bank's Cowlitz Mortgage and Bay Mortgage divisions. These divisions specialize in all facets of residential lending from single family homes to small multi-plexes, including FHA and VA loans, construction and bridge loans.

    Payments on loans are often dependent on the successful operation and management of the properties securing the loans, and are therefore strongly affected by the conditions of the local real estate market. Fluctuating land values and local economic conditions make loans secured by real property difficult to evaluate and monitor.

    CONSUMER LOANS. Cowlitz provides loans to individual borrowers for a variety of purposes, including secured and unsecured personal loans, home equity, personal lines of credit and motor vehicle loans. Consumer loans can carry significantly greater risks than other loan products, even if secured, if the collateral consists of rapidly depreciating assets such as automobiles and equipment. Repossessed collateral securing a defaulted consumer loan may not provide an adequate source of repayment of the loan. Consumer loan collections are dependent on borrowers' continuing financial stability, and are sensitive to job loss, illness and other personal factors. Cowlitz attempts to manage the risks inherent in consumer lending by following strict credit guidelines and conservative underwriting practices. Cowlitz also offers Visa and MasterCard credit cards to its customers.

    OTHER BANKING PRODUCTS AND SERVICES. In support of its focus on personalized service, Cowlitz offers additional products and services for the convenience of its customers. These services include a debit card program, automated teller machines located at branch locations and an automated telephone banking service with 24-hour access to accounts. Cowlitz does not currently charge fees for any of these services. Cowlitz provides drive-through facilities at four of its branches.

    TRUST SERVICES. Cowlitz has established a trust department, which is the only Trust Department located in Cowlitz County. The trust department provides trust services to individuals, partnerships, corporations and institutions and acts as a fiduciary of estates and conservatorships and as a trustee under various wills, trusts and other plans. Cowlitz believes this service has attracted additional customers to Cowlitz Bank, and helps provide local access to these services which were previously sought at out of area financial institutions.

OTHER FINANCIAL SERVICES

    Cowlitz believes that providing its customers a full range of financial services is an important element of its strategy to attract and retain customers. To this end, Cowlitz has entered into arrangements with Raymond James Financial Services, Inc., a securities broker, and Commerce Business & Estate Services, Inc., an insurance agency. Each of these organizations maintains an office on the main floor of the Cowlitz Financial Center, where Cowlitz' headquarters are located and has access to space in Cowlitz' other branches. Representatives of these companies meet with clients at each of Cowlitz Bank's Cowlitz County branches, thereby making their services available to all of the these customers. Cowlitz has no financial interest in either of these companies. Cowlitz believes that by making available through these relationships, brokerage and insurance and estate planning services, it can increase foot traffic through its branches and market more extensively its full line of core banking products and services.

RECENT ACQUISITIONS

    On July 1, 1999, Cowlitz acquired Bay Mortgage, of Bellevue, Washington. The acquisition was accounted for using the purchase method, including a cash payment of $1 million and issuance of common stock with a value of $977,000. Remaining payments of approximately $1.26 million in cash and common stock may be issued under the terms of a three-year performance earn-out agreement. Bay Mortgage specializes in all facets of residential lending from single family homes to small multi-plexes, including FHA and VA loans, construction loans and bridge loans. Bay Mortgage will operate as a division of Cowlitz Bank and serves customers throughout the greater Bellevue/Seattle market area.

    On August 1, 1999, Cowlitz acquired Bay Mortgage, of Seattle, Washington. The acquisition was accounted for using the purchase method, including a cash payment of $675,000. Remaining payments of approximately $180,000 in cash may be paid under the terms of a three-year performance earn-out agreement. Bay Mortgage of Seattle and Bay Mortgage of Bellevue will join together as a division of Cowlitz Bank and serve customers throughout the greater Bellevue/Seattle market area.

    On September 1, 1999, Cowlitz acquired Bay Escrow, of Seattle, Washington. The acquisition was accounted for using the purchase method, including a cash payment of $125,000. Bay escrow will operate as a separate division of Cowlitz Bank and will complete escrow transactions for Bay Mortgage.

MARKET AREA

    Cowlitz' primary market area from which it accepts deposits and makes loans is Cowlitz County, Washington, and the surrounding counties in Washington and Oregon. With Cowlitz' acquisitions in the third quarter of 1999 it has expanded its market area to include Bellevue and the greater Puget Sound areas. As a community oriented bank, Cowlitz Bank has certain competitive advantages due to its local focus, but is also more closely tied to the local economy than many of its competitors, which serve a large number of geographic markets. Business Finance Corporation provides assets-based lending services throughout the western United States.

EMPLOYEES

    As of September 30, 1999, Cowlitz employed a total of 162 full-time equivalent employees. None of the employees are subject to a collective bargaining agreement and Cowlitz considers its relationships with its employees to be favorable.

COMPETITION

    Competition in the banking industry for deposits and loans has intensified with decreased interest rates over the last few years. Furthermore, competition from outside the traditional banking system from credit unions, investment banking firms, insurance companies and related industries offering bank-like products has increased the competition for deposits and loans.

    The banking industry in the market area is generally characterized by well established branches of large banks with headquarters located out of the market area and in many cases, out of the state. These large multi-bank holding company branches have transferred a number of their banking functions outside the local area. There are also thrift institutions, including branches of the country's largest thrift institution, and credit unions within the market area that are very competitive in the deposit and consumer lending areas.

    The major competition for commercial banking services in Cowlitz County comes from U.S. Bank, Key Bank, Bank of America and Columbia State Bank. None of these competitors are headquartered in Cowlitz County and many have relocated key functions (e.g., loan decisions) into regional offices outside of the area. Its local decision making and strong community ties have allowed Cowlitz to provide a level of personal service and direct customer contact that management believes is superior to that provided by other banks.

    The offices of the major financial institutions have competitive advantages over Cowlitz in that they have high public visibility, may offer a wider variety of products and are able to maintain advertising and marketing activities on a much larger scale than Cowlitz can economically maintain. Since single borrower lending limits imposed by law are dependent on the capital of the institution, the branches of larger institutions with substantial capital bases also have an advantage with respect to loan applications which are in excess of Cowlitz' legal lending limits.

    In competing for deposits, Cowlitz is subject to certain limitations not applicable to nonbank financial institution competitors. Previous laws limiting the deposit instruments and lending activities of savings and loan associations have been substantially eliminated, thus increasing the competition from these institutions.

REGULATION AND SUPERVISION

    Cowlitz and Cowlitz Bank are subject to extensive regulation under federal and state laws. The laws, together with the regulations promulgated under them, significantly affect respective activities of Cowlitz and Cowlitz Bank and the competitive environment in which they operate. The laws and regulations are primarily intended to protect depositors and the deposit insurance fund, rather than shareholders.

    The description herein of the laws and regulations applicable to Cowlitz and Cowlitz Bank, does not purport to be a complete description of the laws and regulations mentioned herein or of all such laws and regulations. Any change in applicable laws or regulations may have a material effect on the business and prospects of Cowlitz and Cowlitz Bank. The operations of Cowlitz and Cowlitz Bank may be affected by legislative and regulatory changes as well as by changes in the policies of various regulatory authorities. Cowlitz cannot accurately predict the nature or the extent of the effects that such changes may have in the future on its business and earnings.

    BANK HOLDING COMPANY REGULATION. Cowlitz is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended ("BHCA") and, as such, is subject to the regulations of the Federal Reserve. Bank holding companies are required to file periodic reports with and are subject to periodic examination by the Federal Reserve. The Federal Reserve has issued regulations under the BHCA requiring a bank holding company to serve as a source of financial and managerial strength to its subsidiary banks. It is the policy of the Federal Reserve that, pursuant to this requirement, a bank holding company should stand ready to use its resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity. Additionally, under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become "undercapitalized" (as defined in the statute) with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the institution's total assets at the time the institution became undercapitalized, or (ii) the amount that is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with such capital restoration plan. Under the BHCA, the Federal Reserve has the authority to require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

    Cowlitz is prohibited by the BHCA from acquiring direct or indirect control of more than 5% of the outstanding shares of any class of voting stock or substantially all of the assets of any bank or merging or consolidating with another bank holding company without prior approval of the Federal Reserve. Additionally, Cowlitz is prohibited by the BHCA from engaging in or from acquiring ownership or control of more than 5% of the outstanding shares of any class of voting stock of any company engaged in a non-banking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be a proper incident thereto.

    CAPITAL ADEQUACY GUIDELINES FOR BANK HOLDING COMPANIES. The Federal Reserve is the federal regulatory and examining authority for bank holding companies. The Federal Reserve has adopted capital adequacy guidelines for bank holding companies. These guidelines are similar to, although not identical with, the guidelines applicable to banks. See "Bank Capital Requirements." At
September 30, 1999, Cowlitz' Tier 1 leverage capital ratio was 16.00%, its Tier 1 risk-based capital ratio was 19.62% and its total risk-based capital ratio was 20.87%.

    BANK REGULATION. Cowlitz Bank is organized under the laws of the State of Washington and is subject to the supervision of the Department of Financial Institutions ("DFI"), whose examiners conduct periodic examinations of state banks. Cowlitz Bank is not a member of the Federal Reserve System, so its principal federal regulator is the FDIC, which also conducts periodic examinations of Cowlitz Bank. Cowlitz Bank's deposits are insured, to the maximum extent permitted by law, by the Bank Insurance Fund ("BIF") administered by the FDIC and are subject to the FDIC's rules and regulations respecting the insurance of deposits. See "Deposit Insurance."

    Both federal and state laws extensively regulate various aspects of the banking business such as reserve requirements, truth-in-lending and truth-in-savings disclosures, equal credit opportunity, fair credit reporting, trading in securities and other aspects of banking operations. Current federal law also requires banks, among other things, to make deposited funds available within specified time periods.

    Insured state-chartered banks are generally prohibited under FDICIA from engaging as principal in activities that are not permitted for national banks, unless (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund, and (ii) the bank is, and continues to be, in compliance with all applicable capital standards. Cowlitz does not believe that these restrictions will have a material adverse effect on its current operations.

    BANK CAPITAL REQUIREMENTS. The FDIC has adopted risk-based capital ratio guidelines to which Cowlitz Bank is subject. The guidelines establish a systematic analytical framework that makes regulatory capital requirements more sensitive to differences in risk profiles among banking organizations. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to four risk weighted categories, with higher levels of capital being required for the categories perceived as representing greater risk.

    These guidelines divide a bank's capital into two tiers. Tier 1 includes common equity, certain noncumulative perpetual preferred stock (excluding auction rate issues) and minority interest in equity accounts of consolidated subsidiaries, less goodwill and certain other intangible assets (except mortgage servicing rights and purchased credit card relationships, subject to certain limitations). Supplementary (Tier 2) capital includes, among other items, cumulative perpetual and long-term, limited-life, preferred stock, mandatory convertible securities, certain hybrid capital instruments, term-subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions. Banks are required to maintain a total risk-based capital ratio of 8%, of which 4% must be Tier 1 capital. The FDIC may, however, set higher capital requirements when a bank's particular circumstances warrant. Banks experiencing or anticipating significant growth are expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

    In addition, the FDIC has established guidelines prescribing a minimum Tier 1 leverage ratio (Tier 1 capital to adjusted total assets as specified in the guidelines). These guidelines provide for a minimum Tier 1 leverage ratio of 3% for banks that meet certain specified criteria, including that they have the highest regulatory rating and are not experiencing or anticipating significant growth. All other banks are required to maintain a Tier 1 leverage ratio of 3% plus an additional cushion of at least 100 to 200 basis points.


    Certain regulatory capital ratios for Cowlitz and Cowlitz Bank and for Cowlitz Bancorp on a pro forma combined basis with Northern Bank at September 30, 1999 are set forth below:



                                                                COWLITZ    PRO FORMA
                                                     COWLITZ      BANK     COMBINED
                                                     --------   --------   ---------
Tier 1 Capital to Risk-Weighted Assets.............   19.62%     11.75%      15.67%
Total-Risk Based Capital to Risk-Weighted Assets...   20.87%     13.00%      16.93%
Tier 1 Leverage Ratio..............................   16.00%      9.53%      12.15%


    DIVIDENDS. The principal source of Cowlitz' cash revenues is dividends from Cowlitz Bank. Under Washington law, Cowlitz Bank may not pay dividends in an amount greater than its retained earnings as determined by generally accepted accounting principles. In addition, the DFI has the authority to require a state-chartered bank to suspend payment of dividends. The FDIC has the authority to prohibit a bank from paying dividends if, in its opinion, the payment of dividends would constitute an unsafe or unsound practice in light of the financial condition of the bank or if it would cause a bank to become undercapitalized.

    LENDING LIMITS. Under Washington law, the total loans and extensions of credit by a Washington-chartered bank to a borrower outstanding at one time may not exceed 20% of such bank's capital and surplus. However, this limitation does not apply to loans or extensions of credit which are fully secured by readily marketable collateral having market value of at least 115% of the amount of the loan or the extension of credit at all times.

    BRANCHES AND AFFILIATES. Establishment of bank branches is subject to approval of the DFI and FDIC and geographic limits established by state laws. Washington's branch banking law permits a bank having its principal place of business in the State of Washington to establish branch offices in any county in Washington without geographic restrictions. A bank may also merge with any national or state chartered bank located anywhere in the State of Washington without geographic restrictions.

    Under Oregon law, an out-of-state bank or bank holding company may merge with or acquire an Oregon state chartered bank or bank holding company if the Oregon bank, or in the case of a bank holding company, the subsidiary bank, has been in existence for a minimum of three years, and the law of the state in which the acquiring bank is located permits such merger. Branches may not be acquired or opened separately, but once an out-of-state bank has acquired branches in Oregon, either through a merger with or acquisition of substantially all of the assets of an Oregon bank, the bank may open additional branches.

    The Bank is subject to Sections 22 (h), 23A and 23B of the Federal Reserve Act, which restrict financial transactions between banks and affiliated companies. The statute limits credit transactions between a bank and its executive officers and its affiliates, prescribes terms and conditions for bank affiliate transactions deemed to be consistent with safe and sound banking practices, and restricts the types of collateral security permitted in connection with a bank's extension of credit to an affiliate.

    FDICIA. FDICIA requires, among other things, federal bank regulatory authorities to take "prompt corrective action" with respect to banks which do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

    The FDIC has adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total, risk-based capital ratio of 10% or greater, a Tier 1 risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. Cowlitz Bank currently exceeds all of the ratios.

    FDICIA further directs that each federal banking agency prescribe standards for depository institutions and depository institutions holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, management compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value of publicly traded shares and such other standards as the agency deems appropriate.

    DEPOSIT INSURANCE. Cowlitz Bank's deposits are insured up to $100,000 per insured account by the BIF. As an institution whose deposits are insured by BIF, Cowlitz Bank is required to pay deposit insurance premiums to BIF.

    FDICIA required the FDIC to issue regulations establishing a system for setting deposit insurance premiums based upon the risks a particular bank or savings association poses to the deposit insurance funds. This system bases an institution's risk category partly upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. Each insured depository institution is also assigned to one of three "supervisory" categories based on reviews by regulators, statistical analysis of financial statements and other relevant information. An institution's assessment rate depends upon the capital category and supervisory category to which it is assigned. Annual assessment rates currently range from $.03 per $100 of domestic deposits for the highest rated institution to $0.27 per $100 of domestic deposits for an institution in the lowest category. Cowlitz Bank is currently in the class of the highest rated institutions and, accordingly, pays the minimum assessment for deposit insurance. Under legislation enacted in 1996 to recapitalize the Savings Association Insurance Fund, the FDIC is authorized to collect assessments against insured deposits to be paid to the Financing Corporation ("FICO") to service FICO debt incurred in the 1980's. The current FICO assessment rate for BIF insured deposits is 1.220 cents per $100 of deposits per year. Any increase in deposit insurance of FICO assessments could have an adverse effect on Cowlitz Bank's earnings.

    COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act ("CRA") requires financial institutions regulated by the federal financial supervisory agencies to ascertain and help meet the credit needs of their delineated communities, including low-income and moderate-income neighborhoods within those communities, while maintaining safe and sound banking practices. The regulatory agency assigns one of four possible ratings to an institution's CRA performance and is required to make public an institution's rating and written evaluation. The four possible ratings are "outstanding," satisfactory," "needs to improve" and "substantial noncompliance."

    Under new regulations that apply to CRA performance ratings after July 1, 1997, many factors play a role in assessing a financial institution's CRA performance. The institution's regulator must consider its financial capacity and size, legal impediments, local economic conditions and demographics and the competitive environment in which it operates. The evaluation does not rely on absolute standards and financial institutions are not required to perform specific activities or to provide specific amounts or types of credit.

    Cowlitz' most recent rating under CRA is "outstanding." This rating reflects Cowlitz' commitment to meeting the credit needs of the communities it serves. No assurance can be given, however, that Cowlitz will be able to maintain an "outstanding" rating under the new regulations in the future.

    ADDITIONAL MATTERS. In addition to the matters discussed above, Cowlitz and Cowlitz Bank are subject to additional regulation of their activities, including a variety of consumer protection regulations affecting their lending, deposit and collection activities and regulations affecting secondary mortgage market activities.

    The earnings of financial institutions, including Cowlitz and Cowlitz Bank, are also affected by general economic conditions and prevailing interest rates, both domestic and foreign and by the monetary and fiscal policies of the U.S. Government and its various agencies, particularly the Federal Reserve.

    Additional legislation and administrative actions affecting the banking industry may be considered by the United States Congress, the Washington Legislature and various regulatory agencies, including those referred to above. It cannot be predicted with certainty whether such legislation or administrative action will be enacted or the extent to which the banking industry in general or Cowlitz and Cowlitz Bank in particular would be affected thereby.

SUMMARY FINANCIAL DATA OF COWLITZ

    Cowlitz is providing the following information to aid you in your analysis of the financial aspects of the merger. Cowlitz derived the information for the years ended, and as of, December 31, 1994 through December 31, 1998 from its historical audited financial statements for these fiscal years. Cowlitz derived the financial information for the nine months ended September 30, 1998 and September 30, 1999, and as of September 30, 1999, from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. This information is only a summary and you should read it in conjunction with Cowlitz' consolidated financial statements and related notes contained in Appendix A to this joint proxy statement.

                                                NINE MONTHS ENDED
                                                  SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                              ---------------------   ---------------------------------------------------------
                                                1999        1998        1998        1997        1996        1995        1994
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income............................   $  12,446   $  12,074   $  16,366   $  15,086   $  13,633   $  10,644   $   7,492
Interest expense...........................       4,190       4,954       6,501       6,943       6,174       4,548       2,841
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net interest income........................       8,256       7,120       9,865       8,143       7,459       6,096       4,651
Provision for loan losses..................       1,065         243         509         375         281         694         533
Noninterest income.........................       1,200         734         978         749         296         877         287
Noninterest expense........................       7,499       5,034       6,927       5,284       3,682       3,093       2,363
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before income taxes, extraordinary
  items, cumulative effect of accounting
  changes, and minority interest...........         892       2,577       3,407       3,233       3,792       3,186       2,042
Income taxes...............................         341         876       1,181       1,109       1,295       1,088         697
                                              ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income.................................   $     551   $   1,701   $   2,226   $   2,124   $   2,497   $   2,098   $   1,345
Basic earnings per share...................   $    0.14   $    0.47   $    0.60   $    0.82   $    0.97   $    0.83   $    0.78
Diluted earnings per share.................   $    0.13   $    0.44   $    0.57   $    0.78   $    0.97   $    0.83   $    0.78
Average number of shares used to calculate
  earnings per share:
  Basic....................................   4,046,872   3,619,488   3,715,901   2,601,650   2,586,711   2,514,769   1,723,733
  Diluted..................................   4,104,249   3,822,607   3,894,095   2,711,512   2,586,711   2,514,769   1,723,733

                                                                                       DECEMBER 31,
                                                  SEPTEMBER 30,    ----------------------------------------------------
                                                       1999          1998       1997       1996       1995       1994
                                                  --------------   --------   --------   --------   --------   --------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Assets..........................................     $182,746      $178,345   $173,293   $159,157   $131,348   $94,728
Investment securities...........................     $ 13,026      $ 11,530   $  8,481   $  5,391   $  3,263   $ 3,565
Loans, net......................................     $138,539      $130,232   $129,993   $124,657   $105,900   $75,564
Deposits........................................     $122,860      $122,361   $136,209   $123,297   $106,371   $81,083
Borrowings......................................     $ 26,927      $ 24,074   $ 22,625   $ 23,392   $ 15,018   $ 8,161
Shareholders' equity............................     $ 31,839      $ 30,920   $ 13,887   $ 11,813   $  9,391   $ 5,182

                                          NINE MONTHS
                                             ENDED
                                         SEPTEMBER 30,                               YEAR ENDED DECEMBER 31,
                                     ----------------------      ----------------------------------------------------------------
                                       1999          1998          1998          1997          1996          1995          1994
                                     --------      --------      --------      --------      --------      --------      --------
OTHER FINANCIAL DATA
Return on average assets.......         .43%         1.26%         1.24%         1.28%         1.75%         1.90%         1.57%
Return on average shareholders'
  equity.......................        2.35%         8.94%         8.34%        16.65%        23.93%        26.06%        30.21%
Cash dividends:
  Dividend payout ratio per
    common share...............       38.46%         9.09%        10.53%         6.41%         4.12%         3.61%         3.85%

                                                                                                 DECEMBER 31,
                                                            SEPTEMBER 30,    ----------------------------------------------------
                                                                 1999          1998       1997       1996       1995       1994
                                                            --------------   --------   --------   --------   --------   --------
Total shareholders' equity as a percentage of total
  assets..................................................      17.42%        17.34%       8.01%      7.42%      7.15%      5.47%
Nonperforming assets as a percentage of total assets......       1.67%         1.86%       1.39%       .36%       .25%       .22%
Allowance for loan losses as a percentage of:
  Nonaccrual loans........................................      69.73%        66.28%     103.85%    465.36%    743.88%    643.58%
  Nonperforming assets....................................      68.48%        54.66%      81.51%    328.82%    540.80%    548.57%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    The following Management's Discussion and Analysis of Financial Condition and Results of Operations includes a discussion of certain significant business trends and uncertainties as well as other forward-looking statements and is intended to be read in conjunction with and is qualified in its entirety by reference to the consolidated financial statements of Cowlitz and accompanying notes included elsewhere in this joint proxy statement. For a discussion of important factors that could cause actual results to differ materially from such forward-looking statements, see "Risk Factors" above.

OVERVIEW

    Cowlitz has recently undertaken significant business changes to strengthen its position as a leading provider of financial services in Cowlitz County and to expand its services throughout western Washington. Beginning in November 1996, Cowlitz expanded its operating base by opening a branch in Kelso, Washington. In July 1997, Cowlitz acquired three Wells Fargo Bank branches, located in Castle Rock, Kalama, and Longview, Washington. In this acquisition, Cowlitz acquired branch sites, retained the existing employees and assumed approximately $25.2 million in deposit liabilities, but did not acquire any loans or other revenue producing assets. During 1997, Cowlitz established a trust department at its main office in Longview. In March 1998, Cowlitz completed an initial public offering and in September 1998, Cowlitz acquired Business Finance Corporation ("BFC") of Bellevue, Washington which provides asset-based lending services to companies throughout the western United States.

    During 1999, Cowlitz has continued to expand its business operations. In July and August 1999, Cowlitz acquired Bay Mortgage of Bellevue, Washington and Bay Mortgage of Seattle, both of which are residential mortgage companies located in the greater Seattle area. In September 1999, Cowlitz Bank opened a DE NOVO branch in Bellevue doing business as Bay Bank and acquired Bay Escrow of Seattle, Washington.

    Cowlitz Bank has made a strategic decision to lower its cost of funds by not aggressively repricing out of area certificates of deposit as they matured. Cowlitz' average cost of funds has declined to 3.98% in the nine months ended September 30, 1999 compared to 4.31% during the same period in 1998. Although total loans increased at September 30, 1999 from December 31, 1998, average earnings assets declined during the nine months ended September 30, 1999 compared to the comparable period in the prior year.

RESULTS OF OPERATIONS

    For financial institutions, the primary component of earnings is net interest income. Net interest income is the difference between interest income, principally from loans and investment securities portfolios, and interest expense, principally on customer deposits. Changes in net interest income result from changes in "volume," "spread" and "margin." Volume refers to the dollar level of interest-earning assets and interest-bearing liabilities. Spread refers to the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities. Net interest margin is the ratio of net interest income to total interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities.

NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

    NET INTEREST INCOME. Net interest income for the nine months ended September 30, 1999 was $8.3 million compared to $7.1 million at September 30, 1998. Total interest earning assets averaged $154.4 million for the nine months ended September 30, 1999, compared to $163.6 million for the corresponding period in 1998. The average yield on interest earning assets increased to 10.75% during the first nine months of 1999 compared to 9.84% for the corresponding period in 1998. This increase is a result of investing funds in higher yielding loans at BFC, the Bank's mortgage division and in commercial loans generated at the new branch in Bellevue, Washington. The loans at BFC typically yield a higher rate of interest than those loans generated by Cowlitz Bank. As shown in the table below, during the first nine months of 1999, the average yields earned at Cowlitz Bank have increased slightly to 9.61% for the nine months ended September 30, 1999, from 9.46% for the same period in 1998. Cowlitz Bank's average yields have increased as a result of the addition of the two mortgage companies in the third quarter of 1999. The Company has decreased its interest earning assets, as excess funds invested at FHLB have declined due to the Company's decision to reduce its higher rate, out of state certificates of deposit in the first eight months of the year and to use its cash to pay for acquisitions during the third quarter of 1999.

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------
COWLITZ BANK
Interest Earned...........................................   10,987     11,591
Average interest earning assets...........................  152,482    163,365
Average yields earned.....................................     9.61%      9.46%

    Interest bearing liabilities averaged $111.8 million and $125.6 million during the first nine months of 1999 and 1998, respectively. The average cost of these liabilities decreased in the first nine months of 1999 to 5.00% from 5.26% in the first nine months of 1998. As discussed above, Cowlitz has allowed certain higher rate certificates of deposit to mature and not be renewed.

    ANALYSIS OF NET INTEREST INCOME. The following table presents information regarding yields and interest earning assets, expense on interest bearing liabilities, and net yields on interest earning assets for periods indicated on a tax equivalent basis.

                                                         NINE MONTHS ENDED
                                                           SEPTEMBER 30,
                                                        -------------------    INCREASE
                                                          1999       1998     (DECREASE)    CHANGE
                                                        --------   --------   ----------   --------
                                                                        (UNAUDITED)
                                                                 (IN THOUSANDS OF DOLLARS)
Interest income(1)....................................  $ 12,448   $ 12,075    $    373       3.1%
Interest expense......................................     4,190      4,954        (764)    (15.4)%
                                                        --------   --------    --------
Net interest income...................................  $  8,258   $  7,121    $  1,137      16.0%
                                                        ========   ========    ========
Average interest earning assets.......................  $154,422   $163,630    $ (9,280)     (5.6)%
Average interest bearing liabilities..................  $111,751   $125,623    $(13,377)    (10.7)%
Average yields earned(2)..............................     10.75%      9.84%        .91%
Average rates paid(2).................................      5.00%      5.26%       (.26)%
Net interest spread(2)................................      5.75%      4.58%       1.17%
Net interest margin(2)................................      7.13%      5.80%       1.33%

------------------------

(1) Interest earned on nontaxable securities has been computed on a 34% tax equivalent basis.

(2) Ratios for the nine months ended September 30, 1999 and 1998 have been annualized.

    NON-INTEREST INCOME. Total non-interest income increased to $1.2 million for the first nine months of 1999, compared to $734,000 during the same period of 1998. Non-interest income consists of the following components:

                                                                  NINE MONTHS
                                                                     ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1999       1998
                                                              --------   --------
Service charge on deposit accounts..........................   $  511      $487
Credit Card income..........................................      101        85
Fiduciary income............................................      105        39
ATM income..................................................       41        29
Safe deposit box fees.......................................       32        30
Gains on mortgage loans sold................................      294        --
Underwriting fees...........................................       39        --
Other miscellaneous fees and income.........................       77        64
                                                               ------      ----
Total non-interest income...................................   $1,200      $734
                                                               ======      ====

    The increase in non-interest income is primarily a result of the expansion in services provided by the mortgage division's of Cowlitz Bank as well as the continued growth of the Trust Department. Gains on mortgage loans sold consist of the release of servicing on loans sold to correspondent lenders. The mortgage division established this correspondent lending program and has expanded this program with the acquisitions of the two mortgage companies.

    NON-INTEREST EXPENSE. For the nine months ended September 30, 1999, non-interest expense was $7.5 million as compared to $5.0 million for the nine months ended September 30, 1998. Salaries and benefits expense of $4.2 million for the first nine months of 1999 represents an increase of $1.4 million from $2.8 million for the comparable period in 1998. At September 30, 1999, Cowlitz had 162 full-time equivalent employees compared to 104 at September 30, 1998. The increase between the nine month period in 1999 compared to the corresponding period in 1998 was due to the addition of employees through acquisitions as well as salary increases for existing employees generally ranging from three to six percent a year.

    Net occupancy expenses consist of depreciation on premises, lease costs of buildings and equipment, maintenance and repair expenses, utilities and related expenses. Cowlitz' net occupancy expense at September 30, 1999 was $980,000 or 49.6% higher than $655,000 at September 30, 1998. The increase in occupancy expense in 1999 was due primarily to the amortization of leasehold improvements completed at branch locations and at the new Vancouver loan office in 1998 and the first quarter of 1999. In addition, the Company assumed additional lease payments in the third quarter 1999 for the acquired mortgage companies and the new Bellevue branch.

    Other operating expenses consisting of communication expenses, advertising, and other office expenses have increased 48.9% from $1.2 million at September 30, 1998 to $1.8 million at September 30, 1999 as the Company has expanded its mortgage operations into Vancouver, Washington and the greater Bellevue/Seattle area.

    INCOME TAXES. The provision for income taxes amounts to $341,000 and $876,000 at September 30, 1999 and 1998, respectively. The provision resulted in an effective tax rate of 38.2% and 34.0%, respectively. This increase was due to the amortization of goodwill associated with the BFC acquisition that is not deductible for income tax purposes.

    PROVISION FOR LOAN LOSSES. Provisions for loan losses recorded for the nine months ended September 30, 1999 were $1.1 million as compared to $243,000 at September 30, 1998. Net charge-offs were $785,000 and $283,000 at September 30, 1999 and 1998, respectively. Total charges offs were $895,000 at September 30, 1999 and $305,000 at September 30, 1998. During the first quarter of 1999, Cowlitz determined that approximately $348,000 in receivables purchased by its subsidiary BFC may not be collectible. These receivables have been charged off during the first quarter and Cowlitz has increased it provision for loan losses accordingly. The increase in the provision also reflects the increase in nonaccrual loans and the level of net charge-offs during the period.

    The following table shows Cowlitz Bancorp's loan loss performance for the periods indicated:

                                                              NINE MONTHS ENDING    DEC. 31,
                                                                SEPT. 30, 1999        1998
                                                              ------------------   ----------
                                                                        (UNAUDITED)
                                                                 (IN THOUSANDS OF DOLLARS)
Loans outstanding at end of period..........................       $140,633         $132,046
Average loans outstanding during the period.................       $129,167         $131,495
Allowance for loan losses, beginning of period..............       $  1,814         $  1,970
Loans charged off:
  Commercial................................................            767              618
  Real Estate...............................................             42               --
  Consumer..................................................             32               22
  Credit Cards..............................................             54               87
                                                                   --------         --------
  Total loans charged-off...................................            895              727
                                                                   --------         --------
Recoveries:
  Commercial................................................             94               --
  Real Estate...............................................             --                3
  Consumer..................................................             16                4
  Credit Cards..............................................             --               10
                                                                   --------         --------
    Total recoveries........................................            110               17
                                                                   --------         --------
Provision for loan losses...................................          1,065              509
                                                                   --------         --------
Allowance for loan losses, end of period....................       $  2,094         $  1,814
                                                                   ========         ========
Ratio of net loans charged-off to average loans
  outstanding...............................................            .61%             .54%
Ratio of allowance for loan losses to loans at end of
  period....................................................           1.49%            1.37%

    At September 30, 1999 nonperforming assets were $3.1 million or 1.7% of total assets. Nonaccrual loans were $3.0 million at September 30, 1999 and $2.7 million at September 30, 1998. From September 30, 1998 to September 30, 1999, nonaccrual loans increased primarily in commercial loans secured by real estate. BFC accounted for approximately $178,000 of the total nonaccrual loans, reflecting the more aggressive lending mix of its portfolio. It is not unusual in the normal course of business for BFC to have loans that become more than 90 days past due and are therefore placed on nonaccrual status, although management does not necessarily believe that losses are probable on these loans. Approximately $2.0 million of the remaining non-accrual loans reflect loans primarily secured by real estate. Any losses on non-accrual loans that are considered probable have been estimated by management in its regular quarterly assessment of the allowance for loan losses as discussed in the Loan Losses and Recoveries disclosure. The increase in the provision for loan losses each year is largely reflective of the increase in non-accrual loans and the level of net charge-offs during the period. Also contributing is the growth in loans late in the third quarter of 1999.

    Other real estate owned decreased to $55,000 as of September 30, 1999 compared to $573,000 at September 30, 1998, as a result of the sale of properties classified as other real estate owned.

YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

    NET INTEREST INCOME. Net interest income for the year ended December 31, 1998 was $9.9 million an increase of 21.1% from $8.1 million in 1997, which was $684,000 higher than 1996. Total interest earning assets averaged
$162.2 million for the year ended December 31, 1998, compared to $152.9 million and $134.2 million for the corresponding periods in 1997 and 1996, respectively. The increase in average earning assets between 1998 and 1997 was attributable to an increase in taxable securities and interest earning balances due from banks after Cowlitz' initial public offering in March of 1998, as well as the increase in loans after Cowlitz' acquisition of BFC. For the year ended December 31, 1997, the increase in average earning assets was $18.6 million, the largest component of which was an increase in the amount of loans. The overall tax-equivalent yield on interest earning assets was 10.09% in 1998, compared to 9.87% in 1997 and 10.16% in 1996. The yield on interest-earning assets increased in 1998 when compared to 1997 due to loans at BFC which produce higher yields than loans at Cowlitz Bank. Interest yields also increased on investments. In 1997, yields were lower on earning assets when compared to 1996, primarily due to lower interest rates on loans due to market conditions in Cowlitz Bank's market area.

    Interest expense as a percentage of earning assets decreased to 4.01% in 1998, compared to 4.54% in 1997 and 4.60% in 1996. The average cost of interest bearing liabilities remained 5.30% in 1998 and 1997 compared to 5.35% in 1996. Cowlitz' net interest spread was 4.79% in 1998, 4.57% in 1997, and 4.81% in 1996. The increase between 1998 and 1997 resulted from higher yields received on interest earning assets. Local competitive pricing conditions and funding needs for Cowlitz' investments and loans were the primary determinants of rates paid for deposits during 1998, 1997 and 1996.

    AVERAGE BALANCES AND AVERAGE RATES EARNED AND PAID. The following table sets forth, for the periods indicated, information with regard to (i) average balances of assets and liabilities, (ii) the total dollar amounts of interest income on interest earning assets and interest expense on interest bearing liabilities, (iii) resulting yields or costs, (iv) net interest income and
(v) net interest spread. Nonaccrual loans have been included in the table as loans carrying a zero yield. Loan fees are recognized as income using the interest method over the life of the loan.

                                                           YEAR ENDED DECEMBER 31,
                               -------------------------------------------------------------------------------
                                                1998                                     1997
                               --------------------------------------   --------------------------------------
                                  AVERAGE      INTEREST                    AVERAGE      INTEREST
                                OUTSTANDING    EARNED/                   OUTSTANDING    EARNED/
                                  BALANCE        PAID     YIELD/RATE       BALANCE        PAID     YIELD/RATE
                               -------------   --------   -----------   -------------   --------   -----------
                                                           (DOLLARS IN THOUSANDS)
                                                   ASSETS:

Loans........................    $131,495      $14,103       10.73%       $130,362      $13,700       10.51%
Taxable Securities...........      15,071          955        6.34%         10,261          667        6.50%
Nontaxable securities(1).....          81            4        4.94%             --           --        0.00%
Trading assets...............          --           --        0.00%             --           --        0.00%
Federal funds sold...........          --           --        0.00%             --           --        0.00%
Interest earning balances due
  from Banks.................      15,512        1,305        8.41%         12,259          719        5.87%
                                 --------      -------       -----        --------      -------       -----
    Total interest earning
      assets.................    $162,159      $16,367       10.09%       $152,882      $15,086        9.87%
Cash and due from banks......       8,528                                    7,553
Premises and equipment,
  net........................       5,846                                    5,064
Allowance for loan losses....      (1,930)                                  (1,935)
Net intangibles..............       2,171                                      580
Other assets.................       2,045                                    1,846
                                 --------                                 --------
    Total assets.............    $178,819                                 $165,990
                                 ========                                 ========

                                     LIABILITIES AND SHAREHOLDERS EQUITY:
Savings and interest-bearing
  demand deposits............    $ 46,291      $ 1,894        4.09%       $ 37,568      $ 1,253        3.34%
Certificates of deposit......      52,682        3,048        5.79%         70,641        4,246        6.01%
Long-term borrowings.........      21,755        1,469        6.75%         21,773        1,401        6.43%
Short-term borrowings........       1,865           90        4.83%            955           43        4.50%
                                 --------      -------       -----        --------      -------       -----
    Total interest bearing
      liabilities............    $122,593      $ 6,501        5.30%       $130,937      $ 6,943        5.30%
Non-interest bearing
  deposits...................      28,672                                   21,621
Other liabilities............         851                                      675
                                 --------                                 --------
    Total liabilities........     152,116                                  153,233
Shareholders' equity.........      26,703                                   12,757
                                 --------                                 --------
    Total liabilities and
      shareholders' Equity...    $178,819                                 $165,990
                                 ========                                 ========
Net interest income..........                  $ 9,866                                  $ 8,143
                                               =======                                  =======
Net interest spread..........                                 4.79%                                    4.57%
Average yield on earning
  assets.....................                                10.09%                                    9.87%
Interest expense to earning
  assets.....................                                 4.01%                                    4.54%
Net interest income to
  earning assets.............                                 6.08%                                    5.33%

                                      YEAR ENDED DECEMBER 31,
                               --------------------------------------
                                                1996
                               --------------------------------------
                                  AVERAGE      INTEREST
                                OUTSTANDING    EARNED/
                                  BALANCE        PAID     YIELD/RATE
                               -------------   --------   -----------
                                       (DOLLARS IN THOUSANDS)
                                              ASSETS:
Loans........................    $118,957      $12,721       10.69%
Taxable Securities...........       6,890          386        5.60%
Nontaxable securities(1).....          36            3        8.33%
Trading assets...............         589           34        5.77%
Federal funds sold...........          --           --        0.00%
Interest earning balances due
  from Banks.................       7,777          490        6.30%
                                 --------      -------       -----
    Total interest earning
      assets.................    $134,249      $13,634       10.16%
Cash and due from banks......       6,021
Premises and equipment,
  net........................       2,309
Allowance for loan losses....      (1,801)
Net intangibles..............          --
Other assets.................       1,861
                                 --------
    Total assets.............    $142,639
                                 ========
                                LIABILITIES AND SHAREHOLDERS EQUITY:
Savings and interest-bearing
  demand deposits............    $ 30,834      $ 1,031        3.34%
Certificates of deposit......      64,863        3,960        6.11%
Long-term borrowings.........      17,315        1,073        6.20%
Short-term borrowings........       2,359          110        4.66%
                                 --------      -------       -----
    Total interest bearing
      liabilities............    $115,371      $ 6,174        5.35%
Non-interest bearing
  deposits...................      16,196
Other liabilities............         639
                                 --------
    Total liabilities........     132,206
Shareholders' equity.........      10,433
                                 --------
    Total liabilities and
      shareholders' Equity...    $142,639
                                 ========
Net interest income..........                  $ 7,460
                                               =======
Net interest spread..........                                 4.81%
Average yield on earning
  assets.....................                                10.16%
Interest expense to earning
  assets.....................                                 4.60%
Net interest income to
  earning assets.............                                 5.56%

----------------------------------

(1) Interest earned on nontaxable securities has been computed on a 34 percent tax equivalent basis.

    ANALYSIS OF CHANGES IN INTEREST DIFFERENTIAL. The following table shows the dollar amount of the increase (decrease) in Cowlitz' net interest income and expense and attributes such dollar amounts to changes in volume as well as changes in rates. Rate/volume variance have been allocated to volume changes:

                                                                 YEAR ENDED DECEMBER 31,
                                           -------------------------------------------------------------------
                                                   1998 VERSUS 1997                   1997 VERSUS 1996
                                           --------------------------------   --------------------------------
                                                INCREASE                           INCREASE
                                            (DECREASE) DUE TO      TOTAL       (DECREASE) DUE TO      TOTAL
                                           -------------------   INCREASE/    -------------------   INCREASE/
                                            VOLUME      RATE     (DECREASE)    VOLUME      RATE     (DECREASE)
                                           --------   --------   ----------   --------   --------   ----------
                                                                 (DOLLARS IN THOUSANDS)
Interest Income:
Interest earning balances due From
  banks..................................  $   275     $ 311      $   586      $  262     $ (33)      $  229
  Trading account income.................       --        --           --         (34)       --          (34)
Investment security income:
  Taxable securities.....................      304       (16)         288         219        62          281
  Nontaxable securities..................        3        --            3          (2)       --           (2)
  Loans, including fees on loans.........      116       287          403       1,193      (214)         979
                                           -------     -----      -------      ------     -----       ------
    Total interest income................      698       582        1,280       1,638      (185)       1,453
                                           -------     -----      -------      ------     -----       ------
Interest expense:
  Savings and interest bearing Demand....      359       282          641         222        --          222
  Certificates of deposit................   (1,043)     (155)      (1,198)        351       (65)         286
  Short-term borrowings..................       44         3           47         (63)       (4)         (67)
  Long-term borrowings...................       (2)       70           68         288        40          328
                                           -------     -----      -------      ------     -----       ------
    Total interest expense...............     (642)      200         (442)        798       (29)         769
                                           -------     -----      -------      ------     -----       ------
Net interest spread......................  $ 1,340     $ 382      $ 1,722      $  840     $(156)      $  684
                                           =======     =====      =======      ======     =====       ======

    PROVISION FOR LOAN LOSSES. The amount of the allowance for loan losses is analyzed by management on a regular basis to ensure that it is adequate to absorb losses inherent in the loan portfolio as of the reporting date. When a provision for loan losses is recorded, the amount is based on past charge-off experience, a careful analysis of the current loan portfolio, the level of nonperforming and impaired loans, evaluation of future economic trends in Cowlitz' market area, and other factors relevant to the loan portfolio. See "Allowance for Loan Losses" for a more detailed discussion.

    Cowlitz' provision for loan losses was $509,000, $375,000 and $281,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Net charge-offs were $710,000 in 1998 compared to net charge-offs of $299,000 and $150,000 for 1997 and 1996 respectively. Total charge-offs of $727,000 in 1998 reflect losses realized in the portfolio that Cowlitz had recognized previously through the provision for loan losses. Management continues to closely monitor the loan quality and existing relationships.

    Nonaccrual loans were $2.7 million at December 31, 1998 and $1.9 million at December 31, 1997. During 1998, nonaccrual loans increased primarily in commercial loans secured by real estate. Included in the nonaccrual loans of $2.7 million are five borrowing relationships with an aggregate total of $1.7 million that are largely secured by real estate. Another component of this increase is approximately $331,000 of loans at Cowlitz' subsidiary BFC. It is not unusual in the normal course of business for BFC to have loans that become more than 90 days past due and are therefore placed on nonaccrual status, although management does not necessarily believe that losses are probable on these loans. Other real estate increased $485,000 during 1998, as a result of the reclassification of loans from nonaccrual in 1997 to other real estate owned in 1998. Any losses on nonaccrual loans, which are considered probable, have been estimated by management in its regular quarterly assessment of the allowance for loan losses as discussed in the "Allowance for Loan Losses". The increase in the provision for loan losses each year is largely reflective of the increases in nonaccrual loans during the periods. For a more detailed discussion see "Allowance for Loan Losses".

    NON-INTEREST INCOME. Non-interest income consists of the following components:

                                                                   DECEMBER 31,
                                                          ------------------------------
                                                            1998       1997       1996
                                                          --------   --------   --------
Service charge on deposit accounts......................    $656       $563      $ 387
Net gains on sales of securities........................       5         --       (309)
Credit Card income......................................     114        100         81
Fiduciary income........................................      57         --         --
ATM income..............................................      40         13         --
Safe deposit box fees...................................      30         15         12
Insurance Commissions...................................       9         13         26
Data processing income..................................      --         11         25
Other miscellaneous fees and income.....................      67         34         74
                                                            ----       ----      -----
  Total non-interest income.............................    $978       $749      $ 296
                                                            ====       ====      =====

    Total non-interest income has ranged from $978,000 for 1998, to $749,000 for 1997 and $296,000 for 1996. Service charges on deposit accounts increased to $656,000 in 1998 from $563,000 in 1997 and $387,000 in 1996 primarily because of the increase in deposits from the acquisition of three Wells Fargo Bank branches in July 1997. ATM income and safe deposit income have also increased after the branch acquisition. The opening of the Trust Department added $57,000 in non-interest income during 1998. The increase in non-interest income of $453,000 from 1996 to 1997 primarily reflects the loss in Cowlitz' trading account of $309,000 in 1996. The loss was due primarily to the volatility of interest rates during this period. Cowlitz did not conduct any trading activities during 1998 or 1997.

    NON-INTEREST EXPENSE. Non-interest expense consists principally of employees' salaries and benefits, occupancy costs, data processing and communication expenses, FDIC (Federal Deposit Insurance Corporation) insurance premiums, professional fees, and other non-interest expenses. Non-interest expenses increased 31.1% to $6.9 million for the year ended December 31, 1998 compared to $5.3 million for the year ended December 31, 1997, which was an increase of 43.5% compared to $3.7 million for the year ended December 31, 1996. As discussed below, the primary reasons for this increase were increased staffing costs, as well as an increase in other operating expense such as occupancy expense and amortization of the deposit premium from the acquisition of the three Wells Fargo Bank branches in July 1997 and the goodwill amortization from the acquisition of BFC in September 1998.

    A measure of Cowlitz' ability to contain non-interest expenses is the efficiency ratio. This statistic is derived by dividing total non-interest expenses by total net interest income and non-interest income. Cowlitz' efficiency ratio increased to 63.89% for the year ended December 31, 1998 compared to 59.42% for the corresponding period in 1997 and 47.48% for the year ended December 31, 1996, largely as a result of Cowlitz' expansion activities during these periods.

    Salaries and benefits expense of $3.8 million in 1998 represented an increase of $997,000 or 36% from $2.8 million reported in 1997 which was $641,000 or 30% higher than the $2.1 million reported in 1996. In 1997, the salary expense reflected the addition of the employees that remained with Cowlitz Bank after the acquisition of the Wells Fargo branches in July 1997. During 1998, the salary and benefit expense includes the addition of approximately 22 employees from the branches for a twelve-month period. All of these employees were with Cowlitz at both December 31, 1997 and December 31, 1998, but only received five and one-half months salary from Cowlitz in 1997. Also contributing to the increase were increases in salary for existing employees generally ranging from three to six percent a year. At December 31, 1998, Cowlitz had 105 full-time equivalent employees compared to 99 and 63 at December 31, 1997 and 1996, respectively.

    Net occupancy expenses consist of depreciation on premises, lease costs, equipment, maintenance and repair expenses, utilities and related expenses. Cowlitz' net occupancy expense in 1998 of $888,000 was $164,000 or 22.7% higher than the $724,000 reported in 1997, which was $331,000 or 84.2% higher than the $393,000 reported in 1996. The increase in occupancy expense in these periods was due primarily to building a new branch in Castle Rock and the remodel of the Triangle branch, both of which occurred in 1998. Also contributing to these increases were the expansion of Cowlitz' main office facility, the acquisition of the Wells Fargo branches in July 1997 and the opening of a branch in Kelso in late 1996.

    Intangible assets included a deposit premium of $1.6 million and $1.8 million, net of accumulated amortization, at December 31, 1998 and 1997, respectively. The deposit premium is being amortized using an accelerated method over a ten-year life. Intangible assets at December 31, 1998 also included goodwill of $1.5 million, net of accumulated amortization, representing the excess of acquisition costs over the fair value of net assets that arose in connection with the acquisition of Business Finance Corporation and is being amortized on a straight-line basis over a fifteen-year period. At December 31, 1998, expenses related to the amortization of intangibles were $309,000 compared to $123,000 at December 31, 1997 and $0 at December 31, 1996.

    Other operating expenses such as insurance, legal and accounting expenses, service charges, postage, and other business expenses were $1.7 million at December 31, 1998, $1.4 million at December 31, 1997, and $1.0 million at December 31, 1996. The increases from year to year were due to Cowlitz' continued growth and expansion.

    INCOME TAXES. The provision for income taxes amounted to $1.2 million, $1.1 million and $1.3 million for 1998, 1997, and 1996, respectively. The provision resulted in an effective tax rate of 34.7% in 1998, 34.3% in 1997, and 34.2% in 1996.

FINANCIAL CONDITION

                             SUMMARY BALANCE SHEET

                                                         DECEMBER 31,                          INCREASE (DECREASE)
                                                ------------------------------   ------------------------------------------------
                                                  1998       1997       1996       12/31/97-12/31/98          12/31/96-12/31/97
                                                --------   --------   --------   ---------------------      ---------------------
                                                                                 (DOLLARS)   (PERCENT)      (DOLLARS)   (PERCENT)
                                                                             (DOLLARS IN THOUSANDS)
ASSETS
  Cash and due from banks.....................  $ 22,705   $ 23,109   $ 20,905   $   (404)      (1.7)%       $ 2,204      10.5 %
  Investment securities.......................    11,530      8,481      5,391      3,049       36.0 %         3,090      57.3 %
  Loans, net..................................   130,232    129,993    124,657        239        0.2 %         5,336       4.3 %
  Other assets................................    13,878     11,710      8,204      2,168       18.5 %         3,506      42.7 %
                                                --------   --------   --------   --------                    -------
  Total assets................................  $178,345   $173,293   $159,157   $  5,052        2.9 %       $14,136       8.9 %
                                                ========   ========   ========   ========                    =======
LIABILITIES
  Non-interest-bearing deposits...............  $ 33,062   $ 27,141   $ 16,821   $  5,921       21.8 %       $10,320      61.4 %
  Interest-bearing deposits...................    89,299    109,068    106,476    (19,769)     (18.1)%         2,592       2.4 %
                                                --------   --------   --------   --------
  Total deposits..............................   122,361    136,209    123,297    (13,848)     (10.2)%        12,912      10.5 %
  Other liabilities...........................    25,064     23,197     24,047      1,867        8.0 %          (850)     (3.5)%
SHAREHOLDERS' EQUITY..........................    30,920     13,887     11,813     17,033      122.7 %         2,074      17.6 %
                                                --------   --------   --------   --------                    -------
  Total liabilities and shareholders'
    equity....................................  $178,345   $173,293   $159,157   $  5,052        2.9 %       $14,136       8.9 %
                                                ========   ========   ========   ========                    =======

    INVESTMENT SECURITIES. At December 31, 1998, Cowlitz' portfolio of investment securities totaled $11.5 million, a 36% increase when compared to a securities portfolio of $8.5 million at December 31, 1997. The investment portfolio increased during 1998 primarily as a result of the investment of the offering proceeds in March 1998.

    Cowlitz Bancorp follows a financial accounting principle which requires the identification of investment securities as held-to-maturity, available-for-sale or trading assets. Securities designated as held-to-maturity are those that Cowlitz Bancorp has the intent and ability to hold until they mature or are called. Available-for-sale securities are those that management may sell if liquidity requirements dictate or alternative investment opportunities arise. Trading assets are purchased and held principally for the purpose of reselling them within a short period of time. The mix of available-for-sale and held-to-maturity investment securities is considered in the context of Cowlitz' overall asset-liability policy and illustrates management's assessment of the relative liquidity of Cowlitz. At December 31, 1998, the investment portfolio consisted of 61.3% available-for-sale securities and 38.7% held-to-maturity investments. At December 31, 1997, available-for-sale securities were 47.4% and held-to-maturity investments were 52.6% of the investment portfolio. Cowlitz did not conduct any trading activities during 1998 or 1997. See Note 2 to Cowlitz' Consolidated Financial Statements for the year ended December 31, 1998.

    The following table provides the book value of Cowlitz' portfolio of investment securities as of December 31, 1998 and 1997.

                                                          DECEMBER 31,
                                           -------------------------------------------
                                                   1998                   1997
                                           --------------------   --------------------
                                           AMORTIZED     FAIR     AMORTIZED     FAIR
                                             COST       VALUE       COST       VALUE
                                           ---------   --------   ---------   --------
                                                     (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE
U.S. Treasury securities.................   $6,994      $7,065     $3,993      $4,017
                                            ------      ------     ------      ------
    Total................................   $6,994      $7,065     $3,993      $4,017
                                            ======      ======     ======      ======
HELD-TO-MATURITY
U.S. Treasury securities.................   $  999      $1,021     $2,978      $3,000
Municipal bond...........................      199         199         --          --
Certificates of deposit..................    3,267       3,267      1,486       1,486
                                            ------      ------     ------      ------
    Total................................   $4,465      $4,487     $4,464      $4,486
                                            ======      ======     ======      ======

    At December 31, 1998, Cowlitz' available-for-sale and held-to-maturity investments had a total net unrealized gains of approximately $93,000. This compares to net unrealized gains of approximately $46,000 at December 31, 1997. Unrealized gains and losses reflect changes in market conditions and do not represent the amount of actual profits or losses Cowlitz may ultimately realize. Actual realized gains and losses occur at the time investment securities are sold or redeemed.

    In 1991, Cowlitz became a member and shareholder in the Federal Home Loan Bank of Seattle. Cowlitz' relationship and stock investment with the FHLB provides a borrowing source for meeting liquidity requirements, in addition to dividend earnings. Investment in FHLB stock was $2.9 million at December 31, 1998 compared to $2.7 million at December 31, 1997.

    At December 31, 1998, net unrealized gains on available-for-sale securities were $47,000 representing 0.41% of the total portfolio. Management has no current plans to sell any of these securities.

    The following table summarizes the contractual maturities and weighted average yields of investment securities at December 31, 1998:

                                                                   ONE                 AFTER 5                 DUE
                                        ONE YEAR                 THROUGH               THROUGH               THROUGH
                                         OR LESS      YIELD      5 YEARS     YIELD     10 YEARS    YIELD     10 YEARS    YIELD
                                       -----------   --------   ---------   --------   --------   --------   --------   --------
U.S. Treasury securities.............    $2,008        6.13%     $6,056       5.63%      $ --         --       $ --        --
Other securities.....................     3,267        5.88%        100       4.00%        99       4.10%        --        --
                                         ------                  ------                  ----                  ----       ---
  Total..............................    $5,275        5.90%     $6,156       5.23%      $ 99       4.10%      $ --        --
                                         ======                  ======                  ====                  ====       ===


                                        TOTAL      YIELD
                                       --------   --------
U.S. Treasury securities.............  $ 8,064      5.77%
Other securities.....................    3,466      5.78%
                                       -------
  Total..............................  $11,530      5.78%
                                       =======

LOANS

    Outstanding loans totaled $140,633,000 at September 30, 1999, $132,046,000 at December 31, 1998, and $131,963,000 at December 31, 1997. Loan commitments were $19.8 million at September 30, 1999, $24.7 million at December 31, 1998 and $16.6 million at December 31, 1997.

    The following table presents the composition of Cowlitz' loan portfolio at the dates indicated.

                                                                          YEAR ENDED DECEMBER 31,
                                                               ---------------------------------------------
                                        SEPTEMBER 30, 1999             1998                    1997
                                       ---------------------   ---------------------   ---------------------
                                        AMOUNT    PERCENTAGE    AMOUNT    PERCENTAGE    AMOUNT    PERCENTAGE
                                       --------   ----------   --------   ----------   --------   ----------
                                                              (DOLLARS IN THOUSANDS)
Commercial..........................   $109,414      77.47%    $103,473      78.04%    $ 93,829      70.75%
Real estate construction............      3,401       2.41%       3,206       2.42%       3,495       2.64%
Real estate commercial..............      8,714       6.17%       7,026       5.30%       5,475       4.13%
Real estate mortgage................     14,691      10.40%      13,774      10.39%      24,167      18.22%
Consumer and other..................      5,007       3.55%       5,063       3.82%       5,571       4.20%
Contracts purchased.................         --         --           45       0.03%          81       0.06%
                                       --------     ------     --------     ------     --------     ------
                                        141,227     100.00%     132,587     100.00%     132,618     100.00%
                                                    ======                  ======                  ======
Deferred loan fees..................       (594)                   (541)                   (655)
                                       --------                --------                --------
Total loans.........................    140,633                 132,046                 131,963
Allowance for loan losses...........     (2,094)                 (1,814)                 (1,970)
                                       --------                --------                --------
  Total loans, net..................   $138,539                $130,232                $129,993
                                       ========                ========                ========

    The following table shows the maturities and sensitivity of Cowlitz' loans to changes in interest rates at the dates indicated:

                                                     DECEMBER 31, 1998
                                  --------------------------------------------------------
                                                 DUE AFTER ONE
                                   DUE IN ONE      THROUGH 5     DUE AFTER 5
                                  YEAR OR LESS       YEARS          YEARS      TOTAL LOANS
                                  ------------   -------------   -----------   -----------
                                                   (DOLLARS IN THOUSANDS)
Commercial Loans................    $ 40,416        $49,584        $13,473       $103,473
Real estate construction........       1,251          1,537            418          3,206
Real estate commercial..........       2,744          3,367            915          7,026
Real estate mortgage............       5,380          6,601          1,793         13,774
Consumer and other..............       1,996          2,447            620          5,063
Contracts purchased.............          --             --             45             45
                                    --------        -------        -------       --------
                                    $ 51,787        $63,536        $17,264       $132,587
                                    ========        =======        =======       ========
Loans with fixed interest
  rates.........................                                                 $ 97,584
Loans with floating interest
  rates.........................                                                   35,003
                                                                                 --------
  Total.........................                                                 $132,587
                                                                                 ========

    In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS
No. 114, "Accounting by Creditors for Impairment of a Loan" and in October 1996 issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition Disclosures, an amendment to SFAS No. 114." The adoption of SFAS Nos. 114 and 118 did not have a material impact on the comparability of the tables provided herein. Cowlitz, during its normal loan review procedures, considers a loan to be impaired when it is probable that Cowlitz will be unable to collect all amounts due according to the contractual terms of the loan agreement. A loan is not considered to be impaired during a period of minimal delay (less than 90 days). Cowlitz' measures impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair market value of the collateral if the loan is collateral dependent. Impaired loans are charged to the allowance when management believes, after considering economic and business conditions, collection efforts, and collateral position, that the borrowers financial condition is such that collection of principal is not probable.

    At December 31, 1998 and 1997, Cowlitz recorded investment in certain loans that were considered to be impaired was $2.7 million and $2.3 million, respectively. Of these impaired loans, $891,000 and $302,000 have related valuation allowance of $65,000 and $199,000, while $1.8 million and $2.0 million did not require a valuation allowance. The balance of the allowance for loan losses in excess of these specific reserves is available to absorb losses from all loans. The average recorded investment in impaired loans for the years ended December 31, 1998, 1997, and 1996, was approximately $2.4 million, $1.3 million, and $342,000, respectively. Cowlitz' policy is to disclose as impaired loans all loans that are past due 90 days or more as to either principal or interest, except loans that are currently measured at fair value or the lower of cost or fair value and credit card receivables, which are considered large groups of smaller homogeneous loans and are collectively evaluated for impairment. Interest payments received on impaired loans are recorded as interest income, unless collection of the remaining recorded investment is not probable, in which case payments received are recorded as a reduction of principal. For the years ended December 31, 1998, 1997, and 1996, interest income recognized on impaired loans totaled $77,000, $36,000, and $14,000, respectively, all of which was recognized on a cash basis.

    Generally, no interest is accrued on loans when factors indicate collection of interest is doubtful or when the principal or interest payment becomes
90 days past due, unless collection of principal and interest are anticipated within a reasonable period of time and the loans are well secured. For such loans, previously accrued but uncollected interest is charged against current earnings, and income is only recognized to the extent payments are subsequently received and collection of the remaining recorded principal balance is considered probable.

    Cowlitz manages the general risks inherent in the loan portfolio by following loan policies and underwriting practices designed to result in prudent lending activities. The following table presents information with respect to nonperforming assets:

                                                  SEPTEMBER 30,      DECEMBER 31,
                                                  -------------   -------------------
                                                      1999          1998       1997
                                                  -------------   --------   --------
Loans on nonaccrual status......................     $3,003        $2,737     $1,897
Loans past due greater than 90 days but not on
  nonaccrual status.............................         --             9        432
Other real estate owned.........................         55           573         88
Troubled debt restructurings....................         --            --         --
                                                     ------        ------     ------
  Total nonperforming assets....................     $3,058        $3,319     $2,417
                                                     ======        ======     ======
Percentage of nonperforming assets to total
  assets........................................       1.67%         1.86%      1.39%

    The increase in nonperforming loans from December 31, 1997 to December 31, 1998 is reflective of 5 borrowing relationships with an aggregate principal balance of $1.7 million primarily secured by real estate. Also included in the increase from December 31, 1997 to September 30, 1999 is approximately $509,000 of loans at Cowlitz' subsidiary BFC. It is not unusual in the normal course of business for BFC to have loans that become more than 90 days past due and are therefore placed on nonaccrual status, although management does not necessarily believe that losses are probable on these loans. As of September 30, 1999, approximately $2.0 million of the remaining non-accrual loans reflected loans primarily secured by real estate. Any probable losses have been considered in management's analysis of the allowance for loan losses.

LOAN LOSSES AND RECOVERIES

    The allowance for loan losses represents management's estimate of probable losses which have occurred as of the date of the financial statements. The loan portfolio is regularly reviewed to evaluate the adequacy of the allowance for loan losses. In determining the level of the allowance, Cowlitz evaluates the allowance necessary for specific non-performing loans and estimates losses inherent in other loan exposures. An important element in determining the adequacy of an allowance for loan losses is an analysis of loans by loan rating categories. The risk of a credit is evaluated by Cowlitz' management at inception of the loan using an established grading system. This grading system currently includes ten levels of risk. Risk gradings range from "1" for the strongest credits to "10" for the weakest; a "10" rated loan would normally represent a loss. These gradings are reviewed annually or when indicators show that a credit may have weakened, such as operating losses, collateral impairment or delinquency problems.

    The result is an allowance with two components:

    SPECIFIC RESERVES: The amount of specific reserves are established when there are significant conditions or circumstances related to a loan that would indicate that a loss would be incurred. Management considers in its analysis expected future cash flows, the value of collateral and other factors that may impact the borrower's ability to pay.

    GENERAL ALLOWANCE: The amount of the general allowance is based on loss factors assigned to Cowlitz' loan exposures based on internal credit ratings. These loss factors are determined on the basis of historical charge-off experience and suggested regulatory guidelines. The general allowance is composed of two categories. The first component is calculated based upon the loan balances classified in the five higher risk loan categories of "management attention", "special mention", "substandard", "doubtful" and "loss" in Cowlitz' Watch List. Suggested regulatory loss reserve factors are then applied to each of these categories of classified loan balances, net of the balances of the loans already considered in management's determination of its specific reserves. The second component is calculated by applying historical loss factors to the outstanding loan balance less any loans that are included in Cowlitz' specific or higher risk allowances discussed above. Three levels of charge off history are considered by management in arriving at this component of the general allowance. They are average five-year net charge-offs, the previous year's actual net charge-offs and an estimated maximum charge-off factor. Each of these amounts is combined with the first component of the general allowance yielding a range for the total general allowance. Management selects a general allowance somewhere within this calculated range. Factors considered by management in making this decision include the volume and mix of the existing loan portfolio, including the volume and severity of nonperforming loans and adversely classified credits; analysis of net charge-offs experienced on previously classified loans; the nature and value of collateral securing the loans; the trend in loan growth, including any rapid increase in loan volume within a relatively short period of time; management's subjective evaluation of general and local economic and business conditions affecting the collectibility of Cowlitz' loans; the relationship and trend over the past several years of recoveries in relation to charge-offs; and available outside information of a comparable nature regarding the loan portfolios of other banks, including peer group banks. This decision also reflects management's attempt to ensure that the overall allowance appropriately reflects a margin for the imprecision necessarily inherent in estimates of expected loan losses.

    The quarterly analysis of specific and general loss components of the allowance is the principal method relied upon by management to ensure that changes in estimated loan loss levels are adjusted on a timely basis. The inclusion of historical loss factors in the process of determining the general component of the allowance also acts as a self-correcting mechanism of management's estimation process, as loss experience more remote in time is replaced by more recent experience. In its analysis of the specific and the general components of the allowance, management also considers the experience of peer institutions and regulatory guidance in addition to Cowlitz' own experience.

    Loans and other extensions of credit deemed uncollectible are charged to the allowance. Subsequent recoveries, if any, are credited to the allowance. Actual losses may vary from current estimates and the amount of the provision may be either greater than or less than actual net charge-offs. The related provision for loan losses that is charged to income is the amount necessary to adjust the allowance to the level determined through the above process. In accordance with Cowlitz' methodology for assessing the appropriate allowance for loan losses, the general portion of the allowance increased to $1.5 million at September 30, 1999 compared to $1.1 million at December 31, 1998. Management believes this increase is prudent given the increase in non-accrual loans and the level of net charge-offs during the first nine months of 1999.

    At September 30, 1999 approximately $600,000 of the allowance for loan losses was allocated based on an estimate of the amount that was necessary to provide for potential losses related to specific loans, compared to approximately $700,000 at December 31, 1998. Specific reserves declined as those loans requiring specific reserves have been reduced by either principal payments or have been charged-off.

    Management's evaluation of the factors above resulted in allowances for loan losses of $2.1 million at September 30, 1999, $1.8 million at the end of 1998 and $2.0 million at the end of 1997. The allowance as a percentage of total loans increased to 1.49% at September 30, 1999 from 1.37% at year-end 1998 and 1.49% at year-end 1997. The decline between year-end 1997 and year-end 1998 reflects charge-offs in 1998 which were considered by management in its determination of the adequacy of the allowance for loan losses in periods prior to charge-off. As such, these charge-offs reflect the realization of losses in the portfolio that were recognized previously through provisions for loan losses. The increase between December 31, 1998 and September 30, 1999 was due primarily to the level of nonaccrual loans and the growth in the loan portfolio late in the third quarter of 1999.

    The allowance for loan losses is based upon estimates of probable losses inherent in the loan portfolio. The amount actually observed for these losses can vary significantly from the estimated amounts.

    The following table shows Cowlitz' loan loss performance for the periods indicated:

                                                                       YEAR ENDED DECEMBER 31,
                                                    SEPTEMBER 30,   ------------------------------
                                                        1999          1998       1997       1996
                                                    -------------   --------   --------   --------
                                                                (DOLLARS IN THOUSANDS)
Loans outstanding at end of period................    $140,633      $132,046   $131,963   $126,551
Average loans outstanding during the period.......    $129,167      $131,495   $130,362   $118,957
Allowance for loan losses, beginning of period....    $  1,814      $  1,970   $  1,894   $  1,763
Loans charged off:
  Commercial......................................         767           618        186         36
  Real estate.....................................          42            --          3         30
  Consumer........................................          32            22         23         22
  Credit cards....................................          54            87        112         70
                                                      --------      --------   --------   --------
    Total loans charged-off.......................         895           727        324        158
                                                      --------      --------   --------   --------
Recoveries:
  Commercial......................................          94            --          5          5
  Real estate.....................................          --             3         --         --
  Consumer........................................          16             4         20          1
  Credit cards....................................          --            10         --          2
                                                      --------      --------   --------   --------
    Total recoveries..............................         110            17         25          8
                                                      --------      --------   --------   --------
Provision for loan losses.........................       1,065           509        375        281
                                                      --------      --------   --------   --------
Adjustment incident to acquisition................          --            45         --         --
                                                      --------      --------   --------   --------
Allowance for loan losses, end of period..........    $  2,094      $  1,814   $  1,970   $  1,894
                                                      ========      ========   ========   ========
Ratio of net loans charged-off to average loans
  outstanding.....................................        0.61%         0.54%      0.23%      0.13%
Ratio of allowance for loan losses to loans at
  year end........................................        1.49%         1.37%      1.49%      1.50%

DEPOSITS

    The following table sets forth the average balances of Cowlitz' interest bearing liabilities, interest expense and average rates paid for the period indicated:

                                                                    YEAR ENDED DECEMBER 31,
                                ------------------------------------------------------------------------------------------------
                                             1998                             1997                             1996
                                ------------------------------   ------------------------------   ------------------------------
                                AVERAGE    INTEREST   AVERAGE    AVERAGE    INTEREST   AVERAGE    AVERAGE    INTEREST   AVERAGE
                                BALANCE    EXPENSE      RATE     BALANCE    EXPENSE      RATE     BALANCE    EXPENSE      RATE
                                --------   --------   --------   --------   --------   --------   --------   --------   --------
Interest-bearing checking.....  $ 28,912    $1,396      4.83%    $ 21,956    $  766      3.49%    $ 16,209    $  533      3.29%
Savings.......................    17,379       498      2.87%      15,612       487      3.12%      14,625       498      3.41%
Certificates of deposit.......    52,682     3,048      5.79%      70,641     4,246      6.01%      64,863     3,960      6.11%
Long-term borrowings..........    21,755     1,469      6.75%      21,773     1,401      6.43%      17,315     1,073      6.20%
Short-term borrowings.........     1,865        90      4.83%         955        43      4.50%       2,359       110      4.66%
                                --------    ------               --------    ------               --------    ------
Total interest-bearing
  liabilities.................  $122,593    $6,501      5.30%    $130,937    $6,943      5.30%    $115,371    $6,174      5.35%
                                            ======                           ======                           ======
Total noninterest-bearing
  liabilities.................    29,523                           22,296                           16,835
                                --------                         --------                         --------
Total interest and
  noninterest-bearing
  liabilities.................  $152,116                         $153,233                         $132,206
                                ========                         ========                         ========

    Deposits decreased to $122.4 million at December 31, 1998, a decrease of 10.2% from $136.2 at December 31, 1997, primarily as a result of Cowlitz reducing pricing on certain of its higher yielding certificates after the acquisition of deposits from the acquisitions of the Wells Fargo Bank branches in July of 1997, intending to eliminate these higher cost certificates of deposit at maturity. The decline in deposits has been primarily in time deposits. Nonvolatile, non-interest bearing deposits, also referred to as core deposits, have grown as a percentage of Cowlitz' deposit base. To the extent that Cowlitz is able to fund operations with non-interest bearing core deposits, net interest spread, the difference between interest income and interest expense, will improve. At December 31, 1998, non-interest bearing demand deposits were 27% of total deposits, compared to 19.9% of total deposits at December 31, 1997.

    Interest bearing deposits consist of NOW, money market, savings and time certificate accounts. By their nature, interest bearing account balances will tend to grow or decline as Cowlitz reacts to changes in competitors' pricing and interest payment strategies. At December 31, 1998, total interest bearing deposit accounts of $89.3 million decreased $19.8 million or 18.1% from December 31, 1997. This decline was concentrated in certificate of deposit accounts as discussed above.

    Cowlitz has from time to time funded its growth with higher interest rate, out of state certificates of deposit. At December 31, 1998, time certificates of deposit over of $100,000 totaled $13.6 million or 32.5% of total outstanding time deposits, compared to $18.6 million or 29.7% of total outstanding time deposits at December 31, 1997. This decline in time deposits in excess of $100,000 during 1998 and 1997 reflects management's decision to allow this type of deposit to run-off following the Branch Acquisition in July 1997.

    The following table sets forth, by time remaining to maturity, all time certificates of deposit accounts outstanding at December 31, 1998:

                                                           TIME DEPOSITS OF       ALL OTHER TIME
                                                          $100,000 OR MORE(1)       DEPOSITS(2)
                                                          -------------------   -------------------
                                                                   (DOLLARS IN THOUSANDS)
Reprice/Mature in three months or less..................  $ 6,796      49.89%   $10,547      37.26%
Reprice/Mature after three months through six months....    1,179       8.65%     6,898      24.37%
Reprice/Mature after six months through one year........    2,522      18.51%     5,908      20.87%
Reprice/Mature after one year through five years........    2,806      20.60%     4,706      16.62%
Reprice/Mature after five years.........................      320       2.35%       250        .88%
                                                          -------    -------    -------    -------
Total...................................................  $13,623     100.00%   $28,309     100.00%
                                                          =======    =======    =======    =======

------------------------

(1) Time deposits of $100,000 or more represent 32.5% of total time deposits at December 31, 1998.

(2) All other time deposits represent 67.5% of total time deposits at December 31, 1998.

    At December 31, 1998, other borrowings have the following times remaining to maturity:

                                                                         DUE
                                                           DUE AFTER    AFTER
                                                DUE IN 3   3 MONTHS    ONE YEAR     DUE
                                                 MONTHS     THROUGH    THROUGH     AFTER
                                                OR LESS    ONE YEAR    5 YEARS    5 YEARS     TOTAL
                                                --------   ---------   --------   --------   --------
                                                               (DOLLARS IN THOUSANDS)
Short-term borrowings.........................   $2,275      $ --      $    --     $   --    $ 2,275
Long-term borrowings..........................       --       517       15,586      5,696     21,799
                                                 ------      ----      -------     ------    -------
Total borrowings..............................   $2,275      $517      $15,586     $5,696    $24,074
                                                 ======      ====      =======     ======    =======

    Historically Cowlitz has utilized borrowings from the FHLB as an important source of funding for its growth. Cowlitz has an established borrowing line with the FHLB that permits it to borrow up to 25% of assets. Advances from the FHLB have terms ranging from 1 through 15 years and at December 31, 1998, bear interest at rates from 5.17% to 8.80%. At December 31, 1998, $21.7 million in advances were outstanding from the FHLB and Cowlitz had additional borrowing capacity for cash advances of $22.8 million. Cowlitz may increase its percentage of borrowings from the FHLB in the future if circumstances warrant.

    ASSET-LIABILITY MANAGEMENT/INTEREST RATE SENSITIVITY. The principal purpose of asset-liability management is to manage Cowlitz' sources and uses of funds to maximize net interest income under different interest rate conditions with minimal risk. A part of asset-liability management involves interest rate sensitivity, the difference between repricing assets and repricing liabilities in a specific time period. The policy of Cowlitz is to control the exposure of Cowlitz' earnings to changing interest rates by generally maintaining a position within a narrow range around an "earnings neutral" or "balanced" position. Cowlitz' board of directors has established guidelines for maintaining Cowlitz' earnings risk due to future interest rate changes. This analysis provides an indication of Cowlitz' earnings risk due to future interest rate changes. At December 31, 1998, the analysis indicated that the earnings risk was within Cowlitz' policy guidelines.

    A key component of the asset-liability management is the measurement of interest-rate sensitivity. Interest-rate sensitivity refers to the volatility in earnings resulting from fluctuations in interest rates, variability in spread relationships, and the mismatch of repricing intervals between assets and liabilities. Interest-rate sensitivity management attempts to maximize earnings growth by minimizing the effects of changing rates, asset and liability mix, and prepayment trends.

    The following table presents interest-rate sensitivity data at December 31, 1998. The interest rate gaps reported in the table arise when assets are funded with liabilities having different repricing intervals. Since these gaps are actively managed and change daily as adjustments are made in interest rate views and market outlook, positions at the end of any period may not be reflective of Cowlitz' interest rate view in subsequent periods. Active management dictates that longer-term economic views are balanced against the prospects of short-term interest rate changes in all repricing intervals.

                                                    ESTIMATED MATURITY OR REPRICING AT DECEMBER 31, 1998
                                               ---------------------------------------------------------------
                                                 0-3        3-6        6-12       1-5        OVER
                                                MONTHS     MONTHS     MONTHS     YEARS     5 YEARS     TOTAL
                                               --------   --------   --------   --------   --------   --------
                                                                   (DOLLARS IN THOUSANDS)
INTEREST EARNING ASSETS:
  Interest earning balances due
  From banks.................................  $11,816    $    --    $    --    $    --    $    --    $ 11,816
  Investments available for sale(1)..........    1,002      1,006         --      5,057         --       7,065
  Investments held to maturity...............      991      1,979        297      1,098        100       4,465
  Federal Home Loan Bank Stock(1)............    2,869         --         --         --         --       2,869
  Loans, including fees......................   41,506      4,790      5,491     62,995     17,264     132,046
                                               -------    -------    -------    -------    -------    --------
  Total interest earning assets..............  $58,184    $ 7,775    $ 5,788    $69,150    $17,364    $158,261
                                               =======    =======    =======    =======    =======    ========
Allowance for loan losses....................                                                           (1,814)
Cash and due from banks......................                                                           10,889
Other assets.................................                                                           11,009
                                                                                                      --------
  Total assets...............................                                                         $178,345
                                                                                                      ========
INTEREST BEARING LIABILITIES:
  Savings and interest demand deposits.......  $29,613    $    --    $    --    $    --    $17,754    $ 47,367
  Certificates of deposit....................   17,343      8,077      8,430      7,981        101      41,932
  Borrowings.................................   17,026        207        127        100      6,614      24,074
                                               -------    -------    -------    -------    -------    --------
  Total interest bearing liabilities.........   63,982      8,284      8,557      8,081     24,469    $113,373
                                               =======    =======    =======    =======    =======    ========
Other liabilities............................                                                           34,052
Shareholders' equity.........................                                                           30,920
                                                                                                      --------
  Total liabilities & shareholders' equity...                                                         $178,345
                                                                                                      ========
Interest sensitivity gap.....................   (5,798)      (509)    (2,769)    61,069     (7,105)   $ 44,888
                                               -------    -------    -------    -------    -------    ========
Cumulative interest sensitivity gap..........  $(5,798)   $(6,307)   $(9,076)   $51,993    $44,888
                                               =======    =======    =======    =======    =======

------------------------

(1) Equity investments have been placed in the 0-3 month category

The table illustrates that Cowlitz is liability sensitive in all periods except in the 1-5 year period in which it is asset-sensitive. In an environment of increasing interest rates, the theoretical net interest margins of Cowlitz would be adversely affected for the 12 months following December 31, 1998, and favorably thereafter. Conversely, in a declining interest-rate environment, Cowlitz' theoretical net interest margins would be favorably affected for the 12 month period following December 31, 1998, and adversely thereafter.

    RETURN ON EQUITY AND ASSETS. Net income for the year ended December 31, 1998, totaled $2.2 million for a return on average shareholders' equity of 8.34% and a return on average total assets of 1.24%. These returns compare to a 16.65% return on average equity and 1.28% return on average total assets for the corresponding period in 1997. These declines reflect the additional common stock issued in Cowlitz' March 1998 initial public offering and an increase in assets for the year ended

December 31, 1998. The increase in assets is related to the increase in cash after the March initial public offering.

    Return on daily average assets and equity and certain other ratios for the periods indicated are presented below:

                                                      YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------
                                              1998             1997             1996
                                           -----------      -----------      -----------
                                           (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
Net income...............................   $  2,226         $  2,124         $  2,497
Average assets...........................   $178,819         $165,990         $142,639
Return on average assets.................       1.24%            1.28%            1.75%

Net income...............................   $  2,226         $  2,124         $  2,497
Average equity...........................   $ 26,703         $ 12,757         $ 10,433
Return on average equity.................       8.34%           16.65%           23.93%

Cash dividends paid per share............   $   0.06         $   0.05         $   0.04
Diluted earnings per share...............   $   0.57         $   0.78         $   0.97
Dividend payout ratio....................      10.53%            6.41%            4.12%

Average equity...........................   $ 26,703         $ 12,757         $ 10,433
Average assets...........................   $178,819         $165,990         $142,639
Average equity to asset ratio............      14.93%            7.69%            7.31%

MARKET RISK

    Interest rate and credit risks are the most significant market risks impacting Cowlitz' performance. Other types of market risk, such as foreign currency exchange rate risk and commodity price risk, do not arise in the normal course of Cowlitz' business activities. Cowlitz relies on loan reviews, prudent loan underwriting standards and an adequate allowance for loan losses to mitigate credit risk.

    Interest rate risk is managed through the monitoring of Cowlitz' gap position (see Asset-Liability Management/Interest Rate Sensitivity) and sensitivity to interest rate risk by subjecting Cowlitz' balance sheet to hypothetical interest rate shocks. Cowlitz' primary objective in managing interest rate risk is to minimize the adverse impact of changes in interest rates on Cowlitz' net interest income and capital, while structuring Cowlitz' asset/liability position to obtain the maximum yield-cost spread on that structure.

    Rate shock is an instantaneous and complete adjustment in market rates of various magnitudes on a static or level balance sheet to determine the effect such a change in rates would have on Cowlitz' net interest income for the succeeding twelve months, and the fair values of financial instruments.

    Cowlitz utilizes asset/liability-modeling software to determine the effect of a shift in market interest rates, with scenarios of interest rates increasing 100 and 200 basis points and decreasing 100 and 200 basis points. The model utilized to create the table presented below is based on the concept that all rates do not move by the same amount or at the same time. Although certain assets and liabilities may have similar maturities or periods to repricing, they may not react correspondingly to changes in market interest rates. In addition, interest rates on certain types of assets and liabilities may fluctuate with changes in market interest rates, while interest rates on certain types of assets may lag behind changes in market rates. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate from those assumed in the table. The ability of certain borrowers to make scheduled payments on the adjustable rate loans may decrease in the event of an interest rate increase due to adjustments in the amount of the payments.

    The model attempts to account for such limitations by imposing weights on the gaps between assets and liabilities. These weights are based on the ratio between the amount of rate change and each category of asset/liability, and the amount of any change in the federal funds rate. Local conditions and the strategy of Cowlitz determine the weights for loan and core deposits; the others are set by national markets. In addition, a timing factor has been used as
(a) fixed rate instruments do not reprice immediately; (b) renewals may have different term than original maturities; and (c) there is a timing factor between rates on different instruments (i.e. core deposits usually reprice well after there has been a change in the federal funds rate). Due to the various assumptions used for this simulation analysis, no assurance can be given that actual results will correspond with projected results.

    The following table shows the estimated impact of the interest rate shock on net interest income and the fair values of financial instruments at December 31, 1998:

                                         FAIR VALUES OF FINANCIAL INSTRUMENTS
                            ---------------------------------------------------------------
                            NET INTEREST INCOME         ASSETS              LIABILITIES
                            -------------------   -------------------   -------------------
                             AMOUNT    % CHANGE    AMOUNT    % CHANGE    AMOUNT    % CHANGE
                            --------   --------   --------   --------   --------   --------
                                              (ALL AMOUNTS IN THOUSANDS)
+200 basis points.........  $10,008       1.5%    $165,303     (3.1)%   $146,366     (1.0)%
+100 basis points.........  $ 9,937       0.7%    $169,973     (1.4)%   $147,081     (0.5)%
Static....................  $ 9,865       0.0%    $170,617      0.0%    $147,817      0.0%
-100 basis points.........  $ 9,793      (0.7)%   $176,124      2.2%    $148,603      0.5%
-200 basis points.........  $ 9,722      (1.5)%   $179,438      4.1%    $149,426      1.1%

    Loans and certificates of deposit represent the majority of interest rate exposure. Investments only represent 9.3% of interest earning assets and therefore, the impact of the investments on net interest income of moving rates would not be significant. Historically, savings and interest-bearing checking accounts have not repriced in proportion to changes in overall market interest rates. The change in net interest income can be attributed to the balance of loans and certificates of deposit maturing/repricing. As a result, in an increasing/decreasing interest rate environment net interest income would increase/ decrease.

    The change in fair values of financial assets is mainly a result of total loans representing 83.4% of total interest-earning assets. Of these loans $97,584 have fixed interest rates, which decline in value during a period of rising interest rates.

    As of September 30, 1999, Cowlitz has assessed these risks and feels that there has been no material change since December 31, 1998.

    While asset/liability models have become a main focus of risk management, Cowlitz believes that statistical models alone do not provide a reliable method of monitoring and controlling risk. The quantitative risk information provided is limited by the parameters established in creating the related models. Therefore, Cowlitz uses these models only as a supplement to other risk management tools.

LIQUIDITY

    Liquidity represents the ability to meet deposit withdrawals to fund loan demand, while retaining the flexibility to take advantage of business opportunities. Cowlitz' primary sources of funds are customer deposits, loan payments, sales of assets, advances from the FHLB and the use of the federal funds market. As of September 30, 1999, approximately $5.0 million of the securities portfolio matures within one year.

    Historically Cowlitz has utilized borrowings from the FHLB as an important source of funding for its growth. The Company has an established borrowing line with the FHLB that permits it to borrow up to 25% of assets. Advances from the FHLB have terms ranging from 1 through 15 years and at September 30, 1999, bear interest at rates from 5.67% to 8.80%. At September 30, 1999, $26.3 million in advances were outstanding from the FHLB and Cowlitz' had additional borrowing capacity for cash advances of $18.1 million. Cowlitz may increase its percentage of borrowings from the FHLB in the future if circumstances warrant.

CAPITAL

    Cowlitz is required to maintain minimum amounts of capital to "risk weighted" assets, as defined by banking regulators. The Company is required to have Tier 1 and Total Capital ratios of 4.0% and 8.0%, respectively. At September 30, 1999, Cowlitz' ratios were 19.62% and 20.87%, respectively. At December 31, 1998, Cowlitz' ratios were 22.21% and 23.46%, respectively. The ratio of Tier 1 capital to average assets was 16.00% and 15.81% at September 30, 1999 and December 31, 1998, respectively.

YEAR 2000


    This section constitutes a Year 2000 readiness statement and contains forward-looking statements that have been prepared on the basis of Cowlitz' best judgments and currently available information. These forward-looking statements are inherently subject to significant business, third party and regulatory uncertainties and contingencies, many of which are beyond the control of Cowlitz. In addition, these forward-looking statements are based on Cowlitz' current assessments and remediation plans, which are based on certain representations of third party service providers and are subject to change. Accordingly, there can be no assurance that Cowlitz' results of operations will not be adversely affected by difficulties or delays in Cowlitz' or third parties' Year 2000 readiness efforts.



    The Company has an active Y2K plan and committee addressing all systems affected by the millennium issue.



    To date, Cowlitz has not experienced any disruption of its business as a result of Year 2000 issues, and based on its current assessments and remediation plans, does not expect that it will suffer any material disruption of its business as a result of Year 2000 issues in the future.

PRINCIPAL HOLDERS OF COWLITZ COMMON STOCK; SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT


    The following table shows, as of December 28, 1999, the number and percentage of outstanding shares of Cowlitz common stock beneficially owned by each person known to Cowlitz to be the beneficial owner of more than five percent of the outstanding Cowlitz common stock, by each director and executive officer of Cowlitz, and by all directors and executive officers of Cowlitz as a group. The number of shares beneficially owned is deemed to include shares of Cowlitz common stock as to which the beneficial owner has either investment or voting power. Unless otherwise indicated, and except for voting and investment powers held jointly with a person's spouse, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.



                                                              SHARES(2)   PERCENTAGE(2)
                                                              ---------   -------------
DIRECTORS AND EXECUTIVE OFFICERS(1)
Benjamin Namatinia(3).......................................    653,782       15.80
Charles W. Jarrett(3).......................................    328,615        7.94
Mark F. Andrews, Jr.(4).....................................     40,065           *
Larry M. Larson(4)..........................................    253,214        6.29
E. Chris Searing(4).........................................     22,267           *
Donna P. Gardner(5).........................................     49,562        1.23
Don P. Kiser(5).............................................      4,135           *
All directors and executive officers as a group (7
  persons)..................................................  1,351,640       31.67
5% BENEFICIAL OWNERS
Everest Partners, L.P.(6)...................................    235,150        5.85
Job's Peak Ranch
P.O. Box 3178
Gardnerville, Nevada 89410


------------------------

*   Less than 1%

(1) Unless otherwise indicated, the address of each shareholder is care of Cowlitz Bancorporation,
    927 Commerce Avenue, Longview, WA 98632.


(2) Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934, as amended. Shares not outstanding that are subject to options exercisable by the holder thereof within 60 days of December 28, 1999 are deemed outstanding for the purposes of calculating the number and percentage owned by such shareholder, but not deemed outstanding for the purpose of calculating the percentage owned by each other shareholder listed. Unless otherwise noted, all shares listed as beneficially owned by a shareholder are actually outstanding.



(3) Includes options exercisable to purchase 115,500 shares of common stock within 60 days of December 28, 1999.



(4) Includes options exercisable to purchase 3,000 shares of common stock within 60 days of December 28, 1999.



(5) Includes options exercisable to purchase 2,800 shares of common stock within 60 days of December 28, 1999.


(6) Information as to the number of shares owned is based solely on the
    Schedule 13G filed on September 8, 1999 by Everest Partners, L.P., Everest Partners, Inc., and Everest Managers, L.L.C. in which the filing persons disclosed that they had shared voting and dispositive power over 235,150 shares of Cowlitz common stock. Everest Partners, Inc. is the general partner of, and

    Everest Managers, L.L.C. is the manager of, Everest Partners, L.P. David M.W. Harvey is the sole principal of Everest Partners, Inc. and Everest Managers, L.L.C. Everest Managers, L.L.C. and David M.W. Harvey expressly disclaim beneficial ownership of these shares.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding Cowlitz Bancorp's directors and executive officers.

NAME                               AGE                                POSITION
----                             --------   ------------------------------------------------------------
Mark F. Andrews, Jr............     66      Director, Cowlitz Bancorporation & Cowlitz Bank
Charles W. Jarrett.............     58      President & Chief Operating Officer & Director, Cowlitz
                                            Bancorporation; President & Chief Executive Officer &
                                            Director, Cowlitz Bank; Director, Business Finance
                                            Corporation
Larry M. Larson................     60      Director, Cowlitz Bancorporation; Chairman, Cowlitz Bank
Benjamin Namatinia.............     55      Chairman & Chief Executive Officer, Cowlitz Bancorporation;
                                            Director, Cowlitz Bank; Chairman, Business Finance
                                            Corporation
E. Chris Searing...............     45      Director, Cowlitz Bancorporation & Cowlitz Bank
Donna P. Gardner...............     51      Executive Vice President and CFO, Cowlitz Bank; Vice
                                            President & Secretary, Tresurer, Cowlitz Bancorporation
Don P. Kiser...................     53      Senior Vice President of Cowlitz Bank; Vice President and
                                            CFO, Cowlitz Bancorporation

    Mark F. Andrews, Jr. has served as a director of Cowlitz Bank since 1988 and as Secretary of the Board since 1990. Mr. Andrews' principal occupation is the management and operation of his tree farms. In addition, Mr. Andrews serves as a court commissioner for Cowlitz County and he is also a retired attorney.
Mr. Andrews is Chairman of the Audit Committee and serves on the Compensation Committee and the Board Development Committee.

    Charles W. Jarrett held the position of President and Chief Executive Officer of Cowlitz Bancorporation from 1992 until November 1994, at which time he became President and Chief Operating Officer. Mr. Jarrett joined Cowlitz Bank in 1986 and has served as President and Chief Executive Officer and as a director since 1989. He has served as a director of Business Finance Corporation since the acquisition in 1998.

    Larry M. Larson has served as a director of Cowlitz Bank since 1984. He served as Secretary of the Board from 1987 to 1988, Vice Chairman from 1988 to 1990, and has served as Chairman since 1990. Mr. Larson owns the Bridgeview Tobacco Shop located in Rainier, Oregon. He serves in an elected position on the Port Commission for the Port of Longview. Mr. Larson serves on the Compensation Committee, the Board Development Committee, and the Audit Committee.

    Benjamin Namatinia has served as Chairman of Cowlitz Bancorporation since its incorporation in 1991 and was appointed Chief Executive Officer in November 1994. He has served as a director of Cowlitz Bank since 1991. He has served as a director of Business Finance Corporation since the acquisition in 1998. Since 1990, Mr. Namatinia has been the President and owner of BMN, Inc., a securities brokerage franchise of Raymond James Financial Services, Inc. From 1984 to 1989, he was Senior Vice President and head of the Bond Department in Portland, Oregon for Shearson Lehman.

    E. Chris Searing has served as a director of Cowlitz Bank since 1986. He served as Secretary of the Board from 1988 to 1990 and has served as Vice Chairman since 1990. Mr. Searing owns Searing Electric & Plumbing, Inc. located in Longview, Washington. Mr. Searing serves on the Compensation Committee and the Audit Committee.

    Donna P. Gardner has served as an executive officer of Cowlitz Bancorporation since its incorporation in 1991 and currently holds the position of Vice President and Secretary/Treasurer. Mrs. Gardner joined Cowlitz Bank in 1981 and served as Cashier from 1989 to 1993, Vice President from 1993 to 1997 and is currently serving as Executive Vice President and Chief Financial Officer.

    Don P. Kiser was hired in September 1998 to serve as Vice President--Chief Financial Officer of Cowlitz Bancorporation. In addition, Mr. Kiser serves as a Senior Vice President of Cowlitz Bank. Mr. Kiser came to Cowlitz Bank with over 20 years of banking experience having previously served in positions of Chief Financial Officer, Chief Administrative Officer, Director of Systems Management and Corporate Planning, and V.P. Manager of Operations.

EXECUTIVE COMPENSATION


    SUMMARY COMPENSATION TABLE. The following table sets forth the annual compensation earned during 1997 and 1998 for the Company's Chief Executive Officer and each of the Company's other executive officers who earned in excess of $100,000 in salary and bonus during the last three fiscal years (the "Named Executive Officers").



                                                                                                        STOCK
                                                                      OTHER ANNUAL      ALL OTHER       OPTION
NAME OF PRINCIPAL AND POSITION                   SALARY     BONUS     COMPENSATION   COMPENSATION(1)    GRANTS
------------------------------                  --------   --------   ------------   ---------------   --------
Benjamin Namatinia................     1999     $225,000   $     0        --             $ 6,000        15,000
  Chairman &                           1998     $200,000   $75,000        --             $14,400        10,000
  Chief Executive Officer              1997     $178,224   $20,000        --             $14,258       192,500
Charles W. Jarrett................     1999     $225,597   $     0        --             $ 6,000        15,000
  President &                          1998     $200,000   $52,356        --             $14,400        10,000
  Chief Operating Officer              1997     $161,532   $40,975        --             $12,923       192,500
Donna P. Gardner..................     1999     $ 87,792   $17,500        --             $ 6,000            --
  Vice President &                     1998     $ 76,340   $23,678        --             $ 6,108         7,000
  Secretary/Treasurer                  1997     $ 66,840   $21,390        --             $ 5,347            --


------------------------


(1) Company contribution to 401(K) plan


    STOCK OPTIONS.

    Awards of stock options under the Company's stock option plan are designed to closely tie together the long term interest of the Company and its subsidiary's directors, employees, and shareholders and to assist in the retention of directors, officers, and key employees. The Board of Directors selects the individuals to receive stock options and determines the number of shares subject to each grant. The Board's determination of the size of option grants is generally intended to reflect the individual's position with the Company or its subsidiary and the individual's contribution. Any options granted under the plan will have an exercise period of time, and options become exercisable on a gradual basis as stated in each grant. The Board of Directors reviews the stock option plan annually.

    The following table sets forth information concerning the award of stock options to the Named Executive Officers during fiscal 1999.



                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                                 ANNUAL RATES OF
                                      NUMBER OF      % OF TOTAL                                       STOCK
                                      SECURITIES    OPTIONS/SARS                                PRICE APPRECIATION
                                      UNDERLYING     GRANTED TO    EXERCISE OR                         FOR
                                     OPTIONS/SARS    EMPLOYEES         BASE       EXPIRATION      OPTION TERM(1)
NAME                                 GRANTED (#)    FISCAL YEAR    PRICE ($/SH)      DATE          5%($)/10%($)
----                                 ------------   ------------   ------------   ----------   --------------------
Benjamin Namatinia.................     15,000          18.3%         $4.94        12/31/09      $40,853/$100,624
Charles W. Jarrett.................     15,000          18.3%         $4.94        12/31/09      $40,853/$100,624
Donna P. Gardner...................          0            --             --              --                    --


------------------------


(1) These assumed rates of appreciation are provided in order to comply with the requirements of the Securities and Exchange Commission (the "SEC") and do not represent the Company's expectation or projections as to the actual rate of appreciation of the Common Stock. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date options were granted over the full option term. The actual value of the options will depend on the performance of the Common Stock and may be greater or less than the amounts shown.



    The table below provides information on exercises of options during 1999 by the Named Executive Officers and information with respect to unexercised options held by the Named Executive Officers at December 31, 1999:


    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTION/SAR VALUES


                                                                                                 VALUE OF
                                                                      NUMBER OF SECURITIES     UNEXERCISED
                                                                           UNDERLYING          IN-THE-MONEY
                                                                          UNEXERCISED        OPTIONS/SARS AT
                                                                        OPTIONS/SARS AT      FISCAL YEAR-END
                                                                      FISCAL YEAR-END (#)          ($)
                                SHARES ACQUIRED                           EXERCISABLE/         EXERCISABLE/
NAME                            ON EXERCISE (#)   VALUE REALIZED($)      UNEXERCISABLE       UNEXERCISABLE(1)
----                            ---------------   -----------------   --------------------   ----------------
Benjamin Namatinia............      --                 --               115,500/217,500        $930/$3,720
Charles W. Jarrett............      --                 --               115,500/217,500        $930/$3,720
Donna Gardner.................      --                 --                   2,800/4,200                 --



EMPLOYMENT AGREEMENTS


    Messrs. Namatinia and Jarrett entered into employment agreements with the Company effective January 1, 1998. Under the employment agreements, both
Mr. Namatinia and Mr. Jarrett receive a base annual salary. Mr. Jarrett also receives an annual cash bonus equal to the sum of five percent of Cowlitz Bank's net profits in excess of a one percent Return on Average Assets (ROAA) for the calendar year and seven and one-half percent of the Bank's net profits in excess of one and one-half percent ROAA for the calendar year. This formula was used by the Board of Directors to determine Mr. Jarrett's bonus in 1996 and 1997.
Mr. Namatinia's annual cash bonus will be determined by the Company's Board of Directors based on the growth, profitability and performance of the Company, the expansion of services provided by the Company and the market value of the Company's Common Stock. The agreements contain a covenant not to compete for a period of eighteen months in the event of termination of employment for any reason. If employment is terminated by the Company without cause or by death or disability, the executive officer will receive a lump sum equal to three times the employee's annual base salary for the calendar year in which such employment terminates plus the amount of cash bonus earned prior to termination. Upon termination without cause, the employee will receive such benefits to which he has become entitled under the terms of the Company's Stock Option Plan and any other benefit plan or program.

RELATED PARTY TRANSACTIONS

    The Company has outstanding loans to officers, directors, their spouses, associates, and related organizations. All such loans were made in the ordinary course of business, have been made on substantially the same terms and conditions; including collateral required, as comparable transactions with unaffiliated parties and did not involve more than the normal risk of collectibility or present other unfavorable features. Directors and executive officers are charged the same rates of interest and loan fees as are charged to employees of the Company, which interest rates and fees are slightly lower than charged to non-employee borrowers. All such loans are presently in good standing and are being paid in accordance with their terms.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Cowlitz Bancorporation:

    We have audited the accompanying consolidated statements of condition of Cowlitz Bancorporation (a Washington Corporation) and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cowlitz Bancorporation and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP
Arthur Andersen LLP
Portland, Oregon
January 15, 1999

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CONDITION

               (IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES)

                                                                 FOR THE
                                                               NINE MONTHS       FOR THE YEARS
                                                                  ENDED              ENDED
                                                              SEPTEMBER 30,      DECEMBER 31,
                                                              -------------   -------------------
                                                                  1999          1998       1997
                                                              -------------   --------   --------
                                                               (UNAUDITED)
ASSETS
Cash and due from banks.....................................    $ 15,173      $ 22,705   $ 23,109
Investment securities:
  Investments available-for-sale (at fair value, cost of
    $8,484, $6,994 and $3,993 at September 30, 1999,
    December 31, 1998 and December 31, 1997,
    respectively)...........................................       8,462         7,065      4,017
  Investments held-to-maturity (at amortized cost, fair
    value of $4,370, $4,487, and $4,486 at September 30,
    1999, December 31, 1998 and December 31, 1997,
    respectively)...........................................       4,564         4,465      4,464
                                                                --------      --------   --------
    Total investment securities.............................      13,026        11,530      8,481
                                                                --------      --------   --------
Loans.......................................................     140,633       132,046    131,963
Allowance for loan losses...................................      (2,094)       (1,814)    (1,970)
                                                                --------      --------   --------
    Loans, net..............................................     138,539       130,232    129,993
                                                                --------      --------   --------
Premises and equipment, net of accumulated depreciation of
  $2,311 $1,837, $1,354 at September 30, 1999, December 31,
  1998 and December 31, 1997, respectively..................       6,011         5,859      5,653
Federal Home Loan Bank stock................................       3,035         2,869      2,658
Intangible assets, net of accumulated amortization of $717,
  $432 and $123 at September 30, 1999, December 31, 1998 and
  December 31, 1997, respectively...........................       5,062         3,110      1,847
Other assets................................................       1,900         2,040      1,552
                                                                --------      --------   --------
    Total assets............................................    $182,746      $178,345   $173,293
                                                                ========      ========   ========

LIABILITIES
Deposits:
  Demand....................................................    $ 28,099      $ 33,062   $ 27,141
  Savings and interest-bearing demand.......................      48,520        47,367     46,454
  Certificates of deposit...................................      46,241        41,932     62,614
                                                                --------      --------   --------
    Total deposits..........................................     122,860       122,361    136,209
Short-term borrowings.......................................         600         2,275        725
Long-term borrowings........................................      26,327        21,799     21,900
Other liabilities...........................................       1,120           990        572
                                                                --------      --------   --------
    Total liabilities.......................................    $150,907      $147,425   $159,406
                                                                --------      --------   --------
SHAREHOLDERS' EQUITY
Preferred stock, no par value; 5,000,000 and no shares
  authorized as of September 30, 1999, December 31, 1998 and
  December 31, 1997, respectively; no shares issued and
  outstanding at September 30, 1999, December 31, 1998 and
  December 31, 1997, respectively...........................    $     --      $     --   $     --
Common stock, no par value; 25,000,000 authorized as of
  September 30, 1999 and December 31, 1998 respectively, and
  3,937,500 shares authorized as of December 31, 1997.
  4,089,570, 4,001,999 and 2,604,543 shares issued and
  outstanding at September 30, 1999, December 31, 1998 and
  December 31, 1997, respectively...........................      18,887        18,251      3,262
Additional paid in capital..................................       1,538         1,538      1,538
Retained earnings...........................................      11,428        11,085      9,071
Accumulated other comprehensive income......................         (14)           46         16
                                                                --------      --------   --------
    Total shareholders' equity..............................      31,839        30,920     13,887
                                                                --------      --------   --------
    Total liabilities and shareholders' equity..............    $182,746      $178,345   $173,293
                                                                ========      ========   ========

        The accompanying notes are an integral part of these statements.

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                 FOR THE NINE MONTHS              FOR THE YEARS
                                                 ENDED SEPTEMBER 30,            ENDED DECEMBER 31,
                                              -------------------------   ------------------------------
                                                 1999          1998         1998       1997       1996
                                              -----------   -----------   --------   --------   --------
                                              (UNAUDITED)   (UNAUDITED)
INEREST INCOME
Interest and fees on loans..................    $11,110       $10,292     $14,103    $13,700    $12,721
Interest on taxable investment securities...        650           695         955        667        386
Interest on non-taxable investments
  securities................................          6             2           3         --          2
Trading account interest....................         --            --          --         --         34
Interest from other banks...................        680         1,085       1,305        719        490
                                                -------       -------     -------    -------    -------
  Total interest income.....................     12,446        12,074      16,366     15,086     13,633
                                                -------       -------     -------    -------    -------

INTEREST EXPENSE
Savings and interest-bearing demand.........      1,411         1,422       1,894      1,253      1,031
Certificates of deposit.....................      1,563         2,433       3,048      4,246      3,960
Short-term borrowings.......................         68            64          90         43        110
Long-term borrowings........................      1,148         1,035       1,469      1,401      1,073
                                                -------       -------     -------    -------    -------
  Total interest expense....................      4,190         4,954       6,501      6,943      6,174
                                                -------       -------     -------    -------    -------
  Net interest income before provision for
    loan losses.............................      8,256         7,120       9,865      8,143      7,459

PROVISION FOR LOAN LOSSES...................     (1,065)         (243)       (509)      (375)      (281)
                                                -------       -------     -------    -------    -------
  Net interest income after provision for
    loan losses.............................      7,191         6,877       9,356      7,768      7,178
                                                -------       -------     -------    -------    -------

NONINTEREST INCOME
Service charges on deposit accounts.........        511           487         656        563        387
Gains on loans sold.........................        294            --          --         --         --
Other income................................        397           242         317        186        218
Net gains/losses on sales of available for
  sale securities...........................         (2)            5           5         --       (309)
                                                -------       -------     -------    -------    -------
  Total noninterest income..................      1,200           734         978        749        296
                                                -------       -------     -------    -------    -------
NONINTEREST EXPENSE
Salaries and employee benefits..............      4,228         2,772       3,775      2,778      2,137
Net occupancy and equipment expense.........        980           655         888        724        393
Business tax expense........................        207           184         242        224        202
Amortization of intangibles.................        285           215         309        123         --
Other operating expense.....................      1,799         1,208       1,713      1,435        950
                                                -------       -------     -------    -------    -------
  Total noninterest expense.................      7,499         5,034       6,927      5,284      3,682
                                                -------       -------     -------    -------    -------
  Income before income tax expense..........        892         2,577       3,407      3,233      3,792

INCOME TAX EXPENSE..........................        341           876       1,181      1,109      1,295
                                                -------       -------     -------    -------    -------
  Net income................................    $   551       $ 1,701     $ 2,226    $ 2,124    $ 2,497
                                                =======       =======     =======    =======    =======

BASIC EARNINGS PER SHARE....................    $  0.14       $  0.47     $  0.60    $  0.82    $  0.97
DILUTED EARNINGS PER SHARE..................    $  0.13       $  0.44     $  0.57    $  0.78    $  0.97

        The accompanying notes are an integral part of these statements.

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                            FOR THE NINE MONTHS       FOR THE YEARS ENDED DECEMBER
                                                            ENDED SEPTEMBER 30,                   31,
                                                         -------------------------   ------------------------------
                                                            1999          1998         1998       1997       1996
                                                         -----------   -----------   --------   --------   --------
                                                         (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income...........................................    $   551      $  1,701     $  2,226   $  2,124   $  2,497
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization......................        759           601          833        557        191
    Provision for loan losses..........................      1,065           243          509        375        281
  Net losses (gains) on sales of trading securities....         --            --           --         --        309
  Net losses (gains) on sales of investments securities
    available-for-sale.................................          2            (5)          (5)        --         --
  Net amortization of investment security premiums and
    accretion of discounts.............................         (1)           (4)          (5)        (2)        (3)
  (Increase) decrease in other assets..................        278          (582)         182       (248)        49
  Increase (decrease) in other liabilities.............       (325)          168         (111)       (83)        87
  Federal Home Loan Bank stock dividends...............       (166)         (158)        (211)      (195)      (180)
  Purchase of trading securities.......................         --            --           --         --    (64,500)
  Sales of trading securities..........................         --            --           --         --     66,204
                                                           -------      --------     --------   --------   --------
    Net cash provided by operating activities..........      2,163         1,964        3,418      2,528      4,935
                                                           -------      --------     --------   --------   --------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities of investment securities
    held-to-maturity...................................      3,267         1,387        3,669      3,784      2,860
  Proceeds from maturities of investment securities
    available-for-sale.................................      2,000         1,000        1,000         --         --
  Purchases of investment securities:
    Held-to-maturity...................................     (3,365)       (3,565)      (3,665)    (1,994)    (2,969)
    Available-for-sale.................................     (3,492)       (3,996)      (3,996)    (4,857)    (2,006)
  Net (increase) decrease in loans.....................     (4,600)         (145)       1,065     (5,711)   (19,038)
  Purchases of premises and equipment..................       (510)         (631)        (725)    (1,300)    (2,797)
  Proceeds from assumption of deposit liabilities......         --            --           --     22,885         --
  Acquisition of business, net of cash acquired........     (1,504)       (1,575)      (1,776)        --         --
                                                           -------      --------     --------   --------   --------
    Net cash (used in) provided by investment
      activities.......................................     (8,204)       (7,525)      (4,428)    12,807    (23,950)
                                                           -------      --------     --------   --------   --------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand, savings, and
    interest-bearing demand deposits...................     (3,810)          229        6,834      5,536     (1,207)
  Net increase (decrease) in certificates of deposit...      4,309       (17,719)     (20,682)   (17,841)    18,133
  Dividends paid.......................................       (208)         (153)        (212)      (126)      (101)
  Net increase (decrease) in short-term borrowings.....     (1,675)        1,225        1,550        175     (2,075)
  Proceeds from long-term borrowings...................      5,000            --        5,000      2,000     15,070
  Repayment of long-term borrowings....................     (4,766)       (1,213)      (6,408)    (2,942)    (4,621)
  Repurchase of common stock...........................       (363)         (494)        (494)        --         --
  Issuance of common stock for cash, net of amount paid
    for fractional shares and offering costs...........         22        15,019       15,018         67         19
                                                           -------      --------     --------   --------   --------
    Net cash provided by (used in) financing
      activities.......................................     (1,491)       (3,106)         606    (13,131)    25,218
                                                           -------      --------     --------   --------   --------
    Net increase (decrease) in cash and due from
      banks............................................     (7,532)       (8,667)        (404)     2,204      6,203

CASH AND DUE FROM BANKS AT BEGINNING OF YEAR...........     22,705        23,109       23,109     20,905     14,702
                                                           -------      --------     --------   --------   --------
CASH AND DUE FROM BANKS AT END OF PERIOD...............    $15,173      $ 14,442     $ 22,705   $ 23,109   $ 20,905
                                                           =======      ========     ========   ========   ========

        The accompanying notes are an integral part of these statements.

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

               (IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES)

                                            ACCUMULATED
                                     COMMON STOCK         ADDITIONAL                  OTHER            TOTAL
                               ------------------------    PAID-IN     RETAINED   COMPREHENSIVE    SHAREHOLDERS'   COMPREHENSIVE
                                SHARES        AMOUNT       CAPITAL     EARNINGS       INCOME          EQUITY           INCOME
                               ---------   ------------   ----------   --------   --------------   -------------   --------------
BALANCE AT DECEMBER 31,
  1995.......................  2,585,608     $ 3,176        $1,538     $ 4,677         $ --           $ 9,391
Comprehensive Income:
  Net income.................         --          --            --       2,497           --             2,497          $2,497
  Net changes in unrealized
    gains on
    Investments
    available-for-sale, net
      of deferred taxes of
    $3.......................         --          --            --          --            7                 7               7
                                                                                                                       ------
  Other comprehensive income,
    net of tax...............         --          --            --          --           --                --               7
                                                                                                                       ------
  Comprehensive Income.......         --          --            --          --           --                --          $2,504
                                                                                                                       ======
Issuance of common stock for
  cash.......................      4,795          19            --          --           --                19
Cash dividend paid ($.04 per
  share).....................         --          --            --        (101)          --              (101)
                               ---------     -------        ------     -------         ----           -------
BALANCE AT DECEMBER 31,
  1996.......................  2,590,403       3,195         1,538       7,073            7            11,813
Comprehensive Income:
  Net income.................         --          --            --       2,124           --             2,124          $2,124
  Net changes in unrealized
    gains on investments
    available-for-sale, net
    of deferred taxes of $5..         --          --            --          --            9                 9               9
                                                                                                                       ------
  Other comprehensive income,
    net of tax...............         --          --            --          --           --                --               9
                                                                                                                       ------
  Comprehensive Income.......         --          --            --          --           --                --          $2,133
                                                                                                                       ======
Issuance of common stock for
  cash.......................     14,140          67            --          --           --                67
Cash dividend paid ($.05 per
  share).....................         --          --            --        (126)          --              (126)
                               ---------     -------        ------     -------         ----           -------
BALANCE AT DECEMBER 31,
  1997.......................  2,604,543       3,262         1,538       9,071           16            13,887
Comprehensive Income:
  Net income.................         --          --            --       2,226           --             2,226          $2,226
  Net changes in unrealized
    gains on investments
    available-for-sale, net
    of deferred taxes of
    $16......................         --          --            --          --           30                30              30
                                                                                                                       ------
  Other comprehensive income,
    net of tax...............         --          --            --          --           --                --              30
                                                                                                                       ------
  Comprehensive Income.......         --          --            --          --           --                --          $2,256
                                                                                                                       ======
  Issuance of common stock
    for cash.................  1,396,251      15,019            --          --           --            15,019
  Purchase of treasury
    stock....................    (50,000)       (494)           --          --           --              (494)
  Issuance of common stock
    for acquisition..........     51,282         465            --          --           --               465
  Cash dividends paid ($.06
    per share)...............         --          --            --        (212)          --              (212)
Cash paid for fractional
  shares.....................        (77)         (1)           --          --           --                (1)
                               ---------     -------        ------     -------         ----           -------
BALANCE AT DECEMBER 31,
  1998.......................  4,001,999      18,251         1,538      11,085           46            30,920
Comprehensive Income:
  Net income (unaudited).....         --          --            --         551           --               551          $  551
  Net changes in unrealized
    gains on investments
    available-for-sale, net
    of deferred taxes of $33
    (unaudited)..............         --          --            --          --          (60)              (60)            (60)
  Other comprehensive income,
    net of tax (unaudited)...         --          --            --          --           --                --             (60)
                                                                                                                       ------
  Comprehensive Income
    (unaudited)..............         --          --            --          --           --                --          $  491
                                                                                                                       ======
  Issuance of common stock
    for cash (unaudited).....      3,261          22            --          --           --                22
  Purchase of treasury stock
    (unaudited)..............    (64,500)       (363)           --          --           --              (363)
  Issuance of common stock
    for acquisition
    (unaudited)..............    148,810         977            --          --           --               977
  Cash dividends paid ($.05
    per share) (unaudited)...         --          --            --        (208)          --              (208)
Cash paid for fractional
  shares (unaudited).........         --          --            --          --           --                --
                               ---------     -------        ------     -------         ----           -------
BALANCE AT SEPTEMBER 30,
  1999.......................  4,089,570     $18,887        $1,538     $11,428         $(14)          $31,839
                               =========     =======        ======     =======         ====           =======

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

    Cowlitz Bancorporation (the Company) is a one-bank holding company located in Southwest Washington. The Company's principal subsidiary, Cowlitz Bank (the
Bank), a Washington state-chartered commercial bank, is the only community bank headquartered in Cowlitz County and offers commercial banking services primarily to small and medium-sized businesses, professionals, and retail customers. During the third quarter of 1998 the Company acquired Business Finance Corporation (BFC) of Bellevue, Washington. Business Finance Corporation provides asset based financing to companies throughout the western United States.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

INVESTMENT SECURITIES

    Investment securities are classified as either trading, available-for-sale or held-to-maturity. Securities are classified as held-to-maturity when the Company has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. Securities not classified as either held-to-maturity or trading are classified as available-for-sale. Trading securities are carried at fair value. Net unrealized gains and losses on trading securities are included in the consolidated statements of income. Available-for-sale securities are carried at fair value with unrealized gains and losses, net of tax effect, added to or deducted from shareholders' equity. Held-to-maturity securities are carried at amortized cost.

LOANS

    Interest income on simple interest loans is accrued daily on the principal balance outstanding. Generally, no interest is accrued on loans when factors indicate that collection of interest is doubtful or when principal or interest payments become 90 days past due, unless collection of principal and interest is anticipated within a reasonable period of time and the loans are well secured. For such loans, previously accrued but uncollected interest is charged against current earnings, and income is only recognized to the extent that payments are subsequently received and collection of the remaining recorded investment is probable. Loan fees are offset against operating expenses to the extent that these fees cover the direct expense of originating loans. Fees in excess of origination costs are deferred and amortized to income over the related loan period.

STOCK-BASED COMPENSATION

    Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," requires disclosure about stock-based compensation arrangements regardless of the method used to account for them. As permitted by SFAS No. 123, the Company has opted to continue to apply the accounting provisions of Accounting Principles Board (APB) Opinion No. 25, and therefore discloses the difference between compensation cost included in net income and the related

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

cost measured by the fair-value-based method defined by SFAS No. 123, including tax effects, that would have been recognized in the income statement if the fair-value method has been used.

ALLOWANCE FOR LOAN LOSSES

    The allowance for loan losses is based on management's estimates. Management determines the adequacy of the allowance based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and other pertinent factors. Actual losses may vary from the current estimates. These estimates are reviewed periodically and are adjusted as deemed necessary. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

    A loan is impaired when, based on current information and events it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company's policy is to included in impaired loans all loans that are past due 90 days or more as to either principal or interest, except for loans that are currently measured at fair value or at the lower of cost or fair value, and credit card receivables, which are considered large groups of smaller balance homogeneous loans that are collectively evaluated for impairment. The Company measures impairment based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, impairment is measured based on the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Impaired loans are charged to the allowance when management believes, after considering economic and business conditions, collection efforts, and collateral position, that the borrowers' financial condition is such that collection of principal is not probable.

PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation. The provision for depreciation is computed on the straight-line method over the estimated useful lives for the majority of the assets, which range from 3 to
39.5 years.

    Improvements are capitalized and depreciated over the lesser of their estimated useful lives or the life of the lease. When property is replaced or otherwise disposed of, the cost of such assets and the related accumulated depreciation are removed from their respective accounts.

INTANGIBLE ASSETS

    Intangible assets include a deposit premium of $1,570 and $1,847 (net of accumulated amortization) at December 31, 1998 and 1997, respectively. The deposit premium is being amortized using an accelerated method over a ten-year life. Intangible assets at December 31, 1998 also include goodwill of $1,540 (net of accumulated amortization), representing the excess of acquisition costs over the fair value of net assets that arose in connection with the acquisition of Business Finance Corporation and is being amortized on a straight-line basis over a fifteen-year period.

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

OTHER BORROWINGS

    Federal funds purchased generally mature within one to four days from the transaction date. Other short-term borrowed funds mature within one year from the transaction date. Other long-term borrowed funds extend beyond one year.

INCOME TAXES

    Income taxes are accounted for using the asset and liability method. Under this method, a deferred tax asset or liability is determined based on the enacted tax rates, which will be in effect when the differences between the financial statement carrying amounts and tax bases of existing assets and liabilities are expected to be reported in the Company's income tax returns. The deferred tax provision for the year is equal to the net change in the deferred tax asset or liability from the beginning to the end of the year, less amounts applicable to the change in value related to investments available-for-sale. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

EARNINGS PER SHARE

    Earnings per share computations are computed using the weighted average number of common and dilutive common equivalent shares (stock options) assumed to be outstanding during the period using the treasury stock method.

    The following table reconciles the numerator and denominator of the basic and diluted earnings per share computations:

                                                             WEIGHTED    PER SHARE
                                               NET INCOME   AVG SHARES    AMOUNT
                                               ----------   ----------   ---------
FOR THE YEAR ENDED DECEMBER 31, 1998
Basic earnings per share.....................    $2,226     3,715,901      $0.60
Stock Options................................                 178,194
Diluted earnings per share...................    $2,226     3,894,095      $0.57

FOR THE YEAR ENDED DECEMBER 31, 1997
Basic earnings per share.....................    $2,124     2,601,650      $0.82
Stock Options................................                 109,862
Diluted earnings per share...................    $2,124     2,711,512      $0.78

FOR THE YEAR ENDED DECEMBER 31, 1996
Basic earnings per share.....................    $2,497     2,586,711      $0.97
Stock Options................................                      --
Diluted earnings per share...................    $2,497     2,586,711      $0.97

    The Company for the periods reported had no reconciling items between net income and income available to common shareholders.

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SUPPLEMENTAL CASH FLOW INFORMATION

    For the purpose of presentation in the statements of cash flows, cash and cash equivalents are defined as those amounts in the balance sheet caption "Cash and due from banks" and include cash on hand, amounts due from banks and federal funds sold. Federal funds sold generally mature the day following purchase.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS

    In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

RECENTLY ISSUED ACCOUNTING STANDARDS

SAB No. 98

    In February 1998, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 98 on computations of earnings per share. SAB
No. 98, which was effective upon issuance, revised the SEC's guidance on the treatment of stock options issued shortly before an Initial Public Offering
(IPO) in earnings per share calculations. Prior to the issuance of SAB No. 98, the SEC required that stock options issued within one year of an IPO with exercise prices below the IPO price be treated as outstanding for all reporting periods for purposes of calculating earnings per share. The Company followed this guidance for the stock options granted September 30, 1997 and, accordingly treated the options as outstanding for all periods in computing both basic and diluted earnings per share. SAB No. 98 now requires that only "nominal issuances" of stock or stock options be reflected in all earnings per share calculations for all periods presented. The Company's September 30, 1997, stock options do not meet the SEC's definition of a nominal issuance. As required by SAB No. 98, these stock options are now included in the calculation of diluted earnings per share only for periods subsequent to their issuance on September 30, 1997, and are not included in the basic earnings per share calculation.

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    As required by SAB No. 98, the Company has restated its historical basic and diluted earnings per share to conform with this new guidance. The following is a summary of the historical and restated earnings per share amounts:

                                             YEAR ENDED            YEAR ENDED
                                          DECEMBER 30, 1997     DECEMBER 30, 1996
                                         -------------------   -------------------
                                          BASIC     DILUTED     BASIC     DILUTED
                                         --------   --------   --------   --------
Previously reported EPS................   $0.76      $0.76      $0.90      $0.90
Restated EPS...........................   $0.82      $0.78      $0.97      $0.97

SFAS No. 133

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring that derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gain and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

    SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. A company may also implement the Statement as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). SFAS No. 133 cannot be applied retroactively. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998).

    The implementation of this Statement is not expected to have a material impact on the Company's financial position or results of operation.

COMPREHENSIVE INCOME

    The Company has adopted Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income," effective January 1, 1998. This statement establishes standards for the reporting and display of comprehensive income and it's components in the financial statements. For the Company, comprehensive income includes net income reported on the statements of income and changes in the fair value of its available-for-sale investments reported as a component of shareholders' equity.

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

    The components of comprehensive income for the years ended December 31, 1998, 1997 and 1996 are as follows:

                                                            1998       1997       1996
                                                          --------   --------   --------
Unrealized gain (loss) arising during the period, net of
  tax...................................................    $ 33       $  9       $  7
Reclassification adjustment for net realized gains
  (losses) on securities available-for-sale included in
  net income during the year, net of tax of $2, $0, and
  $0....................................................       3         --         --
                                                            ----       ----       ----
  Net unrealized gain included in other comprehensive
    income..............................................    $ 30       $  9       $  7
                                                            ====       ====       ====

PRIOR YEAR RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform with the current year presentation.

2.  INVESTMENT SECURITIES

    The amortized cost and estimated fair values of investment securities at December 31 are shown below:

DECEMBER 31, 1998
                                                                     AVAILABLE-FOR-SALE
                                                       -----------------------------------------------
                                                                     GROSS        GROSS      ESTIMATED
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST        GAINS        LOSSES       VALUE
                                                       ---------   ----------   ----------   ---------
U.S. Government and agency securities................   $6,994        $ 71         $ --       $7,065
                                                        ------        ----         ----       ------
  Total..............................................   $6,994        $ 71         $ --       $7,065
                                                        ======        ====         ====       ======

                                                                      HELD-TO-MATURITY
                                                       -----------------------------------------------
                                                                     GROSS        GROSS      ESTIMATED
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST        GAINS        LOSSES       VALUE
                                                       ---------   ----------   ----------   ---------
Municipal Bonds......................................   $  199        $ --         $ --       $  199
U.S. Government and agency securities................      999          22           --        1,021
Certificates of deposit..............................    3,267          --           --        3,267
                                                        ------        ----         ----       ------
  Total..............................................   $4,465        $ 22         $ --       $4,487
                                                        ======        ====         ====       ======

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

2.  INVESTMENT SECURITIES (Continued)

                  DECEMBER 31, 1997
                                                                     AVAILABLE-FOR-SALE
                                                       -----------------------------------------------
                                                                     GROSS        GROSS      ESTIMATED
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST        GAINS        LOSSES       VALUE
                                                       ---------   ----------   ----------   ---------
U.S. Government and agency securities................   $3,993        $ 24         $ --       $4,017
                                                        ------        ----         ----       ------
  Total..............................................   $3,993        $ 24         $ --       $4,017
                                                        ======        ====         ====       ======

                                                                      HELD-TO-MATURITY
                                                       -----------------------------------------------
                                                                     GROSS        GROSS      ESTIMATED
                                                       AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                         COST        GAINS        LOSSES       VALUE
                                                       ---------   ----------   ----------   ---------
U.S. Government and agency securities................   $2,978        $ 22         $ --       $3,000
Certificates of deposit..............................    1,486          --           --        1,486
                                                        ------        ----         ----       ------
  Total..............................................   $4,464        $ 22         $ --       $4,486
                                                        ======        ====         ====       ======

    Gross gains of $5, $0, and $379 and gross losses of $0, $0, and $688 were realized on sales of trading and available-for-sales securities in 1998, 1997, and 1996, respectively. There were no sales of held-to-maturity securities.

MATURITY OF INVESTMENTS

    The carrying amount and estimated fair value of debt securities by contractual maturity at December 31, 1998, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay the obligation.

                                                         AVAILABLE-FOR-SALE        HELD-TO-MATURITY
                                                       ----------------------   ----------------------
                                                       AMORTIZED   ESTIMATED    AMORTIZED   ESTIMATED
                                                         COST      FAIR VALUE     COST      FAIR VALUE
                                                       ---------   ----------   ---------   ----------
Due in one year or less..............................   $2,002       $2,008      $3,267       $3,267
Due after one year through five years................    4,992        5,057       1,099        1,121
Due after five years through fifteen years...........       --           --          99           99
                                                        ------       ------      ------       ------
  Total..............................................   $6,994       $7,065      $4,465       $4,487
                                                        ======       ======      ======       ======

    At December 31, 1998 and 1997 a security with a par value of $1 million was pledged to secure the treasury, tax and loan account at the Federal Reserve. Another security with a par value of $1 million was pledged for trust deposits held in the Bank.

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

3.  LOANS AND ALLOWANCE FOR LOAN LOSSES

    The loan portfolio as of December 31 consists of the following:

                                                            1998       1997
                                                          --------   --------
Commercial loans........................................  $103,473   $ 93,829
Real estate:
  Construction..........................................     3,206      3,495
  Mortgage..............................................    13,774     24,167
  Commercial............................................     7,026      5,475
Installment and other consumer..........................     5,063      5,571
Contracts purchased.....................................        45         81
                                                          --------   --------
                                                           132,587    132,618

Less:
  Deferred loan fees....................................      (541)      (655)
  Allowance for loan losses.............................    (1,814)    (1,970)
                                                          --------   --------
      Total loans, net..................................  $130,232   $129,993
                                                          ========   ========

    An analysis of the change in the allowance for loan losses for the years ended December 31 is as follows:

                                                        1998       1997       1996
                                                      --------   --------   --------
Balance, beginning of year..........................   $1,970     $1,894     $1,763
  Provision for loan losses.........................      509        375        281
  Loans charged to the allowance....................     (727)      (324)      (158)
  Recoveries credited to the allowance..............       17         25          8
  Adjustment incident to acquisition................       45         --         --
                                                       ------     ------     ------
Balance, end of year................................   $1,814     $1,970     $1,894
                                                       ======     ======     ======

    Loans on which the accrual of interest has been discontinued amounted to approximately $2,737, $1,897, and $407 at December 31, 1998, 1997, and 1996,
respectively. Interest forgone on nonaccrual loans was approximately $297, $177, and $41 in 1998, 1997, and 1996, respectively.

    At December 31, 1998 and 1997, the Company's recorded investment in certain loans that were considered to be impaired was $2,736 and $2,270, respectively. Of these impaired loans, $891 and $302 have related valuation allowances of $65 and $199, while $1,845 and $1,968 did not require a valuation allowance. The balance of the allowance for loan losses in excess of these specific reserves is available to absorb losses from all loans. The average recorded investment in impaired loans for the years ended December 31, 1998, 1997, and 1996, was approximately $2,420, $1,300, and $342, respectively. Interest payments received on impaired loans are recorded as interest income, unless collection of the remaining recorded investment is not probable, in which case payments received are recorded as a reduction of principal. For the years ended December 31, 1998, 1997, and 1996 interest income recognized on impaired loans totaled $77, $36, and $14, respectively, all of which was recognized on a cash basis.

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

4.  PREMISES AND EQUIPMENT

    Premises and equipment consist of the following at December 31:

                                                              1998       1997
                                                            --------   --------
Land......................................................  $   858    $   633
Buildings and improvements................................    4,415      4,208
Furniture and equipment...................................    2,386      2,157
Construction in process...................................       37          9
                                                            -------    -------
                                                              7,696      7,007
Accumulated depreciation..................................   (1,837)    (1,354)
                                                            -------    -------
  Total...................................................  $ 5,859    $ 5,653
                                                            =======    =======

    Depreciation included in net occupancy and equipment expense amounted to $524, $432, and $191 for the years ended December 31, 1998, 1997, and 1996, respectively.

5.  BORROWINGS

    Short-term borrowings consist of Federal Funds purchased of $2,275 and $725 at December 31, 1998 and 1997, respectively.

                                                                1998       1997
                                                              --------   --------
Long-term borrowings consist of the following at December
  31:
  Notes payable to Federal Home Loan Bank; interest from
    5.17 percent to 8.80 percent at December 31, 1998,
    payable in monthly installments plus interest due 1999
    to 2013, secured by certain investment securities and
    mortgage loans..........................................  $21,738    $20,517

Note payable to a bank, due January 1999, paid in April
  1998; interest at prime plus 1 percent; interest not to
  fall below 8.5 percent or to exceed 14 percent
  (9.25 percent at December 1997); principal payable in
  annual installments; interest payable in quarterly
  installments, secured by bank stock.......................       --        319

Subordinated promissory notes of the Company, due February
  2000; interest at 8.5 percent; interest payable
  semiannually on June 30 and December 31...................       --      1,000

Contract payable to private party; interest 9.0 percent,
  payable in monthly installments plus interest through
  October 2010..............................................       61         64
                                                              -------    -------
  Total.....................................................  $21,799    $21,900
                                                              =======    =======

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

5.  BORROWINGS (Continued)

    The aggregate maturities of notes payable subsequent to December 31, 1998, are as follows:

1999........................................................  $   517
2000........................................................    5,933
2001........................................................    7,284
2002........................................................    2,184
2003........................................................      185
Thereafter..................................................    5,696
                                                              -------
                                                              $21,799
                                                              =======

6.  INCOME TAXES

    The components of the provision for income taxes for the years ended December 31 were as follows:

                                                        1998       1997       1996
                                                      --------   --------   --------
Current.............................................   $1,069     $1,044     $1,274
Deferred............................................      112         65         21
                                                       ------     ------     ------
  Total provision for income taxes..................   $1,181     $1,109     $1,295
                                                       ======     ======     ======

    The federal statutory income tax rate and effective tax rate of the provision do not vary significantly.

    The tax effect of temporary differences that give rise to deferred tax assets and deferred tax liabilities at December 31 was as follows:

                                                                1998       1997
                                                              --------   --------
Deferred tax assets:
  Allowance for loan losses.................................   $ 522      $ 596
  Amortization of intangible assets.........................      84         23
  Loan origination fees.....................................      15         31
                                                               -----      -----
                                                                 621        650
                                                               -----      -----
Deferred tax liabilities:
  Cash-basis adjustments....................................      --        (29)
  Accumulated depreciation..................................     (91)       (67)
  Federal Home Loan Bank stock dividends....................    (469)      (396)
  Unrealized gains on available-for-sale securities.........     (24)        (8)
  Other.....................................................      --         (1)
                                                               -----      -----
                                                                (584)      (501)
                                                               -----      -----
Net deferred tax............................................   $  37      $ 149
                                                               =====      =====

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

7.  CERTIFICATES OF DEPOSIT:

    Included in certificates of deposit are certificates in denominations of $100 or greater totaling $13,623 and $18,633 at December 31, 1998 and 1997, respectively. Interest expense relating to certificates of deposit in denominations of $100 or greater was $933, $1,297, and $1,360 for the years ended December 31, 1998, 1997, and 1996, respectively.

8.  SHAREHOLDERS EQUITY AND REGULATORY CAPITAL

    Dividends are paid by the Company from its retained earnings, which are principally provided through dividends and income from its subsidiaries. However, state agencies restrict the amount of funds the Company's subsidiaries may transfer to the Company in the form of cash dividends, loans or advances. Transfers are limited by the subsidiary's retained earnings, which for the Bank were $10,159 at December 31, 1998.

    The Company and the Bank are subject to various regulatory capital requirements as established by the applicable federal or state banking regulatory authorities. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items. The quantitative measures for capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets and of Tier 1 capital to average assets (leverage). The Company's capital components, classification, risk weightings and other factors are also subject to qualitative judgements by regulators. Failure to meet minimum capital requirements can initiate certain actions by regulators that, if undertaken, could have a material effect on the Company's financial statements. Management believes that as of December 31, 1998, the Company and the Bank meet all minimum capital adequacy requirements to which they are subject. The most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. Management believes that no events or changes in conditions have occurred subsequent to such notification to change the Bank's category.

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

8.  SHAREHOLDERS EQUITY AND REGULATORY CAPITAL (Continued)

    The following table presents selected capital information for the Company (consolidated) and the Bank as of December 31, 1998 and 1997:

                                                                                                   TO BE WELL
                                                                          FOR CAPITAL           CAPITALIZED UNDER
                                                                           ADEQUACY             PROMPT CORRECTIVE
                                                   ACTUAL                  PURPOSES             ACTION PROVISIONS
                                             -------------------      -------------------      -------------------
                                              AMOUNT     RATIO         AMOUNT     RATIO         AMOUNT     RATIO
                                             --------   --------      --------   --------      --------   --------
As of December 31, 1998

  Total risk-based capital:
    Consolidated...........................  $29,330     23.46%       $10,001      8.00%       $12,501     10.00%
    Bank...................................  $16,383     13.32%       $ 9,841      8.00%       $12,301     10.00%
  Tier 1 risk-based capital:
    Consolidated...........................  $27,764     22.21%       $ 5,000      4.00%       $ 7,501      6.00%
    Bank...................................  $14,842     12.07%       $ 4,921      4.00%       $ 7,381      6.00%
  Tier 1 (leverage) capital:
    Consolidated...........................  $27,764     15.81%       $ 7,026      4.00%       $ 8,782      5.00%
    Bank...................................  $14,842      8.72%       $ 6,806      4.00%       $ 8,507      5.00%

As of December 31, 1997

  Total risk-based capital:
    Consolidated...........................  $14,194     11.34%       $10,007      8.00%       $12,503     10.00%
    Bank...................................  $13,852     11.09%       $ 9,994      8.00%       $12,993     10.00%
  Tier 1 risk-based capital:
    Consolidated...........................  $12,025      9.61%       $ 5,003      4.00%       $ 7,505      6.00%
    Bank...................................  $12,285      9.83%       $ 4,997      4.00%       $ 7,496      6.00%
  Tier 1 (leverage) capital:
    Consolidated...........................  $12,025      6.94%       $ 7,002      4.00%       $ 8,752      5.00%
    Bank...................................  $12,285      7.12%       $ 6,898      4.00%       $ 8,623      5.00%

9.  STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS:

    During 1997, the Company adopted the 1997 Stock Option Plan (the 1997 Plan), which authorizes up to 525,000 shares of common stock for issuance thereunder. Under the 1997 Plan, options may be granted to the Company's employees, directors and consultants. The exercise price of incentive stock options under the 1997 Plan must be at least equal to the fair value of the common stock on the date of grant. Options granted under the 1997 Plan will generally vest over a five-year period, at the discretion of the compensation committee. All incentive stock options granted under the 1997 Plan will expire ten years from the date of grant unless terminated sooner pursuant to the provisions of the 1997 Plan. At December 31, 1998 and December 31, 1997, options to purchase a total of 446,000 and 385,000 shares, respectively, have been granted under the 1997 plan to executives and directors of the Company and the Bank.

    The Company adopted an employee stock purchase plan during 1996. The Company may sell up to 175,000 shares of common stock to its eligible employees under the plan. During 1998, the Company

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

9.  STOCK OPTION AND EMPLOYEE STOCK PURCHASE PLANS: (Continued)

sold 5,301 shares of stock under the plan. The employee is granted the right to purchase the stock at a price equal to fair value at the date of grant, as determined by the Board of Directors. These grants are made to qualified employees each quarter and expire within the month they are granted.

    A summary of option activity for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                1998        1998        1997        1997        1996        1996
                                               COMMON     WEIGHTED     COMMON     WEIGHTED     COMMON     WEIGHTED
                                               SHARES    AVG. PRICE    SHARES    AVG. PRICE    SHARES    AVG. PRICE
                                              --------   ----------   --------   ----------   --------   ----------
Balance, beginning of year..................  400,208      $ 5.69      13,945       $4.29          --       $  --
  Granted...................................   95,193      $ 8.02     428,732       $5.63      29,594       $4.16
  Exercised.................................  (16,174)     $ 5.55     (13,441)      $4.43      (4,795)      $4.06
  Forfeited.................................  (18,019)     $10.52     (29,028)      $4.67     (10,854)      $4.06
Balance, end of year........................  461,208      $ 5.82     400,208       $5.69      13,945       $4.29
Exercisable, end of year....................  166,200      $ 5.37     111,458       $5.64      13,945       $4.29
Fair value of options granted...............               $ 1.08                   $1.49                   $0.06

    At December 31, 1998, exercise prices for outstanding options ranged from $5.71 to $7.94. For the options outstanding at December 31, 1998, the weighted average contractual life is 9.1 years.

    The Company accounts for both the 1997 Plan and the Employee Stock Purchase Plan under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistently with SFAS No. 123 and recognized over the vesting period, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                           1998       1997       1996
                                                                         --------   --------   --------
Net Income:                  As reported...............................   $2,226     $2,124     $2,497
                             Pro Forma.................................   $2,152     $2,024     $2,496

Basic earnings per share:    As reported...............................   $ 0.60     $ 0.82     $ 0.97
                             Pro Forma.................................   $ 0.58     $ 0.78     $ 0.97

Diluted earnings per share:  As reported...............................   $ 0.57     $ 0.78     $ 0.97
                             Pro Forma.................................   $ 0.55     $ 0.75     $ 0.97

    The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model, with the following weighted-average assumptions used for grants in 1998, 1997, and 1996: risk-free interest rate of 4.56 percent, 7 percent and 7 percent; expected dividend yield of 0.58 percent for all years; and an expected volatility of 2.28 percent,
2.24 percent and 2.24 percent. Expected lives for options granted in 1998 and 1997 were 6 years and 0.25 year for options granted in 1996. Due to the discretionary nature of stock option grants, the compensation cost included in the 1998, 1997 and 1996 pro forma net income per SFAS No. 123 may not be representative of that expected in future years.

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

10.  CONTINGENT LIABILITIES AND COMMITMENTS WITH OFF-BALANCE-SHEET RISK:

    The Company's consolidated financial statements do not reflect various commitments and contingent liabilities of the subsidiaries that arise in the normal course of business and that involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are commitments to extend credit, credit card arrangements and standby letters of credit. A summary of the subsidiary's undisbursed commitments and contingent liabilities at December 31, 1998 is as follows:

Commitments to extend credit................................  $20,424
Credit card commitments.....................................    3,974
Standby letters of credit...................................      258
                                                              -------
  Total.....................................................  $24,656
                                                              =======

    Commitments to extend credit, credit card arrangements and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the consolidated balance sheets. Because these instruments have fixed maturity dates and many of them expire without being drawn upon, they do not generally present a significant liquidity risk to the Bank.

    Most of the Bank's lending activity is with customers located in Cowlitz County, Washington. An economic downturn in Cowlitz County would likely have a negative impact on the Bank's results of operations, depending on the severity of the downturn. The Bank maintains a diversified portfolio and does not have significant on- or off- balance-sheet concentrations of credit risk in any one industry.

11.  BALANCES WITH THE FEDERAL RESERVE BANK:

    The Bank is required to maintain reserves in cash or with the Federal Reserve Bank equal to a percentage of its reservable deposits. Required reserves were approximately $1,023, $929, and $580 as of December 31, 1998, 1997, and 1996, respectively.

12.  RELATED-PARTY TRANSACTIONS:

    Certain directors, executive officers and their spouses, associates and related organizations, had banking transactions with the Bank in the ordinary course of business. All loans and commitments to loan were made on substantially the same terms and conditions, including collateral required as comparable transactions with unaffiliated parties. Directors and executive officers are charged the same rates of interest and loan fees as are charged to employees of the Company, which interest rates and fees are slightly lower than charged to nonemployee borrowers. The amounts of loans outstanding to

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

12.  RELATED-PARTY TRANSACTIONS: (Continued)

directors, executive officers, principal shareholders, and companies with which they are associated was as follows:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Beginning balance...........................................   $1,077     $1,318
Loans made..................................................      186        704
Loan repayments made........................................     (319)      (698)
Other.......................................................       --       (247)
                                                               ------     ------
Ending balance..............................................   $  944     $1,077
                                                               ======     ======

    Certain directors at December 31, 1996 were no longer directors at December 31, 1997. The balances outstanding to such persons are reflected in the Other category above.

    The chairman of the Company owns a securities brokerage franchise of Raymond James Financial Services, Inc., which leases space from the Company.

13.  EMPLOYEE BENEFIT PLAN:

    The Company has a contributory retirement savings plan covering substantially all full-time and part-time employees. The amount of the Company's annual contribution is at the discretion of the Board of Directors. The Bank contributed $164 and $115 for the years ended December 31, 1998 and 1997, respectively.

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the disclosure of the fair value of financial instruments. A financial instrument is defined as cash, evidence of ownership interest in an entity, or a contract that conveys or imposes the contractual right or obligation to either receive or deliver cash or another financial instrument. Examples of financial instruments included in the Company's balance sheets are cash, federal funds sold or purchased; debt and equity securities; loans; demand, savings and other interest bearing deposits; notes and debentures. Examples of financial instruments, which are not included in the Company's balance sheets, are commitments to extend credit and standby letters of credit.

    Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

    The statement requires the fair value of deposit liabilities with no stated maturity, such as demand deposits, NOW and money market accounts, to equal the carrying value of these financial instruments and does not allow for the recognition of the inherent value of core deposit relationships when determining fair value. While the statement does not require disclosure of the fair value of nonfinancial instruments, such as the Company's premises and equipment, its banking and trust franchises and its core deposit relationships, the Company believes that these nonfinancial instruments have significant fair value.

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

14.  FAIR VALUE OF FINANCIAL INSTRUMENTS: (CONTINUED)

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

    - Cash and due from banks--For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

    - Investment securities--For securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities, fair value equals quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

    - Loans--For certain variable rate loans, fair value is estimated at carrying value, as these loans reprice to market frequently. The fair value of other types of loans is estimated by discounting the future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

    - Deposit Liabilities--The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated by discounting future cash flows, using the rates currently offered for deposits of similar remaining maturities.

    - Short-term borrowing--The carrying amounts of borrowings under repurchase agreements and short-term borrowings approximate their fair values.

    - Long-term borrowing--Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.

    - Commitments to extend credit, credit card commitments and standby letters of credit--The fair values of commitments to extend credit, credit card commitments and standby letters of credit were not material as of December 31, 1998 and 1997.

    The estimated fair values of the Company's financial instruments at December 31 were as follows:

                                             1998                  1997
                                      -------------------   -------------------
                                      CARRYING     FAIR     CARRYING     FAIR
                                       AMOUNT     VALUE      AMOUNT     VALUE
                                      --------   --------   --------   --------
Financial assets:
  Cash and due from banks...........  $ 22,705   $ 22,705   $ 23,109   $ 23,109
  Investment securities.............  $ 11,530   $ 11,552   $  8,481   $  8,503
  Loans, net of allowances for loan
    losses..........................  $130,232   $133,491   $129,993   $130,093
  Federal Home Loan Bank stock......  $  2,869   $  2,869   $  2,658   $  2,658
Financial liabilities:
  Demand............................  $ 33,062   $ 33,062   $ 27,141   $ 27,141
  Savings and interest-bearing
    deposits........................  $ 47,367   $ 47,367   $ 46,454   $ 46,454
  Certificates of deposit...........  $ 41,932   $ 42,326   $ 62,614   $ 62,524
  Short-term borrowings.............  $  2,275   $  2,275   $    725   $    725
  Long-term borrowings..............  $ 21,799   $ 22,787   $ 21,900   $ 21,824

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

15.  SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION:

    The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" as of January 1, 1998. This statement establishes standards for the reporting and display of information about operating segments in financial statements and related disclosures.

    The Company is principally engaged in community banking activities through its five Bank branches and corporate offices. The community banking activities include accepting deposits, providing loans and lines of credit to local individuals, businesses and governmental entities, investing in investment securities and money market instruments, and holding or managing assets in a fiduciary agency capacity on behalf of its customers and their beneficiaries. In addition, beginning in 1998 with the acquisition of Business Finance Corporation, the Company provides asset based financing to companies throughout the Western United States.

    The community banking and asset based financing activities are monitored and reported by Company management as separate operating segments. As permitted under the Statement, the five separate banking offices have been aggregated into a single reportable segment, Community Banking. The asset based financing operating segment does not meet the prescribed aggregation or materiality criteria and therefore is reported as Other in the following table below.

    The accounting policies for the Company's segment information provided below are the same as those described in Note 1, except that some operating expenses are not allocated to segments.

    Summarized financial information for the year ended December 31, 1998 concerning the Company's reportable segments is shown in the following table. Prior to 1998, the Company had only one operating segment, Community Banking.

                                     BANKING     OTHER     INTERSEGMENT   CONSOLIDATED
                                     --------   --------   ------------   ------------
Interest income....................  $ 15,870    $  556       $   (60)      $ 16,366
Interest expense...................     6,501        60           (60)         6,501
                                     --------    ------       -------       --------
  Net interest income..............     9,369       496            --          9,865
Provision for loan loss............       509        --            --            509
Noninterest income.................       978        --            --            978
Noninterest expense................     6,710       217            --          6,927
                                     --------    ------                     --------
  Income before taxes..............     3,128       279            --          3,407
Provision for income taxes.........     1,086        95            --          1,181
                                     --------    ------                     --------
  Net income.......................  $  2,042    $  184       $    --       $  2,226
                                     ========    ======       =======       ========
Depreciation and amortization......  $    524    $   --       $    --       $    524
                                     ========    ======       =======       ========
Assets.............................  $175,410    $4,797       $(1,862)      $178,345
                                     ========    ======       =======       ========

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

16.  ACQUISITION

    On August 31, 1998, the Company acquired Business Finance Corporation (BFC) of Bellevue, Washington. BFC provides asset-based financing to companies throughout the Western United States. A cash payment of approximately $1,776 was made and 51,282 shares of Company stock with a value of $465 were issued in connection with the acquisition. Available cash resources were used to finance the acquisition. A future contingent issuance of the Company's common stock valued at approximately $500 will be made if BFC achieves certain earnings goals for the twelve-month period following the acquisition. The value of any subsequently issued shares will be allocated to cost in excess of the fair value of the net assets acquired.

    The BFC acquisition was recorded under the purchase method of accounting; and accordingly, the results of operations of BFC for the period from August 31, 1998 are included in the accompanying consolidated financial statements. The purchase price has been allocated to the assets acquired and liabilities assumed based on fair market value at the date of acquisition. The fair value of assets acquired and liabilities assumed is summarized as follows:

Factored receivables.................                 $ 2,357
Other assets.........................                     273
Goodwill.............................                   1,571
Liabilities assumed..................                  (1,836)
Stock issued.........................                    (465)
                                                      -------
Cash paid for acquisition............                   1,900
Cash acquired........................                    (124)
                                                      -------
Net cash paid for acquisition........                 $ 1,776
                                                      =======

    The following unaudited pro forma financial information for the Company gives effect to the BFC acquisition as if it had occurred on January 1, 1997. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future for the combined companies under the ownership and management of the Company. The pro forma results include certain adjustments, such as additional expense as a result of goodwill amortization.

                                                            PRO FORMA
                                              -------------------------------------
                                                 YEAR ENDED          YEAR ENDED
                                              DECEMBER 31, 1998   DECEMBER 31, 1997
                                              -----------------   -----------------
                                                           (UNAUDITED)
Interest income.............................       $16,519             $15,180
Net income..................................       $ 2,423             $ 2,210
Diluted earnings per share..................       $  0.62             $  0.81

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

17.  PARENT-COMPANY-ONLY FINANCIAL DATA:

    The following sets forth condensed financial information of the Company on a stand-alone basis:

                            STATEMENTS OF CONDITION
                                (UNCONSOLIDATED)

                                                               DECEMBER 31,
                                                            -------------------
                                                              1998       1997
                                                            --------   --------
Assets:
  Cash and due from depository institutions...............  $11,250    $   937
  Investment in bank subsidiary...........................   16,458     14,147
  Investment in non-bank subsidiary.......................    2,424         --
  Receivables due from non-bank subsidiary................      579         --
  Other assets............................................      320        156
                                                            -------    -------
      Total assets........................................  $31,031    $15,240
                                                            =======    =======
Liabilities and shareholders' equity:
  Liabilities:
    Long-term borrowings..................................  $    --    $ 1,319
    Other liabilities.....................................      111         34
                                                            -------    -------
      Total liabilities...................................      111      1,353
  Shareholders' equity....................................   30,920     13,887
                                                            -------    -------
      Total liabilities and shareholders' equity..........  $31,031    $15,240
                                                            =======    =======

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

17.  PARENT-COMPANY-ONLY FINANCIAL DATA: (Continued)

                              STATEMENTS OF INCOME
                                (UNCONSOLIDATED)

                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        1998       1997       1996
                                                      --------   --------   --------
Income:
  Income from subsidiaries..........................   $  495     $   54     $   56
                                                       ------     ------     ------
    Total income....................................      495         54         56
                                                       ------     ------     ------
Expenses:
  Interest expense..................................       30        116        130
  Other expense.....................................      800        353        334
                                                       ------     ------     ------
    Total expense...................................      830        469        464
                                                       ------     ------     ------
    Loss before income tax benefit and equity in
      undistributed earnings of subsidiaries........     (335)      (415)      (408)
Income tax benefit..................................       97        135        138
                                                       ------     ------     ------
  Net loss before equity in undistributed earnings
    of subsidiaries.................................     (238)      (280)      (270)
Equity in undistributed earnings of subsidiaries....    2,464      2,404      2,767
                                                       ------     ------     ------
  Net income........................................   $2,226     $2,124     $2,497
                                                       ======     ======     ======

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

17.  PARENT-COMPANY-ONLY FINANCIAL DATA: (Continued)

                            STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        1998       1997       1996
                                                      --------   --------   --------
Cash flow from operating activities:
  Net income........................................  $ 2,226     $2,124     $2,497
  Adjustments to reconcile net income to net cash
    (used for) operating activities:
    Undistributed earnings of the subsidiaries......   (2,464)    (2,404)    (2,767)
    Decrease (increase) in other assets.............     (164)      (149)        39
    Increase (decrease) in other liabilities........       77         23         (5)
                                                      -------     ------     ------
      Net cash used by operating activities.........     (325)      (406)      (236)
                                                      -------     ------     ------
Cash flows from investing activities:
  Capital payments from bank........................       --        500         --
  Acquisition of business, net of cash acquired.....   (1,776)        --         --
  Advances to subsidiaries..........................     (579)        --         --
                                                      -------     ------     ------
      Net cash (used for) provided by investing
        activities..................................   (2,355)       500         --
                                                      -------     ------     ------
Cash flows from financing activities:
  Net repayments of long-term borrowings............   (1,319)      (159)      (146)
  Purchase of treasury stock........................     (494)        --         --
  Proceeds from issuance of common stock............   15,018         67         19
  Dividends paid....................................     (212)      (126)      (101)
                                                      -------     ------     ------
      Net cash provided by (used for) financing
        activities..................................   12,993       (218)      (228)
                                                      -------     ------     ------
Net increase (decrease) in cash and cash
  equivalents.......................................   10,313       (124)      (464)
Cash and cash equivalents at beginning of year......      937      1,061      1,525
                                                      -------     ------     ------
Cash and cash equivalents at end of year............  $11,250     $  937     $1,061
                                                      =======     ======     ======

                    COWLITZ BANCORPORATION AND SUBSIDIARIES

(AMOUNTS IN THOUSANDS OF DOLLARS, EXCEPT NUMBER OF SHARES AND PER SHARE AMOUNTS)

18.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                     MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                     --------   --------   ------------   -----------
1998
Interest income....................   $3,781     $4,189       $4,104        $4,292
Interest expense...................    1,661      1,722        1,571         1,547
                                      ------     ------       ------        ------
  Net interest income..............    2,120      2,467        2,533         2,745
Provision for loan losses..........     (106)       (26)        (111)         (266)
Noninterest income.................      264        231          239           244
Noninterest expense................    1,619      1,681        1,734         1,893
                                      ------     ------       ------        ------
  Income before income taxes.......      659        991          927           830
Provision for income taxes.........      224        337          315           305
                                      ------     ------       ------        ------
  Net income.......................   $  435     $  654       $  612        $  525
                                      ======     ======       ======        ======
Basic earnings per share...........   $  .15     $  .16       $  .15        $  .13
                                      ======     ======       ======        ======
Diluted earnings per share.........   $  .14     $  .15       $  .15        $  .13
                                      ======     ======       ======        ======

                                     MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                     --------   --------   ------------   -----------
1997
Interest income....................   $3,594     $3,622       $3,919        $3,951
Interest expense...................    1,761      1,676        1,796         1,709
                                      ------     ------       ------        ------
  Net interest income..............    1,833      1,946        2,123         2,242
Provision for loan losses..........      (91)       (98)        (111)          (75)
Noninterest income.................      154        161          219           215
Noninterest expense................    1,116      1,214        1,509         1,446
                                      ------     ------       ------        ------
    Income before income taxes.....      780        795          722           936
Provision for income taxes.........      265        271          245           328
                                      ------     ------       ------        ------
    Net income.....................   $  515     $  524       $  477        $  608
                                      ======     ======       ======        ======
Basic earnings per share...........   $  .20     $  .20       $  .18        $  .23
                                      ======     ======       ======        ======
Diluted earnings per share.........   $  .20     $  .20       $  .18        $  .22
                                      ======     ======       ======        ======

    As discussed in Footnote 1, the Company has restated its historical basic and diluted earnings per share to conform with SAB No. 98.

                                       QUARTER               QUARTER               QUARTER               QUARTER
                                        ENDED                 ENDED                 ENDED                 ENDED
                                      MARCH 31,             JUNE 30,            SEPTEMBER 30,         DECEMBER 31,
                                        1997                  1997                  1997                  1997
                                 -------------------   -------------------   -------------------   -------------------
                                  BASIC     DILUTED     BASIC     DILUTED     BASIC     DILUTED     BASIC     DILUTED
                                 --------   --------   --------   --------   --------   --------   --------   --------
Previously reported EPS........    $.17       $.17       $.19       $.19       $.17       $.17       $.22       $.22
Restated EPS...................    $.20       $.20       $.20       $.20       $.18       $.18       $.23       $.22

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

    None

                                   APPENDIX B
                      INFORMATION CONCERNING NORTHERN BANK

GENERAL

    Northern Bank of Commerce is an Oregon state chartered bank that has been providing full service banking to small and medium sized businesses in the Portland, Oregon metropolitan area since it opened in August 1994. Northern Bank operates a full service office in downtown Portland and operates limited hour branches in eight residential retirement communities in Multnomah, Washington and Clackamas Counties. Nearly all of Northern Bank's competitors are super-regional banks with out-of-state headquarters, or community banks headquartered elsewhere in Oregon but with Portland-area branches. Northern Bank's Portland headquarters provides more immediate access to its customers and permits local decision making. Northern Bank provides loan, deposit and cash management services tailored to the needs of small to middle market business customers, and provides personal banking services to its business customers. In addition to business banking, Northern Bank's branches provide a relatively stable deposit base while allowing the bank to provide excellent service to individual customers in a niche market.

    Northern Bank has grown rapidly, and management believes its innovative approach to business banking is recognized as a much-needed answer to the growth of giant interstate financial institutions that often ignore small businesses and individual customers. However, its growth has not been without challenges. Just as it has helped many of the bank's customers respond to the stresses and demands of expansion, Northern Bank has faced similar challenges. On July 19, 1999, following three successive years of asset growth at an average annual rate of 40%, Northern Bank entered into stipulated Orders to Cease and Desist with the Federal Deposit Insurance Corporation and the Oregon Department of Business and Consumer Services. The two orders, which were similar in their findings and requirements, stated that Northern Bank had engaged in specified "unsafe or unsound banking practices." The regulators contended that Northern Bank had failed to adhere to specified laws and regulations relating primarily to loan administration by, among other things, operating with inadequate management, operating with inadequate equity capital and reserves in relation to the quantity and quality of the bank's outstanding loans, operating with a large volume of poor quality loans, operating without an adequate reserve for loan and lease losses, and following inadequate lending and lax collection practices.


    Northern Bank has responded to this setback by shifting to a more conservative view of its loan portfolio, increasing its allowance for loan and lease losses from $1,634,000 to $1,882,000 during the third fiscal quarter of this year. This move follows a restatement of earnings to increase the bank's loan loss reserve by an additional $474,000 during the previous quarter, and management expects that as a result of loan performance in the fourth quarter, it will again increase reserves substantially. Moreover, management continually examines the loan portfolio to provide an optimum loan administration process while recognizing when a troubled loan becomes uncollectible. As a result of these examinations, Northern Bank determined to charge off non-performing loans totaling nearly $700,000 during the fourth quarter through November 30, 1999. Of this amount, approximately $600,000 was covered by existing reserves. Management has not yet determined whether additional charge-offs will be required in the fourth quarter, but expects to maintain a conservative view of the bank's loan portfolio throughout the foreseeable future.


    Another requirement imposed by the regulatory orders described above is that Northern Bank retain a chief executive officer with proven abilities in managing a bank of comparable size and with experience in managing and upgrading loan quality, improving earnings, and other matters noted as needing particular attention. Northern Bank also is required to ensure that the Chairman of the bank's Board of Directors is an outside director. As a part of the response to these requirements, the board has retained James A. Wills, former Executive Vice President and Chief Lending Officer of Cowlitz

Bank, as the bank's Acting President and Chief Lending Officer, and the Board of Directors has elected William Spicer, a proven leader with over 30 years' banking experience, as Chairman of the Board. Working together with Northern Bank's outstanding team of employees, Mr. Spicer and Mr. Wills have developed and begun to implement a multi-faceted plan intended both to respond to regulators' concerns and to improve the overall quality of Northern Bank. Management will continue to monitor Northern Bank's performance and to refine its operating plans in light of safe and sound banking practices.

    Additionally, Northern Bank announced on September 14, 1999 that it had entered into an Agreement and Plan of Merger with Cowlitz Bancorp and Cowlitz Bank. Given that Northern Bank's assets and liabilities will transfer to Cowlitz Bank if the merger is concluded, Northern Bank plans to maximize the quality of its assets and to protect against loan losses. Moreover, one aspect of the proposed merger is that a portion of the purchase price will be held in escrow for a period of two years to indemnify Cowlitz Bank for losses connected with specific identified loans in Northern Bank's portfolio, to the extent those losses exceed established reserves. Management believes it is in Northern Bank shareholders' best interest to maintain a conservative view of the loan portfolio. Although the merger is conditioned on a number of factors, including the approval of Northern Bank's shareholders and federal and state banking regulators, and therefore may not be concluded, management believes that it should reserve aggressively against potential loan losses.

    Notwithstanding the setbacks Northern Bank has experienced, management has maintained a focus on the future by ensuring that it concentrates on the bank's core strengths and goals. The primary goal is to continue building on its position as a leading community-based business bank, and to position the surviving entity to follow this vision if the merger is completed, by providing exceptional personal service to the bank's customers, expanding where necessary to meet their unique needs. The components of this strategy are outlined below.

    - CONTINUE TO GROW ASSETS IN ITS CORE MARKET. Northern Bank has demonstrated an ability to grow its assets aggressively in a well-defined business market. With each year, asset growth has driven the bank's total revenues higher. Management has begun to take a much more conservative view of Northern Bank's loan portfolio and has adopted a more conservative policy of strengthening the portfolio by reserving a considerable portion of the bank's income against potential losses. Management anticipates that higher revenues and increasing loan loss reserves will continue for the foreseeable future. Therefore, the key to Northern Bank's strategy is to generate sound asset growth in its primary market, paying special attention to asset quality.

    - ESTABLISH AND MAINTAIN HIGH ASSET QUALITY. Northern Bank seeks to improve the quality of its assets and maintain that quality by adhering strictly to established credit policies, and by carefully training and continuously supervising its loan officers. Northern Bank also seeks to enhance the quality of its loan portfolio by hiring loan officers and employees who have exceptional banking experience and who have established ties to the communities the bank serves. As a part of its effort to promote this strategy, Northern Bank hired Mr. Wills as the bank's Acting President and Chief Lending Officer. With outstanding expertise in managing a loan portfolio in a changing market, and with his knowledge of banking regulations and procedures, the Board of Directors expects that Mr. Wills will provide an invaluable service in improving the quality of the bank's assets. In addition, management will continue to examine the bank's loan portfolio and deposit base to ensure that Northern Bank attracts and retains quality assets, and that where necessary, the bank utilizes its substantial loan loss reserves to offset charge-offs of non-performing assets.

    - CONTINUE TO GROW THE NICHE RETIREMENT MARKET. Northern Bank has eight branches in retirement residences. These branches have brought a marked growth in deposits. Moreover, the deposits at these locations tend to be stable and are not associated with significant borrowing. This provides funds that allow Northern Bank better to support its growing commercial loan portfolio. Because the residents of these facilities tend to expect a high level of personal service, they choose to bank at a place that is willing and able to devote particular attention to their needs. These expectations fit perfectly with Northern Bank's approach to middle market business customers, who also demand top quality service and personal attention.

    - CONTINUE TO EXPAND THROUGH NEW PRODUCTS. Northern Bank has tailored its services to the needs of Portland community businesses and individual customers. As the bank has grown and has seen its customers grow, management has recognized a number of new opportunities to expand its services. Northern Bank will continue to examine the feasibility of additional cash and investment management services to supplement those it currently offers, and expects to afford significant expertise to the surviving entity, as well as added products and services such as trust and estate planning, if the merger is concluded.

    Management has identified a number of ways to pursue the strategy outlined above, and has begun to implement these measures, many of which also will promote compliance with the cease and desist orders. For example, Northern Bank focuses on:

    - Providing the highest level of service to its commercial customers, including electronic banking services.

    - Hiring, training and retaining employees who have demonstrated commercial banking skills and experience, as well as established ties to the communities Northern Bank serves.

    - Acquiring a highly skilled management team, and providing adequate supervision for that team at all levels.

    - Allowing personnel the flexibility to respond to each customer's particular needs while remaining mindful of the bank's policies and standards.

    Northern Bank will continue to refine its strategy and to reexamine the measures it uses to pursue that strategy. At the pinnacle of these goals is the need to provide an exceptional value for shareholders and customers. Management believes that optimizing the bank's performance means establishing an outstanding base of customers and assets, and using those as building blocks to continue to grow Northern Bank's core business in a prudent manner while looking for opportunities to expand in a way that provides both quality customer service and substantial value.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

    As of September 30, 1999 Northern Bank's total assets were $60,987,000, compared with total assets of $61,140,000 on December 31, 1998 and $58,031,000 on September 30, 1998. Northern Bank's net loans increased 4.55% from $46,882,000 to $49,013,000 from September 30, 1998 to September 30, 1999, and deposits increased 6.28% from $52,712,000 to $56,024,000 on those dates. For the nine months ended September 30, 1999, Northern Bank reported a net loss of $196,000 or $0.16 per diluted share. This compares to net income of $333,000 or $0.24 per diluted share for the same period in 1998 and net income of $120,000 or $0.09 per diluted share for the year ended December 31, 1998.

    Management attributes the bank's decrease in net income primarily to a substantial increase in the bank's loan loss reserve. Northern Bank increased the reserve primarily because management has entered into cease and desist orders with the Oregon Department of Business and Consumer Services and the FDIC, which contend in part that the bank previously failed to establish and maintain an adequate allowance for loan and lease losses. Northern Bank has moved aggressively to respond to these orders, including restating the bank's June 30, 1999 financial statements to increase the bank's loan loss reserves by $474,000. In the third quarter, management again increased the reserve substantially. Management expects to continue to monitor loan quality and performance closely to ensure that Northern Bank exceeds the regulators' expectations and optimizes its own financial performance, and where appropriate, Northern Bank will use its reserves to offset charge-offs as that becomes necessary.

RESULTS OF OPERATIONS

NET INTEREST INCOME

    The primary component of earnings for banking institutions is net interest income. Net interest income is the difference between interest income a bank receives, primarily from loans and investment securities, and interest expense it pays, principally on customer deposits. Net interest income for the nine months ended September 30, 1999, was $2,743,000, an increase of $519,000, or 23.35%, over the same period in 1998. These results were due primarily to an increase in the volume of the bank's earning assets. Loans, which generally carry a higher yield than investment securities and other earning assets, comprised the majority of Northern Bank's earning assets during the nine-month periods ended September 30, 1999 and 1998. Average loan yields were 10.43% in the first nine months of 1999 and 10.74% in the first nine months of 1998. Northern Bank's annualized net interest margin, which is the net interest income divided by the average earning assets, was 5.59% for the nine months ended September 30, 1999, compared with 6.06% for the nine months ended September 30, 1998.

    ANALYSIS OF NET INTEREST INCOME. The following table presents information regarding yields and interest earning assets, expense on interest earning liabilities, and net yields on interest earning assets for the periods indicated.

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                          ----------------------       INCREASE
                                                            1999          1998        (DECREASE)       CHANGE
                                                          --------      --------      ----------      --------
                                                                         (DOLLARS IN THOUSANDS)
Interest income.....................................      $ 4,692       $ 3,762         $   930         24.7%
Interest expense....................................        1,949         1,539             410         26.6%
                                                          -------       -------         -------
Net interest income.................................      $ 2,743       $ 2,223         $   520         23.4%
                                                          =======       =======         =======
Average interest earning assets.....................      $65,612       $49,043         $16,569         33.8%
Average interest bearing liabilities................      $52,356       $38,497         $13,859         36.0%
Average yields earned(1)............................         9.56%        10.26%          (0.70)%
Average rates paid(1)...............................         4.98%         5.34%          (0.36)%
Net interest spread(1)..............................         4.58%         4.91%          (0.33)%
Net interest margin(1)..............................         5.59%         6.06%          (0.47)%

------------------------

(1) Ratios for the nine months ended September 30, 1999 and 1998, have been annualized.

    The following table presents average balances and interest income or interest expense with the resulting average yield or rates by category of average earning asset or interest-bearing liability:

                                                FOR THE NINE MONTHS ENDED        FOR THE NINE MONTHS ENDED
                                                    SEPTEMBER 30, 1999               SEPTEMBER 30, 1998
                                              ------------------------------   ------------------------------
                                              AVERAGE    INC/EXP      RATE     AVERAGE    INC/EXP      RATE
                                              --------   --------   --------   --------   --------   --------
Interest-earning assets:
Loans.......................................  $55,088     $4,297     10.43%    $44,433     $3,570     10.74%
Investment securities.......................    1,697         76      6.00%      1,260         58      6.15%
Federal Funds sold..........................    8,827        318      4.82%      3,350        134      5.36%
                                              -------     ------     -----     -------     ------
Total interest-earning assets...............   65,612      4,692      9.56%     49,043      3,762     10.26%
                                                          ------     -----                 ------     -----
Cash and due from banks.....................    2,988                            2,120
Fixed assets................................      110                               81
Loan loss allowance.........................   (1,308)                            (472)
Other assets................................      824                              823
                                              -------                          -------
Total assets................................  $68,226                          $51,595
                                              =======
Interest-bearing liabilities:
Interest-bearing checking and savings
  accounts..................................  $24,898        772      4.15%    $17,794        595      4.47%
Time deposits...............................   27,458      1,177      5.73%     20,703        944      6.09%
                                              -------     ------     -----     -------     ------     -----
Total interest-bearing liabilities..........   52,356      1,949      4.98%     38,497      1,539      5.34%
                                                          ------     -----                 ------     -----
Noninterest bearing deposits................   10,729                            7,893
Other liabilities...........................      383                              719
                                              -------                          -------
Total liabilities...........................   63,468                           47,109
Shareholders' equity........................    4,758                            4,486
                                              -------                          -------
Total liabilities and shareholders'
  equity....................................  $68,226                          $51,595
                                              =======                          =======
Net interest income.........................              $2,743                           $2,223
                                                          ======                           ======
Net interest margin.........................                          5.59%                            6.06%
                                                                     =====                            =====

    ANALYSIS OF CHANGES IN INTEREST DIFFERENTIAL. The following table shows the dollar amount of the increase (decrease) in Northern Bank's net interest income and expense and attributes such dollar amounts to changes in volume as well as changes in rates. Rate and volume variances have been allocated proportionally between rate and volume changes:

                                                            FOR THE PERIOD ENDED
                                                         SEPTEMBER 30, 1998 TO 1999
                                                         INCREASE (DECREASE) DUE TO
                                                       ------------------------------
                                                                               NET
                                                        VOLUME      RATE      CHANGE
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans..............................................   $  856     $(129)     $ 727
  Investment securities..............................       20        (2)        18
  Federal funds sold.................................      219       (35)       184
                                                        ------     -----      -----
    Total............................................    1,095      (166)      (929)
                                                        ------     -----      -----
Interest-bearing liabilities:
  Interest-bearing checking and savings accounts.....     (238)       61       (177)
  Time deposits......................................     (308)       74       (233)
                                                        ------     -----      -----
    Total............................................     (546)      135       (410)
                                                        ------     -----      -----
Net increase (decrease) in net interest income.......   $  550     $ (31)     $ 519
                                                        ======     =====      =====

    PROVISION FOR LOAN LOSSES. Provisions for loan losses recorded for the nine months ended September 30, 1999 were $779,000 as compared to $75,000 for the corresponding period in 1998. There were no charge-offs during the nine-month periods ended September 30, 1999 and 1998. Recoveries of prior charge-offs were $12,000 for the nine months ended September 30, 1998. There were no loan loss recoveries during the first nine months of 1999. However, through November 24, 1999 management had determined that fourth quarter charge-offs of $700,000 would be necessary, of which approximately $600,000 were covered by existing reserves.

    At September 30, 1999, the allowance for loan losses was 3.69% of total loans outstanding. This compares to corresponding loan loss reserve ratios of 2.14% at December 31, 1998 and 1.04% at September 30, 1998. At September 30, 1999, nonperforming assets were $1.75 million or 2.87% of total assets. Nonaccrual loans were $374,000 at September 30, 1999, which include non-accrual loans plus all loans 90 days or more past due on which collection of interest was not then in doubt. There were no nonaccrual loans at September 30, 1998. In the fourth quarter through November 24, 1999 management has determined to charge off non-performing loans totaling $700,000. Of this amount, approximately $600,000 is covered by existing reserves. Management has not yet determined whether additional charge-offs will be required in the fourth quarter, but expects to maintain a conservative view of the bank's loan portfolio throughout the foreseeable future.

NON-INTEREST INCOME AND NON-INTEREST EXPENSE

    NON-INTEREST INCOME. For the nine months ended September 30, 1999, total non-interest income was $101,000, a 59.49% increase over the $63,000 earned in the same period of 1998. Non-interest income consists of the following components:

                                                                       NINE MONTHS
                                                                          ENDED
                                                                       SEPTEMBER 30
                                                                  ----------------------
                                                                    1999          1998
                                                                  --------      --------
                                                                       (DOLLARS IN
                                                                        THOUSANDS)
Service charges on deposit accounts.........................        $ 48          $22
Other loan and fee income...................................          20           10
Other miscellaneous fees and income.........................          33           31
                                                                    ----          ---
Total non-interest income...................................        $101          $63
                                                                    ====          ===

    NON-INTEREST EXPENSES. For the nine-month periods ended September 30, 1999 and September 30, 1998, salary and related employee benefit expenses were $993,000 and $731,000, respectively. Approximately $80,000 of the $262,000 year-to-year increase was due to staffing costs at the seven residential retirement community offices the bank has opened during the covered period. Most of the remainder is attributable to increased staffing at the bank's main office location, primarily due to increases in business activity and asset size, and to additional costs associated with temporary employees who are assisting while management locates experienced replacements for employees who have left the bank in recent months. Additionally, the cease and desist orders require, among other things, that the bank retain additional personnel for loan administration and collection. Northern Bank has begun to recruit the needed personnel, but management expects that this effort will result in additional salary and employee benefits expenses.

    Occupancy expense was $112,000 for the nine-month period ended
September 30, 1999, compared to $117,000 for the same period in 1998. Management expects that these expenses will remain at approximately this level through the remainder of 1999.

    For the first nine months of 1999 and 1998, furniture and equipment expenses were $74,000 and $70,000, respectively. Again, management anticipates similar expenditures during the remainder of 1999.

    Other expenses, including data processing, communications, office supplies, marketing and promotional expenses were $1,081,000 for the nine-month period ended September 30, 1999, compared to $822,000 for the same period in 1998. Of this $259,000 year-to-date increase, $95,000 is attributable to increased legal, audit and other professional fees, primarily due to capital-raising, regulatory and merger activities. Approximately $30,000 results from additional staff hiring costs and training expenses and $13,000 comes from increases in courier fees between the main office and the bank's growing network of residential retirement branches. Other expense increases were $44,000 for data processing (including Year 2000 computer compliance issues), $40,000 for increased loan processing and collection fees, and $35,000 from increased fraudulent check losses.

    INCOME TAXES. For the nine-month period ended September 30, 1999, the Bank made no income tax expense provision, compared with an income tax expense of $139,000 for the same period in 1998.

NET INCOME AFTER INCOME TAXES

    During the nine month period ended September 30, 1999 Northern Bank experienced a loss of $196,000 ($0.16 per diluted share), compared to net earnings of $333,000 ($0.24 per diluted share) in the corresponding period of 1998. The bank's pre-tax loss for the first nine months of 1999 was $196,000, contrasted with pre-tax earnings of $472,000 for the same period in 1998.

    As discussed above, management attributes a large portion of Northern Bank's net loss for the year to date, to management's plan to increase the allowance for loan and lease losses as a response to regulatory concerns and as a part of its strategy to take a more conservative view of its loan portfolio. Management also believes this posture is a significant positive step for the bank and will help shareholders receive the optimum value for their investment.

    Northern Bank's annualized return on average shareholder equity (ROAE) was (5.51%) and 9.93% for the nine-month periods ended September 30, 1999 and 1998, respectively. For the same periods, Northern Bank had an annualized return on average assets (ROAA) of (0.38%) and 0.86%.

FINANCIAL CONDITION

                             SUMMARY BALANCE SHEETS

                                                  INCREASE (DECREASE)                          INCREASE (DECREASE)
                                 BALANCES          12/31/97--9/30/98          BALANCES          12/31/98--9/30/99
                           --------------------   -------------------   --------------------   -------------------
                           SEPT. 30,   DEC. 31,    DOLLAR               SEPT. 30,   DEC. 31,    DOLLAR
                             1999        1998      AMOUNT    % CHANGE     1998        1997      AMOUNT    % CHANGE
                           ---------   --------   --------   --------   ---------   --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
ASSETS
  Federal funds sold....    $ 2,500    $ 3,675    $(1,175)    (31.97)%   $ 5,300    $   200    $ 5,100    2,500.50%
  Investments...........      4,720      1,108      3,612     325.79%      1,321      2,048       (727)     (35.50)%
  Loans.................     49,013     50,508     (1,495)     (2.96)%    46,882     40,702      6,180       15.18%
  Other assets..........      4,754      5,849     (1,095)    (18.72)%     4,528      1,580      2,948      186.58%
                            -------    -------    -------     ------     -------    -------    -------    --------
  Total Assets..........    $60,987    $61,140    $  (153)     (0.25)%   $58,031    $44,530    $13,501       30.32%
                            =======    =======    =======     ======     =======    =======    =======    ========

LIABILITIES
Noninterest-bearing
  deposits..............    $ 9,849    $ 8,918    $   931      10.44%    $ 9,022    $ 7,698    $ 1,324       17.20%
Interest bearing
  deposits..............     46,175     47,305     (1,130)     (2.39)%    43,690     32,508     11,182       34.40%
                            -------    -------    -------     ------     -------    -------    -------    --------
Total Deposits..........     56,024     56,223       (199)     (0.35)%    52,712     40,206     12,506       31.10%
Other liabilities.......        454        182        272     149.95%        363        112        251      224.11%
                            -------    -------    -------     ======     -------    -------    -------    --------
Total Liabilities.......     56,478     56,405         73       0.13%     53,075     40,318     12,757       31.64%
SHAREHOLDERS' EQUITY....      4,509      4,735       (226)     (4.77)%     4,956      4,212        744       17.66%
                            -------    -------    -------     ------     -------    -------    -------    --------
Total liabilities and
  shareholders'
  equity................    $60,987    $61,140    $  (153)     (0.25)%   $58,031    $44,530    $13,501       30.32%
                            =======    =======    =======     ======     =======    =======    =======    ========

INVESTMENT SECURITIES

    The bank's total investment portfolio at September 30, 1999 was $7,220,000, consisting of $2,500,000 in overnight Federal Funds and $4,720,000 in available-for-sale investment securities. On December 31, 1998 the portfolio totaled $4,783,000, and consisted of $3,675,000 in Federal Funds and $1,108,000 in available-for-sale investments. This represents a 50.95% increase in investments over the first nine months of 1999. The bank's investment securities on September 30, 1999 and 1998, and December 31, 1998, consisted of the following:

                                       SEPTEMBER 30, 1999                   DECEMBER 31, 1998
                                ---------------------------------   ---------------------------------
                                           APPROXIMATE                         APPROXIMATE
                                  BOOK       MARKET         %         BOOK       MARKET         %
                                 VALUE        VALUE       YIELD      VALUE        VALUE       YIELD
                                --------   -----------   --------   --------   -----------   --------
                                                       (DOLLARS IN THOUSANDS)
US Treasuries and Agencies
  Available-for-Sale:
  One year or less............   $1,198       $1,195       5.37%     $   --       $   --         --
  One to five years...........    2,969        2,953       5.98%        506          509       6.10%
  Five to ten years...........      600          572       6.14%        601          599       6.13%
US Treasuries and Agencies
  Held-to-Maturity:
  One year or less............       --           --         --          --           --         --
  One to five years...........       --           --         --          --           --         --
  Five to ten years...........       --           --         --          --           --         --
                                 ------       ------                 ------       ------
    Total Securities..........   $4,767       $4,720       5.85%     $1,107       $1,108       6.12%
                                 ======       ======                 ======       ======

                                       SEPTEMBER 30, 1998
                                ---------------------------------
                                           APPROXIMATE
                                  BOOK       MARKET         %
                                 VALUE        VALUE       YIELD
                                --------   -----------   --------
                                     (DOLLARS IN THOUSANDS)
US Treasuries and Agencies
  Available-for-Sale:
  One year or less............   $   --       $   --         --
  One to five years...........      506          511       6.10%
  Five to ten years...........      511          610       6.13
US Treasuries and Agencies
  Held-to-Maturity:
  One year or less............
  One to five years...........      200          199       5.40%
  Five to ten years...........       --           --         --
                                 ------       ------
    Total Securities..........   $1,307       $1,320       6.01%
                                 ======       ======

LOANS AND LOAN LOSS RESERVE

    Total net loans outstanding fell 2.96%, from $50,508,000 to $49,013,000 during the first nine months of 1999. There were no charge-offs during the nine-month periods ended September 30, 1999 and 1998. The bank recorded a loan loss provision of $779,000 during the nine months ending September 30, 1999, compared with $75,000 for the same period in 1998. The general loan loss reserve balance as of September 30, 1999 was $1,882,000, which equates to 3.70% of total gross loans. This compares to corresponding loan loss reserve ratios of 2.14% at December 31, 1998, and 1.04% at September 30, 1998. As of November 24, 1999 management also had determined to charge off non-performing assets totaling $700,000 during the fourth quarter of 1999. Of this amount, approximately $600,000 is covered by exisiting reserves. Management plans to continue monitoring the bank's loan loss reserve over the coming months. Moreover, management will continue to improve the Bank's collection and loan administration procedures and, where necessary, will charge off non-performing loans against the bank's strengthened reserves.

    The composition of loan balances as of September 30, 1999 is summarized as follows:

                                      SEPTEMBER 30, 1999       DECEMBER 31, 1998      SEPTEMBER 30, 1998
                                     ---------------------   ---------------------   ---------------------
                                      AMOUNT    PERCENTAGE    AMOUNT    PERCENTAGE    AMOUNT    PERCENTAGE
                                     --------   ----------   --------   ----------   --------   ----------
                                                            (DOLLARS IN THOUSANDS)
Commercial.........................  $34,258       69.90%    $33,561       66.45%    $28,495       59.00%
Real Estate........................   15,398       31.42%     17,328       34.31%     17,795       37.47%
Consumer and other.................    1,324        2.70%        890        1.76%      1,203        2.53%
                                     -------      ------     -------      ------     -------      ------
                                      50,980      104.02%     51,779      102.52%     47,493      101.30%
Unearned loan fee income...........      (85)      (0.17)%      (169)      (0.34)%      (117)      (0.25)%
Allowance for loan losses..........   (1,882)      (3.85)%    (1,102)      (2.18)%      (494)      (1.05)%
                                     -------      ------     -------      ------     -------      ------
                                     $49,103      100.00%    $50,508      100.00%    $46,882      100.00%
                                     =======      ======     =======      ======     =======      ======

    The following table shows Northern Bank's loan loss experience for the periods indicated:

                                                             AS OF AND FOR THE
                                                             NINE MONTHS ENDED
                                                     ---------------------------------
                                                     SEPT. 30, 1999    SEPT. 30, 1998
                                                     ---------------   ---------------
                                                          (DOLLARS IN THOUSANDS)
Loans outstanding at end of period, Net of unearned
  loan fee income..................................      $50,895           $47,376
                                                         =======           =======
Average loans outstanding for the period...........      $55,088           $44,433
                                                         =======           =======
Reserve for loan losses balance, beginning of
  year.............................................      $ 1,102           $   407
Loans charged off:
  Commercial.......................................            0                 0
  Real Estate......................................            0                 0
  Installment......................................            0                 0
  Credit cards.....................................            0                 0
                                                         -------           -------
    Total loans charged off........................            0                 0
                                                         -------           -------
Recoveries
  Commercial.......................................            0                 0
  Real Estate......................................            0                 0
  Installment......................................            0                 0
  Credit Cards.....................................            0                12
                                                         -------           -------
    Total recoveries...............................            0                12
                                                         -------           -------
Net (charge-offs) recoveries.......................            0                12
Provision charged to operations....................          780                75
                                                         -------           -------
Reserve for loan losses balance, end of period.....      $ 1,882           $   494
                                                         =======           =======
Ratio of net loans charged-off (recovered) to
  average loans outstanding........................         0.00%            (0.03)%
Ratio of reserve for loan losses to loans at end of
  period...........................................         3.70%             1.04%

DEPOSITS

    Northern Bank's deposits as of September 30, 1999, were $56,024,000 compared with $56,223,000 on December 31, 1998, a drop of less than 1%. The aggregate amount of time certificates of deposits in denominations of $100,000 or more at September 30, 1999, were $6,503,000 compared with $5,583,000 on December 31, 1998. Management plans to redouble its emphasis on attracting quality deposits, and believes this emphasis will have a pronounced positive effect on the bank's deposit base.

                                                           AS OF AND FOR THE NINE MONTHS ENDED
                                             ---------------------------------------------------------------
                                                   SEPTEMBER 30, 1999               SEPTEMBER 30, 1998
                                             ------------------------------   ------------------------------
                                             AVERAGE    INTEREST     AVG.     AVERAGE    INTEREST     AVG.
                                             BALANCE    EXPENSE     % RATE    BALANCE    EXPENSE     % RATE
                                             --------   --------   --------   --------   --------   --------
Interest-bearing checking and savings
  accounts.................................  $24,898     $  772      4.15%    $17,794     $  595      4.46%
Time deposits..............................   27,458      1,177      5.73%     20,703        944      6.08%
                                             -------     ------      ----     -------     ------      ----
Total interest-bearing deposits............   52,356     $1,949      4.98%     38,497     $1,539      5.33%
                                                         ======      ====                 ======      ====
Total noninterest-bearing deposits.........   10,729                            7,890
                                             -------                          -------
Total noninterest and interest-bearing
  deposits.................................  $63,085                          $46,391
                                             =======                          =======

SHAREHOLDERS' EQUITY

    Shareholders' equity at September 30, 1999 totaled $4,509,000 compared with $4,735,000 at December 31, 1998. The decrease in equity reflects the 1999 year-to-date loss of $196,000 as well as a reduction of $30,000 for unrealized losses on the Bank's available-for-sale investment portfolio.

    The Federal Reserve Board and the Federal Deposit Insurance Corporation have established minimum requirements for capital adequacy for member banks and bank holding companies. The requirements address both risk-based capital and leveraged capital. The regulatory agencies may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk. The cease and desist orders have required that the bank improve its capitalization. The following reflects Northern Bank's various capital ratios at September 30, 1999 and 1998, as compared to applicable regulatory minimums:

                                           SEPTEMBER 30,   SEPTEMBER 30,   REGULATORY
                                               1999            1998         MINIMUM
                                           -------------   -------------   ----------
Total Risk-Based Capital to Risk-Weighted
  Assets.................................      9.63%           10.58%         8.00%
Tier 1 Capital to Risk-Weighted Assets...      8.35%            9.61%         4.00%
Tier 1 Capital to Average Assets.........      6.35%            8.75%         4.00%

    Tier 1 Capital is shareholders' equity less intangible assets. Risk-weighted assets are the allocation of both assets and off-balance-sheet transactions and liabilities at appropriate risk percentages. For example, funds that the bank has on deposit at the Federal Reserve Bank are weighted at 0%, because there is not risk of loss. Conversely, most commercial loan balances that are not government-guaranteed are given a risk-weight of 100% because there is no certainty of repayment. Total risk-based capital consists of Tier 1 capital plus the loan loss reserves not exceeding 1.25% of risk-weighted assets.

ASSET-LIABILITY MANAGEMENT AND INTEREST RATE SENSITIVITY

    Northern Bank's results of operations depend substantially on net interest income. Interest income and interest expense are affected by general economic conditions and by competition in the marketplace. Northern Bank's interest income and pricing strategies are driven by its asset-liability management analysis and by local market conditions.

    Northern Bank's management seeks to manage the bank's assets and liabilities to generate a stable level of earnings in response to changing interest rates and to manage interest rate risk. Asset-liability management involves managing the relationship between interest rate sensitive assets and interest rate sensitive liabilities. If assets and liabilities do not mature or reprice simultaneously, and in equal amounts, interest rate charges may create risk to the bank.

    The following table sets forth the dollar amount of maturing interest-earning assets and interest-bearing liabilities at September 30, 1999 and the difference between them for the maturing or repricing periods indicated. The amounts in the table are derived from Northern Bank's internal data, which varies from amounts classified in the bank's financial statements. Although the information may be useful as a general measure of interest rate risk, the data could be significantly affected by external factors such as prepayments of loans or early withdrawals of deposits. Each of these may significantly influence the timing and extent of actual repricing of interest-earning assets and interest-bearing liabilities.

                                                      LESS THAN   ONE YEAR
                                      VARIABLE RATE   ONE YEAR    OR LONGER    TOTAL
                                      -------------   ---------   ---------   --------
                                                   (DOLLARS IN THOUSANDS)
ASSETS
  Federal funds and other
    investments.....................     $ 2,500      $  1,195    $  3,525    $ 7,220
  Loans.............................      39,311         2,819       8,764     50,894
                                         -------      --------    --------    -------
    Total assets....................      41,811         4,014      12,289     58,114
                                         -------      --------    --------    -------

LIABILITIES
  Core deposits.....................       6,061        21,073      22,387     49,521
  Jumbo CD's........................           0         5,912         591      6,503
                                         -------      --------    --------    -------
    Total liabilities...............       6,061        26,985      22,978     56,024
                                         -------      --------    --------    -------

Net gap position....................     $35,750      $(22,971)   $(10,689)   $ 2,090
                                         =======      ========    ========    =======
Net cumulative gap position.........     $35,750      $ 12,779    $  2,090
                                         =======      ========    ========

Cumulative gap as a percentage of
  assets............................        58.6%         21.0%        3.4%
                                         =======      ========    ========

FISCAL YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

RESULTS OF OPERATIONS

    Net interest income for the year ended December 31, 1998, was $3,007,000, an increase of $656,000 or 27.89% compared to net interest income of $2,351,000 in 1997. Net interest income for 1997 was 18.70% higher than the $1,981,000 reported in 1996. These results were primarily due to an increase in the volume of earning assets and the growth of noninterest-bearing deposits.

    Loans, which generally carry a higher yield than investment securities and other earning assets, comprised the majority of average earning assets during 1998, 1997, and 1996. Average yields on loans were 10.62% in 1998, 10.52% in
1997, and 11.97% in 1996.

    Interest cost, as a percentage of earning assets, increased to 4.19% in 1998, compared to 4.10% in 1997 and 4.34% in 1996. Local urban competitive pricing conditions and funding needs for Northern Bank's growing investments in loans have been the primary determinants of rates paid for deposits during these three years.

ANALYSIS OF NET INTEREST MARGIN

                                       DECEMBER 31, 1998                DECEMBER 31, 1997                DECEMBER 31, 1996
                                 ------------------------------   ------------------------------   ------------------------------
                                 AVERAGE    INCOME/               AVERAGE    INCOME/               AVERAGE    INCOME/
                                 BALANCES   EXPENSE     % RATE    BALANCES   EXPENSE     % RATE    BALANCES   EXPENSE     % RATE
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                                      (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans........................  $45,712     $4,852     10.62%    $35,528     $3,736     10.52%    $24,981     $2,991     11.97%
  Investment securities........    1,239         76      6.12%      2,703        164      6.07%      4,615        263      5.70%
  Federal funds sold...........    4,456        230      5.17%      1,375         74      5.38%      1,431         73      5.10%
                                 -------     ------     -----     -------     ------     -----     -------     ------     -----
    Total interest earning
      assets...................   51,407      5,158     10.03%     39,606      3,974     10.03%     31,027      3,327     10.72%
                                             ------     -----                 ------     -----                 ------     -----
Cash and due from banks........    2,165                            1,935                            1,070
Fixed assets...................       84                               81                               98
Loan loss allowance............     (483)                            (320)                            (187)
Other assets...................    1,023                              772                              470
                                 -------                          -------                          -------
Total assets...................  $54,196                          $42,074                          $32,478
                                 =======                          =======                          =======
Interest-bearing liabilities:
Interest-bearing checking and
  savings accounts.............  $18,849     $  835      4.43%    $16,961     $  737      4.35%    $11,282     $  497      4.41%
  Time deposits................   21,707      1,317      6.07%     14,617        886      6.06%     13,939        849      6.09%
                                 -------     ------     -----     -------     ------     -----     -------     ------     -----
    Total interest-bearing
      liabilities..............   40,556      2,152      5.31%     31,578      1,623      5.14%     25,221      1,346      5.34%
                                             ------     -----                 ------     -----                 ------     -----
Noninterest bearing deposits...    8,275                            6,190                            3,653
Other liabilities..............      723                              359                               63
                                 -------                          -------                          -------
Total liabilities..............   49,554                           38,127                           28,937
Shareholders' equity...........    4,642                            3,947                            3,541
                                 -------                          -------                          -------
Total liabilities and
  shareholders' equity.........  $54,196                          $42,074                          $32,478
                                 =======                          =======                          =======

Net interest income............              $3,006                           $2,351                           $1,981
                                             ======                           ======                           ======

Net interest margin (1)........                          4.73%                            4.89%                            5.39%
                                                        =====                            =====                            =====

Average yield on earning
  assets.......................                         10.03%                           10.03%                           10.72%
                                                        =====                            =====                            =====

Interest expense to earning
  assets.......................                          4.19%                            4.10%                            4.34%
                                                        =====                            =====                            =====

Net interest income to earning
  assets.......................                          5.85%                            5.94%                            6.38%
                                                        =====                            =====                            =====

--------------------------

(1) Net interest margin is computed by dividing net interest income by total average earnings assets.

    ANALYSIS OF CHANGES IN INTEREST DIFFERENTIAL. The following table shows the dollar amount of the increase (decrease) in Northern Bank's net interest income and expense and attributes such dollar amounts to changes in volume as well as changes in rates. Rate and volume variances have been allocated proportionally between rate and volume changes:

                                                                       AVERAGE BALANCES               RATES (%)
                                                                ------------------------------   -------------------
                                INCREASE (DECREASE) DUE TO         DECEMBER 31,                     DECEMBER 31,
                             --------------------------------   -------------------              -------------------
                              VOLUME      RATE     NET CHANGE     1998       1997      CHANGE      1998       1997      CHANGE
                             --------   --------   ----------   --------   --------   --------   --------   --------   --------
                                                                   (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans....................   $1,070      $ 45       $1,116     $45,712    $35,528    $10,184     10.62%     10.52%      0.10 %
  Investment securities....      (89)        1          (88)      1,239      2,703     (1,464)     6.12%      6.07%      0.05 %
  Federal funds sold.......      165        (8)         157       4,456      1,375      3,081      5.17%      5.35%     (0.18)%
                              ------      ----                  -------    -------    -------     -----      -----      -----
    Total..................    1,146        38        1,184     $51,407    $39,606    $11,801     10.03%     10.03%      0.00 %
                              ------      ----       ------     =======    =======    =======     =====      =====      =====
Interest-bearing
  liabilities:
  Interest bearing checking
    and savings accounts...      (82)      (16)         (98)    $18,849    $16,961    $ 1,888      4.43%      4.35%      0.08 %
  Time deposits............     (430)       (1)        (431)     21,707     14,617      7,090      6.07%      6.06%      0.01 %
                              ------      ----       ------     -------    -------    -------     -----      -----      -----
  Total....................     (512)      (17)        (529)    $40,556    $31,578    $ 8,978      5.31%      5.14%      0.17 %
                              ------      ----       ------     =======    =======    =======     =====      =====      =====
Net increase (decrease) in
  net interest income......   $  634      $ 21       $  655
                              ======      ====       ======

PROVISION FOR LOAN LOSSES AND LOAN LOSS EXPERIENCE

    For the years ended December 31, 1998, 1997 and 1996, Northern Bank made provisions for loan losses of $683,000, $205,500 and $99,600, respectively. In 1998, the Bank charged no losses to the allowance for loan losses. During 1997 and 1996, the Bank charged off $29,000 and $16,000, respectively, against the allowance for loan losses.

NON-INTEREST INCOME

    Non-interest income, which represents income from fees and service charges, gains on sales of loans and securities, and gains on sales of premises, furnishings and equipment, as well as other fee and service charge income, grew from $32,000 in 1996 to $229,000 in 1997, and decreased to $184,000 in 1998. The increase from 1996 to 1997 was principally due to gain on sale of certain government guaranteed loans. The decrease from 1997 to 1998 was primarily due to fewer sales of loans. Service charges for 1998 were $46,000, 58.62% higher than the $29,000 reported in 1997; 1997 service charges exceeded the 1996 reported services charges of $20,000 by 45.00%. In 1998, gain on sale of government guaranteed loans represented 43.80% of total non-interest income, down from 73.60% in 1997. The table below shows a breakdown of all non-interest income by category:

                                                                    YEAR ENDING
                                                                    DECEMBER 31,
                                                           ------------------------------
                                                             1998       1997       1996
                                                           --------   --------   --------
                                                               (DOLLARS IN THOUSANDS)
Service charges and fees on deposit accounts.............    $ 46       $ 29       $20
Gain on sale of loans....................................      81        169        --
Gain on sale of investments..............................       2          1        --
Gain on sale of equipment................................       8         --        --
Other income.............................................      47         30        12
                                                             ----       ----       ---

Total non-interest income................................    $184       $229       $32
                                                             ====       ====       ===

NON-INTEREST EXPENSE

    Noninterest expense was $2,409,000 for the year ended December 31, 1998, an increase from $2,067,000 for the year ended December 31, 1997, and $2,073,000 for the year ended December 31, 1996. The change was primarily due to increases in salary and benefit expense, net occupancy expense, and data processing costs. In 1998, the majority of the change was due to opening seven new full-service limited hour branches in retirement residences. In 1998, Northern Bank's total non-interest expense was 45.10% of total revenues, while in 1997 and 1996 it was 47.70% and 61.70%, respectively, of total revenues.

    Salary and benefit expense was $1,004,000 in 1998, $894,000 in 1997, and $1,066,000 in 1996. As of December 31, 1998, Northern Bank had 28 full-time equivalent employees, which compares to 20 as of December 31, 1997, and 22 as of December 31, 1996. The increase in this expense category is a result of opening seven retirement residence branches and of an increase in personnel necessary to meet the demands of our growing customer base.

    Net occupancy expense consists of depreciation on equipment, maintenance and repair expenses, utilities, and related expenses. Northern Bank's net occupancy expense has decreased steadily over the three years most recently ended. This expense category was $244,000 in 1998, a decrease of $91,000, or 27.10%, from the $334,000 reported in 1997. From 1996 to 1997, net occupancy expense decreased by $15,000, or 4.30% from $349,000 to $334,000. These decreases, especially in 1998, reflect the first full year of benefit from the payoff of our initial lease of equipment, furniture and computer resources. Northern Bank continues to invest in computer systems, which have been upgraded throughout the organization.

    Other noninterest expense increases resulted from investments in technology and data processing and in new service delivery channels to enable us to continue our focus on efficient, personal business services. Advertising and promotion expense increased from $95,000 in 1996 to $134,000 in 1997, an increase of 41.05%. In 1998, expenses in this category went up an additional 42.54% to $191,000. This growth reflects expenses we incurred in opening seven new retirement residence branches, plus the growth of our customer and account base. Data processing expenses increased $68,000, or 40.10%, in 1998 over the previous year.

INCOME TAXES

    The Bank recorded income tax benefits of $22,000 in 1998, $120,000 in 1997, and $195,000 in 1996. These benefits primarily resulted from adjustments the Bank made to its deferred tax valuation allowance for the years then ended.

FINANCIAL CONDITION

                             SUMMARY BALANCE SHEETS

                                              DECEMBER 31,                        INCREASE (DECREASE)
                                     ------------------------------   --------------------------------------------
                                       1998       1997       1996     12/31/98--12/31/97       12/31/97--12/31/96
                                     --------   --------   --------   -------------------      -------------------
                                                                (DOLLARS IN THOUSANDS)
ASSETS
  Federal funds sold...............  $ 3,675    $   200    $ 2,200    $ 3,475    1,737.50 %    $(2,000)    (90.91)%
  Investments......................    1,108      2,048      6,224       (940)     (45.90)%     (4,176)    (67.10)%
  Loans............................   50,508     40,702     29,063      9,806       24.09 %     11,639      40.05 %
  Other assets*....................    5,849      1,580      4,259      4,269      270.19 %     (2,679)    (62.90)%
                                     -------    -------    -------    -------    --------      -------     ------
  Total assets.....................  $61,140    $44,530    $41,746    $16,610       37.30 %    $ 2,784       6.67 %
                                     =======    =======    =======    =======    ========      =======     ======

LIABILITIES
  Noninterest-bearing deposits.....  $ 8,918    $ 7,698    $ 7,112    $ 1,220       15.85 %    $   586       8.24 %
  Interest-bearing deposits........   47,305     32,508     30,840     14,797       45.52 %      1,668       5.41 %
                                     -------    -------    -------    -------    --------      -------     ------
  Total deposits...................   56,223     40,206     37,952     16,017       39.84 %      2,254       5.94 %
  Other liabilities**..............      182        112         68         70       62.50 %         44      64.71 %
                                     -------    -------    -------    -------    --------      -------     ------
  Total liabilities................   56,405     40,318     38,020     16,087       39.90 %      2,298       6.04 %
SHAREHOLDERS' EQUITY...............    4,735      4,212      3,726        523       12.42 %        486      13.04 %
                                     -------    -------    -------    -------    --------      -------     ------
  Total liabilities and
    shareholders' equity...........  $61,140    $44,530    $41,746    $16,610       37.30 %    $ 2,784       6.67 %
                                     =======    =======    =======    =======    ========      =======     ======

------------------------

* Includes cash and due from banks, fixed assets, accrued interest receivable and loans held for sale.

**  Includes accrued interest payable and other liabilities.

INVESTMENTS

    A year-to-year comparison shows that our investment portfolio at December 31, 1998, totaled $4,783,000, compared to $2,248,000 at December 31, 1997, and $8,424,000 at December 31, 1996. This represents an increase of 112.80% between 1997 and 1998, and a decrease of 73.00% between 1996 and 1997. Increases or decreases in the investment portfolio are primarily a function of loan demand and changes in Northern Bank's deposit structure.

    Northern Bank's policies require that investment securities be identified as either held-to-maturity or available-for-sale. Held-to-maturity securities are those that Northern Bank has the intent and ability to hold until they mature or are called. Available-for-sale securities are those that management may sell if liquidity requirements dictate or if alternative investment opportunities arise. The mix of available-for-sale and held-to-maturity investment securities is determined by management, based on Northern Bank's asset-liability policy, management's assessment of the relative liquidity of Northern Bank, and other factors.

    At December 31, 1998, the investment portfolio consisted entirely of available-for-sale securities, with no held-to-maturity securities. At
December 31, 1997, Northern Bank's investment portfolio consisted of 62% available-for-sale securities and 38% held-to-maturity securities. On
December 31, 1996, available-for-sale securities were 60% of the portfolio and held-to-maturity securities were 40% of the portfolio. The present mix provides greater investment flexibility by placing more of the portfolio in the available-for-sale category.

    At December 31, 1998, Northern Bank's investment portfolio had total net unrealized gains of approximately $1,000. This compares to net unrealized gains of approximately $6,000 at December 31, 1997 and $5,000 at December 31, 1996. Unrealized gains and losses reflect changes in market conditions and do not represent the amount of actual profits or losses Northern Bank ultimately may realize. Actual realized gains and losses occur at the time investment securities are sold or redeemed.

    Federal funds sold are short-term investments, which mature on a daily basis. Northern Bank invests in these instruments to provide for additional earnings on excess available cash balances. Because of their short maturities, the balance of federal funds sold fluctuates dramatically on a day-to-day basis. The balance on any one day is influenced by cash demands, customer deposit levels, loan activity, and other investment transactions. Investments in federal funds sold totaled $3,675,000 at December 31, 1998, compared to $200,000 at December 31, 1997 and $2,200,000 at December 31, 1996.

    Investment securities at the dates indicated consisted of the following:

                                 DECEMBER 31, 1998                   DECEMBER 31, 1997                   DECEMBER 31, 1996
                         ---------------------------------   ---------------------------------   ---------------------------------
                                    APPROXIMATE                         APPROXIMATE                         APPROXIMATE
                           BOOK       MARKET                   BOOK       MARKET                   BOOK       MARKET
                          VALUE        VALUE      % YIELD     VALUE        VALUE      % YIELD     VALUE        VALUE      % YIELD
                         --------   -----------   --------   --------   -----------   --------   --------   -----------   --------
                                                                  (DOLLARS IN THOUSANDS)
US treasuries and
  agencies
  available-for-sale:
  One year or less.....   $   --      $   --          --      $  250      $  250        5.51%     $1,486      $1,486        5.50%
  One to five years....      506         509        6.10%        999       1,002        6.45%      2,239       2,244        6.10%
  Five to ten years....      601         599        6.13%         --          --          --          --          --          --

US treasuries and
  agencies held-to-
  maturity:
  One year or less.....       --          --          --         596         598        6.30%      1,704       1,706        5.58%
  One to five years....       --          --          --         200         197        5.40%        789         787        6.09%
  Five to ten years....       --          --          --          --          --          --          --          --          --
                          ------      ------                  ------      ------                  ------      ------
    Total securities...   $1,107      $1,108        6.12%     $2,045      $2,047        6.17%     $6,218      $6,223        5.81%
                          ======      ======                  ======      ======                  ======      ======

LOANS

    Northern Bank's loan policies and procedures establish the basic guidelines governing lending operations. Generally, the guidelines address the types of loans we seek, our target markets, underwriting and collateral requirements, terms, interest rate and yield considerations, and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and amount limitations. These limitations apply to the borrower's total outstanding indebtedness to Northern Bank, including the indebtedness of any guarantor. The policies are reviewed and approved at least annually by our Board of Directors. We supplement our own supervision of the loan underwriting and approval process with annual audited financial statements from experienced outside professionals.

    Branch officers are charged with loan origination in compliance with underwriting standards overseen by Northern Bank's credit administration department and in conformity with established loan policies. On an annual basis, the Board of Directors determines our authority and delegates lending authority to the internal loan committee. Northern Bank's internal loan committee consists of the President and the Vice President, Commercial Lending. Delegated authority to the internal loan committee may include authority related to loans, letters of credit, overdrafts, uncollected funds, and such other authority as determined by the Board.

    The Vice President, Commercial Lending, has authority as Credit Administrator to approve loans up to a lending limit set by the Board of Directors, which was $300,000 at December 31, 1998. All loans above the Credit Administrator's lending limit and up to $500,000 on business loans, or up to $750,000 on real estate loans, are approved by the Bank's internal loan committee. Loans that exceed the pre-established lending limits must be conditionally approved by Northern Bank's internal loan committee, and are then subject to final approval by the Board's loan committee. Minutes from Northern Bank's internal loan committee and the Board's loan committee meeting are reviewed by the full Board of Directors at regularly scheduled monthly meetings. The Board's loan committee consists of two outside directors and the President. Northern Bank's legal lending limit as of December 31, 1998 was $710,000 for business loans and $1,180,000 for loans secured by real estate.

    Net outstanding loans totaled $50,508,000 at December 31, 1998, representing an increase of $9,806,000, or 24.10%, compared to $40,702,000 at December 31, 1997. Loan commitments grew to $15,979,000 as of December 31, 1998, representing an increase of $5,919,000 over year-end 1997.

    Northern Bank's net loan portfolio at December 31, 1998 includes commercial loans (64.60%), loans secured by real estate (34.31%) and other loans (1.77%). These percentages are generally consistent with previous reporting periods. Loans secured by real estate include loans made for purposes other than construction loans and financing purchases of real property, while commercial loans are made for the purposes such as accounts receivable, inventory financing and equipment purchases. In some case, real property serves as collateral for these loans.

    This table presents the composition of Northern Bank's loan portfolio at the dates indicated:

                                     DECEMBER 31, 1998          DECEMBER 31, 1997          DECEMBER 31, 1996
                                   ---------------------      ---------------------      ---------------------
                                    AMOUNT    PERCENTAGE       AMOUNT    PERCENTAGE       AMOUNT    PERCENTAGE
                                   --------   ----------      --------   ----------      --------   ----------
                                                             (DOLLARS IN THOUSANDS)
Commercial.......................  $33,561       66.45 %      $22,912       56.29 %      $17,982       61.87 %
Real estate loans:
  Commercial property............    1,129        2.23 %        1,510        3.72 %        1,457        5.01 %
  Land development...............    6,301       12.47 %        3,931        9.66 %        2,485        8.55 %
  Construction...................    9,605       19.02 %        8,531       20.96 %        5,241       18.03 %
  Residential....................      293        0.58 %        2,359        5.80 %        1,718        5.92 %
                                   -------      ------        -------      ------        -------      ------
    Total real estate............   17,328       34.31 %       16,331       40.13 %       10,901       37.51 %

Consumer.........................      584        1.16 %        1,059        2.60 %          378        1.30 %
Other............................      306        0.61 %          920        2.24 %          101        0.35 %
                                   -------      ------        -------      ------        -------      ------
    Total loans..................   51,779      102.52 %       41,222      101.26 %       29,362      101.03 %

Less deferred loan fees..........     (169)      (0.34)%         (113)      (0.27)%          (69)      (0.24)%
Less reserve for loan losses.....   (1,102)      (2.18)%         (407)      (0.99)%         (230)      (0.79)%
                                   -------      ------        -------      ------        -------      ------
Loans receivable, net............  $50,508      100.00 %      $40,702      100.00 %      $29,063      100.00 %
                                   =======      ======        =======      ======        =======      ======

    The following table shows the maturities and sensitivity of Northern Bank's loans to changes in interest rates as of December 31, 1998:

                                                  DUE AFTER ONE
                                    DUE IN ONE    YEAR THROUGH    DUE AFTER
                                   YEAR OR LESS    FIVE YEARS     FIVE YEARS   TOTAL LOANS
                                   ------------   -------------   ----------   -----------
                                                   (DOLLARS IN THOUSANDS)
Commercial loans.................     $26,778        $5,760         $1,023       $33,561
Real estate loans
  Commercial property............         894           235             --         1,129
  Land development...............       5,904           163            234         6,301
  Construction...................       9,605            --             --         9,605
  Residential....................          --           190            103           293
                                      -------        ------         ------       -------
    Total real estate loans......      16,403           588            337        17,328
                                      -------        ------         ------       -------
Installment......................         315           269            584
Other............................         306            --             --           306
                                      -------        ------         ------       -------
    Total loans..................     $43,802        $6,617         $1,360       $51,779
                                      =======        ======         ======       =======

Fixed interest rate loans........                                                $10,013
                                                                                 =======

Variable interest rate loans.....                                                $41,769
                                                                                 =======

LOAN LOSSES AND RECOVERIES

    The reserve for loan losses is established by providing for loan losses as a charge against expenses. Loans are charged against the reserve for loan losses when management believes it is unlikely that we will collect all or part of the principal. The reserve is an amount management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on our evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration a number of factors, including changes in the nature and volume of our loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to repay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions, collection efforts and collateral position, that the borrower's financial condition is such that collection of interest is doubtful. In addition, Northern Bank seeks to guard against regional financial instability for the Portland, Oregon, metropolitan area for both the general market and our own customer base. Finally, in 1998 we gave very special attention and consideration to the fact that for more than four years Northern Bank has been one of our market's fastest-growing financial institutions in a market that has been marked by a very long period of growth and prosperity.

    Even though we maintain policies, procedures and personnel dedicated to recording and maintaining quality commercial and real estate credits, we take into account the special risks inherent in lending to small businesses and residential real estate developers, especially in a market that has sustained a growth rate as significant and consistent as has the Portland market. In reviewing our loan portfolio on December 31, 1998, we considered these factors, specifically forecasts projecting a potential economic downturn for the Portland metropolitan area and similar actions of competing Banks reviewing the same economic projections, Northern Bank decided to increase its loan loss reserves from $206,000 in 1997 to $683,000 in 1998.

    Northern Bank's provision for loan losses was $683,000, $206,000, and $100,000 as of December 31, 1998, 1997, and 1996, respectively.

    The following table shows Northern Bank's loan loss experience for the periods indicated:

                                                                  YEARS ENDED DECEMBER 31,
                                                               -------------------------------
                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
                                                                   (DOLLARS IN THOUSANDS)
Loans outstanding at end of period, net of unearned loan fee income.....................................................  $  51,610  $  41,109  $  29,293
                                                               =========  =========  =========
Average loans outstanding for the period.....................  $  45,712  $  35,528  $  24,981
                                                               =========  =========  =========
Reserve for loan losses balance, beginning of year...........  $     407  $     230  $     147
Loans charged off:
  Commercial.................................................          0          0          0
  Real estate................................................          0          0          0
  Installment................................................          0          0          0
  Credit cards...............................................          0        (29)       (16)
                                                               ---------  ---------  ---------
    Total loans charged off..................................          0        (29)       (16)
                                                               ---------  ---------  ---------
Recoveries
  Commercial.................................................          0          0          0
  Real estate................................................          0          0          0
  Installment................................................          0          0          0
  Credit cards...............................................         12          0          0
                                                               ---------  ---------  ---------
    Total recoveries.........................................         12          0          0
                                                               ---------  ---------  ---------
Net (charge-offs) recoveries.................................         12        (29)       (16)
Provision charged to operations..............................        683        206        100
                                                               ---------  ---------  ---------
Reserve for loan losses balance, end of period...............  $   1,102  $     407  $     230
                                                               =========  =========  =========
Ratio of net loans charged-off (recovered) to average loans
  outstanding................................................      (0.03%)      0.08%      0.06%
Ratio of reserve for loan losses to loans at end of period...       2.14%      0.99%      0.79%

    The adequacy of our reserve for loan losses should be measured in the context of several key ratios: (1) the ratio of the reserve to total outstanding loans; (2) the ratio of total nonperforming loans to total loans; and, (3) the ratio of net charge-offs (recoveries) to average loans outstanding. Since 1996, Northern Bank's ratio of the reserve for loan losses to total loans has ranged from 0.79% to 2.14%. The amounts provided by these ratios have been sufficient to fund Northern Bank's charge-offs, which have not historically been material, and to provide for potential losses as the loan portfolio has grown. These ratios have also been consistent with the level of nonperforming loans to total loans. From December 31, 1996 through December 31, 1998, nonperforming loans to total loans have ranged from a low of none to a high of 0.88%. This experience tracks with changes in the ratio of the reserve for loan losses to total loans and with the actual balances maintained in the reserve account.

    Northern Bank has procedures to identify and monitor restructured loans. Loan revisions and modifications are commonly provided to meet the credit needs of borrowers in weakened financial condition and to enhance ultimate collection. As of December 31, 1998, Northern Bank identified no loans that had been classified as restructured.

    At each year ended December 31, 1998, 1997, 1996, Northern Bank had no assets in the other real estate owned ("OREO") category, which represents assets held through loan foreclosure or recovery activities.

DEPOSITS

    The following table sets forth the average balances of Northern Bank's interest-bearing deposits, interest expense, and average rates paid for the periods indicated:

                                                                          YEARS ENDED
                                  --------------------------------------------------------------------------------------------
                                         DECEMBER 31, 1998                  DECEMBER 31, 1997             DECEMBER 31, 1996
                                  -------------------------------  -----------------------------------  ----------------------
                                   AVERAGE   INTEREST     AVG.      AVERAGE    INTEREST       AVG.       AVERAGE    INTEREST
                                   BALANCE    EXPENSE    % RATE     BALANCE     EXPENSE      % RATE      BALANCE     EXPENSE
                                  ---------  ---------  ---------  ---------  -----------  -----------  ---------  -----------
                                                                     (DOLLARS IN THOUSANDS)
Interest-bearing checking and
  savings accounts..............  $  18,849  $     835       4.43% $  16,961   $     737         4.35%  $  11,282   $     497
Time deposits...................     21,707      1,317       6.07%    14,617         886         6.06%     13,939         849
                                  ---------  ---------             ---------   ---------                ---------   ---------
Total interest-bearing
  deposits......................     40,556  $   2,152       5.31% $  31,578   $   1,623         5.14%  $  25,221   $   1,346
                                             =========                         =========                            =========
Total noninterest-bearing
  deposits......................      8,275                            6,190                                3,653
                                  ---------                        ---------                            ---------
Total noninterest and interest
  bearing deposits..............  $  48,831                        $  37,768                            $  28,874
                                  =========                        =========                            =========

                                     AVG.
                                    % RATE
                                  -----------
Interest-bearing checking and
  savings accounts..............        4.41%
Time deposits...................        6.09%
Total interest-bearing
  deposits......................        5.34%
Total noninterest-bearing
  deposits......................
Total noninterest and interest
  bearing deposits..............

    Deposits increased from December 31, 1997, to December 31, 1998, by $16,017,000, or 39.84% to $56,223,000. Management attributes this increase to Northern Bank's ongoing marketing efforts, the opening of our retirement residence branches, and to continued customer dissatisfaction with customers of super-regional banks as a result of the perceived declining service levels. We experienced increases in all three deposit categories: non-interest-bearing deposits (15.90% increase), interest-bearing demand deposits and other (19.10% increase), and time deposits (80.10% increase).

    At December 31, 1997, total deposits were $40,206,000, an increase of $2,254,000 or 5.94%, from total deposits of $37,952,000 at December 31, 1996.
Our deposit growth in 1997 resulted from a combination of pricing strategies and increased marketing.

    The growth in deposit accounts was primarily in interest-bearing and noninterest-bearing demand accounts. Non-interest-bearing demand deposits, also called "core deposits," continued to be an important portion of Northern Bank's deposit base. To the extent we can fund operations with core deposits, our net interest spread, which is the difference between interest income and interest expense, will improve. At December 31, 1998, core deposits accounted for 15.90% of total deposits, down slightly from 19.10% as of December 31, 1997 and 18.70% as of December 31, 1996.

    Interest-bearing deposits consist of money market, savings, and time certificate accounts. Interest-bearing account balances tend to grow or decline as we adjust our pricing and product strategies based on market conditions, including competing deposit products. At December 31, 1998, total interest-bearing deposit accounts were $47,305,000, an increase of $14,797,000, or 45.50%, from December 31, 1997. From December 31, 1996 interest-bearing deposits increased by $1,668,000 or 5.40% to $32,508,000 as of December 31, 1997.
Increases were strong in all interest-bearing deposit categories, including money market accounts, and time deposits. Interest-bearing demand accounts increased $3,513,000, or 19.10%, from December 31, 1997 to 1998, and $2,066,000, or 12.60%, from 1996 to 1997. The growth in these deposits has, in management's opinion, been helped by continued customer perceptions of declining service levels provided by super-regional bank competitors together with opening seven retirement residence branches.

    Northern Bank has brokered deposits and high-priced time deposits, but does not actively seek new brokered deposits. At December 31, 1998, time certificates of deposits of $100,000 or more totaled $5,583,000, or 9.90% of total outstanding deposits, compared to $5,352,000, or 13.30%, of total outstanding deposits at December 31, 1997 and $5,809,000, or 15.30%, of total outstanding deposits at December 31, 1996.

    The following table sets forth, by year of maturity, all time certificates of deposit accounts outstanding at December 31, 1998 (in thousands):

YEAR OF MATURITY                                                    AMOUNT MATURING
------------------------------------------------------------------  ----------------
1999..............................................................     $   17,072
2000..............................................................          6,784
2001..............................................................          1,016
2002..............................................................            493
                                                                       ----------
Total.............................................................     $   25,365
                                                                       ==========

    SHORT-TERM BORROWINGS.  Northern Bank has no short-term borrowings.

    SHAREHOLDERS' EQUITY. Shareholders' equity increased $523,000 during 1998. Shareholders' equity at December 31, 1998, was $4,735,000 compared to $4,212,000 at December 31, 1997. This increase reflects net income and an increase due to exercise of stock options.

    During 1998 an 11 1/2-for-10 stock split was declared and became effective April 20, 1998. There have been no other material changes to Northern Bank's capitalization since December 31, 1994.

ASSET-LIABILITY MANAGEMENT/INTEREST RATE SENSITIVITY

    The following table sets forth the dollar amount of maturing interest-earning assets and interest-bearing liabilities at December 31, 1998, and the difference between them for the maturing or repricing periods indicated. The amounts in the table are derived from Northern Bank's internal data, which varies from amounts classified in our financial statements. Although the information may be useful as a general measure of interest rate risk, the data could be significantly affected by external factors such as prepayments of loans or early withdrawals of deposits. Each of these may significantly influence the timing and extent of actual repricing of interest-earning assets and interest-bearing liabilities.

                                                                                  LESS THAN    ONE YEAR
                                                                      IMMEDIATE    ONE YEAR   OR LONGER     TOTAL
                                                                     -----------  ----------  ----------  ---------
                                                                                 (DOLLARS IN THOUSANDS)
ASSETS
  Federal funds and other investments..............................   $   3,675   $       --  $    1,108  $   4,783
Loans..............................................................      41,766        2,036       7,977     51,779
                                                                      ---------   ----------  ----------  ---------
  Total assets.....................................................      45,441        2,036       9,085     56,562
LIABILITIES
  Core deposits....................................................       6,172       19,178      25,290     50,640
  Jumbo CD's.......................................................          --        4,067       1,516      5,583
                                                                      ---------   ----------  ----------  ---------
    Total liabilities..............................................       6,172       23,245      26,806     56,223
                                                                      ---------   ----------  ----------  ---------
                                                                      $  39,269   $  (21,209) $  (17,721) $     339
                                                                      =========   ==========  ==========  =========
Net cumulative position............................................   $  39,269   $   18,060  $      339
                                                                      =========   ==========  ==========
Cumulative gap as a percentage of assets...........................        64.2%        29.5%        0.6%
                                                                      =========   ==========  ==========

    Northern Bank's sensitivity to increases or decreases in future interest income and expense due to hypothetical increases or increases in interest rates is as follows at December 31, 1998:

           Increase (Decrease)                         Financial Impact on
            In Interest Rates                          Net Interest Margin
------------------------------------------  ------------------------------------------
                   +2%                                      $ (2,000)
                   +1%                                       (24,000)
                   -1%                                       (48,000)
                   -2%                                       (50,000)

LIQUIDITY

    Northern Bank has implemented procedures and policies to maintain a relatively liquid position to enable us to respond to changes in the financial environment and to ensure sufficient funds are available to meet customers' needs for borrowing and deposit withdrawals. Generally, Northern Bank's major sources of liquidity are customer deposits, sales and maturities of investment securities, the use of federal funds markets, and net cash provided by operating activities. Scheduled loan repayments are a very stable source of funds. Deposit inflows and unscheduled loan prepayments, which are influenced by general interest rate levels, interest rates available on other investments, competition, economic conditions, and other factors, are not. Liquid asset balances include cash, amounts due from other Banks, federal funds sold, and nonpledged securities available-for-sale. At December 31, 1998, these liquid assets totaled $8,325,000 or 13.60% of total assets as compared to $2,169,000 or 4.90% of our total assets at December 31, 1997.

    Cash from operating activities included net income of $120,000 in 1998, and is adjusted for noncash items and increases or decreases in cash due to changes in certain assets and liabilities. Investing activities consist primarily of proceeds from sales and expenditures for purchases of securities, as well as the impact of the net growth in loans. Financing activities present the cash flows associated with deposit accounts and the exercise of stock options.

    At December 31, 1998, Northern Bank had outstanding loan commitments of $15,979,000. Nearly all of these commitments represented unused portions of credit lines available to presold construction loans, and to business credit facilities and revolving loans. Many of these credit lines will not be fully drawn upon and, accordingly, the aggregate commitments do not necessarily represent future cash requirements. Management believes that Northern Bank's sources of liquidity are more than adequate to meet likely calls on outstanding commitments; however, there can be no assurance in this regard.

CAPITAL

    The Federal Reserve Board and the Federal Deposit Insurance Corporation have established minimum requirements for capital adequacy for Bank holding companies and member Banks. The requirements address both risk-based capital and leveraged capital. The regulatory agencies may establish higher minimum requirements if, for example, a Bank has previously received special attention or has a high susceptibility to interest rate risk.

    The following reflects Northern Bank's various capital ratios at December 31, 1998, 1997 and 1996, as compared to regulatory minimums:

                                                                                        DECEMBER 31,
                                                                               -------------------------------   REGULATORY
                                                                                 1998       1997       1996        MINIMUM
                                                                               ---------  ---------  ---------  -------------
Total risk-based capital to risk-weighted assets.............................       9.60%     11.26%     13.11%        8.00%
Tier 1 capital to risk-weighted assets.......................................       8.34%     10.23%     12.29%        4.00%
Tier 1 capital to average assets.............................................       7.57%      8.95%      8.88%        4.00%

THE YEAR 2000 ISSUE


    NORTHERN BANK'S STATE OF READINESS. Management completed an assessment of the Bank's automated systems during 1999 to minimize the likelihood of potential "Year 2000" problems, and implemented a plan to resolve those issues, including purchasing appropriate computer technology where necessary. Northern Bank's Year 2000 Plan had five phases: awareness, assessment, renovation, testing and implementation. Northern Bank did not experience any significant Year 2000 problems, but will continue to monitor all areas and systems for compliance throughout the coming months.


PRINCIPAL HOLDERS OF NORTHERN BANK COMMON STOCK; SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS AND MANAGEMENT

    The following table shows, as of September 30, 1999, the number and percentage of outstanding shares of Northern Bank common stock beneficially owned by each person known to Northern Bank to be the beneficial owner of more than five percent of the outstanding Northern Bank common stock, by each director and executive officer of Northern Bank, and by all directors and executive officers of Northern Bank as a group. The number of shares beneficially owned is deemed to include shares of Northern Bank common stock as to which the beneficial owner has either investment or voting power. Unless otherwise indicated, and except for voting and investment powers held jointly with a person's spouse, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.


                                                                          SHARES    PERCENTAGE
                                                                         ---------  -----------
James A. Wills.........................................................          0           *
John H. Holloway, Jr.(3)...............................................      2,185           *
William V. Spicer(4)...................................................      2,185           *
John Walrod(4).........................................................      6,800           *
Christopher Brown(4)...................................................      5,750           *
Kurt Wollenberg(5).....................................................        575           *
Reliable Credit Association(6).........................................    138,000       11.26
All directors and executive officers as a group (6 persons)(7).........     17,495        1.03


------------------------

*   Less than 1%

(1) Unless otherwise indicated, the address of each shareholder is care of Northern Bank of Commerce, 1001 S.W. Fifth Avenue, Suite 250, Portland, OR 97204.

(2) Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934, as amended. Shares not outstanding that are subject to options exercisable by the holder thereof within 60 days of September 30, 1999 are deemed outstanding for the purposes of calculating the number and percentage owned by such shareholder, but not deemed outstanding for the purpose of calculating the percentage owned by each other shareholder listed. Unless otherwise noted, all shares listed as beneficially owned by a shareholder are actually outstanding.


(3) Does not include options exercisable to purchase 213,589 shares of common stock within 60 days of September 30, 1999.



(4) Does not include options exercisable to purchase 37,904 shares of common stock within 60 days of September 30, 1999.



(5) Does not include options exercisable to purchase 30,581 shares of common stock within 60 days of September 30, 1999.



(6) Address is 1195 S.E. Powell Blvd., Portland, Oregon 97202.



(7) Does not include options exercisable to purchase 357,882 shares of common stock within 60 days of September 30, 1999.


NOTE REGARDING FORWARD LOOKING STATEMENTS

    Certain statements contained in this joint proxy statement, including statements regarding the anticipated development of the Northern Bank's business and performance of certain of its holdings, as well as the intent, belief, or current expectations of Northern Bank and the bank's management with respect to operating performance and holdings, are intended to provide a reference as to management's anticipations regarding future events. Because risk and uncertainties accompany those statements, actual results will differ from Northern Bank's expectations, and those variations may be material and adverse. Factors that could cause actual results to differ materially and adversely from those expressed or implied in those forward-looking statements include, but are not limited to, the issues discussed in "Risk Factors," above, as well as the risk factors discussed in the bank's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998, its Quarterly Report on Form 10-QSB on and for the period ended September 30, 1999, and in other filings made by the bank with the Federal Deposit Insurance Corporation ("FDIC") and the NASDAQ Stock Market.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Northern Bank of Commerce

    We have audited the accompanying balance sheets of Northern Bank of Commerce as of December 31, 1998 and 1997, and the related statements of income and comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 1998, 1997, and 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Northern Bank of Commerce as of December 31, 1998 and 1997, and the results of its operations and cash flows for the years ended December 31, 1998, 1997, and 1996, in conformity with generally accepted accounting principles.

Portland, Oregon
January 15, 1999

                           NORTHERN BANK OF COMMERCE

                                 BALANCE SHEETS

                                     ASSETS

                                                                                             DECEMBER 31,
                                                                      SEPTEMBER 30,  ----------------------------
                                                                          1999           1998           1997
                                                                      -------------  -------------  -------------
                                                                       (UNAUDITED)
Cash and due from banks.............................................  $   3,704,403  $   3,541,558  $     717,158
Federal funds sold..................................................      2,500,000      3,675,000        200,000
                                                                      -------------  -------------  -------------
  Total cash and cash equivalents...................................      6,204,403      7,216,558        917,158
Investment securities held-to-maturity..............................             --             --        795,619
Investment securities, available-for-sale...........................      4,719,886      1,108,376      1,252,145
Receivable from loan participation..................................             --      1,379,200             --
Loans, net of unearned income and allowance for loan losses.........     49,012,395     50,507,773     40,701,796
Premises, furniture, and equipment, net.............................        106,711         91,233         68,295
Accrued interest receivable and other assets........................        943,122        815,866        743,148
Organizational costs, net of amortization...........................             --         20,704         51,761
                                                                      -------------  -------------  -------------
  Total assets......................................................  $  60,986,517  $  61,139,710  $  44,529,922
                                                                      =============  =============  =============

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                                                             DECEMBER 31,
                                                                      SEPTEMBER 30,
                                                                          1999           1998           1997
                                                                      -------------  -------------  -------------
                                                                       (UNAUDITED)
LIABILITIES
  Demand deposits...................................................  $   9,849,488  $   8,918,052  $   7,697,695
  Money market and other interest-bearing accounts..................     21,557,899     21,940,355     18,427,395
  Time deposits.....................................................     24,616,831     25,364,831     14,080,767
                                                                      -------------  -------------  -------------
    Total deposits..................................................     56,024,218     56,223,238     40,205,857
  Accrued interest payable and other liabilities....................        453,596        181,606        112,544
                                                                      -------------  -------------  -------------
    Total liabilities...............................................     56,477,814     56,404,844     40,318,401
                                                                      -------------  -------------  -------------
COMMITMENTS AND CONTINGENCIES (Note 12)

SHAREHOLDERS' EQUITY
  Common stock, $1 par value, 11,500,000 shares authorized,
    1,225,597, 1,225,597, and 1,009,674 shares issued and
    outstanding at September 30, 1999, and December 31, 1998 and
    1997, respectively..............................................      1,225,597      1,225,597      1,009,674
  Surplus...........................................................      2,960,902      2,960,902      2,736,522
  Undivided profits.................................................        351,425        547,420        462,013
  Accumulated other comprehensive income, net of taxes..............        (29,221)           947          3,312
                                                                      -------------  -------------  -------------
    Total shareholders' equity......................................      4,508,703      4,734,866      4,211,521
                                                                      -------------  -------------  -------------
    Total liabilities and shareholders' equity......................  $  60,986,517  $  61,139,710  $  44,529,922
                                                                      =============  =============  =============


                            See accompanying notes.

                           NORTHERN BANK OF COMMERCE

                 STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                                                    NINE MONTHS
                                                       ENDED
                                                   SEPTEMBER 30,                 YEARS ENDED DECEMBER 31,
                                             --------------------------  ----------------------------------------
                                                 1999          1998          1998          1997          1996
                                             ------------  ------------  ------------  ------------  ------------
                                                    (UNAUDITED)
INTEREST INCOME
  Interest and fees on loans...............  $  4,297,178  $  3,570,148  $  4,852,400  $  3,736,262  $  2,991,060
  Interest on held-to-maturity investment
    securities.............................            --            --        33,612        75,602       140,085
  Interest on available-for-sale investment
    securities.............................        76,196        58,000        42,210        88,349       123,120
  Interest on federal funds sold...........       318,218       134,235       230,151        73,642        73,187
                                             ------------  ------------  ------------  ------------  ------------
    Total interest income..................     4,691,592     3,762,383     5,158,373     3,973,855     3,327,452

INTEREST EXPENSE
  Interest on deposits.....................     1,948,898     1,538,812     2,151,670     1,622,882     1,346,781
                                             ------------  ------------  ------------  ------------  ------------
    Net interest income....................     2,742,694     2,223,571     3,006,703     2,350,973     1,980,671

PROVISION FOR LOAN LOSSES..................       779,186        75,000       683,000       205,500        99,600
                                             ------------  ------------  ------------  ------------  ------------
    Net interest income after provision for
      loan losses..........................     1,963,508     2,148,571     2,323,703     2,145,473     1,881,071

NONINTEREST INCOME
  Gain on sale of loans....................            --            --        80,466       168,626            --
  Service charges and fees.................        48,109        21,628        46,070        28,758        20,052
  Gain (loss) on sale of available-for-
    sale investment securities.............            --            --         1,921         1,529          (130)
  Gain on sale of premises, furniture, and
    equipment..............................            --            --         8,432            --            --
  Other income.............................        52,457        41,427        46,714        29,988        11,674
                                             ------------  ------------  ------------  ------------  ------------
    Total noninterest income...............       100,566        63,055       183,603       228,901        31,596

NONINTEREST EXPENSES
  Salaries and related
    payroll expenses.......................       993,317       731,158     1,004,437       893,964     1,065,769
  Net occupancy............................       186,020       186,602       243,936       334,467       349,471
  Data processing..........................       215,834       160,525       237,364       169,446       150,366
  Advertising and promotional..............       105,312       133,299       190,845       134,316        94,845
  Communications...........................        78,202        51,325        74,704        53,569        46,924
  Professional fees........................            --        35,979        46,391        41,835        40,593
  Supplies.................................        46,325        55,755        76,857        33,014        34,216
  Other expenses...........................       635,059       385,234       534,943       406,152       290,821
                                             ------------  ------------  ------------  ------------  ------------
    Total noninterest expenses.............     2,260,069     1,739,877     2,409,477     2,066,763     2,073,005

INCOME (LOSS) BEFORE INCOME TAXES..........      (195,995)      471,749        97,829       307,611      (160,338)

INCOME TAX BENEFIT.........................            --       138,538        22,240       119,740       195,000
                                             ------------  ------------  ------------  ------------  ------------
NET INCOME.................................      (195,995)      333,211       120,069       427,351        34,662
                                             ------------  ------------  ------------  ------------  ------------

                                                                 NINE MONTHS
                                                                    ENDED
                                                                SEPTEMBER 30,         YEARS ENDED DECEMBER 31,
                                                            ---------------------  -------------------------------
                                                               1999       1998       1998       1997       1996
                                                            ----------  ---------  ---------  ---------  ---------
                                                                 (UNAUDITED)
OTHER COMPREHENSIVE INCOME (LOSS), net of taxes
  Unrealized (losses) gains arising during period, net
    taxes.................................................  $  (30,168) $   7,558  $  (4,286) $  (3,626) $   5,539
  Less: reclassification adjustment for gains (losses)
    included in net income................................          --      1,920      1,921      1,529       (130)
                                                            ----------  ---------  ---------  ---------  ---------
    Other comprehensive income............................     (30,168)     5,638     (2,365)    (2,097)     5,409
                                                            ----------  ---------  ---------  ---------  ---------
COMPREHENSIVE INCOME......................................  $ (226,163) $ 338,849  $ 117,704  $ 425,254  $  40,071
                                                            ==========  =========  =========  =========  =========
BASIC EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE.....  $     0.16  $    0.28  $    0.10  $    0.37  $    0.03
                                                            ==========  =========  =========  =========  =========
DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE...  $     0.16  $    0.24  $    0.09  $    0.32  $    0.03
                                                            ==========  =========  =========  =========  =========

                            See accompanying notes.

                           NORTHERN BANK OF COMMERCE
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                     ACCUMULATED
                                   COMMON STOCK                                         OTHER               TOTAL
                             ------------------------                UNDIVIDED      COMPREHENSIVE       SHAREHOLDERS'
                               SHARES       AMOUNT       SURPLUS      PROFITS           INCOME             EQUITY
                             -----------  -----------  -----------  ------------  ------------------  -----------------
BALANCE, December 31,
  1996.....................    1,000,584  $ 1,000,584  $ 2,685,618   $   34,662       $    5,409         $ 3,726,273
Stock options exercised....        9,090        9,090       50,904           --               --              59,994
Net income and other
  comprehensive income.....           --           --           --      427,351           (2,097)            425,254
                             -----------  -----------  -----------   ----------       ----------         -----------
BALANCE, December 31,
  1997.....................    1,009,674    1,009,674    2,736,522      462,013            3,312           4,211,521
11.5 for 10 stock split....      151,441      151,441     (151,441)          --               --                  --
Stock options exercised....       64,482       64,482      305,652           --               --             370,134
Income tax benefit from
  exercise of stock
  options..................           --           --       35,507           --               --              35,507
Transfer from undivided
  profits to surplus.......           --           --       34,662      (34,662)              --                  --
Net income and other
  comprehensive income.....           --           --           --      120,069           (2,365)            117,704
                             -----------  -----------  -----------   ----------       ----------         -----------
BALANCE, December 31,
  1998.....................    1,225,597    1,225,597    2,960,902      547,420              947           4,734,866
Net income and other
  comprehensive income,
  September 30, 1999,
  (unaudited)..............           --           --           --     (195,995)         (30,168)           (226,163)
                             -----------  -----------  -----------   ----------       ----------         -----------
BALANCE, September 30,
  1999.....................    1,225,597  $ 1,225,597  $ 2,960,902   $  351,425       $  (29,221)        $ 4,508,703
                             ===========  ===========  ===========   ==========       ==========         ===========

                            See accompanying notes.

                           NORTHERN BANK OF COMMERCE

                            STATEMENTS OF CASH FLOWS

                                                           NINE
                                                       MONTHS ENDED
                                                      SEPTEMBER 30,                 YEARS ENDED DECEMBER 31,
                                                 ------------------------  -------------------------------------------
                                                    1998         1997          1998           1997           1996
                                                 -----------  -----------  -------------  -------------  -------------
                                                       (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)............................  $  (195,995) $   333,211  $     120,069  $     427,351  $      34,662
  Adjustments to reconcile net income (loss) to
    net cash from operating activities:
    Depreciation and amortization..............       61,178       54,270         72,269        109,197         71,623
    (Gain) loss on sale of investment
      securities...............................           --       (1,920)        (1,921)        (1,529)           130
    Gain on sale of premises, furniture, and
      equipment................................           --           --         (8,432)            --             --
    Gain on sale of loans......................           --           --        (80,466)      (168,626)            --
    Provision for loan losses..................      779,186       75,000        683,000        205,500         99,600
    Deferred taxes.............................           --      (69,177)       (62,127)      (124,750)      (195,000)
    Proceeds from sales of loans
      held-for-sale............................           --           --      4,205,862      1,433,410             --
    Originations and purchases of loans held-
      for-sale.................................           --           --     (4,125,396)    (1,331,374)            --
    Increase (decrease) in cash due to changes
      in certain assets and liabilities:
      Receivable from loan participation.......           --           --     (1,379,200)            --             --
      Accrued interest receivable and other
        assets.................................    1,270,392       (7,402)       (10,591)        29,541       (136,197)
      Accrued interest payable and other
        liabilities............................      271,990      156,971        104,569         44,435        (10,467)
                                                 -----------  -----------  -------------  -------------  -------------
        Net cash from operating activities.....    2,186,751      540,953       (482,364)       623,155       (135,649)
                                                 -----------  -----------  -------------  -------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of held-to-maturity investment
    securities.................................           --           --             --             --       (203,666)
  Purchases of available-for-sale investment
    securities.................................   (3,659,551)  (1,106,934)    (1,111,984)      (505,138)    (4,495,486)
  Proceeds from maturities of held-to-maturity
    investment securities......................           --      600,000        800,000      1,700,000      1,500,000
  Proceeds from the sale of available-for-sale
    investment securities......................           --    1,250,938      1,250,938      2,980,938        770,000
  Net decrease (increase) in loans.............      716,192   (6,254,628)   (10,488,977)   (10,278,884)   (12,692,227)
  Payments made for purchase of premises,
    furniture, and equipment...................      (56,537)     (62,329)       (69,484)       (39,236)       (67,689)
  Proceeds from sale of premises, furniture,
    and equipment..............................           --        8,257         13,756             --             --
                                                 -----------  -----------  -------------  -------------  -------------
    Net cash from investing activities.........   (2,999,896)  (5,564,696)    (9,605,751)    (6,142,320)   (15,189,068)
                                                 -----------  -----------  -------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (decrease) increase in deposit accounts..     (199,020)  12,506,630     16,017,381      2,253,792     17,867,463
  Cash received from the exercise of stock
    options....................................           --      370,125        370,134         59,994             --
                                                 -----------  -----------  -------------  -------------  -------------
    Net cash from financing activities.........     (199,020)  12,876,755     16,387,515      2,313,786     17,867,463
                                                 -----------  -----------  -------------  -------------  -------------

                           NORTHERN BANK OF COMMERCE
                            STATEMENTS OF CASH FLOWS

                                                            NINE
                                                        MONTHS ENDED
                                                        SEPTEMBER 30,                 YEARS ENDED DECEMBER 31,
                                                 ---------------------------  -----------------------------------------
                                                     1998           1997          1998          1997           1996
                                                 -------------  ------------  ------------  -------------  ------------
                                                         (UNAUDITED)
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS..................................  $  (1,012,155) $  7,853,012  $  6,299,400  $  (3,205,379) $  2,542,746

CASH AND CASH EQUIVALENTS, beginning of
  period.......................................      7,216,558       917,158       917,158      4,122,537     1,579,791
                                                 -------------  ------------  ------------  -------------  ------------

CASH AND CASH EQUIVALENTS, end of period.......  $   6,204,403  $  8,770,170  $  7,216,558  $     917,158  $  4,122,537
                                                 =============  ============  ============  =============  ============

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
  Cash paid for interest.......................  $   1,920,792  $  1,535,599  $  2,138,123  $   1,612,498  $  1,336,079
                                                 =============  ============  ============  =============  ============

SCHEDULE OF NONCASH ACTIVITIES
  Unrealized (loss) gain on
    available-for-sale investment
    securities, net of taxes...................  $     (30,168) $      5,638  $     (2,365) $      (2,097) $      5,409
                                                 =============  ============  ============  =============  ============
Income tax benefit from exercise of stock
  options......................................  $          --  $     35,507  $     35,507  $          --  $         --
                                                 =============  ============  ============  =============  ============

                            See accompanying notes.

NOTE 1--NATURE OF OPERATIONS

    Northern Bank of Commerce (the Bank) is a state-chartered institution authorized to provide banking services in the State of Oregon. The Bank, which operates from its headquarters in Portland, Oregon, provides commercial banking services to small businesses and individuals located primarily in the Portland metropolitan area. The Bank also operates seven limited-service branches in residential retirement communities in Portland and surrounding areas. The Bank is subject to the regulations of certain federal and state agencies and will undergo periodic examinations by those regulatory authorities.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    MANAGEMENT'S ESTIMATES AND ASSUMPTIONS--In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, and commitments as of the date of the balance sheet and revenues and expenses for the periods. Actual results could differ significantly from those estimates.

    INVESTMENT SECURITIES--The Bank identifies its investment securities as either "held-to-maturity" or "available-for-sale" at the time they are acquired. Securities classified as "held-to-maturity" or "available-for-sale" conform to the following accounting policies:

    SECURITIES HELD-TO-MATURITY--Bonds, notes, and debentures for which the Bank has the intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

    SECURITIES AVAILABLE-FOR-SALE--Available-for-sale securities consist of bonds, notes, debentures, and certain equity securities not classified as held-to-maturity securities. Securities are generally classified as available-for-sale if the instrument may be sold in response to such factors as:
(1) changes in market interest rates and related changes in the security's prepayment risk, (2) needs for liquidity, (3) changes in the availability of and the yield on alternative instruments, and (4) changes in funding sources and terms. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

    Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

    LOANS, NET OF ALLOWANCE FOR LOAN LOSSES AND UNEARNED INCOME--Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses and unearned income. Interest on loans is calculated by using the simple-interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrower's ability to pay. Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's reserve for loan losses. Such agencies may require the Bank to recognize additions to the reserve based on their judgment of information available to them at the time of their examinations.

    Impaired loans are carried at the present value of expected future cash flows discounted at the loan's effective interest rate, the loans market price or the fair value of the collateral if the loan is collateral dependent. Accrual of interest is discontinued on impaired loans when management believes, after considering economic and business conditions, collection efforts, and collateral position, that the borrower's financial condition is such that collection of interest is doubtful. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

    Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment to the yield of the related loan.

    PREMISES, FURNITURE, AND EQUIPMENT--Premises, furniture, and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed principally by the straight-line method over the estimated useful lives of the assets, which range from three to five years.

    ORGANIZATIONAL COSTS--Organizational costs are comprised of costs associated with the establishment of the Bank. These costs are amortized over a 60-month period.

    INCOME TAXES--Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

    CASH AND CASH EQUIVALENTS--Cash equivalents are generally all short-term investments with a maturity of three months or less at the time of purchase. Cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one day periods.

    FACTORED RECEIVABLES--The Bank offers customers an arrangement by which the Bank purchases customer receivables, on a full recourse basis, through the Business Manager factoring program. Under the program, the Bank discounts qualified accounts receivable by 1.50% to 4.55%, submits invoices to customers, and collects, and retains cash collections on accounts. In addition, the Bank retains 10%, 25%, or 100% (dependent on the aging of the receivable) of all outstanding factored receivables in a cash reserve account to provide for potential charge-offs or other adjustments. As of December 31, 1998 and 1997, outstanding balances were $7,745,935 and $1,625,375 with cash reserve balances of $54,960 and $19,868, respectively, and are included in loans (see Note 4).

    PREMIUMS FROM SALE OF SBA GUARANTEED LOANS--From time-to-time the Bank sells the guaranteed portion of government guaranteed loans to third parties. The Bank realizes a premium from the sale of such participations, plus a negotiated annual servicing fee. The Bank recognizes the financial effects of these transactions according to Statement of Financial Accounting Standards (SFAS)
No. 125, "Accounting for Transfers and Servicing of Financial Assets."

    OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS--The Bank holds no derivative financial instruments. However, in the ordinary course of business, the Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit as well as commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

    GUARANTY FUND--State regulations required the Bank to maintain a guaranty fund to absorb the Bank's accumulated losses until operations became profitable. The guaranty fund was established at the

Bank's inception. Losses were charged to the guaranty fund through 1996 until the balance remaining of $763,308 was transferred to surplus and the guaranty fund was closed.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

    CASH AND CASH EQUIVALENTS--The carrying amounts of cash and short-term instruments approximate their fair value.

    HELD-TO-MATURITY AND AVAILABLE-FOR-SALE SECURITIES--Fair values for investment securities, excluding restricted equity securities, are based on quoted market prices. The carrying values of restricted equity securities approximate fair values.

    LOANS RECEIVABLE--For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

    DEPOSIT LIABILITIES--The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

    ACCRUED INTEREST--The carrying amounts of accrued interest approximate their fair values.

    OFF-BALANCE-SHEET INSTRUMENTS--The Bank's off-balance-sheet instruments include unfunded commitments to extend credit and standby letters of credit. The fair value of these instruments is not considered practicable to estimate because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

    ADVERTISING--Advertising costs are charged to expense during the year in which they are incurred.

    STOCK OPTIONS--Effective December 31, 1995, the Bank adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," but has determined that it will continue to measure its director and employee stock-based compensation arrangements under the provisions of Accounting Principles Board (APB) Opinion No. 25. Accordingly, no compensation cost has been recognized for its stock option plans.

    UNAUDITED INTERIM FINANCIAL DATA--The interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management all adjustments, including normal recurring accruals necessary for fair presentation of results of operations for the interim periods included herein, have been made. The results of operations for the nine months ended September 30, 1999, are not necessarily indicative of results to be anticipated for the year ending December 31, 1999.

    RECENTLY ISSUED ACCOUNTING STANDARDS--In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130 "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of financial statements. This Statement, which requires that the Bank recognize the unrealized gain or loss on available-for-sale securities as a component of comprehensive income, is effective for the year ended December 31, 1998.

    Other issued but not yet required FASB statements are not currently applicable to the Bank's operations. Management believes these pronouncements will have no material effect upon its financial position or results of operations.

    RECLASSIFICATIONS--Certain reclassifications have been made to the 1997 and 1996 financial statements to conform with current year presentations.

NOTE 3--INVESTMENT SECURITIES

    The amortized cost and estimated market values of investments in debt securities at December 31, 1998 and 1997, are as follows:

                                                            GROSS        GROSS      ESTIMATED
                                            AMORTIZED    UNREALIZED   UNREALIZED      MARKET
                                               COST         GAINS       LOSSES        VALUE
                                           ------------  -----------  -----------  ------------
DECEMBER 31, 1998
Available-for-sale investment securities:
  U.S. Treasuries and agencies...........  $  1,106,838   $   2,941    $  (1,403)  $  1,108,376
                                           ============   =========    =========   ============
DECEMBER 31, 1997
Held-to-maturity investment securities:
  U.S. agencies..........................  $    795,619   $   2,221    $  (3,000)  $    794,840
                                           ============   =========    =========   ============
Available-for-sale investment securities:
  U.S. Treasuries and agencies...........  $  1,248,833   $   3,329    $     (17)  $  1,252,145
                                           ============   =========    =========   ============

    The amortized cost and estimated market value of available-for-sale debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers could have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                   ESTIMATED
                                                                     AMORTIZED       MARKET
                                                                        COST         VALUE
                                                                    ------------  ------------
Due from one year to five years...................................  $    505,998  $    508,940
Due after five years through ten years............................       600,840       599,436
                                                                    ------------  ------------
                                                                    $  1,106,838  $  1,108,376
                                                                    ============  ============

    At December 31, 1998 and 1997, investment securities with an amortized cost of $1,106,838 and $690,832, respectively, were pledged to secure deposits of public funds.

NOTE 4--LOANS, NET OF UNEARNED INCOME AND ALLOWANCE FOR LOAN LOSSES

    The composition of loan balances is summarized as follows:

                                                                     1998           1997
                                                                 -------------  -------------
Real estate....................................................  $  17,327,927  $  16,331,315
Commercial.....................................................     25,224,964     21,286,535
Business manager...............................................      7,745,935      1,625,375
Consumer.......................................................      1,480,018      1,979,174
                                                                 -------------  -------------
                                                                    51,778,844     41,222,399
Unearned loan fee income.......................................       (168,676)      (113,208)
Allowance for loan losses......................................     (1,102,395)      (407,395)
                                                                 -------------  -------------
                                                                 $  50,507,773  $  40,701,796
                                                                 =============  =============

    The following is an analysis of the changes in the reserve for possible loan losses:

                                                             1998         1997        1996
                                                         ------------  ----------  ----------
Beginning balance......................................  $    407,395  $  230,515  $  146,700
Provision for possible loan losses.....................       683,000     205,500      99,600
Recoveries.............................................        12,000          --          --
Losses.................................................            --     (28,620)    (15,785)
                                                         ------------  ----------  ----------
Ending balance.........................................  $  1,102,395  $  407,395  $  230,515
                                                         ============  ==========  ==========

    Impaired loans having recorded balances of $455,552 on December 31, 1998, have been recognized in conformity with SFAS No. 114, as amended by SFAS
No. 118. The total allowance for loan losses related to these loans was $198,285 on December 31, 1998. No interest income was recognized for cash payments received in 1998. Had the impaired loans performed according to their original terms, additional interest income of $28,772 would have been recognized during 1998.

    There were no material impaired loans or loans on nonaccrual status at December 31, 1997.

NOTE 5--PREMISES, FURNITURE, AND EQUIPMENT

    The composition of premises, furniture, and equipment is as follows:

                                                                         1998         1997
                                                                      -----------  -----------
Leasehold improvements..............................................  $    45,477  $    33,039
Furniture and fixtures..............................................      129,228      114,428
Vehicles............................................................       56,676       53,114
Software............................................................           --       14,723
                                                                      -----------  -----------
                                                                          231,381      215,304
Accumulated depreciation and amortization...........................     (140,149)    (147,009)
                                                                      -----------  -----------
                                                                      $    91,232  $    68,295
                                                                      ===========  ===========

NOTE 6--ACCRUED INTEREST RECEIVABLE AND OTHER ASSETS

    Accrued interest and other assets consisted of the following:

                                                                           1998        1997
                                                                        ----------  ----------
Accrued interest receivable...........................................  $  330,906  $  372,254
Prepaid expenses and deposits.........................................      66,256      50,919
Net deferred tax asset................................................     381,877     319,750
Other.................................................................      36,827         225
                                                                        ----------  ----------
                                                                        $  815,866  $  743,148
                                                                        ==========  ==========

NOTE 7--TIME DEPOSITS

    Time certificates of deposit of $100,000 and over were $5,582,803 and $5,351,949 at December 31, 1998 and 1997, respectively.

    At December 31, 1998, the scheduled maturities for all time deposits is as follows:

1999...........................................................  $17,072,425
2000...........................................................   6,784,148
2001...........................................................   1,015,513
2002...........................................................     492,745
                                                                 ----------
                                                                 $25,364,831
                                                                 ==========

NOTE 8--INCOME TAXES

    As of December 31, 1998, the Bank had a net operating loss available to offset future taxable income of approximately $179,000. This carryforward will expire in various years beginning in 2010 unless utilized in earlier tax years.

    Deferred income taxes represent the tax effect of differences in timing between financial income and taxable income. The net deferred tax assets, included in other assets in the accompanying balance sheets, includes the following components:

                                                                         1998         1997
                                                                      -----------  -----------
Deferred tax assets:
  Loan loss reserve.................................................  $   419,540  $   145,749
  Net operating loss carryforward...................................       68,800      339,252
  Accumulated depreciation..........................................       17,637       19,951
  Other.............................................................        4,243        3,257
                                                                      -----------  -----------
                                                                          510,220      508,209
  Valuation allowance...............................................           --      (69,177)
                                                                      -----------  -----------
                                                                          510,220      439,032
Deferred tax liabilities:
  Accrual to cash adjustment........................................     (128,343)    (119,282)
                                                                      -----------  -----------
    Net deferred tax assets.........................................  $   381,877  $   319,750
                                                                      ===========  ===========

    The valuation allowance was provided in 1997 since it was uncertain in prior years if the Bank would be able to utilize all existing net operating loss carryforwards in future periods. However, management believes, based upon the Bank's current performance, that net deferred tax assets will be realized in the normal course of operations and, accordingly, management has not reduced net deferred tax assets by a valuation allowance.

    The income tax benefit is as follows:

                                                             1998        1997         1996
                                                          ----------  -----------  -----------
Current.................................................  $   39,887  $     5,010  $        --
Deferred................................................     (62,127)    (124,750)    (195,000)
                                                          ----------  -----------  -----------
Income tax benefit......................................  $  (22,240) $  (119,740) $  (195,000)
                                                          ==========  ===========  ===========

    Deferred income taxes represent the tax effect of differences in timing between financial income and taxable income. Deferred income taxes, according to the timing differences which caused, them, were as follows:

                                                            1998         1997         1996
                                                         -----------  -----------  -----------
Accounting loan loss provision in excess of tax
  provision............................................  $  (273,792) $   (77,671) $   (29,701)
Accounting depreciation in excess of (less than) tax
  depreciation.........................................        2,313      (10,592)      (2,033)
Net operating loss carryforward........................      201,719      (36,014)    (230,285)
Cash to accrual adjustment.............................        9,063         (473)      67,019
Other differences......................................       (1,430)          --           --
                                                         -----------  -----------  -----------
                                                         $   (62,127) $  (124,750) $  (195,000)
                                                         ===========  ===========  ===========

A reconciliation between the statutory federal income tax rate and the effective tax rate is as follows:

                                                             1998        1997         1996
                                                          ----------  -----------  -----------
Federal income taxes at statutory rate..................  $   21,512  $   104,588  $        --
State income taxes, net of federal income tax benefit...       4,261        7,735           --
Change in deferred tax valuation allowance..............     (69,177)    (225,010)    (195,000)
Other...................................................      21,164       (7,053)          --
                                                          ----------  -----------  -----------
Income tax benefit......................................  $  (22,240) $  (119,740) $  (195,000)
                                                          ==========  ===========  ===========

NOTE 9--FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and financial guarantees. Those instruments involve elements of credit and interest-rate risk similar to the amounts recognized in the balance sheets. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that a significant amount of loan commitments are drawn upon by customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include cash, accounts receivable, inventory, property, equipment, and income-producing commercial properties.

    Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds cash, marketable securities, or real estate as collateral supporting those commitments for which collateral is deemed necessary.

    The Bank has not been required to perform on any financial guarantees during 1998, 1997, or 1996 nor has it incurred any losses on its commitments during these periods. A summary of the notional amounts of the Bank's financial instruments with off-balance-sheet risk at December 31, 1998 and 1997, follows:

                                                                     1998           1997
                                                                 -------------  -------------
Commitments to extend credit...................................  $  15,979,360  $  10,060,090
Commercial and standby letters of credit.......................  $     538,272  $     129,030

NOTE 10--FAIR VALUES OF FINANCIAL INSTRUMENTS

    The following table estimates fair value and the related carrying values of the Bank's financial instruments at December 31, 1998 and 1997:

                                                                  1998                          1997
                                                      ----------------------------  ----------------------------
                                                                       ESTIMATED                     ESTIMATED
                                                        CARRYING         FAIR         CARRYING         FAIR
                                                         AMOUNT          VALUE         AMOUNT          VALUE
                                                      -------------  -------------  -------------  -------------
Financial assets:
  Cash and due from banks...........................  $   3,541,558  $   3,541,558  $     717,158  $     717,158
  Federal funds sold................................  $   3,675,000  $   3,675,000  $     200,000  $     200,000
  Investment securities held-to-maturity............  $          --  $          --  $     795,619  $     794,840
  Investment securities available-for-sale..........  $   1,108,376  $   1,108,376  $   1,252,145  $   1,252,145
  Loans, net of unearned income and allowance for
    loan losses.....................................  $  50,507,773  $  50,102,128  $  40,701,796  $  40,557,926
  Accrued interest receivable and other assets......  $     815,866  $     815,866  $     743,148  $     743,148

Financial liabilities:
  Demand deposits...................................  $   8,918,052  $   8,918,052  $   7,697,695  $   7,697,695
  Money market and other interest-bearing
    accounts........................................  $  21,940,355  $  21,940,355  $  18,427,395  $  18,427,395
  Time deposits.....................................  $  25,364,831  $  25,532,241  $  14,080,767  $  14,147,310
  Accrued interest payable and other liabilities....  $     181,606  $     181,606  $     112,544  $     112,544

    While estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Bank to have disposed of such items at December 31, 1998, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1998, should not necessarily be considered to apply at subsequent dates.

    In addition, other assets and liabilities of the Bank that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in the financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill, and similar items.

NOTE 11--CONCENTRATIONS OF CREDIT

    The Bank has made loans and commitments totaling $5,750,836 to customers located outside the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank's loan policy does not allow the extension of credit to any single borrower or group of related borrowers without approval from the Loan Committee.

NOTE 12--COMMITMENTS AND CONTINGENCIES

    COMMITMENTS--As of December 31, 1998, the Bank leased office equipment under noncancellable operating leases. The Bank also leases office space in Portland. Future minimum lease payments for all noncancellable operating leases are as follows:

Years Ending December 31,
1999..............................................................  $ 154,862
2000..............................................................     71,844
2001..............................................................     12,204
                                                                    ---------
                                                                    $ 238,910
                                                                    =========

    For the years ending December 31, 1998, 1997, and 1996, rent expense was $164,804, $239,446, and $302,488, respectively.

    LAWSUIT CONTINGENCIES--In the ordinary course of business, the Bank becomes involved in various litigation arising from normal banking activities. In the opinion of management, the ultimate disposition of these actions will not have a material adverse effect on the financial position or results of operations.

    YEAR 2000 CONTINGENCY--The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Bank's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. In addition, certain hardware components may not function properly as the Year 2000 approaches. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Management has completed a review of the Bank's computer software programs, hardware components, and other systems, and estimates that approximately $250,000 will be incurred to ensure its systems are Year 2000 compliant. These costs will be expensed as incurred.

NOTE 13--EMPLOYMENT AGREEMENTS

    The Bank has entered into employment agreements with its president and former executive vice president. These agreements, which expire on December 31, 2000, but may be terminated earlier for cause, provide for aggregate base monthly salaries of $17,360, as well as other customary benefits.

    Included in the employment agreements are provisions for payments to the executives under certain circumstances in which they become terminated or there is a change in shareholder control of the Bank. Under these provisions, the executives will each receive additional payments equal to three years' compensation if termination or change in shareholders control occurs in the first year of the agreements, two years' compensation in the second year, and one year's compensation in the final year.

NOTE 14--EMPLOYEE BENEFIT PLAN

    The Bank has established a 401(k) profit sharing plan for the benefit of all full-time employees over the age of 18 that have provided six months of service. The plan allows employees to make voluntary salary deferral contributions up to 15% of compensation subject to Internal Revenue Code Sec. 415 limitations. The Bank makes discretionary matching contributions of $.50 for each $1 of deferred salary contributed by the employee up to 6% of base compensation or commissions. All employees are vested immediately as to their own contributions and vested as follows as to the Bank's matching contribution:

YEARS OF SERVICE                                                                   PERCENTAGE
------------------------------------------------------------------------------  -----------------
Less than 2 years.............................................................              0%
2 but less than 3.............................................................             20%
3 but less than 4.............................................................             40%
4 but less than 5.............................................................             60%
5 but less than 6.............................................................             80%
More than 6 years.............................................................            100%

    This vesting schedule applies only to those employees hired after March 1, 1996. Employees hired on or before March 1, 1996, are 100% vested in the regular matching contribution account. The Bank contributed $17,903, $16,597, and $18,004 to the plan during the years ended December 31, 1998, 1997, and 1996, respectively.

NOTE 15--SHAREHOLDER'S EQUITY AND STOCK OPTION PLANS

    STOCK SPLIT--During March 1998, the Bank effected an 11.5 for 10 stock split. Share and per share data for all periods presented herein have been adjusted to give effect to the split.

    STOCK OPTION PLANS--On August 22, 1994, the Bank granted nonqualified stock options to various investment bankers associated with the Bank's retail stock offering. These stock options vested one year from the date of grant and expire August 22, 1999.

    The Bank has also granted stock options to officers and directors of the Bank. These stock options expire ten years from the date of grant. Incentive stock options (ISO's) to officers and directors under the plan vest over a three-year period. Non-qualified Stock Options (NQSO's) granted to officers and directors under the plan vest when (i) certain performance criteria have been met, (ii) immediately at the date of grant, or (iii) after three years from the date of grant.

    During the year ended December 31, 1997, the Bank amended the stock option plan to include an additional 345,000 options. Stock options granted in 1997 were granted at an exercise price equal to 120% of the closing price of the Bank's common stock at September 26, 1997, or $8.35 per share. Therefore, consistent with the provision of SFAS No. 123, no compensation expense was recorded.

    Subsequent to December 31, 1998, the Bank granted an additional 79,270 stock options to employees at an exercise price of $5.875 per share.

    The following summarizes the options outstanding as of December 31, 1998, after the effect of the current year's stock split:

                                                                                            OFFICERS AND
                                                              INVESTMENT BANKERS             DIRECTORS
                                                           -------------------------  ------------------------
                                                                         WEIGHTED                  WEIGHTED
                                                                          AVERAGE                   AVERAGE
                                                                         EXERCISE                  EXERCISE       COMBINED
                                                             SHARES        PRICE       SHARES        PRICE         PLANS
                                                           ----------  -------------  ---------  -------------  ------------
Options under grant,
  December 31, 1995 and 1996.............................     105,317    $    5.74      523,033    $    5.74        628,350
                                                           ==========                 =========                  ==========
Options exercisable, December 31, 1996...................     105,317    $    5.74       92,536    $    5.74        197,853
                                                           ==========                 =========                  ==========
Options granted in 1997..................................          --    $      --      115,000    $    8.35        115,000
Options exercised in 1997................................     (10,453)   $    5.74           --    $      --        (10,453)
                                                           ==========                 =========                  ==========
Options under grant, December 31, 1997...................      94,864    $    5.74      638,033    $    6.21        732,897
                                                           ==========                 =========                  ==========
Options exercisable, December 31, 1997...................      94,864    $    5.74      314,181    $    6.70        409,045
                                                           ==========                 =========                  ==========
Options exercised in 1998................................     (22,300)   $    5.74      (42,182)   $    5.74        (64,482)
                                                           ==========                 =========                  ==========
Options under grant, December 31, 1998...................      72,564    $    5.74      595,851    $    6.24        668,415
                                                           ==========                 =========                  ==========
Options exercisable, December 31, 1998...................      72,564    $    5.74      350,199    $    6.60        422,763
                                                           ==========                 =========                  ==========

    At December 31, 1998, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $5.74-$8.35 and
7.20 years, respectively.

NOTE 16--EARNINGS PER COMMON AND COMMON EQUIVALENT SHARES

In 1997, the FASB issued SFAS No. 128, "Earnings Per Share" which is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 replaced standards for computing and presenting earnings per share and requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the year. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of options under the Bank's stock option plans. Comparative earnings per share data for the years ended December 31, 1998, 1997, and 1996, have been restated to conform with the current year presentation. The following table illustrates the computations of basic and diluted earnings per share for the years ended December 31, 1998, 1997, and 1996:

                                                                              INCOME        SHARES       PER SHARE
                                  1998                                     (NUMERATOR)   (DENOMINATOR)    AMOUNT
-------------------------------------------------------------------------  ------------  -------------  -----------
Basic earnings per share
  Income available to common shareholders................................   $  120,069      1,194,517    $    0.10
                                                                                                         =========
Effect of dilutive securities
  Outstanding common stock options.......................................           --        131,000
                                                                            ----------    -----------
Diluted earnings per share
  Income available to common shareholders plus assumed conversions.......   $  120,069      1,325,517    $    0.09
                                                                            ==========    ===========    =========
                                  1997
-------------------------------------------------------------------------
Basic earnings per share
  Income available to common shareholders................................   $  427,351      1,152,820    $    0.37
                                                                                                         =========
Effect of dilutive securities
  Outstanding common stock options.......................................           --        200,593
                                                                            ----------    -----------
Diluted earnings per share
  Income available to common shareholders plus assumed conversions.......   $  427,351      1,353,413    $    0.32
                                                                            ==========    ===========    =========

                                 1996
-----------------------------------------------------------------------
Basic earnings per share
  Income available to common shareholders..............................   $   34,662      1,150,672     $    0.03
                                                                                                        =========
Effect of dilutive securities
  Outstanding common stock options.....................................           --             --
                                                                          ----------    -----------
Diluted earnings per share
  Income available to common shareholders plus assumed conversions.....   $   34,662      1,150,672     $    0.03
                                                                          ==========    ===========     =========

    Options to purchase 628,350 shares of common stock at $5.74 per share were outstanding during 1997 and 1996 but were not included in the computation of diluted earnings per share because the option's exercise price was greater than the average market price of the common shares.

NOTE 17--REGULATORY MATTERS

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly additional discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

    As of December 31, 1998 and 1997, the most recent notification from the State of Oregon and the Federal Deposit Insurance Corporation categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

                                                                                                    TO BE WELL
                                                                                                CAPITALIZED UNDER
                                                                          FOR CAPITAL           PROMPT CORRECTIVE
                                                    ACTUAL             ADEQUACY PURPOSES        ACTION PROVISIONS
                                            ----------------------  ------------------------  ----------------------
                                              AMOUNT       RATIO      AMOUNT        RATIO       AMOUNT       RATIO
                                            -----------  ---------  -----------  -----------  -----------  ---------
AS OF DECEMBER 31, 1998:
Total capital to risk-weighted assets.....  $ 5,367,000        9.6% $ 4,472,500        >8.0%  $ 5,590,600      >10.0%
Tier 1 capital to risk-weighted assets....  $ 4,663,000       8.34% $ 2,236,400        >4.0%  $ 3,354,600       >6.0%
Tier 1 capital to average assets..........  $ 4,663,000       7.57% $ 2,464,000        >4.0%  $ 3,080,000       >5.0%
AS OF DECEMBER 31, 1997:
Total capital to risk-weighted assets.....  $ 4,483,000      11.26% $ 3,185,000        >8.0%  $ 3,981,300      >10.0%
Tier 1 capital to risk-weighted assets....  $ 4,076,000      10.23% $ 1,594,000        >4.0%  $ 2,390,600       >6.0%
Tier 1 capital to average assets..........  $ 4,076,000       8.95% $ 1,821,000        >4.0%  $ 2,277,000       >5.0%

                                   APPENDIX C

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG
                            COWLITZ BANCORPORATION,
                                  COWLITZ BANK
                                      AND
                           NORTHERN BANK OF COMMERCE

                         DATED AS OF SEPTEMBER 14, 1999

1. DEFINITIONS..............................................     C-1
      1.1 Defined Terms.....................................     C-1
      1.2 Other Definitional Provisions.....................     C-3

2. THE MERGER...............................................     C-3
      2.1 The Merger........................................     C-3
      2.2 Effective Time....................................     C-3
      2.3 Effects of the Merger.............................     C-3
      2.4 Closing of the Merger.............................     C-3
      2.5 Conversion of Northern Common Stock...............     C-4
      2.6 Merger Consideration..............................     C-5
      2.7 Cowlitz Stock; Cowlitz Bank Stock.................     C-7
      2.8 Options...........................................     C-7
      2.9 Charter...........................................     C-7
      2.10 Bylaws...........................................     C-7
      2.11 Board of Directors...............................     C-7
      2.12 Officers.........................................     C-7
      2.13 Offices..........................................     C-7
      2.14 Stock Option Agreement...........................     C-7
      2.15 Tax Consequences.................................     C-8

3. EXCHANGE OF SHARES.......................................     C-8
      3.1 Cowlitz to Make Shares Available..................     C-8
      3.2 Exchange of Certificates..........................     C-8

4. REPRESENTATIONS AND WARRANTIES OF NORTHERN...............    C-12
      4.1 Corporate Organization............................    C-12
      4.2 Capitalization....................................    C-12
      4.3 Authority; No Violation...........................    C-13
      4.4 Consents and Approvals............................    C-13
      4.5 Reports...........................................    C-14
      4.6 Financial Statements..............................    C-14
      4.7 Broker's Fees.....................................    C-15
      4.8 Absence of Certain Changes or Events..............    C-15
      4.9 Legal Proceedings.................................    C-15
      4.10 Taxes............................................    C-15
      4.11 Employees; Employee Benefit Plans................    C-16
      4.12 FDIC Reports.....................................    C-18
      4.13 Compliance with Applicable Law...................    C-18
      4.14 Certain Contracts................................    C-18
      4.15 Agreements with Regulatory Agencies..............    C-19
      4.16 Undisclosed Liabilities..........................    C-19
      4.17 Anti-takeover Provisions.........................    C-19
      4.18 Northern Information.............................    C-19
      4.19 Title to Property................................    C-19
      4.20 Insurance........................................    C-20
      4.21 Environmental Liability..........................    C-20
      4.22 Opinion of Financial Advisor.....................    C-21
      4.23 Patents, Trademarks, Etc.........................    C-21
      4.24 Loan Matters.....................................    C-21
      4.25 Powers of Attorney...............................    C-22
      4.26 Benefit Plans Invested in Common Stock...........    C-22
      4.27 Community Reinvestment Act Compliance............    C-22

      4.28 Year 2000 Compliance.............................    C-22
      4.29 Labor Matters....................................    C-22

5. REPRESENTATIONS AND WARRANTIES OF COWLITZ................    C-23
      5.1 Corporate Organization............................    C-23
      5.2 Capitalization....................................    C-23
      5.3 Authority; No Violation...........................    C-24
      5.4 Consents and Approvals............................    C-25
      5.5 Reports...........................................    C-25
      5.6 Financial Statements..............................    C-25
      5.7 Broker's Fees.....................................    C-26
      5.8 Absence of Certain Changes or Events..............    C-26
      5.9 Legal Proceedings.................................    C-26
      5.10 SEC Reports......................................    C-26
      5.11 Compliance with Applicable Law...................    C-26
      5.12 Agreements with Regulatory Agencies..............    C-27
      5.13 Cowlitz Information..............................    C-27
      5.14 Year 2000 Compliance.............................    C-27
      5.15 Opinion of Financial Advisor.....................    C-27

6. COVENANTS RELATING TO CONDUCT OF BUSINESS................    C-27
      6.1 Conduct of Businesses Prior to the Effective
       Time.................................................    C-27
      6.2 Northern Forbearances.............................    C-28
      6.3 No Fundamental Cowlitz Changes....................    C-30

7. ADDITIONAL AGREEMENTS....................................    C-31
      7.1 Regulatory Matters................................    C-31
      7.2 Access to Information.............................    C-31
      7.3 Stockholder Approval..............................    C-32
      7.4 Legal Conditions to Merger........................    C-32
      7.5 Affiliates........................................    C-32
      7.6 Stock Listing.....................................    C-33
      7.7 Employees; Employee Benefit Plans.................    C-33
      7.8 Indemnification; Directors' and Officers'
       Insurance............................................    C-33
      7.9 Additional Agreements.............................    C-33
      7.10 Advice of Changes................................    C-34
      7.11 Subsequent Interim and Annual Financial
       Statements...........................................    C-34
      7.12 Disclosure Supplements...........................    C-34

8. CONDITIONS PRECEDENT.....................................    C-35
      8.1 Conditions to Each Party's Obligation to Effect
       the Merger...........................................    C-35
      8.2 Conditions to Obligations of Cowlitz..............    C-35
      8.3 Conditions to Obligations of Northern.............    C-37

9. TERMINATION AND AMENDMENT................................    C-37
      9.1 Termination.......................................    C-37
      9.2 Effect of Termination.............................    C-39
      9.3 Amendment.........................................    C-40
      9.4 Extension; Waiver.................................    C-40

10. GENERAL PROVISIONS......................................    C-40
      10.1 Nonsurvival of Representations, Warranties and
       Agreements...........................................    C-40
      10.2 Expenses.........................................    C-40
      10.3 Notices..........................................    C-40
      10.4 Interpretation...................................    C-41
      10.5 Counterparts.....................................    C-42
      10.6 Entire Agreement.................................    C-42
      10.7 Governing Law....................................    C-42
      10.8 Severability.....................................    C-42
      10.9 Publicity........................................    C-42
      10.10 Assignment; Third Party Beneficiaries...........    C-42

EXHIBITS
      Exhibit 2.14--Stock Option Agreement
      Exhibit 3.2--Escrow Agreement

ANNEXES
      Annex 2.6(d)--Loan Classifications
      Annex 2.7--Surviving Bank's Capital
      Annex 2.11--Surviving Bank's Directors
      Annex 2.12--Surviving Bank's Officers
      Annex 2.13--Surviving Bank's Offices
      Annex 8.2(e)--Employment Agreement under
       Section 8.2(e)
      Annex 8.2(f)--Noncompetition and Option Agreements under Section 8.2(f)

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER, dated as of September 14, 1999 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), is entered into by and among COWLITZ BANCORPORATION, a Washington corporation ("Cowlitz"), COWLITZ BANK, a corporation chartered under the banking laws of the State of Washington ("Cowlitz Bank"), and NORTHERN BANK OF COMMERCE, a corporation chartered under the banking laws of the State of Oregon ("Northern").

    The respective Boards of Directors of each of Cowlitz, Cowlitz Bank and Northern have determined that it is in the best interests of their respective companies and the stockholders to consummate the business combination transaction provided for herein and have approved and adopted this Agreement. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated, if it so qualifies, as a "reorganization" and that this Agreement be treated as a "plan of reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    Therefore, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.  DEFINITIONS

    1.1 DEFINED TERMS. The following terms shall have the meanings defined for such terms in the Sections set forth below:

TERM                                                           SECTION
----                                                          ---------
Agreement...................................................  Preamble
Aggregate Cash Consideration................................  3.1
Articles of Merger..........................................  2.2
Base Value..................................................  2.6(e)
BIF.........................................................  4.1
Business Day................................................  2.4
Cash Consideration..........................................  2.6(a)
Capitalization Adjustment Fraction..........................  2.6(b)
Change of Control...........................................  9.1(h)
Closing.....................................................  2.4
Closing Date................................................  2.4
Closing Escrow Amount.......................................  3.2(b)
Code........................................................  Preamble
Committee...................................................  3.2(b)
Common Certificates.........................................  2.5(b)
Confidentiality Agreement...................................  7.2(b)
Cowlitz.....................................................  Preamble
Cowlitz Bank................................................  Preamble
Cowlitz Common Stock........................................  2.5(c)
Cowlitz Disclosure Schedule.................................  5.2
Cowlitz Bank Members........................................  3.2(b)
Cowlitz Preferred Stock.....................................  5.2
Cowlitz Reports.............................................  5.10
Cowlitz Y2K Plan............................................  5.14
CRA.........................................................  4.27
Dissenting Shares...........................................  2.5(d)
DPC Shares..................................................  2.5(c)

TERM                                                           SECTION
----                                                          ---------
Effective Date..............................................  2.2
Effective Time..............................................  2.2
Environmental Laws..........................................  4.21
Equity Adjustment Amount....................................  2.6(b)
ERISA.......................................................  4.11(a)
ERISA Affiliate.............................................  4.11(a)
Escrow......................................................  3.2(b)
Escrow Agent................................................  3.2(b)
Escrow Agreement............................................  3.2(b)
Escrow Expiration Date......................................  3.2(b)
Escrowed Funds..............................................  3.2(b)
Exchange Act................................................  4.6
Exchange Agent..............................................  3.1
FDIC........................................................  4.1
GAAP........................................................  2.6(d)
Governmental Entity.........................................  4.4
Identified Loans............................................  2.6(a)
Injunction..................................................  8.1(e)
Liens.......................................................  4.3(b)
Loan Adjustment Factor......................................  3.2(b)
Loan File...................................................  4.24(d)
Loans.......................................................  4.24(a)
Material Adverse Effect (Northern)..........................  4.1
Material Adverse Effect (Cowlitz)...........................  5.1(a)
Merger......................................................  2.1
Merger Consideration........................................  2.6(a)
Nasdaq......................................................  4.4
Northern....................................................  Preamble
Northern Automated Systems..................................  4.28
Northern Common Stock.......................................  2.5(a)
Northern Contract...........................................  4.14(a)
Northern Disclosure Schedule................................  4.2(a)
Northern Members............................................  3.2(b)
Northern Reports............................................  4.12
Northern Stock Option Plan..................................  2.8
Northern Y2K Plan...........................................  4.28
Orders......................................................  6.2(o)
Oregon Articles of Merger...................................  2.2
Oregon Director.............................................  2.2
PBGC........................................................  4.11(c)
Plans.......................................................  4.11(a)
Proxy Statement/Prospectus..................................  4.4
Regulatory Agreement........................................  4.15
Reimbursable Losses.........................................  3.2(b)
REO.........................................................  4.19(a)
Representatives.............................................  6.2(f)
Requisite Regulatory Approvals..............................  8.1(c)
S-4.........................................................  4.4
SEC.........................................................  4.4
Securities Act..............................................  4.12

TERM                                                           SECTION
----                                                          ---------
Stock Consideration.........................................  2.6(a)
Stock Exchange Fund.........................................  3.1
Stock Option Agreement......................................  2.12
Subsidiary..................................................  2.5(a)
Superior Proposal...........................................  9.1(h)
Surviving Bank..............................................  2.1
Takeover Proposal...........................................  6.2(f)
Tax Returns.................................................  4.10(c)
Taxes.......................................................  4.10(b)
Threshold Amount............................................  3.2(d)
Title 30....................................................  2.1
Title 53....................................................  2.1
Total Stockholders' Equity..................................  2.6(b)
Trust Account Shares........................................  2.5(c)
Washington Articles of Merger...............................  2.2
Washington Director.........................................  2.2
Washington Secretary........................................  2.2
Year 2000 Problem...........................................  4.28

    1.2 OTHER DEFINITIONAL PROVISIONS. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.  THE MERGER

    2.1 THE MERGER. Subject to the terms and conditions of this Agreement, in accordance with Title 30 of the Revised Code of Washington ("TITLE 30") and Title 53 of the Oregon Revised Statutes ("TITLE 53") at the Effective Time (as defined in Section 2.2 hereof), Northern shall merge (the "MERGER") with and into Cowlitz Bank. Cowlitz Bank shall be the surviving bank (hereinafter sometimes called the "SURVIVING BANK") in the Merger, and shall continue its corporate existence under the laws of the State of Washington. The name of the Surviving Bank shall be Cowlitz Bank. Upon consummation of the Merger, the separate corporate existence of Northern shall terminate.

    2.2 EFFECTIVE TIME. The Merger shall become effective as set forth in the articles of merger (the "WASHINGTON ARTICLES OF MERGER") which shall be filed with the Director of Financial Institutions of the State of Washington (the "WASHINGTON DIRECTOR") and the Secretary of State of the State of Washington (the "WASHINGTON SECRETARY") and in the articles of merger (the "OREGON ARTICLES OF MERGER") which shall be filed with the Director of the Department of Consumer and Business Services of the State of Oregon (the "OREGON DIRECTOR"), on the Closing Date (as defined in Section 2.4(b) hereof). The term "EFFECTIVE TIME" shall mean the date (the "EFFECTIVE DATE") and time when the Merger becomes effective, as set forth in the Articles of Merger. The term "Articles of Merger" shall mean the "WASHINGTON ARTICLES OF MERGER" and the "OREGON ARTICLES OF MERGER". The filed Articles of Merger shall include this Agreement.

    2.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Chapter 49 of Title 30 and Chapter 711 of Title 53.

    2.4 CLOSING OF THE MERGER. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "CLOSING") will take place at 10:00 a.m. Pacific time, on a date to be specified by the parties, which shall be the first Business Day following the later of (i) the date which is at least five Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Section 8 hereof, other than conditions which by their terms are to be satisfied at Closing or (ii) in the case that holders of more than 5% of the outstanding shares of Northern

Common Stock have sent or delivered a notice of dissent or voted against the Merger, 35 days following the meeting of the Northern Stockholders to be held pursuant to Section 7.3, or such other date or time as the parties may mutually agree (the "CLOSING DATE"). For purposes of this Agreement, a "BUSINESS DAY" shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Washington Director, the Washington Secretary or the Oregon Director is closed.

    2.5 CONVERSION OF NORTHERN COMMON STOCK. At the Effective Time, without any action on the part of Cowlitz, Cowlitz Bank, Northern or the holder of any of the shares of common stock of Northern, the Merger shall be effected in accordance with the following terms:

        (a) Subject to Section 2.5(d), each share of the common stock, par value $1.00 per share, of Northern (the "Northern Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Northern Common Stock held (x) in Northern's treasury or (y) directly or indirectly by Cowlitz or any of its Subsidiaries (as defined below) (except for Trust Account Shares and DPC Shares, as such terms are defined below)), shall be converted into the right to receive the Merger Consideration as provided below, without interest thereon. For purposes of this Agreement, "Subsidiary" means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity controlled by such person directly or indirectly through one or more intermediaries.

        (b) All of the shares of Northern Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2 shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "COMMON CERTIFICATE") previously representing any such shares shall thereafter represent solely the right to receive the Merger Consideration. Common Certificates previously representing shares of Northern Common Stock shall be exchanged for the Merger Consideration upon the surrender of such Common Certificates in accordance with Section 3.2 hereof, without any interest thereon.

        (c) At the Effective Time, all shares of Northern Common Stock that are owned by Northern as treasury stock and all shares of Northern Common Stock that are owned directly or indirectly by Cowlitz, Northern or a Subsidiary of Cowlitz (other than shares of Northern Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary or nominee capacity that are beneficially owned by third parties (any such shares, and shares of common stock, no par value per share, of Cowlitz ("COWLITZ COMMON STOCK") which are similarly held, whether held directly or indirectly by Cowlitz, Northern or a Subsidiary of Cowlitz, as the case may be, being referred to herein as "TRUST ACCOUNT SHARES") and other than any shares of Northern Common Stock held by Cowlitz, Northern or any a Subsidiary of Cowlitz in respect of a debt previously contracted (any such shares of Northern Common Stock, and shares of Cowlitz Common Stock which are similarly held, whether held directly or indirectly by Cowlitz, Northern or any a Subsidiary of Cowlitz, being referred to herein as "DPC SHARES")) shall be canceled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

        (d) Notwithstanding anything in this Agreement to the contrary, shares of Northern Common Stock issued and outstanding immediately prior to the Effective Time held by holders (if any) who have voted against the Merger or sent or delivered notices of dissent and who are eligible to and who have demanded appraisal rights with respect thereto in accordance with Sections 711.175-.185 of Title 53 and, as of the Effective Time, shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under Sections 711.175-.185 of Title 53 (the "DISSENTING SHARES") shall not be converted into the right to receive the Merger Consideration as described in Section 2.5(a), but holders of such shares shall instead be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Sections 711.175-.185 of Title 53, except that any Dissenting Shares held by a holder which shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal and payment under Sections 711.175-.185 of Title 53 shall thereupon be deemed to have been converted into the right to receive the Merger Consideration as described in Section 2.5(a), without interest thereon. Northern shall give Cowlitz (i) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands, and any other instruments served pursuant to Sections 711.175-.185 of Title 53 received by Northern relating to stockholders' rights of appraisal and
    (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Sections 711.175-.185 of Title 53. Northern shall not, except with the prior written consent of Cowlitz, voluntarily make any payment with respect to any demands for appraisals of capital stock of Northern, offer to settle or settle any such demands or approve any withdrawal of any such demands.

    2.6  MERGER CONSIDERATION.

        (a) For purposes of this Agreement and subject to the provisions hereof, the "MERGER CONSIDERATION" shall be $7.05 per share of Northern Common Stock and shall consist of two components: the Stock Consideration and the Cash Consideration. The "STOCK CONSIDERATION" shall be $5.42 per share of Northern Common Stock and shall consist of Cowlitz Common Stock valued at $6.563. The "CASH CONSIDERATION" shall be $1.63 per share of Northern Common Stock, but shall be subject to certain loss indemnification provisions described in Section 3.2(b). In addition, the Merger Consideration, the Stock Consideration and the Cash Consideration are subject to possible adjustment at the Effective Time pursuant to this Section 2.6.

        (b) If the Base Value of Northern, as calculated in accordance with
    Section 2.6(e) is less than $4,707,139 but at least $1,150,000, then the Merger Consideration and Stock Consideration shall be adjusted as of the Effective Time as follows:

           (i) the Merger Consideration shall be reduced by an amount (the "Equity Adjustment Amount") equal to the product of (A) 1.75 and (B) a fraction the numerator of which is the difference between $4,707,139 and the Base Value and the denominator of which is the number of issued and outstanding shares of Northern Common Stock as of the date of this Agreement; and

           (ii) the Stock Consideration shall be reduced by the Equity Adjustment Amount.

    In such event, there shall be no adjustment made to the Cash Consideration.

        (c) If the total number of issued and outstanding shares of Northern Common Stock as of the Effective Time is greater than the total number of issued and outstanding shares of Northern Common Stock as of the date of this Agreement, then the Merger Consideration, Stock Consideration and Cash Consideration (after making any adjustments required under (b) above, if applicable) shall be adjusted as of the Effective Time as follows:

           (i) the Merger Consideration shall be the amount per share equal to the amount calculated pursuant to 2.6(a) and (b) multiplied by a fraction (the "CAPITALIZATION ADJUSTMENT FRACTION"), the numerator of which is equal to the total number of issued and outstanding shares of Northern Common Stock as of the date of this Agreement and the denominator of which is equal to the total number of issued and outstanding shares of Northern Common Stock as of the Effective Time;

           (ii) the Stock Consideration shall be the amount per share equal to the amount calculated pursuant to 2.6(a) and (b) multiplied by the Capitalization Adjustment Fraction; and

           (iii) the Cash Consideration shall be the amount per share equal to $1.63 per share multiplied by the Capitalization Adjustment Fraction.

        (d) No later than the date which Cowlitz, Cowlitz Bank and Northern in good faith estimate to be forty-five (45) days prior to the Effective Time. Cowlitz and Cowlitz Bank shall, at their expense, engage a Loan Examiner to identify in writing the loans of Northern which in such Loan Examiner's good-faith judgment should under standard commercial banking practice be classified as Special Mention, Substandard, Doubtful or Loss (each as defined on Annex 2.6(d) hereto). The identification and classification of such loans (the "Identified Loans") shall be delivered by such Loan Examiner to Cowlitz, Cowlitz Bank and Northern no later than fifteen (15) business days after his engagement. If Northern does not deliver written notice to Cowlitz of Northern's objection to such identification and classification of Identified Loans within three (3) business days after receipt thereof, then such identification and classification shall be deemed final and binding on the parties. If Northern timely delivers written notice of its objection, then Northern, Cowlitz and Cowlitz Bank shall negotiate in good faith for up to three (3) business days thereafter to resolve such dispute. If such dispute remains unresolved after such period, Northern, Cowlitz and Cowlitz Bank shall promptly agree on another Loan Examiner to resolve such dispute. The decision of such other Loan Examiner shall be final and binding on the parties. The loans established as classified loans pursuant to this
    Section 2.6(d) are sometimes herein referred to as the "Identified Loans." As used herein, Loan Examiner shall mean Fred Singer or any loan examiner, loan reviewer or loan auditor (other than a current employee, officer or director of Cowlitz, Cowlitz Bank or Northern) with at least ten (10) years experience in commercial lending, banking and/or bank examining, including at least two (2) years as a loan examiner, loan reviewer or loan auditor. Northern agrees to provide access for the Loan Examiners as provided in
    Section 7.2(a) hereof. To the extent permitted by United States generally accepted accounting principles ("GAAP"), Northern agrees that it will have provided on its books prior to the Effective Time a reserve for each Identified Loan at least equal to (A) 5% of the principal amount of each Identified Loan classified as Special Mention, (B) 15% of the principal amount of each Identified Loan classified as Substandard, (C) 50% of the principal amount of each Identified Loan classified as Doubtful and
    (D) 100% of each Identified Loan classified as Loss, as well as a general reserve equal to 1 1/2% of the aggregate principal amounts of all outstanding loans (including without limitation all Identified Loans). Nothing in the immediately preceding sentence shall be deemed to preclude Northern from establishing, to the extent permitted by GAAP, reserves allocated to specific loans in amounts greater than set forth in such preceding sentence.

        (e) As used in this Agreement, "Base Value" shall mean difference between (i) total stockholders' equity of Northern immediately prior to the Effective Time as calculated in accordance with GAAP applied on a consistent basis and (ii) an amount equal to the after-tax reduction in such equity that would be necessary to reflect additional losses or reserves (to the extent not taken by Northern prior to the Effective Time) so that, for each Identified Loan, Northern would have a reserve at the Effective Time equal to (A) 5% of the principal amount of each Identified Loan classified as Special Mention, (B) 15% of the principal amount of each Identified Loan classified as Substandard, (C) 50% of the principal amount of each Identified Loan classified as Doubtful and (D) 100% of the principal amount of each Identified Loan classified as Loss, as well as a general reserve of 1 1/2% equal to the aggregate principal amounts of all outstanding loans (including without limitation all Identified Loans).

        (f) If prior to the Effective Time the outstanding shares of Northern Common Stock shall, with the prior written consent of Cowlitz required by
    Section 6.2, have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in Northern Common Stock's capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

    2.7 COWLITZ STOCK; COWLITZ BANK STOCK. At and after the Effective Time, each share of Cowlitz Common Stock and each share of any preferred stock of Cowlitz issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock or preferred stock, as the case may be, of Cowlitz and shall not be affected by the Merger. Each of the issued and outstanding shares of common stock of Cowlitz Bank immediately prior to the Effective Time shall remain issued and outstanding after the Merger as shares of the Surviving Bank, which shall thereafter constitute all of the issued and outstanding shares of common stock of the Surviving Bank. No capital stock of Cowlitz Bank will be issued or used in the Merger. The amount of capital of the Surviving Bank, the number of shares of the Surviving Bank's capital stock and the par value thereof are set forth on Annex 2.7.

    2.8 OPTIONS. The parties acknowledge and agree that Section 7.1.1 of the Northern 1994 Stock Option Plan (the "NORTHERN STOCK OPTION PLAN") governs with respect to the effect of the Merger on each option granted thereunder by Northern to purchase shares of Northern Common Stock. In accordance with the Northern Stock Option Plan, holders of such options shall have the right immediately prior to the Effective Time to exercise such option to the extent the vesting requirements set forth in the option agreement with respect to such option have been satisfied. At the Effective Time, each option (vested or unvested) granted by Northern to purchase shares of Northern Common Stock, whether under the Northern Stock Option Plan or otherwise, which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Northern Common Stock, shall automatically terminate and no Merger Consideration or any other consideration shall be delivered in exchange therefor.

    2.9 CHARTER. At the Effective Time, the Charter of Cowlitz Bank, as in effect at the Effective Time, shall be the Charter of the Surviving Bank, until thereafter amended in accordance with applicable law.

    2.10 BYLAWS. At the Effective Time, the Bylaws of Cowlitz Bank, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

    2.11 BOARD OF DIRECTORS. At the Effective Time, Cowlitz and Cowlitz Bank shall take all action necessary to appoint William Spicer to the Surviving Bank's Board of Directors. Except for such appointment, the directors of Cowlitz Bank immediately prior to the Effective Time shall continue to be the directors of the Surviving Bank, each to hold office in accordance with the Charter and Bylaws of the Surviving Bank, until their respective successors are duly elected or appointed (as the case may be) and qualified. The names and addresses of the directors of Cowlitz Bank, as well as the address of Mr. Spicer, are set forth on Annex 2.11

    2.12 OFFICERS. The officers of Cowlitz Bank immediately prior to the Effective Time shall continue to be officers of the Surviving Bank, each to hold office in accordance with the Charter and Bylaws of the Surviving Bank and the terms of their appointment by the Board of Directors. The names and addresses of the senior officers of Cowlitz Bank are set forth on Annex 2.12.

    2.13 OFFICES. The name and location of each office of Cowlitz Bank and Northern are set forth on Annex 2.13. These will become offices of the Surviving Bank at the Effective Time. The principal office of Cowlitz Bank will be the principal office of the Surviving Bank.

    2.14 STOCK OPTION AGREEMENT. As an inducement to Cowlitz to continue to pursue the transactions contemplated by this Agreement, Northern will grant to Cowlitz an option pursuant to the Stock Option Agreement, substantially in the form of Exhibit 2.14 hereto (the "STOCK OPTION AGREEMENT")

    2.15 TAX CONSEQUENCES. It is intended that, to the extent they so qualify, the Merger shall constitute a reorganization within the meaning of
Section 368(a) of the Code and this Agreement shall constitute a "plan of reorganization" as that term is used in Section 354 of the Code.

3.  EXCHANGE OF SHARES

    3.1 COWLITZ TO MAKE SHARES AVAILABLE. At or prior to the Effective Time, Cowlitz shall deposit, or shall cause to be deposited, with a bank or trust company of recognized standing, or Cowlitz's transfer agent (the "EXCHANGE AGENT"), for the benefit of the holders of Common Certificates, for exchange in accordance with this Section 3, (i) certificates representing the shares of Cowlitz Common Stock and an estimated amount of cash that may be payable in lieu of any fractional shares (such cash, and certificates for shares of Cowlitz Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "STOCK EXCHANGE FUND") to be issued pursuant to Section 2.5 and paid pursuant to Section 3.2(a) in exchange for outstanding shares of Northern Common Stock and (ii) cash in an amount (the "AGGREGATE CASH CONSIDERATION") equal to the product of the Cash Consideration and the number of shares of Northern Common Stock outstanding at the Effective Time to be paid pursuant to and in the manner set forth in Section 3.2(b) in exchange for outstanding shares of Northern Common Stock.

    3.2  EXCHANGE OF CERTIFICATES.

        (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Common Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Common Certificates shall pass, only upon delivery of the Common Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Common Certificates in exchange for the Merger Consideration, into which the shares of Northern Common Stock represented by such Common Certificate or Certificates shall have been converted pursuant to this Agreement. Subject to Section 2.5(d), upon proper surrender of a Common Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Common Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Cowlitz Common Stock to which such holder of Northern Common Stock shall have become entitled pursuant to the provisions of Section 2 hereof, and (ii) a check representing the amount of cash payable in lieu of fractional shares of Cowlitz Common Stock, if any, which such holder has the right to receive in respect of the Common Certificate surrendered pursuant to the provisions of this Section 3, and the Common Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

        (b) ESCROW.

           (i) In order to ensure that Cowlitz Bank shall be properly reimbursed for certain losses, the Exchange Agent shall, promptly upon receipt of the Aggregate Cash Consideration, deliver an amount (the "ESCROWED FUNDS") equal to the product of (A) the Cash Consideration and (B) the total number of issued and outstanding shares of Northern Common Stock as of the Effective Time (excluding all Dissenting Shares), to an escrow agent (the "ESCROW AGENT") to be held in escrow (the "ESCROW") pursuant to an escrow agreement in substantially the form attached hereto as
       Exhibit 3.2, with such changes as may be reasonably requested by the Escrow Agent and subject to the addition of Schedule 2 to the Escrow Agreement in accordance with this Section 3.2(b) (the "ESCROW AGREEMENT"). The Escrow Agent shall be a bank, trust company or other entity mutually agreed upon by Cowlitz and Northern.

           (ii) A committee (the "COMMITTEE") shall be appointed by Northern and Cowlitz Bank to deliver instructions to the Escrow Agent with respect to the disbursement of the Escrowed Funds. Northern hereby appoints John Walrod and Kurt Wollenberg to serve on the Committee as representatives of the holders of Northern Common Stock (the "NORTHERN MEMBERS") and Cowlitz Bank hereby appoints Charles Jarrett and Larry Ellis to serve on the Committee as representatives of Cowlitz Bank (the "COWLITZ BANK MEMBERS"). Cowlitz Bank shall have the right, from time to time and in its sole discretion, to appoint a substitute Cowlitz Bank Member upon written notice to the Escrow Agent and the Northern Members. If a Northern Member should prior to the Effective Time become unable or unwilling to serve on the Committee, such Northern Member shall give Northern and Cowlitz prompt prior written notice thereof, and Northern shall have the right, in its sole discretion, to appoint a substitute Northern Member no later than the earlier of (A) the Effective Time or
       (B) five (5) business days after delivery of such notice. If a Northern Member should after the Effective Time become unable or unwilling to continue to serve on the Committee after the Effective Time, such Northern Member shall give Cowlitz Bank prior written notice thereof, and within five (5) business days after delivery of such notice, the remaining Northern Member shall have the right, in his or her sole discretion, to appoint a substitute Northern Member; PROVIDED, that such Substitute Northern Member (x) must have been a Stockholder at the Effective Time, (y) (1) must have been a director or officer of Northern at the Effective Time or (2) in the remaining Northern Member's reasonable judgment, must be a sophisticated financial investor and
       (z) is not a director, officer or employee of Cowlitz or Cowlitz Bank. The parties agree that no Northern Member or Cowlitz Bank Member shall have any liability to any party hereto or any holder of Northern Common Stock with respect to acts or omissions in his or her capacity as a member of the Committee, unless it is established in a final judicial determination by clear and convincing evidence that any decision or action was undertaken with deliberate intent to injure the holders of Northern Common Stock or with reckless disregard for the best interest of such holders, and in any event, the liability shall be limited to actual, proximate, quantifiable damages.

           (iii) The purpose of the Escrow shall be to ensure that Cowlitz Bank is reimbursed for losses relating to the Identified Loans. Schedule 2 to the Escrow Agreement shall be completed prior to the Effective Time by listing thereon each Identified Loan (as determined pursuant to Section 2.6(d)) and the Threshold Amount for each Identified Loan. Except as provided in the immediately succeeding sentence, the "Threshold Amount" shall mean for each Identified Loan the lesser of (A) the difference between (i) the reserve for such Identified Loan on the books of Northern immediately prior to the Effective Time (excluding any portion of the general reserve for all oustanding loans) and (ii) the Loan Adjustment Factor and (B) (i) 5% of the outstanding principal amount if the Identified Loan is classified as Special Mention pursuant to the procedure set forth in Section 2.6(d), less the Loan Adjustment Factor,
       (ii) 15% of the principal amount if the Identified Loan is classified as Substandard, less the Loan Adjustment Factor, (iii) 50% of the principal amount if the Identified Loan is classified as Doubtful, less the Loan Adjustment Factor, and (iv) 100% of the principal amount if the Identified Loan is classified as Loss, less the Loan Adjustment Factor. Notwithstanding the preceding sentence, if the Base Value exceeds $4,707,139 and the amount determined pursuant to clause (A) of the preceding sentence for an Identified Loan exceeds the amount determined pursuant to clause (B) for such Identified Loan, then the Threshold Amount for such Identified Loan shall equal the amount determined pursuant to clause (A) above. "Loan Adjustment Factor" will be $0 if Northern has on its books immediately prior to the Effective Time a general reserve equal to at least 1 1/2% of the aggregate principal amounts of all outstanding loans (including without limitation all Identified Loans). If such general reserve is less than 1 1/2%, then the Loan Adjustment Factor will equal the different between (i) 1 1/2% and (ii) the percentage of the remaining general reserve that would be applicable to the Identified Loans after moving sufficient general reserves to the non-Identified Loans so that all non-Identified Loans would have a general reserve of 1 1/2%.

           (iv) Reimbursements shall be made only for such losses identified during the period from the Effective Date to the date (the "ESCROW EXPIRATION DATE") which is 24 months after the Effective Date. Cowlitz Bank shall be entitled to be reimbursed for any loss on an Identified Loan to the extent that such loss exceeds the Threshold Amount for such Identified Loan ("REIMBURSABLE LOSSES"); PROVIDED, HOWEVER, that the aggregate of all of such reimbursements shall not exceed the Escrowed Funds. The amount of Reimbursable Losses shall be calculated in the manner set forth in the Escrow Agreement. Interest earned on the Aggregate Cash Consideration while held in the Escrow shall remain in the Escrow and shall not be available to reimburse Cowlitz Bank for Reimbursable Losses. Fees and any other amounts owed to the Escrow Agent shall be paid, first, out of the interest earned on the Escrowed Funds and, second, out of the Escrowed Funds.

           (v) The Escrow shall terminate upon the later to occur of (x) the Escrow Expiration Date and (y) the proper reimbursement to Cowlitz Bank of the Reimbursable Losses. Upon termination of the Escrow, the Escrow Agent shall deliver all amounts then in Escrow (after deduction for expenses and costs) to the Exchange Agent (the "CLOSING ESCROW AMOUNT"). Subject to Section 2.5(d), the Exchange Agent shall promptly pay, to each holder of record of a Common Certificate who has properly surrendered such Common Certificate as provided in Section 3.2(a), an amount for each share of Northern Common Stock represented by such Common Certificate equal to (A) the Closing Escrow Amount divided by (B) the number of shares of Northern Common Stock outstanding at the Effective Time

           (vi) The Cowlitz Members shall not have any duty to represent the interests of stockholders of Northern and shall have no liability whatsoever to such stockholders. The Northern Members will represent the interests of stockholders of Northern, but no Northern Member shall have any liability to any holder of Northern Common Stock with respect to his or her capacity as a member of the Committee, unless it is established in a final judicial determination by clear and convincing evidence that any decision or action was undertaken with deliberate intent to injure the holders of Northern Common Stock or with reckless disregard for the best interests of such holders, and in any event, the liability shall be limited to actual, proximate, quantifiable damages.

        (c) No dividends or other distributions with a record date after the Effective Time with respect to Cowlitz Common Stock shall be paid to the holder of any unsurrendered Common Certificate entitled to receive shares of Cowlitz Common Stock hereunder until the holder thereof shall surrender such Common Certificate in accordance with this Section 3. After the surrender of a Common Certificate in accordance with this Section 3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Cowlitz Common Stock represented by such Common Certificate.

        (d) If any certificate representing shares of Cowlitz Common Stock is to be issued in the name of or cash is to be paid to a person other than the registered holder of the Common Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Common Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Cowlitz Common Stock in the name of and payment of cash to any person other than the registered holder of the Common

    Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

        (e) At or after the Effective Time, there shall be no transfers on the stock transfer books of Northern of the shares of Northern Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Common Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Cowlitz Common Stock and payment of cash as provided in this Section 3.

        (f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Cowlitz Common Stock shall be issued upon the surrender for exchange of Common Certificates, no dividend or distribution with respect to Cowlitz Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Cowlitz. In lieu of the issuance of any such fractional share, Cowlitz shall pay to each former holder of Northern Common Stock who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the Market Value of Cowlitz Common Stock as of the Effective Date by (ii) the fraction of a share of Cowlitz Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 2.5 hereto. For purposes of determining any such fractional share interests, all shares of Northern Common Stock owned by any Northern stockholder shall be combined so as to calculate the maximum number of shares of Cowlitz Common Stock issuable to such holder of Northern Common Stock and no such holder shall receive cash in an amount equal to or greater than the Stock Consideration per share.

        (g) Any portion of the Stock Exchange Fund that remains unclaimed by the stockholders of Northern for twelve months after the Effective Time shall be paid, at the request of Cowlitz, to Cowlitz. Any stockholders of Northern who have not theretofore complied with this Section 3 shall thereafter look only to Cowlitz for payment of the shares of Cowlitz Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the Cowlitz Common Stock deliverable in respect of each share of Northern Common Stock held by such stockholder at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. After the Exchange Agent has received the Closing Escrow Amount and made the payments to former holders of Northern Common Stock as required by Section 3(b), any unpaid amounts shall promptly be delivered by the Exchange Agent to Cowlitz. Any holders of Northern Common Stock who have not theretofore complied with this Section 3 shall thereafter look only to Cowlitz for payment of the Cash Consideration (as adjusted by the amounts paid to Cowlitz Bank from the Escrow with respect to Reimbursable Losses) to which they are entitled pursuant to this Agreement, without any additional interest thereon. Notwithstanding anything to the contrary contained herein, none of Cowlitz, Northern, the Exchange Agent or any other person shall be liable to any former holder of shares of Northern Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (h) In the event any Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Common Certificate to be lost, stolen or destroyed and, if required by Cowlitz, the posting by such person of a bond in such amount as Cowlitz may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Certificate the shares of Cowlitz Common Stock and cash (including cash in lieu of fractional shares) deliverable in respect thereof pursuant to this Agreement.

4.  REPRESENTATIONS AND WARRANTIES OF NORTHERN

    Northern hereby represents and warrants to Cowlitz and Cowlitz Bank as follows:

    4.1 CORPORATE ORGANIZATION. Northern is a banking corporation duly organized and validly existing under the laws of the State of Oregon. Northern has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect (as defined below) on Northern. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means, with respect to Northern, a material adverse effect on the business, results of operations, financial condition or prospects of Northern or a material adverse effect on Northern's ability to consummate the transactions contemplated hereby on a timely basis; PROVIDED, HOWEVER, that a Material Adverse Effect on Northern shall not be deemed to have occurred as a result of (i) any changes in laws, regulations or GAAP or (ii) any changes in general economic conditions affecting commercial banking businesses generally. The deposits of Northern are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund (the "BIF") to the fullest extent permitted by law. The copies of the Charter and Bylaws of Northern which have previously been made available to Cowlitz are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Northern has no Subsidiaries.

    4.2  CAPITALIZATION.

        (a) The authorized capital stock of Northern consists of 10,000,000 shares of Northern Common Stock and no shares of preferred stock. At the close of business on August 31, 1999, there were 1,225.597 shares of Northern Common Stock outstanding and no shares of Northern Common Stock held in Northern's treasury. As of September 13, 1999, no shares of Northern Common Stock were reserved for issuance, except for 868,032 shares of Northern Common Stock reserved for issuance upon the exercise of stock options pursuant to the Northern Stock Option Plan, 738,211 shares of Northern Common Stock reserved for issuance upon exercise of the stock options set forth in Section 4.2(a) of the disclosure schedule of Northern delivered to Cowlitz concurrently herewith (the "NORTHERN DISCLOSURE SCHEDULE"), and 243,893 shares of Northern Common Stock reserved for issuance upon exercise of the Option (as defined in the Stock Option Agreement). All of the issued and outstanding shares of Northern Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except
    (i) as set forth in Section 4.2(a) of the Northern Disclosure Schedule,
    (ii) the Option and (iii) as set forth elsewhere in this Section 4.2(a), Northern does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Northern Common Stock or Northern Preferred Stock or any other equity securities of Northern or any securities representing the right to purchase or otherwise receive any shares of Northern Common Stock or Northern Preferred Stock. Except as set forth in Section 4.2(a) of the Northern Disclosure Schedule, since
    August 31, 1999, Northern has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than the exercise of employee stock options granted prior to such date and as disclosed in Section 4.2(a) of the Northern Disclosure Schedule. Northern has no stockholder rights plan, anti-takeover plan, "poison pill" or other similar plan.

        (b) Except as disclosed in Section 4.2(b) of the Northern Disclosure Schedule, Northern does not beneficially own or control, directly or indirectly, any shares of stock or other equity interest in any depository institution (as defined in 12 U.S.C. Section1813(c)), corporation, firm, partnership, joint venture or other entity.

    4.3  AUTHORITY; NO VIOLATION.

        (a) Northern has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Northern. The Board of Directors of Northern has directed that this Agreement and the Merger be submitted to Northern's stockholders for approval at a meeting of such stockholders and, except for the approval of this Agreement and the Merger by the affirmative vote of the holders of two-thirds of the voting power represented by the outstanding shares of Northern Common Stock, no other corporate proceedings on the part of Northern are necessary to approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Northern and (assuming due authorization, execution and delivery by Cowlitz and Cowlitz Bank) each constitutes a valid and binding obligation of Northern, enforceable against Northern in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, receivership, or conservatorship and similar laws affecting creditors' rights and remedies generally.

        (b) Except as set forth in Section 4.3(b) of the Northern Disclosure Schedule, neither the execution and delivery of this Agreement or the Stock Option Agreement by Northern nor the consummation by Northern of the transactions contemplated hereby or thereby, nor compliance by Northern with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Charter or Bylaws of Northern or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained,
    (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Northern or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any liens, charges, pledges, encumbrances, mortgages, adverse rights or claims, or security interests whatsoever ("LIENS") upon any of the properties or assets of Northern under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Northern is a party, or by which Northern or any of its properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have and would not reasonably be expected to have a Material Adverse Effect on Northern.

    4.4 CONSENTS AND APPROVALS. Except for (i) the approval of this Agreement and the Merger by the FDIC, the Washington Director and the Oregon Director,
(ii) approval of the listing of Cowlitz Common Stock to be issued in the Merger on The Nasdaq National Market ("NASDAQ"), (iii) the filing with the Securities and Exchange Commission (the "SEC") and the FDIC of a proxy statement in definitive form relating to the meetings of Northern's and Cowlitz's stockholders to be held to vote on approval of this Agreement and the Merger (the "PROXY STATEMENT/PROSPECTUS") and the filing and declaration of effectiveness of the registration statement on Form S-4 (the "S-4") in which the Proxy Statement/Prospectus will be included as a prospectus and any filings or approvals under applicable state securities laws, (iv) the filing of the Articles of Merger with the Washington Director, the Washington Secretary and the Oregon Director, (v) the approval of this Agreement and the Merger by the requisite votes of the stockholders of Northern, the approval of the issuance of the shares of

Cowlitz Common Stock in the Merger by the stockholders of Cowlitz and the approval of this Agreement and the Merger by the sole stockholder of Cowlitz Bank, (vi) the consents and approvals set forth in Section 4.4 of the Northern Disclosure Schedule, and (vii) the consents and approvals of third parties which are not Governmental Entities (as defined below), the failure of which to obtain will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a "GOVERNMENTAL ENTITY") or with any third party are necessary in connection with (A) the execution and delivery by Northern of this Agreement and
(B) the consummation by Northern of the Merger and the other transactions contemplated hereby.

    4.5 REPORTS. Northern has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1996 with any Governmental Entity and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Northern or as set forth in
Section 4.5 of the Northern Disclosure Schedule, no Governmental Entity has initiated any proceeding or, to the best knowledge of Northern, threatened an investigation into the business or operations of Northern since January 1, 1996. Except as set forth in Section 4.5 of the Northern Disclosure Schedule, there is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Northern.

    4.6 FINANCIAL STATEMENTS. Northern has previously made available to Cowlitz copies of (a) the balance sheets of Northern, as of December 31, for the fiscal years 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in Northern's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998 filed with the FDIC under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), in each case accompanied by the audit report of Moss Adams LLP, independent auditors with respect to Northern,
(b) the unaudited balance sheets of Northern as of June 30, 1998 and June 30, 1999 and the related unaudited statements of operations, stockholders, equity and cash flows for the three-month periods then ended, as reported in Northern's Quarterly Report on Form 10-QSB for the period ended June 30, 1999 filed with the FDIC under the Exchange Act and (c) the amended and restated financial statements on and for the period ended June 30, 1999 as reported in Northern's Amended Quarterly Report on Form 10-QSB/A filed with the FDIC under the Exchange Act. Each of the financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount), the results of the operations and changes in stockholders' equity and financial position of Northern for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.11 (including the related notes, where applicable) will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB. The books and records of Northern have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    4.7 BROKER'S FEES. Except as set forth in Section 4.7 of the Northern Disclosure Schedule, neither Northern nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement. Copies of all agreements with each broker or finder listed in Section 4.7 of the Northern Disclosure Schedule have previously been furnished to Cowlitz.

    4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

        (a) Except as publicly disclosed in the Northern Reports (as defined in Section 4.12) filed prior to the date hereof, or as set forth in
    Section 4.8(a) of the Northern Disclosure Schedule, since December 31, 1998, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Northern.

        (b) Except as publicly disclosed in the Northern Reports filed prior to the date hereof, or as set forth in Section 4.8(b) of the Northern Disclosure Schedule, since December 31, 1998, Northern has carried on its business in all material respects in the ordinary course of business, and Northern has not (i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer or director, other than persons newly hired for or promoted to such position, from the amount thereof in effect as of December 31, 1998, or granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case to any such officer or director, other than pursuant to preexisting agreements, arrangements or bonus plans, or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

    4.9  LEGAL PROCEEDINGS.

        (a) Except as set forth in Section 4.9(a) of the Northern Disclosure Schedule, Northern is not a party to any, and there are no pending or, to the best of Northern's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Northern or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a significant possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Northern.

        (b) Except as set forth in Section 4.9(b) of the Northern Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Northern or its assets which has had, or would reasonably be expected to have, a Material Adverse Effect on Northern or the Surviving Bank.

    4.10  TAXES.

        (a) Except as set forth in Section 4.10(a) of the Northern Disclosure
    Schedule: (i) Northern has (A) duly and timely filed (including pursuant to applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true, correct and complete, and (B) paid in full on a timely basis, or established an adequate reserve (excluding reserves for deferred taxes) in the financial statements of Northern (in accordance with
    GAAP) for all Taxes (as hereinafter defined) with respect to items or periods covered by such Tax Returns (whether or not shown or reportable on such Tax Returns); (ii) no deficiencies for any Taxes (as hereinafter defined) have been proposed, asserted or assessed against or with respect to Northern and no audit by any taxing authority is in process, pending or threatened; (iii) there are no liens for Taxes upon the assets of Northern except for statutory liens for current Taxes not yet due; (iv) Northern is not and has never been a party to any tax sharing agreement; (v) Northern has not waived any statute of limitations with respect to any Taxes or Tax Returns or agreed to any extension of time with respect to the assessment of

    Taxes or deficiencies; (vi) Northern has withheld and paid over all Taxes required to have been withheld and paid over and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party; and (vii) Northern has never been a member of an "affiliated group" within the meaning of Section 1504 of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was Northern) or has any liability for the Taxes of any other person (other than Northern) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

        (b) For purposes of this Agreement, "TAXES" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties, additions to tax or additional amounts attributable thereto.

        (c) For purposes of this Agreement, "TAX RETURN" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes, including without limitation all information returns or reports with respect to backup withholding and other payments to third parties.

        (d) Northern has not filed a consent to the application of
    Section 341(f) of the Code.

        (e) Northern has made available to Cowlitz true and complete copies of all income tax audit reports and closing or other agreements related to Taxes and all federal and state income or franchise tax returns Northern has filed since its inception.

        (f) Northern does not do business in or derive income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished.

        (g) Northern is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        (h) Northern has not entered into any agreement that would require it to make any payment that is not deductible pursuant to Section 280G, 404 or 162 of the Code.

        (i) Northern has not executed a power of attorney with respect to Taxes.

        (j) Northern has not agreed, and is not required to make, any adjustment under Section 481 of the Code by reason of a change in accounting method.

    4.11  EMPLOYEES; EMPLOYEE BENEFIT PLANS.

        (a) Section 4.11(a) of the Northern Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, severance, employment, change-in-control, health/welfare and Code Section 125 plans, fringe benefit, bonus, incentive, deferred compensation and other agreements, programs, policies and arrangements, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is maintained as of the date of this Agreement (the "PLANS") by Northern or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE"), all of which together with Northern would be deemed a "single employer' within the meaning of Section 4001 of ERISA.

        (b) Northern has previously made available to Cowlitz true and complete copies of each of the Plans and all related documents, including but not limited to (i) the actuarial reports for each

    Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for each Plan.

        (c) Except as set forth in Section 4.11(c) of the Northern Disclosure Schedule, (i) each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service or will be submitted for such determination within the applicable remedial amendment period, (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees of Northern or any ERISA Affiliate beyond their retirement or other termination of service, other than (w) coverage mandated by applicable law, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of Northern or any ERISA Affiliates or
    (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) to the best knowledge of Northern no liability under Title IV of ERISA has been incurred by Northern or any ERISA Affiliate that has not been satisfied in full (other than payment of premiums not yet due to the Pension Benefit Guaranty Corporation (the "PBGC")), and no condition exists that presents a material risk to Northern or any ERISA Affiliate of incurring a material liability thereunder,
    (vi) no Plan is a "multi-employer pension plan," as such term is defined in
    Section 3(37) of ERISA, (vii) to the best knowledge of Northern all contributions or other amounts payable by Northern as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code,
    (viii) to the best knowledge of Northern neither Northern nor any ERISA Affiliate has engaged in a transaction in connection with which Northern or any ERISA Affiliate could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of Northern there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto which would, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect on Northern.

        (d) Except as set forth in Section 4.11(d) of the Northern Disclosure Schedule, no Plan exists which provides for or could result in the payment to any Northern employee of any money or other property or rights or accelerate the vesting or payment of such amounts or rights to any Northern employee as a result of the transactions contemplated by this Agreement, including the Merger, whether or not such payment or acceleration would constitute a parachute payment within the meaning of Code Section 280G. Except as set forth in Section 4.11(d) of the Northern Disclosure Schedule, since December 31, 1998, Northern has not taken any action that would result in the payment of any amounts, or the accelerated vesting of any rights or benefits, under any Plan set forth in Section 4.11(d) of the Northern Disclosure Schedule.

        (e) To the best knowledge of Northern, except as set forth in
    Section 4.11(e) of the Northern Disclosure Schedule, Northern is not a party to and is not bound by any contract, arrangement or understanding (whether written or oral) (i) with any consultants receiving in excess of $50,000 annually or (ii) with respect to the term of employment or compensation of any employees. To the best knowledge of Northern, except as provided under the Plans set forth in Sections 4.11(d) and (e) of the Northern Disclosure Schedule and other agreements or arrangements set forth in

    Sections 4.11(d) and (e) of the Northern Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Northern to any officer or employee thereof. Northern has previously delivered or made available to Cowlitz true and complete copies of all consulting agreements calling for payments in excess of $50,000 annually and employment and deferred compensation agreements (or forms thereof) that are in writing to which Northern is a party.

        (f) Except as set forth in Section 4.11(f) of the Northern Disclosure Schedule, no current employee of Northern received aggregate remuneration (bonus, salary and commission) in excess of $100,000 for 1998 or would reasonably be expected to receive aggregate remuneration (excluding severance or other payments which, pursuant to an agreement or arrangement set forth in Section 4.11(e) of the Northern Disclosure Schedule, are made as a result of consummation of the transactions contemplated by this Agreement, either alone or upon the occurrence of any additional acts or events) in excess of $100,000 in 1999.

    4.12 FDIC REPORTS. Northern has previously made available to Cowlitz an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1996 and prior to the date hereof by Northern or any of its Subsidiaries with the FDIC pursuant to the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act (the "NORTHERN REPORTS"), and no such registration statement, offer circular, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Northern has timely filed all Northern Reports and other documents required to be filed by them under the Securities Act and the Exchange Act, and, as of their respective dates, all Northern Reports complied in all material respects with the published rules and regulations of the FDIC with respect thereto.

    4.13 COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in Section 4.13 of the Northern Disclosure Schedule, Northern holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to all, and has complied with and is not in violation in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Northern, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or violation would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Northern, and Northern does not know of, and has not received notice of, any violations of any of the above which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Northern.

    4.14  CERTAIN CONTRACTS.

        (a) Except as publicly disclosed in the Northern Reports filed prior to the date hereof or as set forth in Section 4.14(a) of the Northern Disclosure Schedule, Northern is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral)
    (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement,
    (ii) which limits the freedom of Northern to compete in any line of business, in any geographic area or with any person, or (iii) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not publicly disclosed in the Northern Reports filed prior to the date hereof or set forth in Section 4.14(a) of the Northern Disclosure Schedule, is referred to herein as a "NORTHERN CONTRACT," and Northern does not know of, and has not received notice of, any violation of the above by any of the other parties thereto which, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Northern. Northern has made available all contracts which involved payments by Northern in fiscal year 1998 of more than $100,000 or which could reasonably be expected to involve payments during fiscal year 1999 of more than $100,000.

        (b) Except as set forth in Section 4.14(b) of the Northern Disclosure Schedule, each Northern Contract is valid and binding and in full force and effect, (ii) Northern has in all material respects performed all obligations required to be performed by it to date under each Northern Contract, and
    (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of Northern under any such Northern Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Northern.

    4.15  AGREEMENTS WITH REGULATORY AGENCIES.  Except as set forth in
Section 4.15 of the Northern Disclosure Schedule, Northern is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Section 4.15 of the Northern Disclosure Schedule, a "REGULATORY AGREEMENT"), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Northern been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    4.16 UNDISCLOSED LIABILITIES. Except (i) for those liabilities that are fully reflected or reserved against on the balance sheet of Northern included in the Northern Form 10-KSB for the year ended December 31, 1998, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1998, or (iii) for those liabilities set forth in
Section 4.16 of the Northern Disclosure Schedule, Northern has not incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all the liabilities not described in clause (i), (ii) or (iii), has had, or would be reasonably expected to have, a Material Adverse Effect on Northern.

    4.17 ANTI-TAKEOVER PROVISIONS. The Board of Directors of Northern has taken all necessary action so that any applicable provisions of the takeover laws of any state do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby, the Stock Option Agreement or the exercise of the Option, including without limitation, the adoption by the Board of Directors of Northern of resolutions specifically approving this Agreement, the Merger and the transactions contemplated hereby, the Stock Option Agreement and the exercise of the Option.

    4.18 NORTHERN INFORMATION. The information relating to Northern and its Subsidiaries to be provided by Northern for inclusion in the Proxy Statement/Prospectus and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof as relate only to Cowlitz or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

    4.19  TITLE TO PROPERTY.

        (a) REAL PROPERTY. Section 4.19(a) of the Northern Disclosure Schedule contains a description of all interests in real property (other than real property security interests received in the ordinary course of business or real property acquired through foreclosure or deed in lieu thereof or other realization proceedings ("REO")), whether owned, leased or otherwise claimed, including a list of all leases of real property, in which Northern thereof has or claims in interest as of the date of this Agreement and any guarantees of any such leases by any of such parties. True and complete copies of such leases have previously been delivered or made available to Cowlitz, together with all amendments, modifications, agreements or other writings related thereto which are in the possession of Northern. Except as disclosed on
    Section 4.19(a) of the Northern Disclosure Schedule, to the best knowledge of Northern, each such lease is valid and binding as between Northern and the other party or parties thereto, and the occupant is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever (except as otherwise disclosed on Section 4.19(a) of the Northern Disclosure Schedule) and quietly enjoys the premises provided for therein. Except as disclosed on Section 4.19(a) of the Northern Disclosure Schedule, Northern has owner's policies of title insurance insuring it to be the owner of all real property owned by it on the date of this Agreement, free and clear of all Liens, except Liens for current taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations of financial condition of Northern are in substantially good condition and repair.

        (b) PERSONAL PROPERTY. Northern has good, valid and marketable title to all tangible personal property owned by it on the date hereof, free and clear of all Liens, except as publicly disclosed in the Northern Reports filed prior to the date hereof or as disclosed on Section 4.19(b) of the Northern Disclosure Schedule. With respect to personal property used in the business of Northern which is leased rather than owned, Northern is not in default under the terms of any such lease the loss of which would have a Material Adverse Effect on Northern.

    4.20 INSURANCE. Section 4.20 of the Northern Disclosure Schedule contains a true and complete list and a brief description (including name of insurer, agent, coverage, premium and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of the Northern (other than insurance policies under which Northern thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific Loans and mortgage insurance policies on specific Loans). Northern is in compliance with all of the material provisions of their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on Section 4.20 of the Northern Disclosure Schedule, Northern is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid.

    4.21 ENVIRONMENTAL LIABILITY. Except as set forth in Section 4.21 of the Northern Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition of, on Northern any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or arising under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the "ENVIRONMENTAL LAWS"), pending or, to the knowledge of Northern, threatened against Northern, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Northern. To the knowledge of Northern, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Northern. To the knowledge of Northern, during or prior to the period of
(i) its ownership or operation of any of their respective current properties,
(ii) its participation in the management of any property, or (iii) its holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Northern. Northern is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on Northern.

    4.22 OPINION OF FINANCIAL ADVISOR. Northern has received the opinion of D.A. Davidson & Co., dated September 10, 1999, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Northern Common Stock. A true and complete copy of such opinion has been delivered to Cowlitz on or prior to the date of this Agreement.

    4.23 PATENTS, TRADEMARKS, ETC. Northern owns or possesses all legal rights to use all proprietary rights, including without limitation all trademarks, trade names, service marks and copyrights, that are material to the conduct of its existing business. Except for the agreements listed on Section 4.23 of the Northern Disclosure Schedule, Northern is not bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Northern has not received any communications alleging that it has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

    4.24  LOAN MATTERS.

        (a) All evidences of indebtedness ("LOANS") reflected as assets on the books and records of Northern were, as of June 30, 1999 and will be as of the Closing Date, in all respects legal, valid and binding obligations of the respective obligors named therein and no such indebtedness is subject to any defenses which have been or may be asserted, except for defenses arising from applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and general principles of equity.

        (b) Except as disclosed in Section 4.24(b) of the Northern Disclosure Schedule, each Loan outstanding at any time since January 1, 1996 and each commitment to extend credit has been solicited and originated and is administered and serviced in all material respects in accordance with the relevant loan documents, Northern's underwriting standards and in material compliance with all applicable requirements of federal, state and local laws, regulations and rules.

        (c) Except as disclosed in Section 4.24(c) of the Northern Disclosure Schedule, no loan, all or any part of which is an asset of Northern was, as of June 30, 1999, more than 30 days delinquent as to principal or interest.

        (d) Except as disclosed in Section 4.24(d) of the Northern Disclosure Schedule, to the knowledge of Northern, the documentation for each loan (the "LOAN FILE") is correct and complete to the extent that all Loan Files contain those documents necessary for Northern to enforce the loans and realize upon the security, if any, therefor, including but not limited to properly executed notes or credit agreements and security documents. In addition, Except as disclosed in Section 4.24(d) of the Northern Disclosure Schedule, the Loan Files for all loans secured primarily by real property also contain evidence of property casualty insurance (or are covered by a mortgage protection policy) and, where required by the FDIC or other governmental regulators, appraisals, policies of title insurance (or, in the case of loans closed within the past three months, commitments therefor) and policies of flood insurance.

        (e) Except as disclosed on Section 4.24(e) of the Northern Disclosure Schedule, none of the loans Northern has sold or in which Northern has sold participation interests has any buy-back or guarantee obligations. The percentage of interest retained by Northern in any sold participation interest is not subordinated to the percentage of interest sold.

        (f) There are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected on the note or the relevant credit agreement.

        (g) With respect to loans secured by commercial real estate, Northern has a Phase I environmental study in its files in those instances where prudent lending practice would require a lender to have such a study, and each such Phase I environmental study shows the property to be free of any underground storage tanks, asbestos, ureaformaldehyde, uncontained polychlorinated biphenyls, or releases of hazardous substances as such terms are defined by any applicable federal, state or local environmental protection laws and regulations, or if such Phase I environmental study shows the property to contain any underground storage tanks, asbestos, ureaformaldehyde, uncontained polychlorinated biphenyls, or releases of hazardous substances, then such Phase I environmental study affirmatively recommends that no Phase II environmental study or further investigation is necessary.

        (h) To Northern's knowledge, there are no loans outstanding to individuals who are not residents of the United States except for loans secured by collateral located in the United States with a current fair market value equal to 100 percent of the loan amount. There are no loans outstanding to corporations or other entities headquartered outside of the United States except for loans that are either (a) guaranteed by individuals who are residents of the United States, or (b) secured by collateral located in the United Sates with a current fair market value equal to 100 percent of the loan amount. To Northern's knowledge, there are no commitments outstanding to nonresident individuals or entities to make loans or advances which, when made, would not be in compliance with the preceding two sentences.

    4.25 POWERS OF ATTORNEY. Northern has no powers of attorney outstanding other than those issued pursuant to the requirements of regulatory authority or in the ordinary course of business with respect to routine matters.

    4.26 BENEFIT PLANS INVESTED IN COMMON STOCK. No shares of Northern Common Stock are available to individuals, directly or indirectly, through any Benefit Plan, and no Benefit Plan is invested in Northern Common Stock.

    4.27 COMMUNITY REINVESTMENT ACT COMPLIANCE. Northern is in substantial compliance with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, "CRA"). Northern has not been advised of the existence of any fact or circumstance or set of facts or circumstances which, if true, would cause Northern to fail to be in substantial compliance with such provisions or to have its current rating lowered. Any change in the current rating which would prohibit the Merger from being consummated shall be a Material Adverse Effect on Northern.

    4.28 YEAR 2000 COMPLIANCE. Northern has completed an assessment of Northern's computerized application programs, files, databases and computer and computer communication services (collectively, the "NORTHERN AUTOMATED SYSTEMS"), and has implemented a plan to resolve issues arising or expected to arise in connection with the deficient processing by the Northern Automated Systems of date-related information containing dates on, during and after January 1, 2000 (each such deficiency, a "YEAR 2000 PROBLEM"). Northern's Year 2000 plan (the "NORTHERN Y2K PLAN") consists of assessing, testing for, and implementing all steps necessary to preclude material Year 2000 Problems. As of the date of this Agreement, Northern has substantially completed the necessary assessment and testing processes and is conducting follow-up activities as a result of Year 2000 Problems identified as of such date. Northern has no reason to believe that any Year 2000 Problem, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Northern.

    4.29 LABOR MATTERS. Northern is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Northern the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Northern to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it pending, or to Northern's knowledge, threatened, nor is Northern aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

5.  REPRESENTATIONS AND WARRANTIES OF COWLITZ

    Cowlitz hereby represents and warrants to Northern as follows:

    5.1  CORPORATE ORGANIZATION.

        (a) Cowlitz is a corporation duly organized and validly existing under the laws of the State of Washington. Cowlitz has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect (as defined below) on Cowlitz. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means, with respect to Cowlitz, a material adverse effect on the business, results of operations, financial condition or prospects of Cowlitz and its Subsidiaries taken as a whole or a material adverse effect on Cowlitz's ability to consummate the transactions contemplated hereby on a timely basis; PROVIDED, HOWEVER, that a Material Adverse Effect on Cowlitz shall not be deemed to have occurred as a result of (i) any changes in laws, regulations or GAAP or (ii) any changes in general economic conditions affecting banks, savings associations or their holding companies generally. Cowlitz is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. The copies of the Articles of Incorporation and Bylaws of Cowlitz which have previously been made available to Northern are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Cowlitz's only Subsidiaries are Cowlitz Bank and Business Finance Corporation.

        (b) Cowlitz Bank is a bank duly chartered and validly existing under the laws of the State of Washington. All of the issued and outstanding capital stock of Cowlitz Bank is owned free and clear of all liens by Cowlitz. Deposits in Cowlitz Bank are insured by the FDIC through the BIF to the fullest extent permitted by law. Cowlitz Bank has no Subsidiaries.

    5.2 CAPITALIZATION. The authorized capital stock of Cowlitz consists of 25,000,000 shares of Cowlitz Common Stock and 5,000,000 shares of preferred stock, no par value ("COWLITZ PREFERRED STOCK"). At the close of business on July 30, 1999, there were 4,154,070 shares of Cowlitz Common Stock outstanding and no shares of Cowlitz Preferred Stock outstanding. As of August 1, 1999, 783,829 shares of Cowlitz Common Stock or Cowlitz Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Cowlitz Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in
Section 5.2(a) of the disclosure schedule of Cowlitz delivered to Northern concurrently herewith (the "COWLITZ DISCLOSURE SCHEDULE"), and (ii) as set forth elsewhere in this Section 5.2(a), Cowlitz does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Cowlitz Common Stock or Cowlitz Preferred Stock or any other equity securities of Cowlitz or any securities representing the right to purchase or otherwise receive any shares of Cowlitz Common Stock or Cowlitz Preferred Stock. The shares of Cowlitz Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

    5.3  AUTHORITY; NO VIOLATION.

        (a) Cowlitz has full corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby (including the issuance of the Cowlitz Common Stock constituting Merger Consideration) and thereby have been duly and validly approved by the Board of Directors of Cowlitz. The Board of Directors of Cowlitz will direct that the issuance of shares of Cowlitz Common Stock in the Merger be submitted to Cowlitz's stockholders for approval at a meeting of such stockholders and, except for the approval of such issuance by the affirmative vote of a majority of the votes cast at such a meeting, no other corporate proceedings on the part of Cowlitz are necessary to approve this Agreement or the Stock Option Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by Cowlitz and (assuming due authorization, execution and delivery by Northern) each constitutes a valid and binding obligation of Cowlitz, enforceable against Cowlitz in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

        (b) Cowlitz Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly approved by the Board of Directors of Cowlitz Bank and will be duly and validly approved by the sole stockholder of Cowlitz Bank, and, upon such approval, no other corporate proceeding on the part of Cowlitz Bank will be necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Cowlitz Bank and (assuming due authorization, execution and delivery by Northern) constitutes a valid and binding obligation of Cowlitz Bank, enforceable against Cowlitz Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent transfer, receivership, conservatorship and similar laws affecting creditors' rights and remedies generally.

        (c) Except as set forth in Section 5.3(c) of the Cowlitz Disclosure Schedule, neither the execution and delivery of this Agreement or the Stock Option Agreement by Cowlitz or Cowlitz Bank, nor the consummation by Cowlitz or Cowlitz Bank of the transactions contemplated hereby or thereby, nor compliance by Cowlitz or Cowlitz Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Cowlitz or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Cowlitz or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Cowlitz or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Cowlitz or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Cowlitz.

    5.4 CONSENTS AND APPROVALS. Except for (i) the approval of this Agreement and the Merger by the FDIC, the Washington Director and the Oregon Director,
(ii) approval of the listing of the Cowlitz Common Stock to be issued in the Merger on Nasdaq, (iii) the filing with the FDIC and the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the S-4,
(iv) the filing of the Articles of Merger with the Washington Secretary, the Washington Director and the Oregon Director, (v) the approval of this Agreement and the Merger by the requisite votes of the stockholders of Northern, the approval of the issuance of shares of Cowlitz Common Stock in the Merger by stockholders of Cowlitz and the approval of this Agreement and the Merger by the sole stockholder of Cowlitz Bank, (vi) the consents and approvals set forth in
Section 5.4 of the Cowlitz Disclosure Schedule, and (vii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to obtain will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are necessary in connection with (A) the execution and delivery by Cowlitz of this Agreement and (B) the consummation by Cowlitz of the Merger and the other transactions contemplated hereby.

    5.5 REPORTS. Cowlitz and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1997 with any Governmental Entities, and have paid all fees and assessments due and payable in connection therewith. Except as set forth in
Section 5.5 of the Cowlitz Disclosure Schedule and except for normal examinations conducted by a Governmental Entity in the regular course of the business of Cowlitz and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the best knowledge of Cowlitz, investigation into the business or operations of Cowlitz or any of its Subsidiaries since January 1, 1997. There is no material unresolved violation, criticism, or exception by any Government Entity with respect to any report or statement relating to any examinations of Cowlitz or any of its Subsidiaries.

    5.6 FINANCIAL STATEMENTS. Cowlitz has previously made available to Northern copies of (a) the consolidated balance sheets of Cowlitz and its Subsidiaries, as of December 31, for the fiscal years 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1996 through 1998, inclusive, as reported in Cowlitz's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to Cowlitz, and (b) the unaudited consolidated balance sheets of Cowlitz and its Subsidiaries as of June 30, 1998 and June 30, 1999 and the related unaudited consolidated statements of income, cash flows and changes in stockholders' equity for the three-month periods then ended, as reported in Cowlitz's Quarterly Report on Form 10-Q for the period ended June 30, 1999 filed with the SEC under the Exchange Act. Each of the financial statements referred to in this
Section 5.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will fairly present (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of Cowlitz and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.11 hereof (including the related notes, where applicable) will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.11 (including the related notes, where applicable) will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Cowlitz and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

    5.7 BROKER'S FEES. Except as set forth in Section 5.7 of the Cowlitz Disclosure Schedule, neither Cowlitz nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

    5.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as publicly disclosed in Cowlitz Reports (as defined in Section 5.10) filed prior to the date hereof or as set forth in Section 5.8 of the Cowlitz Disclosure Schedule, since June 30, 1999, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Cowlitz.

    5.9  LEGAL PROCEEDINGS.

        (a) Neither Cowlitz nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Cowlitz's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Cowlitz or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a significant possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Cowlitz.

        (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Cowlitz, any of its Subsidiaries or the assets of Cowlitz or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Cowlitz or the Surviving Bank.

    5.10 SEC REPORTS. Cowlitz has previously made available to Northern an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 1998 and prior to the date hereof by Cowlitz with the SEC pursuant to the Securities Act or the Exchange Act (the "COWLITZ REPORTS"), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Cowlitz has timely filed all Cowlitz Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Cowlitz Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

    5.11 COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in Section 5.11 of the Cowlitz Disclosure Schedule, Cowlitz and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Cowlitz or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Cowlitz, and neither Cowlitz nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Cowlitz.

    5.12  AGREEMENTS WITH REGULATORY AGENCIES.  Except as set forth in
Section 5.12 of the Cowlitz Disclosure Schedule, neither Cowlitz nor any of its Subsidiaries is subject to any Regulatory Agreement that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Cowlitz or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

    5.13 COWLITZ INFORMATION. The information relating to Cowlitz and its Subsidiaries to be provided by Cowlitz to be contained in the Proxy Statement/Prospectus and the S-4, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Northern) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

    5.14 YEAR 2000 COMPLIANCE. Cowlitz has completed an assessment of Cowlitz's computerized application programs, files, databases and computer and computer communication services, and has implemented a plan (the "COWLITZ Y2K PLAN") to resolve issues arising or expected to arise in connection with any Year 2000 Problems. The Cowlitz Y2K Plan consists of assessing, renovating, validating and implementing all steps necessary to preclude material Year 2000 Problems. As of the date of this Agreement, Cowlitz has completed the assessment, renovation and validation phases and is currently in the implementation phase of the Cowlitz Y2K Plan. Cowlitz has no reason to believe that any Year 2000 Problem, individually or in the aggregate, would have or would reasonably be expected to have a Material Adverse Effect on Cowlitz.

    5.15 OPINION OF FINANCIAL ADVISOR. Cowlitz has received the opinion of Sage Capital LLC, dated September 14, 1999, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Cowlitz Common Stock. A true and complete copy of such opinion has been delivered to Northern on or prior to the date of this Agreement

6.  COVENANTS RELATING TO CONDUCT OF BUSINESS

    6.1  CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME.

        (a) Except as set forth in Section 6.1 or 6.2 of the Northern Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Northern shall (i) conduct its business in the usual, regular and ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (iii) take no action which would reasonably be expected to adversely affect or delay its ability to obtain any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

        (b) Northern shall file (or cause to be filed) at its own expense, on or before the due date thereof, all Tax Returns required to be filed for all Tax periods ending on or before the Effective Time provided, however, that Northern shall not file any such Tax Return, or other returns, elections, claims for refund or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, property, withholding or employment Tax Returns) for any Tax period until Cowlitz has had a reasonable opportunity to review such Tax Returns. Northern shall provide Cowlitz with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income tax return of Northern (including returns of all Plans) at least ten (10) days before filing such Tax Return and shall reasonably cooperate with any request by Cowlitz in connection therewith.

        (c) Northern shall use its reasonable best efforts to sell all or part of its obligations under its accounts receivable financing program under the name of Business Manager prior to the Effective Time.

        (d) Northern hereby agrees to obtain Cowlitz's prior written approval with respect to those matters set forth in Sections 6.1 and 6.2 of the Northern Disclosure Schedule that expressly require Cowlitz's prior written approval

        (e) In the event that Northern's dispute with Fiserv Solutions, Inc. described in Section 4.9(a) of the Northern Disclosure Schedule has not been resolved prior to the Effective Time, Northern agrees to establish prior to the Effective Time a reasonable reserve for such dispute. In the event that Northern's dispute with Albina State Bank described in Section 4.9(a) of the Northern Disclosure Schedule has not been resolved prior to the Effective Time, Northern agrees to establish prior to the Effective Time a reasonable reserve for such dispute.

    6.2 NORTHERN FORBEARANCES. Except as set forth in Section 6.2 of the Northern Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Northern shall not without the prior written consent of Cowlitz:

        (a) adjust, split, combine or reclassify any capital stock; set any record or payment dates for the payment of any dividends or distributions on its capital stock except in the ordinary and usual course of business consistent with past practice; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or except as otherwise permitted by this paragraph (a) grant any stock appreciation rights or grant any individual, corporation, joint venture or other entity any right to acquire any shares of its capital stock; or issue any additional shares of capital stock except pursuant to the exercise of stock options outstanding as of the date hereof;

        (b) incur any indebtedness for borrowed money, other than deposit liabilities and short-term borrowings pursuant to credit facilities in effect on the date of this Agreement or any replacement facilities with commercially reasonable terms as credit facilities existing as of the date hereof, or sell, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case that is material to such party, except
    (i) in the ordinary course of business consistent with past practice or
    (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2 of the Northern Disclosure Schedule;

        (c) form any Subsidiary, or make any acquisition or investment, whether by purchase or other acquisition of stock or other equity interests, by merger, consolidation or other business combination, or by contributions to capital, or make any property transfers or material purchases of any property or assets, in or from any other individual, corporation, joint venture or other entity;

        (d) enter into, renew or terminate any contract or agreement, other than loans made in the ordinary course of business, that calls for aggregate annual payments of $50,000 and which is not either (i) terminable at will on 60 days or less notice without payment of a penalty in excess of $20,000 or
    (ii) has a term of less than one year; or make any material change in any of its leases or contracts, other than renewals of contracts or leases for a term of one year or less without material adverse changes to the terms thereof;

        (e) other than general salary increases consistent with past practices for employees other than executive officers, increase in any material respect the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend (other than amendments required by law) or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock-based compensation;

        (f) authorize or permit any of its officers, directors, employees, representatives or agents (collectively, "REPRESENTATIVES") to directly or indirectly solicit, initiate or encourage any inquiries relating to or that may reasonably be expected to lead to, or the making of any proposal which constitutes, a Takeover Proposal (as defined below), or recommend or endorse any Takeover Proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such Takeover Proposal or otherwise facilitate any effort or attempt to make or implement a Takeover Proposal; PROVIDED, HOWEVER, that, at any time prior to the time its stockholders shall have voted to approve this Agreement and the Merger, Northern may, and may authorize and permit its Representatives to, provide third parties with nonpublic information and participate in discussions and negotiations with any third party in response to a Takeover Proposal which was not solicited subsequent to the date hereof, if Northern's Board of Directors, based on the advice of its financial advisors and outside counsel, has determined in its reasonable good faith judgment that the failure to do so would constitute a breach of its fiduciary duties. Northern shall (i) advise Cowlitz orally (within one day) and in writing (as promptly as practicable) of the receipt after the date hereof of any Takeover Proposal by it or any of its Representatives and (ii) unless its Board of Directors, based on the advice of its financial advisors and outside counsel, has determined in its reasonable good faith judgment that such action would constitute a breach of its fiduciary duties, inform Cowlitz orally and in writing, as promptly as practicable after the receipt thereof, of the material terms and conditions of any such Takeover Proposal (including the identity of the party making such inquiry or proposal) and shall keep Cowlitz informed of the status (including any changes in the material terms and conditions) thereof. Northern shall not furnish any nonpublic information to any other party pursuant to this Section 6.2(f) except pursuant to the terms of a confidentiality agreement containing terms substantially identical to the terms contained in the Confidentiality Agreement (as defined in Section 7.2(b) hereof). Northern will immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Cowlitz with respect to any Takeover Proposal and require the return (or if permitted by the terms of the applicable confidentiality agreement, the certified destruction) of all confidential information previously provided to such parties. As used in this Agreement, "TAKEOVER PROPOSAL" shall mean any inquiry, proposal or offer relating to any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Northern or the acquisition in any manner of 25% or more of the voting stock or equity, or a substantial portion of the assets, of Northern, other than the transactions contemplated by this Agreement;

        (g) make any capital expenditures in excess of (A) $50,000 per project or related series of projects or (B) $50,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

        (h) except in the ordinary course of business, make application for the opening, relocation or closing of any, or open, relocate or close any, branch, office or loan production or servicing facility;

        (i) make or acquire any loan or issue a commitment for any loan except for loans and commitments that are made in the ordinary course of business consistent with past practice at rates not less than the prevailing market rates, or issue or agree to issue any letters of credit or otherwise guarantee or agree to guarantee the obligations of any other persons except for letters of credit issued in the ordinary course of business consistent with past practice;

        (j) except as otherwise expressly permitted elsewhere in this
    Section 6.2, engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business;

        (k) except as otherwise expressly permitted hereby, foreclose upon or otherwise acquire (whether by deed in lieu of foreclosure or otherwise) any real property (other than 1-to-4 family residential properties in the ordinary course of business);

        (l) settle any claim, action or proceeding involving monetary damages, except in the ordinary course of business consistent with past practice, or agree or consent to the issuance of any injunction, decree, order or judgment restricting its business or operations;

        (m) amend its charter, bylaws or similar governing documents;

        (n) except in the ordinary course of business consistent with past practice, materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

        (o) except as expressly required to comply with the Consent to Entry of Order to Cease and Desist and Order to Cease and Desist between the FDIC and Northern dated July 19, 1999, and the Order to Cease and Desist between the Oregon Department of Financial Institutions and Northern dated July 19, 1999 (collectively, the "ORDERS"), make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans,
    (ii) hedging its loan positions or commitments or (iii) any other material banking policies;

        (p) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8 not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

        (q) take any action (other than permitted herein) that would prevent the Merger from qualifying as a "reorganization" within the meaning of
    Section 368(a) of the Code, make any changes in its accounting methods, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by Northern's independent public accountants;

        (r) except as expressly required to comply with the Orders, increase the number of full-time equivalent employees of Northern from the number as of June 30, 1999; or

        (s) except as expressly required to comply with the Orders, agree to, or make any commitment to, take any of the actions prohibited by this
    Section 6.2.

    6.3 NO FUNDAMENTAL COWLITZ CHANGES. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Cowlitz shall not, without the prior written consent of Northern, amend its articles of incorporation or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Northern Common Stock, or agree to, or make any commitment to, take any such action.

7.  ADDITIONAL AGREEMENTS

    7.1  REGULATORY MATTERS.

        (a) Cowlitz and Northern shall promptly prepare and file with the FDIC and SEC the Proxy Statement/Prospectus and the S-4, in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Cowlitz and Northern shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Northern and Cowlitz shall thereafter mail the Proxy Statement/Prospectus to their respective stockholders.

        (b) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

        (c) Cowlitz and Northern shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/ Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of Cowlitz, Northern or any of their respective Subsidiaries to any Governmental Entity in connection with the merger and the other transactions contemplated by this Agreement.

        (d) Cowlitz and Northern shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 8.1(c) below) will not be obtained or that the receipt of any such approval will be materially delayed.

    7.2  ACCESS TO INFORMATION.

        (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Northern shall afford access to the officers, employees, accountants, counsel and other Representatives of Cowlitz and any Loan Examiners appointed pursuant to Section 2.6(d), during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, Northern shall make available to Cowlitz (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Northern is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Northern shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (b) Cowlitz shall hold all information furnished by Northern or any of its Representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated May 13, 1999, between Cowlitz and Northern (the "CONFIDENTIALITY AGREEMENT").

        (c) No investigation by Cowlitz or its Representatives shall affect the representations, warranties, covenants or agreements of Northern set forth herein.

        (d) No investigation by Northern or its Representatives shall affect the representations, warranties, covenants or agreements of Cowlitz set forth herein.

    7.3 SHAREHOLDER APPROVAL. Each of Northern and Cowlitz shall duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as practicable following the date hereof for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger. Northern shall, through its Board of Directors, recommend to its stockholders approval of the Merger and Cowlitz shall, through its Board of Directors, recommend to its stockholders approval of the issuance of the shares of Cowlitz Common Stock in the Merger as required by Nasdaq; PROVIDED, HOWEVER, that this Section 7.3 shall not prohibit accurate disclosure by Northern of information that is required in the Proxy Statement/Prospectus or any other document required to be filed with the SEC (including without limitation a disclosure statement on Schedule 14D-9) or otherwise required by applicable law or regulation or the rules of Nasdaq to be publicly disclosed.

    7.4  LEGAL CONDITIONS TO MERGER.

        (a) Subject to the terms and conditions of this Agreement, each of Cowlitz and Northern shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Section 8 hereof, to consummate the transactions contemplated by this Agreement and
    (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Northern or Cowlitz or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

        (b) Subject to the terms and conditions of this Agreement, each of Cowlitz and Northern agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable best efforts to
    (i) modify or amend any contracts, plans or arrangements to which Cowlitz or Northern is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in
    Section 8 hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

    7.5 AFFILIATES. Northern shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of Northern to deliver to Cowlitz, as soon as practicable after the date of this Agreement, and in any event prior to the date of the stockholders meeting called by Northern pursuant to Section 7.3 hereof, a written agreement, in the form and substance reasonably satisfactory to Cowlitz, relating to required transfer restrictions on the Cowlitz Common Stock received by them in the Merger.

    7.6 STOCK LISTING. Cowlitz shall use its best efforts to cause the shares of Cowlitz Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

    7.7  EMPLOYEES; EMPLOYEE BENEFIT PLANS.

        (a) Cowlitz shall, from and after the Effective Time, (i) comply with the Plans in accordance with their terms, (ii) provide former employees of Northern who remain as employees of Cowlitz or its Subsidiaries credit for years of service with Northern prior to the Effective Time for the purpose of eligibility and vesting and (iii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Plans) and eligibility waiting periods under group health plans of Cowlitz to be waived with respect to former employees of Northern who remain as employees of Cowlitz or its Subsidiaries (and their eligible dependents) and who become participants in such group health plans. Nothing in this Section 7.7 shall be interpreted as preventing Cowlitz or its Subsidiaries from amending, modifying or terminating any Plans or other contracts, arrangements, commitments or understandings, in a manner consistent with their terms and applicable law.

        (b) Northern agrees to amend its 401(k) plan prior to the Effective Time so that participant loans are no longer available.

        (c) If in the reasonable opinion of Cowlitz's outside counsel it is necessary under the SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP, SEC No-Action Letter, Fed. Sec. L. Rep. (CCH) PARA 77,515 (Jan. 12, 1999), for Cowlitz's Board of Directors to approve the Merger to permit the acquisition of Cowlitz Common Stock and options to purchase Cowlitz Common Stock by directors, officers or employees of Northern who become directors or officers of Cowlitz following the Effective Time to be exempt from
    Section 16(b) of the Exchange Act pursuant to Rule 16b-3(d), then Cowlitz's Board of Directors shall adopt appropriate resolutions prior to the Effective Time.

    7.8 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Cowlitz shall cooperate with the persons serving as officers and officers and directors of Northern so that such persons are, to the extent available, covered by the directors' and officers' liability insurance policy maintained by Northern (or a replacement policy therefor) that serves to reimburse such officers and directors with respect to claims against such officers and directors from facts or events occurring at or prior to the Effective Time, which insurance shall contain at least substantially the same coverage and amounts, and contain terms and conditions substantially no less advantageous, as that coverage currently provided by Northern; PROVIDED, HOWEVER, that in no event will Cowlitz be required to expend in any one year an amount in excess of 100% of the annual premiums currently paid by Northern for such insurance as set forth in
Section 4.20 of the Northern Disclosure Schedule (the "INSURANCE AMOUNT") to maintain or procure such coverage or pay for premiums with respect to any period more than three years after the Effective Time unless, in either case, a policy providing lifetime coverage is available for an amount not to exceed $20,000; PROVIDED FURTHER, that if the parties are unable to maintain or obtain the insurance called for by this Section 7.8, they shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; PROVIDED FURTHER, that such officers and directors of Northern may be required to make application and provide customary representations and warranties to Cowlitz's insurance carrier for the purpose of obtaining such insurance. Neither Cowlitz nor Cowlitz Bank shall have an obligation to indemnify any of such officers and directors except to the extent of such insurance coverage.

    7.9 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of Cowlitz and Northern) or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Cowlitz.

    7.10 ADVICE OF CHANGES. Cowlitz and Northern shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

    7.11  SUBSEQUENT INTERIM AND ANNUAL FINANCIAL STATEMENTS.

        (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth quarter of a fiscal year) or 90 days after the end of each fiscal year ending after the date of this Agreement, each party will deliver to the other party its Quarterly Report on Form 10-QSB or Form 10-Q or its Annual Report on
    Form 10-KSB or Form 10-K, as the case may be, as filed with the FDIC or the SEC under the Exchange Act.

        (b) As soon as reasonably practicable and as soon as they are available, but in no event more than 30 days, after the end of each calendar month ending after the date of this Agreement, Northern shall furnish to Cowlitz
    (i) financial statements (including balance sheet, statement of operations and stockholders' equity) of Northern as of and for such month then ended,
    (ii) servicing reports regarding cash flows, delinquencies and foreclosures on asset pools serviced or master serviced by Northern, and (iii) any internal management reports relating to the foregoing. All information furnished by Northern to Cowlitz pursuant to this Section 7.11(b) shall be held in confidence by Cowlitz to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

    7.12  DISCLOSURE SUPPLEMENTS.

        (a) On the date five (5) business days prior to the Effective Date, Northern shall supplement or amend the Northern Disclosure Schedule with respect to any matter existing or known to Northern which (i) if existing, occurring or known at the date of this Agreement would have been required to be set forth or described in the Northern Disclosure Schedule or (ii) is necessary to correct any information therein which has been rendered inaccurate thereby so that the Northern Disclosure Schedule is accurately supplemented or amended as of the Effective Date. For the purpose of this
    Section 7.12(a), each reference to the date of this Agreement or an earlier date, as the case may be, in the representations and warranties of Northern contained in this Agreement shall be deemed to refer to the Effective Date. Notwithstanding this provision, no supplement or amendment to the Northern Disclosure Schedule shall be deemed to modify any representation or warranty for the purpose of determining satisfaction of the conditions set forth in Sections 8.2(a) and (b).

        (b) On the date five (5) business days prior to the Effective Date, Cowlitz shall supplement or amend the Cowlitz Disclosure Schedule with respect to any matter existing or known to Cowlitz which (i) if existing, occurring or known at the date of this Agreement would have been required to be set forth or described in the Cowlitz Disclosure Schedule or (ii) is necessary to correct any information therein which has been rendered inaccurate thereby so that the Cowlitz Disclosure Schedule is accurately supplemented or amended as of the Effective Date. For the purpose of this
    Section 7.12(b), each reference to the date of this Agreement or an earlier date, as the case may be, in the representations and warranties of Cowlitz contained in this Agreement shall be deemed to refer to the Effective Date. Notwithstanding this provision, no supplement or amendment to the Cowlitz Disclosure Schedule shall be deemed to modify any representation or warranty for the purpose of determining satisfaction of the conditions set forth in
    Section 8.3(a).

8.  CONDITIONS PRECEDENT

    8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) SHAREHOLDER APPROVALS. The Merger and this Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of Northern entitled to vote thereon. The issuance of the shares of Cowlitz Common Stock in the Merger shall have been approved by the requisite affirmative vote of the stockholders of Cowlitz entitled to vote thereon. The Merger and this Agreement shall have been approved by the sole stockholder of Cowlitz Bank.

        (b) NASDAQ LISTING. The shares of Cowlitz Common Stock which shall be issued to the stockholders of Northern upon consummation of the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

        (c) OTHER APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the "REQUISITE REGULATORY APPROVALS").

        (d) S-4 EFFECTIVENESS. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (e) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

    8.2 CONDITIONS TO OBLIGATIONS OF COWLITZ. The obligations of Cowlitz to effect the Merger are also subject to the satisfaction or waiver by Cowlitz at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Northern set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and PROVIDED, FURTHER, that, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 4.2(a), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Northern. Cowlitz shall have received a certificate signed on behalf of Northern by the Chief Executive Officer and Chief Financial Officer of Northern to the foregoing effect.

        (b) PERFORMANCE OF OBLIGATIONS OF NORTHERN. Northern shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Cowlitz shall have received a certificate signed on behalf of Northern by the Chief Executive Officer and the Chief Financial Officer of Northern to such effect.

        (c) BURDENSOME CONDITION. There shall not be any action taken, or any statute, rule, regulation, order, directive, memorandum of understanding or similar restriction enacted, entered, enforced or deemed applicable to Northern or the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on the Surviving Bank or Cowlitz or prevent the Surviving Bank or Cowlitz from realizing substantially all of the contemplated benefits of the transactions contemplated by this Agreement.

        (d) DIRECTOR RESIGNATIONS. Cowlitz shall have received resignations from each director of Northern, except to the extent otherwise requested by Cowlitz.

        (e) EMPLOYMENT AGREEMENT. The employment agreement entered into at the date of this Agreement between Cowlitz Bank and the Northern executive set forth on Annex 8.2(e) shall be in full force and effect and there shall have been no default by such employee thereunder.

        (f) NONCOMPETITION AGREEMENTS; OPTION AGREEMENTS. Each of the noncompetition agreements and option agreements entered into at the date of this Agreement between Cowlitz and the Northern directors set forth on Annex 8.2(f) shall be in full force and effect and there shall have been no default by any employee thereunder.

        (g) DISSENTERS. The number of shares of Northern Common Stock with respect to which dissenters' rights have been perfected and not withdrawn shall not exceed 5% of the total outstanding shares of Northern Common Stock.

        (h) LEGAL PROCEEDINGS. There shall not be any pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Northern, Cowlitz or any Subsidiary of Cowlitz or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a significant possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Northern, Cowlitz or the Surviving Bank.

        (i) ORDERS. Cowlitz or Cowlitz Bank shall have received oral or written assurances, in form and substance reasonably satisfactory to Cowlitz, from the FDIC and/or the Oregon Director that the Orders shall not be applicable to the Surviving Bank.

        (j) YEAR 2000 PROBLEMS. Northern shall have addressed all Year 2000 Problems identified in the Northern Y2K Plan on or before December 31, 1999 and as of the Closing Date, no Year 2000 Problem shall have occurred which, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Northern.

        (k) DEPOSITS. At the Effective Time, Northern shall have total deposits in an amount no less than 80% of the total deposits as of June 30, 1999, and such deposits shall bear substantially the same interest rates and be in substantially the same mix as the deposits as of June 30, 1999, other than such changes in the interest rates and/or mix that reflect changes affecting commercial banking businesses generally.

        (l) STOCKHOLDERS' EQUITY. The Total Stockholders' Equity of Northern as of the Effective Time is at least $1,150,000.

        (m) AUDITOR'S OPINION. Cowlitz shall have received an opinion of Arthur Andersen LLP, dated as of the Effective Date, in a form and substance reasonably satisfactory to Cowlitz, to the effect that amounts received by Cowlitz Bank from the Escrow with respect to Reimbursable Losses will be treated as income which would offset the relevant loss applicable to such Reimbursable Losses.

        (n) DIRECTORS' AND OFFICERS' INSURANCE. Cowlitz shall have received, in a form and substance reasonably satisfactory to Cowlitz, the written agreement of each of the persons serving as officers and directors of Polar Beach immediately prior to the Effective Time to the terms and conditions set forth in Section 7.8.

    8.3 CONDITIONS TO OBLIGATIONS OF NORTHERN. The obligation of Northern to effect the Merger is also subject to the satisfaction or waiver by Northern at or prior to the Effective Time of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Cowlitz set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; PROVIDED, HOWEVER, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and PROVIDED, FURTHER, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Cowlitz and its Subsidiaries taken as a whole. Northern shall have received a certificate signed on behalf of Cowlitz by the Chief Executive Officer and the Chief Financial Officer of Cowlitz to the foregoing effect.

        (b) PERFORMANCE OF OBLIGATIONS OF COWLITZ. Cowlitz shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Northern shall have received a certificate signed on behalf of Cowlitz by the Chief Executive Officer and the Chief Financial Officer of Cowlitz to such effect.

        (c) LEGAL PROCEEDINGS. There shall not be any pending or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Cowlitz or any Subsidiary of Cowlitz or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a significant possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Cowlitz or the Surviving Bank.

9.  TERMINATION AND AMENDMENT

    9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

        (a) by mutual consent of Cowlitz and Northern in a written instrument, if the Board of Directors of each so determines;

        (b) by either Cowlitz or Northern if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

        (c) by either Cowlitz or Northern if the Effective Time shall not have occurred on or before March 31, 2000, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; PROVIDED, HOWEVER, if the failure of the Effective Time to occur by March 31, 2000 is solely due to the failure to satisfy the condition set forth in Section 8.1(c), then the termination right set forth in this Section 9.1(c) shall not be exercisable until June 30, 2000;

        (d) by either Cowlitz or Northern (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached
    (i) any of the covenants or agreements made by such other party herein or
    (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) would entitle the non-breaching party not to consummate the transactions contemplated hereby under Section 8 hereof;

        (e) by either Cowlitz or Northern if any approval of the stockholders of Northern contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

        (f) by the Board of Directors of Cowlitz, if the Board of Directors of Northern shall have withdrawn, modified or changed in a manner adverse to Cowlitz its approval or recommendation of this Agreement and the transactions contemplated hereby or if a Change of Control (as defined below) of Northern shall have occurred;

        (g) by either Cowlitz or Northern if any approval of the stockholders of Cowlitz contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;

        (h) by the Board of Directors of Northern, if the Board of Directors of Cowlitz shall have withdrawn, modified or changed in a manner adverse to Northern its approval or recommendation of the issuance of Cowlitz Common Stock in the Merger

        (i) by the Board of Directors of Cowlitz if a tender offer or exchange offer for 25% or more of the outstanding shares of Northern Common Stock is commenced (other than by Cowlitz or a Subsidiary thereof), and the Board of Directors of Northern recommends that the stockholders of Northern tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within 10 Business Days after the commencement thereof (which, in the case of an exchange offer, shall be the effective date of the registration statement relating to such exchange offer);

        (j) by the Board of Directors of Northern prior to the date on which the stockholders of Northern shall have voted to approve this Agreement and the Merger, if (i) any person or entity shall have made (and shall not have withdrawn) a Takeover Proposal that is determined by the Northern Board of Directors to constitute a Superior Proposal (as defined below), and
    (ii) the Northern Board of Directors determines in its good faith reasonable judgment, after consultation with outside counsel, that failure to terminate this Agreement in order to accept the Superior Proposal would constitute a breach of fiduciary duty; PROVIDED, HOWEVER, that Northern may not terminate this Agreement pursuant to this Section 9.1(j) unless it has given Cowlitz 10 Business Days prior written notice of its intention to so terminate this Agreement (which notice must specify all material terms and conditions of such Superior Proposal and the identity of the person or persons (or entity or entities, as the case may be) making such Superior Proposal and must be accompanied by a copy of the agreements setting forth such Superior Proposal) and has offered Cowlitz the opportunity to amend the terms and conditions of this Agreement so that the failure of the Northern Board of Directors to terminate this Agreement, as so amended, in order to accept the Superior Proposal would not constitute a breach of fiduciary duty; and PROVIDED, FURTHER, that the Northern Board of Directors may not terminate this Agreement pursuant to this Section 9.1(j) unless simultaneously with such termination Northern pays to Cowlitz the amounts specified in
    Section 9.2(b) and enters into a definitive acquisition, merger or similar agreement to effect and consummate such Superior Proposal with the person or entity making such Superior Proposal.

    For purposes of this Agreement, (A) a "SUPERIOR PROPOSAL" shall mean any BONA FIDE Takeover Proposal made by an unaffiliated third party that the Northern Board of Directors determines in its good faith reasonable judgment (based on the advice of an independent financial advisor) represents superior value to the holders of Northern Common Stock than the transactions contemplated by this Agreement and for which any required financing is either committed or is, in the good faith reasonable judgment of Northern's Board of Directors (based on the advice of such independent financial advisor), reasonably capable of being obtained on a timely basis by the person making such Takeover Proposal; and (B) a "CHANGE OF CONTROL" shall mean the acquisition, directly or indirectly, by any person or entity, together with its affiliates (as defined in Rule 12b-2 under the Exchange
    Act), or any other group (as defined in Section 13(d) of the Exchange Act), including through the formation of any such group or the affiliation of any such persons or entities, of, or of the right to acquire or direct the exercise of, 30% or more of the voting power of the capital stock of Northern entitled to approve this Agreement and the Merger or to elect directors of Northern; or

        (k) by Cowlitz if a Subsequent Triggering Event (as defined in the Stock Option Agreement) has occurred.

    9.2  EFFECT OF TERMINATION.

        (a) In the event of termination of this Agreement by either Cowlitz or Northern as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Cowlitz, Northern, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that
    (i) Sections 7.2(b), 9.2, and 10.2 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Cowlitz nor Northern shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

        (b) If this Agreement is terminated (i) by Cowlitz pursuant to
    Section 9.1(f) or (i), (ii) by Cowlitz or Northern pursuant to
    Section 9.1(e) because of a failure to obtain the required approval of the stockholders of Northern after a Takeover Proposal for Northern shall have been publicly disclosed, or any person or entity shall have publicly disclosed an intention (whether or not conditional) to make a Takeover Proposal, (iii) by Northern pursuant to Section 9.1(j), (iv) by Cowlitz pursuant to Section 9.1(k) or (v) by Cowlitz pursuant to Section 9.1(d) if the breach giving rise to such termination was willful and, at or prior to such termination, a Takeover Proposal shall have been made known to Northern or shall have been publicly disclosed to Northern's stockholders, or any person or entity shall have made known to Northern or otherwise publicly disclosed an intention (whether or not conditional) to make a Takeover Proposal, and regardless of whether such Takeover Proposal shall have been rejected by Northern or withdrawn prior to the time of such termination, then in any such case Northern shall (A) pay to Cowlitz a termination fee of $425,000 and (B) in addition to such termination fee, reimburse Cowlitz and Cowlitz Bank for their documented and reasonable out-of-pocket expenses incurred by each of them in connection with this Agreement and the transactions contemplated hereby (including without limitation, filing fees, printing costs and fees and expenses of legal, accounting and financial advisors). In the event Cowlitz has exercised all or any part of the Option, then Cowlitz shall not be entitled to the termination fee set forth in
    (A) above, but Northern shall nonetheless pay any reimbursement amounts due to Cowlitz and Cowlitz Bank in accordance with (B) above.

        (c) Any termination fee and/or reimbursement amount that becomes payable pursuant to Section 9.2(b) shall be paid by wire transfer of immediately available funds to an account designated by Cowlitz within one Business Day following the termination of this Agreement, except that any termination fee or reimbursement amount that is payable as a result of the termination of this Agreement pursuant to
    Section 9.1(i) or Section 9.1(j) shall be paid simultaneously with such termination. Notwithstanding the foregoing, in no event shall Northern be obligated to pay any such fees to Cowlitz if immediately prior to the termination hereof Northern was entitled to terminate this Agreement pursuant to Section 9.1(d).

        (d) Northern and Cowlitz agree that the agreements contained in paragraphs (b) and (c) above are an integral part of the transactions contemplated by this Agreement, that without such agreements Cowlitz would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Northern fails to pay Cowlitz the amounts due under paragraph (b) above within the time periods specified in paragraph (c) above, Northern shall pay the costs and expenses (including legal fees and expenses) incurred by Cowlitz in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of The Chase Manhattan Bank from the date such amounts were required to be paid.

    9.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Northern; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by Northern's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Northern stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    9.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10. GENERAL PROVISIONS

    10.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

    10.2 EXPENSES. Except as provided in Section 9.2 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; PROVIDED, HOWEVER, that notwithstanding anything to the contrary contained in this Agreement, neither Cowlitz nor Northern shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

    10.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Cowlitz or Cowlitz Bank, to:

       Cowlitz Bancorporation
       927 Commerce Avenue
       Longview, Washington 98632
       Fax: (360) 423-5461
       Attn: Charles W. Jarrett, President & COO

       and:

       Cowlitz Bank
       927 Commerce Avenue
       Longview, Washington 98632
       Fax: (360) 423-5461
       Attn: Charles W. Jarrett, President & CEO

       with a copy to:

       Heller Ehrman White & McAuliffe
       6100 Columbia Center
       701 Fifth Avenue
       Seattle, WA 98104
       Fax: (206) 447-0849
       Attn: Bernard L. Russell

        (b) if to Northern, to:

       Northern Bank of Commerce
       1001 Southwest Fifth Avenue
       Suite 250
       Portland, Oregon 97204
       Fax: (503) 306-5407
       Attn: William Spicer, Chairman

       with a copy to:

       Davis Wright Tremaine LLP
       Suite 2300
       1300 SW Fifth Avenue
       Portland, OR 97201
       Fax (503) 778-5299
       Attn: David C. Baca

    10.4 INTERPRETATION. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Northern, Cowlitz or any of their respective Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

    10.5 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    10.6 ENTIRE AGREEMENT. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

    10.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law.

    10.8 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    10.9 PUBLICITY. Cowlitz and Northern shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of Nasdaq. Without limiting the reach of the preceding sentence, Cowlitz and Northern shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Northern and its Subsidiaries shall (a) consult with Cowlitz regarding communications with customers, stockholders, prospective investors and employees related to the transactions contemplated hereby,
(b) provide Cowlitz with stockholder lists of Northern and (c) allow and facilitate Cowlitz contact with stockholders of Northern and other prospective investors.

    10.10 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.8 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    IN WITNESS WHEREOF, Cowlitz, Cowlitz Bank and Northern have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

                                                COWLITZ BANCORPORATION

                                                                 By:           /s/ Charles W. Jarrett
                                                              ---------------------------------------
                                                                           Name:   Charles W. Jarrett
                                                                  -----------------------------------
                                                      Title:    President and Chief Operating Officer
                                                                  -----------------------------------

                                                COWLITZ BANK

                                                                 By:           /s/ Charles W. Jarrett
                                                              ---------------------------------------
                                                                           Name:   Charles W. Jarrett
                                                                  -----------------------------------
                                                      Title:    President and Chief Executive Officer
                                                                  -----------------------------------

                                                NORTHERN BANK OF COMMERCE

                                                               By:          /s/ John H. Holloway, Jr.
                                                              ---------------------------------------
                                                                        Name:   John H. Holloway, Jr.
                                                                  -----------------------------------
                                                      Title:    President and Chief Executive Officer
                                                                  -----------------------------------

                                  ANNEX 2.6(d)

CLASSIFICATION                         DESCRIPTION
--------------                         -----------
Special Mention......................  Marginally acceptable business credit; some potential weakness. Generally undesirable business constituting an
                                       undue and unwarranted credit risk but not to the point of
                                       justifying a Substandard classification. While the asset is currently protected, it is potentially weak. No loss of
                                       principal or interest is envisioned. Potential weaknesses
                                       might include a weakening financial condition, an
                                       unrealistic repayment program, inadequate sources of funds, or lack of adequate collateral, credit information, or
                                       documentation. Company is undistinguished and mediocre.

Substandard..........................  Unacceptable business credit, normal repayment in jeopardy.
                                       While no loss of principal or interest is envisioned, there is a positive and well-defined weakness which jeopardizes
                                       collection of debt. The asset is inadequately protected by the current sound net worth and paying capacity of the
                                       obligor or pledged collateral. There may already have been a partial loss of interest.

Doubtful.............................  Full payment questionable. Serious problems exist to the point where a partial loss of principal is likely.
                                       Weaknesses are so pronounced that on the basis of current
                                       information, conditions and values, collection is highly
                                       improbable.

Loss.................................  Expected total loss. An uncollectible asset or one of such little value it does not warrant classification as an active asset. Such an asset may, however, have recovery or salvage value, but not to the point where a write-off should be
                                       deferred, even though a partial recovery may occur in the
                                       future.

                                  ANNEX 8.2(e)
                   EMPLOYMENT AGREEMENT UNDER SECTION 8.2(e)

John Holloway, Jr.

                                  ANNEX 8.2(f)
           NONCOMPETITION AND OPTION AGREEMENTS UNDER SECTION 8.2(f)

John Holloway, Jr.
William Spicer
Chris Brown
John Walrod
Kurt Wollenberg

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER

    This Amendment No. 1, dated November , 1999, amends the Agreement and Plan of Merger (the "Agreement") originally made and entered into as of the 14th day of September, 1999, by and among COWLITZ BANCORPORATION, a Washington corporation ("Cowlitz"), COWLITZ BANK, a corporation chartered under the banking laws of the State of Washington ("Cowlitz Bank"), and NORTHERN BANK OF COMMERCE, a corporation chartered under the banking laws of the State of Oregon ("Northern").

    1. Each capitalized term used but not defined in this Amendment No. 1 shall have the meaning provided for such term in the Agreement.

    2. Sections 2.6(b), 2.6(b)(i) and 3.2(b)(iii) of the Agreement are each amended by replacing the amount "$4,707,139" with the amount "$4,718,841".

    3. Except as specifically amended by this Amendment No. 1, the Agreement shall remain in full force and effect.

    4. This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and the executed counterparts taken together shall be deemed to be one originally executed document.

    5. This Amendment No. 1 shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law.

    IN WITNESS WHEREOF, Cowlitz, Cowlitz Bank and Northern have caused this Amendment No. 1 to be executed by their respective officers hereunto duly authorized as of the date first above written.

                                                                               COWLITZ BANCORPORATION

                                                                 By:           /s/ Charles W. Jarrett
                                                              ---------------------------------------
                                                                            Name:  Charles W. Jarrett
                                                                 ------------------------------------
                                                        Title:  President and Chief Operating Officer
                                                                -------------------------------------

                                                                                         COWLITZ BANK

                                                                 By:           /s/ Charles W. Jarrett
                                                              ---------------------------------------
                                                                            Name:  Charles W. Jarrett
                                                                 ------------------------------------
                                                        Title:  President and Chief Executive Officer
                                                                -------------------------------------

                                                                            NORTHERN BANK OF COMMERCE

                                                                    By:            /s/ James A. Wills
                                                              ---------------------------------------
                                                                                Name:  James A. Wills
                                                                 ------------------------------------
                                                                                    Title:  President
                                                                -------------------------------------

                                AMENDMENT NO. 2
                                       TO
                          AGREEMENT AND PLAN OF MERGER



    This Amendment No. 2, dated January 10, 2000, amends the Agreement and Plan of Merger originally made and entered into as of the 14th day of September, 1999, by and among COWLITZ BANCORPORATION, a Washington corporation ("Cowlitz"), COWLITZ BANK, a corporation chartered under the banking laws of the State of Washington ("Cowlitz Bank"), and NORTHERN BANK OF COMMERCE, a corporation chartered under the banking laws of the State of Oregon ("Northern"), as amended by Amendment No. 1 dated November 29, 1999 (as amended, the "Agreement").



    1. Each capitalized term used but not defined in this Amendment No. 2 shall have the meaning provided for such term in the Agreement.



    2. Sections 2.6(d) of the Agreement, is amended by adding the following between the seventh and eighth sentences thereof:



       In addition, Northern and Cowlitz Bank may at any time prior to the Closing agree to designate and classify any additional Northern loan as an Identified Loan and such loan shall be deemed so classified and designated by the Loan Examiner pursuant to the preceding sentences. Any Identified Loan in which a loan participation was sold to Cowlitz Bank on or after September 14, 1999 will be treated for the purposes of this section and the Escrow as if Northern retained sole ownership of the whole loan.



    3. Except as specifically amended by this Amendment No. 2, the Agreement shall remain in full force and effect.



    4. This Amendment No. 2 may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and the executed counterparts taken together shall be deemed to be one originally executed document.



    5. This Amendment No. 2 shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law.



    IN WITNESS WHEREOF, Cowlitz, Cowlitz Bank and Northern have caused this Amendment No. 2 to be executed by their respective officers hereunto duly authorized as of the date first above written.



                                                                                    COWLITZ BANCORPORATION

                                                                      By:           /s/ Charles W. Jarrett
                                                                   ---------------------------------------
                                                                                 Name:  Charles W. Jarrett
                                                                      ------------------------------------
                                                             Title:  President and Chief Operating Officer
                                                                     -------------------------------------

                                                                                              COWLITZ BANK

                                                                      By:           /s/ Charles W. Jarrett
                                                                   ---------------------------------------
                                                                                 Name:  Charles W. Jarrett
                                                                      ------------------------------------
                                                             Title:  President and Chief Executive Officer
                                                                     -------------------------------------

                                                                                 NORTHERN BANK OF COMMERCE

                                                                       By:           /s/ William V. Spicer
                                                                   ---------------------------------------
                                                                                  Name:  William V. Spicer
                                                                      ------------------------------------
                                                                                          Title:  Chairman
                                                                     -------------------------------------

                                   APPENDIX D

September 10, 1999

Board of Directors
Northern Bank of Commerce
1001 S.W. 5th Avenue, Suite 250
Portland, OR 97204

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Northern Bank of Commerce ("NBOC") of the consideration to be delivered to such shareholders by Cowlitz Bancorporation ("Cowlitz"), in connection with the proposed acquisition (the "Acquisition") of NBOC by Cowlitz.

    We have assumed that the terms of the Acquisition are as set forth in the draft Agreement and Plan of Merger (the "Agreement") between NBOC and Cowlitz that you previously provided for our review. We understand that each share of common stock of NBOC will have the right to receive approximately 0.8258 shares of Cowlitz common stock upon closing of the Acquisition and the right to receive up to $1.63 in cash two years after closing of the Acquisition.

    In arriving at our opinion, we have reviewed various financial and operating information relating to NBOC and Cowlitz, including without limitation historical financial reports of NBOC and Cowlitz, reports filed with bank regulatory agencies, internal operating reports and analyses, asset quality evaluations, and related information. We have also examined economic analyses of and forecasts for NBOC and Cowlitz's market area and publicly available information regarding other banking institutions operating in such market area. We have also held discussions with NBOC's and Cowlitz's management regarding the business, recent operating results, and future prospects for NBOC and Cowlitz.

    We have also considered financial and stock market data for NBOC and Cowlitz, as well as, the views of management concerning the financial, operational and strategic benefits and implications of the Acquisition. We have additionally examined and considered financial and stock market data for similar public companies, the publicly available financial terms of certain other similar business combinations, and other analyses and considerations which we deemed relevant.

    In conducting our review and arriving at our opinion, we have relied, without independent investigation, upon the accuracy and completeness of all financial and other information publicly available or provided to us by NBOC and Cowlitz. We have also assumed the reasonableness of and relied upon the estimates and judgements of management of NBOC and Cowlitz as to the future business and financial prospects. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NBOC or Cowlitz, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon economic, market, financial and other conditions as they exist and can be evaluated on the date hereof and the information provided to us through the date hereof.

    D.A. Davidson & Co. is engaged in the valuation of companies and their securities in the course of its business as an investment firm. In the ordinary course of our business, we publish investment research regarding NBOC and make a market in its common stock. For our services in connection with the Acquisition, including rendering this opinion, we will receive a fee from NBOC.

    It is understood that this letter is intended solely for the benefit and use of the Board of Directors of NBOC in its consideration of the Acquisition and is not intended to be and does not constitute a

Board of Directors
September 10, 1999
Page Two

recommendation to any shareholder as to how such shareholder should vote with respect to the Acquisition.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be delivered to the shareholders of NBOC in connection with the Acquisition is fair, from a financial point of view, to such shareholders.

Very truly yours,
D.A. Davidson & Co.

     /s/ DAREN J. SHAW
     -----------------------------------------
     Daren J. Shaw
     Managing Director
By:

                                   APPENDIX E

September 14, 1999

The Board of Directors
Cowlitz Bancorporation
927 Commerce Avenue
Longview, Washington 98632

Gentlemen:

    It is Sage Capital LLC's ("Sage") understanding that Cowlitz Bancorporation ("Cowlitz") entered into a transaction as described in an Acquisition Agreement dated September 14, 1999 with Northern Bank of Commerce ("Northern"). Under the terms of the Acquisition Agreement, Northern shall be merged into Cowlitz (the "Acquisition"). Cowlitz will issue to Northern shareholders a combination of stock and cash in exchange for their shares. In accordance with the Acquisition Agreement, the cash component will be held in escrow for twenty-four
(24) months, to be held in reserve against certain events. At the end of the twenty-four month period, the remaining value of the escrow account if any, will be distributed to Northern shareholders. The stock component of the Transaction will be based on formulas as specified within the Acquisition Agreement. The specific, terms and conditions of the Acquisition are set forth more fully in the Acquisition Agreement.

    Sage was asked to render an opinion to the Board of Directors of Cowlitz as to whether the Aggregate Consideration to be paid by Cowlitz pursuant to the Acquisition Agreement (the "Acquisition Consideration") was fair to the shareholders of Cowlitz from a financial point of view (the "Opinion"). Cowlitz has agreed to reimburse Sage for reasonable out-of-pocket expenses and to indemnify Sage against certain liabilities relating to or arising out of services performed by Sage. Sage's principals, while employed at another firm, managed the underwriting process or the public sale of Cowlitz shares in March of 1998.

    In arriving at its Opinion, Sage, among other things, (i) reviewed the Acquisition Agreement between Cowlitz and Northern; (ii) reviewed certain other documents relating to the Acquisition Agreement, including drafts of the Escrow Agreement; (iii) reviewed publicly available information concerning Cowlitz and Northern; (iv) held discussions with members of senior management of Cowlitz concerning the business prospects of Northern, including managements views as to the organization of and strategies with respect to the acquisition of Cowlitz and Northern; (v) reviewed certain operating and financial reports prepared by the managements of Cowlitz and Northern; (vi) reviewed certain other relevant information made available to Sage from the internal records of Cowlitz and Northern; (vii) reviewed the recent reported prices and trading activity for the common stock of certain other companies engaged in businesses Sage considered comparable to those of Cowlitz and compared certain publicly available financial data for those comparable companies to similar data for Cowlitz;
(viii) reviewed the financial terms of certain other merger and acquisition transactions that Sage deemed generally relevant; and (ix) performed and considered such other studies, analyses, inquiries and investigations as Sage deemed appropriate.

    In connection with Sage's review and for purposes of its Opinion, Sage did not independently verify any of the foregoing information and assumed (i) all such information is complete and accurate in all material respects, (ii) there have been no material changes in the assets, financial condition, results of operations, business or prospects of Cowlitz and Northern since the respective dates of the last financial statements made available to Sage and all material liabilities (contingent or otherwise, known or unknown) of Cowlitz and Northern are as set forth in the respective financial statements, and (iii) no adjustments will be made to the material terms of the Acquisition Agreement from those set forth in the copies of the Acquisition Agreement delivered to Sage prior to this date. With respect to the financial information of Cowlitz and Northern provided to Sage by the management of Cowlitz, Sage has assumed for purposes of the Opinion that such information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the operating and financial performance of Cowlitz and Northern. Sage did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Cowlitz or Northern, nor did Sage conduct a physical inspection of the properties and facilities of Cowlitz or Northern in connection with its Opinion. Sage's Opinion is necessarily based upon market, economic, financial and other conditions as of the date of the Opinion and any subsequent change in such conditions would require a reevaluation of this Opinion.

    In rendering its Opinion, Sage does not express any opinion or make my determination as to what specific consideration should be paid by Cowlitz in connection with the Acquisition Agreement. The Opinion rendered by Sage is limited to the evaluation and determination of whether the consideration to be paid by Cowlitz according to the Acquisition Agreement is fair, from a financial point of view, to the shareholders of Cowlitz and does not address the underlying business decision of Cowlitz and Northern to engage in the Acquisition Agreement. Sage is not expressing any opinion as to what the value of Cowlitz common stock will be when issued pursuant to the Acquisition Agreement or the price at which Cowlitz common stock will trade at any time. Sage's Opinion does nor constitute a recommendation to any shareholders of Cowlitz as to how such shareholder should vote on the proposed Acquisition Agreement.

    This letter and the Opinion expressed herein are provided at the request and for the information of the Board of Directors of Cowlitz and may not be quoted or referred to or used for any other purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement on Form S-4 or proxy statement used in connection with the Acquisition Agreement so long as this letter is quoted in full in such registration statement on Form S-4 or proxy statement.

    Based upon and subject to the foregoing, it is Sage's opinion that, as of the date hereof, the consideration to be paid by Cowlitz according to the Acquisition Agreement is fair to the shareholders of Cowlitz from a financial point of view.

Best regards,
SAGE CAPITAL, LLC

     /s/ BRUCE J. ALEXANDER                          /s/ LAURA A. BLACK
     ----------------------------------------        ----------------------------------------
     Bruce J. Alexander                              Laura A. Black
     Managing Partner                                Managing Partner
By:                                             By:

                                   APPENDIX F
                                ESCROW AGREEMENT

    THIS ESCROW AGREEMENT ("AGREEMENT") is made and entered into as of the   day
of             ,       , by and among COWLITZ BANCORPORATION, a Washington
corporation ("COWLITZ"), COWLITZ BANK, a corporation chartered under the banking laws of the State of Washington ("COWLITZ BANK"), NORTHERN BANK OF COMMERCE, a corporation chartered under the banking laws of the State of Oregon
("NORTHERN"), and             , as escrow agent (the "ESCROW AGENT").

                                    RECITALS

    WHEREAS, Cowlitz, Cowlitz Bank and Northern have entered into an Agreement and Plan of Merger dated as of September 14, 1999 (the "MERGER AGREEMENT"), pursuant to which Northern has agreed to merge with and into Cowlitz Bank with Cowlitz Bank being the surviving entity (the "MERGER");

    WHEREAS, Section 3.2.(b) of the Merger Agreement provides that an amount equal to the product of (1) the Cash Consideration (as defined in the Merger Agreement) and (2) the Initial Nondissenting Shares (as defined below), or
            Dollars ($            ) (the "ESCROWED FUNDS"), to be paid by
Cowlitz to the holders of Northern Shares other than holders of Final Dissenting Shares (as defined below) (the "ESCROW STOCKHOLDERS") shall be delivered to
            (the "EXCHANGE AGENT") at the Effective Time;

    WHEREAS, the Exchange Agent shall be instructed to deliver the Escrowed Funds to the Escrow Agent to be held in escrow to ensure that Cowlitz Bank shall be properly reimbursed for certain losses;

    WHEREAS, pursuant to Section 3.2.(b) of the Merger Agreement,
and             have been appointed by Northern as representatives of the Escrow
Stockholders (the "NORTHERN MEMBERS"), and             and             have been
appointed by Cowlitz Bank as representatives of Cowlitz Bank (the "COWLITZ BANK MEMBERS," and together with the Northern Members, the "COMMITTEE"), to take all actions called for by Section 3.2.(b) of the Merger Agreement on behalf of the Committee; and

    WHEREAS, Cowlitz, Cowlitz Bank, Northern and the Escrow Agent desire to enter into this Agreement to establish the terms and conditions under which the Escrow Agent will hold and disburse the Escrowed Funds;

    NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cowlitz, Cowlitz Bank, Northern and the Escrow Agent agree as follows:

    1.  DEFINITIONS.

    a.  "ADDITIONAL ESCROWED FUNDS" has the meaning given in Section 3.(c).

    b.  "ADDITIONAL EXPENSES" has the meaning giving in Section 5.(c).

    c. "ADDITIONAL NONDISSENTING SHARES" means the total number of Northern Shares outstanding as of the Effective Time less the sum of (i) the Initial Nondissenting Shares and (ii) the Final Dissenting Shares.

    d.  "AGGREGATE UNUSED FINAL THRESHOLD AMOUNT" has the meaning given in
Section 7.(b).

    e.  "COMMITTEE" has the meaning given in the Recitals.

    f.  "COMMITTEE MEMBER" means a Northern Member or Cowlitz Bank Member.

    g. "COURT ORDER" means a final order of a court of competent jurisdiction resolving a dispute hereunder and directing disposition of a portion of the Escrowed Funds, from which no appeal is or can be taken.

    h.  "COWLITZ" has the meaning given in the Introduction.

    i.  "COWLITZ BANK" has the meaning given in the Introduction.

    j.  "COWLITZ BANK MEMBERS" has the meaning given in the Recitals.

    k. "DOUBTFUL" with respect to an Identified Loan has the meaning assigned to such term in Schedule 1 attached.

    l. "EFFECTIVE TIME" means the date and time when the Merger becomes effective.

    m. "ESCROW AGENT" has the meaning given in the Introduction.

    n.  "ESCROW EXPIRATION DATE" has the meaning given in Section 5.(a).

    o.  "ESCROW PERIOD" has the meaning given in Section 5.(a).

    p.  "ESCROW STOCKHOLDERS" has the meaning given in the Recitals.

    q.  "ESCROWED FUNDS" has the meaning given in the Recitals.

    r.  "EXCHANGE AGENT" has the meaning given in the Recitals.

    s.  "FINAL APPOINTED EXAMINER" has the meaning given in Section 7.(e).

    t.  "FINAL DISPUTE NOTICE" has the meaning given in Section 7.(e).

    u. "FINAL DISSENTING SHARES" means all Northern Shares held by Northern stockholders who shall have finally perfected their rights to appraisal and payment under Sections 711.175-.185 of Title 53 of the Oregon Revised Statutes and received payment for such Northern Shares in accordance therewith after the Effective Time.

    v.  "FINAL MEETING" has the meaning given in Section 7.(c).

    w.  "FINAL MEETING DEADLINE DATE" has the meaning given in Section 7.(c).

    x.  "FINAL MEETING NOTICE" has the meaning given in Section 7.(c).

    y.  "FINAL SETTLEMENT STATEMENT" has the meaning given in Section 7.(a).

    z.  "GAAP" means generally accepted accounting principles.

    aa. "IDENTIFIED LOANS" means the loans set forth on Schedule 2 attached.

    bb. "INITIAL NONDISSENTING SHARES" means the total number of Northern Shares outstanding as of the Effective Time, excluding all Northern Shares held by Stockholders who, as of the Effective Time, (i) voted against the Merger or sent or delivered notices of dissent, (ii) are eligible to and have demanded appraisal rights with respect thereto in accordance with Sections 711.175-.185 of Title 53 of the Oregon Revised Statutes and (iii) as of the Effective Time, shall not have effectively withdrawn or lost their rights to appraisal and payment under Sections 711.175-.185 of Title 53 of the Oregon Revised Statutes.

    cc. "INTEREST" has the meaning given in Section 3.(a).

    dd. "INTERIM APPOINTED EXAMINER" has the meaning given in Section 5.(f).

    ee. "INTERIM COMMITTEE MEETING" has the meaning given in Section 5.(d).

    ff.  "INTERIM MEETING DEADLINE DATE" has the meaning given in
Section 5.(d).

    gg. "INTERIM MEETING NOTICE" has the meaning given in Section 5.(d).

    hh. "JOINT INSTRUCTIONS" means written instructions executed by (i) a majority of the Committee Members regarding delivery of a portion of the Escrowed Funds (except as otherwise provided in Sections 5.(d) and 7.(c)) or
(ii) in the case of written instructions delivered by the Committee under
Section 5.(f) or 7.(e), the Interim Appointed Examiner or Final Appointed Examiner, as the case may be, and two (2) Committee Members.

    ii. "LOAN EXAMINER" means a person or entity that is a loan examiner, loan reviewer or loan auditor (other than a current employee, officer or director of Cowlitz or Cowlitz Bank) with at least ten (10) years experience in commercial lending, banking and/or bank examining, including at least two (2) years experience as a loan examiner, loan reviewer or loan auditor.

    jj. "LOSS" with respect to an Identified Loan has the meaning assigned to such term in Schedule 1 attached.

    kk. "LOSS AMOUNT" has the meaning given in Section 5.(b).

    ll.  "MEETING EXPENSES" has the meaning given in Section 2.(c).

    mm. "MERGER" has the meaning given in the Recitals.

    nn. "MERGER AGREEMENT" has the meaning given in the Recitals.

    oo. "NORTHERN" has the meaning given in the Introduction.

    pp. "NORTHERN MEMBERS" has the meaning given in the Recitals.

    qq. "NORTHERN SHARES" means the shares of Northern common stock, par value per share $1.00.

    rr. "RECOVERED AMOUNT" has the meaning given in Section 6.(a).

    ss. "REIMBURSABLE LOSS" has the meaning given in Section 5.(a).

    tt. "SPECIAL MENTION" with respect to an Identified Loan has the meaning assigned to such term in Schedule 1 attached.

    uu. "STANDARDS" with respect to a decision or action taken by a Loan Examiner or Committee Member hereunder relating to an Identified Loan, means a decision (i) made in good faith and (ii) (A) in accordance with Cowlitz Bank's internal loan policies as in effect from time to time or (B) in accordance with a determination by any applicable state or federal banking regulatory agency that a loss should be taken with respect to such Identified Loan.

    vv. "SUBSTANDARD" with respect to an Identified Loan has the meaning assigned to such term in Schedule 1 attached.

    ww. "THRESHOLD AMOUNT" means, with respect to an Identified Loan, the threshold amount, if any, allocated to such Identified Loan as set forth in
Schedule 2 attached as such amount may be adjusted pursuant to this Agreement.

    xx. "UNUSED FINAL THRESHOLD AMOUNT" has the meaning given in Section 7.(b).

    2.  APPOINTMENT OF ESCROW AGENT; ACTIONS OF THE COMMITTEE.

        a. Northern, Cowlitz and Cowlitz Bank hereby appoint the Escrow Agent to serve in accordance with the terms of this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in such capacity upon the express terms, conditions and provisions hereinafter set forth in this Agreement.

        b. Three (3) Committee Members shall constitute a quorum in order to take any actions called for by this Agreement, except as otherwise provided in Sections 5.(d) and 7.(c). When a quorum exists, actions may be taken by the Committee by an affirmative vote of at least three (3) of the Committee Members present (except as otherwise provided in Sections 5.(d) and 7.(c)), and such approval shall be evidenced in writing signed by at least two Committee Members on behalf of the Committee. Committee Members may participate in meetings of the Committee in person or by telephone conference call. All notices to be sent to the Committee shall be sent to each of the Committee Members.

        c. Cowlitz Bank shall have the right, from time to time and in its sole discretion, to appoint a substitute Cowlitz Bank Member upon written notice to the Escrow Agent and the Northern Members. If a Northern Member should prior to the Effective Time become unable or unwilling to serve on the Committee, such Northern Member shall give Northern and Cowlitz prompt prior written notice thereof, and Northern shall have the right, in its sole discretion, to appoint a substitute Northern Member no later than the earlier of (A) the Effective Time or (B) five (5) business days after delivery of such notice. If a Northern Member should become after the Effective time unable or unwilling to continue to serve on the Committee, such Northern Member shall give Cowlitz Bank, the remaining Northern Member and the Escrow Agent prior written notice thereof, and within five
    (5) business days after delivery of such notice, the remaining Northern Member shall have the right, in his or her sole discretion, to appoint a substitute Northern Member; PROVIDED, that such substitute Northern Member
    (i) must have been a Shareholder at the Effective Time, (ii) (A) must have been a director or officer of Northern at the Effective Time or (B) in the remaining Northern Member's reasonable judgment, must be a sophisticated financial investor, and (iii) is not an employee, director or officer of Cowlitz or Cowlitz Bank.

        d. Each Northern Member shall receive compensation for his or her service on the Committee in the amount of $1,000 for each 12-month period during the term of this Agreement, payable within thirty (30) days of the first and second anniversaries of the Effective Time; PROVIDED, HOWEVER, that if such Northern Member is not serving on the Committee at the first anniversary date or Escrow Expiration Date, as the case may be, then no fee shall be due or payable to him or her. Such fee shall be payable from the Interest, if any, remaining at the first anniversary date or Escrow Expiration Date, as the case may be; PROVIDED, HOWEVER, that such fee shall be paid if and only to the extent there is sufficient Interest therefor. In addition, the reasonable out-of-pocket expenses, if any, incurred by a Northern Member in participating in Committee meetings hereunder ("MEETING EXPENSES") may be reimbursed from the Interest at the Escrow Expiration Date in accordance with Section 7.(d) or (f), as the case may be, but in no event shall any such reimbursement exceed the Interest remaining at such date. If at any time the Interest is insufficient to make any payments due and payable to the Northern Members in accordance with this Agreement, the amount available from the Interest to make such payments at such time shall be divided equally between the Northern Members entitled to payment.

        e. No Northern Member or Cowlitz Bank Member shall have any liability to any party hereto (except the Escrow Agent). The Cowlitz Bank Members shall not have any duty to represent the interest of holders of Northern Common Stock and shall have no liability whatsoever to such holders. The Northern Members have been appointed to represent the interests of the holders of Northern Common Stock, but no Northern Member shall have any liability to any holder of Northern Common Stock with respect to acts or omissions in his or her capacity as a member of the Committee, unless it is established in a final judicial determination by clear and convincing evidence that any decision or action was undertaken with deliberate intent to injure the holders of Northern Common Stock or with reckless disregard for the best interest of such holders, and in any event, the liability shall be limited to actual, proximate, quantifiable damages.

    3.  DELIVERY INTO ESCROW.

        a. The Exchange Agent shall be instructed by Cowlitz to deliver to the Escrow Agent the Escrowed Funds. The Escrow Agent agrees to hold the Escrowed Funds, including any interest or other income received on such investment or reinvestment of the Escrowed Funds ("INTEREST"), in escrow as agent for the Exchange Agent on behalf of the Escrow Stockholders, and to distribute the Escrowed Funds as provided herein. For purposes of this Agreement, the Escrowed Funds shall not be deemed to include the Interest. The Interest shall be separately accounted for and may only be used (i) for final distribution to the Exchange Agent and (ii) to pay those fees and expenses specified herein as payable from the Interest. The Escrowed Funds shall be invested by the Escrow Agent in (A) direct obligations of, or obligations fully guaranteed by, the United States of America with maturities no greater than three (3) months, (B) insured certificates of deposit, or time deposits, issued by commercial banks having a combined capital and surplus of not less than $500,000,000, with maturities no greater than three (3) months, and (C) money market mutual funds authorized solely to invest in direct obligations of, or obligations fully guaranteed by, the United States of America; PROVIDED, HOWEVER, that at all times during the term of this Agreement, at least the greater of (x) twenty percent (20%) of the Escrowed Funds or (y) $100,000 shall be invested in
    (C) above, unless the Escrowed Funds total less than $100,000, in which case all remaining Escrowed Funds shall be invested in (C) above.

        b. The Escrow Agent shall have no duty or right to invest the Escrowed Funds until it receives written investment instructions from the Northern Members in accordance with Section 3.(a). The Escrow Agent shall not be liable for any loss from said investments. The Escrow Agent is authorized to redeem any such investments as necessary to make any payments or disbursements required hereunder and shall be held harmless by the Northern Members and Cowlitz Bank, jointly and severally, with respect to any losses or penalties incurred thereby. The Escrow Agent shall, at least ten
    (10) days prior to the maturity of any investment, notify the Northern Members of such impending maturity.

        c. As soon as reasonably practicable after Cowlitz has determined the number of Final Dissenting Shares, if any, Cowlitz shall deliver to the Exchange Agent an amount equal to the product of the Cash Consideration (as defined in the Merger Agreement) and the Additional Nondissenting Shares (the "ADDITIONAL ESCROWED FUNDS"), plus interest thereon from the period starting on the Effective Time through the date of delivery of the Additional Escrowed Funds into escrow hereunder, to be held in escrow as part of the Escrowed Funds hereunder (it being understood and agreed that such interest shall be deemed to be part of the Interest held in escrow hereunder). The interest rate applicable to the Additional Escrowed Funds shall be equal to the average interest rate in effect with respect to the Escrowed Funds during such period. The Exchange Agent shall be instructed to deliver the Additional Escrowed Funds and the interest thereon to the Escrow Agent hereunder to be held in escrow as part of the Escrowed Funds and the Interest, respectively, in accordance with the terms and conditions of this Agreement. In the event that the number of Additional Nondissenting Shares is zero, Cowlitz shall not be required to deliver any Additional Escrowed Funds hereunder.

    4. TAX MATTERS. The Exchange Agent shall be instructed by Cowlitz to deliver to the Escrow Agent any necessary tax forms or other necessary documents from each Shareholder no later than [10] days after the Effective Time. Cowlitz Bank and the Northern Members shall cooperate in obtaining such tax forms to the extent they are not in the possession of the Exchange Agent, and Cowlitz Bank shall use its reasonable best efforts to obtain the cooperation of the Exchange Agent, if necessary. The Escrow Agent will treat the Escrow Stockholders as beneficial owners of the Escrowed Funds and the Interest for tax purposes and will report annually to the Escrow Stockholders and the relevant tax authorities each Escrow Shareholder's share of the Interest received by the Escrow Agent in accordance with such Escrow Shareholder's proportionate share of the total number of Northern

Shares held by the Escrow Stockholders as of such time relative to the number of Northern Shares held by such Escrow Shareholder as of the Effective Time.

    5.  PURPOSE; INTERIM COMMITTEE MEETINGS; REIMBURSEMENT.

        a. Cowlitz Bank shall be entitled to be reimbursed from the Escrowed Funds for (x) any loss incurred by it during the period (the "ESCROW PERIOD") beginning on the date hereof and ending on the 24-month anniversary of such date (the "ESCROW EXPIRATION DATE") relating to an Identified Loan in the manner provided in this Section 5 and (y) any loss expected to be incurred by it after the Escrow Expiration Date relating to an Identified Loan in the manner provided in Section 7 (each, a "REIMBURSABLE LOSS"); PROVIDED, HOWEVER, that in no event shall the aggregate of such reimbursements exceed the Escrowed Funds. A loss incurred by Cowlitz Bank during the Escrow Period related to an Identified Loan shall be from time to time deemed to occur and to be a Reimbursable Loss if (i) Cowlitz Bank, in accordance with the Standards, determines that a specific reserve is necessary for such Identified Loan in excess of the then Threshold Amount for such Identified Loan (regardless of whether such Identified Loan is in default); (ii) Cowlitz Bank, in accordance with the Standards, determines that the value of such Identified Loan should be written down on the books of Cowlitz Bank (regardless of whether such Identified Loan is in default);
    (iii) Cowlitz Bank suffers a loss as a result of a good faith sale, other disposition or payoff of such Identified Loan; or (iv) such Identified Loan is in default for 90 days or more and after using commercially reasonable efforts to obtain payment on such Identified Loan, Cowlitz Bank, in accordance with the Standards, determines that such Identified Loan is classified as Special Mention, Substandard, Doubtful or Loss. A Reimbursable Loss shall include, without limitation, a loss incurred by Cowlitz Bank relating to an Identified Loan to the extent the net amount actually received by Cowlitz Bank upon the sale of the collateral securing such Identified Loan is less than the amount previously estimated by the Committee in its determination of an earlier Reimbursable Loss with respect to such Identified Loan.

        b. The amount (the "LOSS AMOUNT") required to reimburse Cowlitz Bank for a Reimbursable Loss shall be estimated by Cowlitz Bank in good faith, and the Loss Amount generally shall include, without limitation, (x) the amount of any additional reserve described in clause (i) of Section 5.(a) or clause (i) of Section 7.(b); (y) the amount of any write-down or loss described in clause (ii) or (iii) of Section 5.(a) or clause (ii) or
    (iii) of Section 7.(b) in excess of the Identified Loan's then Threshold Amount and (z) in the case of loans described in clause (iv) of
    Section 5.(a) or clause (iv) or (v) of Section 7.(b), the amount of loss expected by Cowlitz in excess of the then Threshold Amount the unpaid principal and interest on such Identified Loan (less the net amount actually received, if any, by Cowlitz Bank upon the sale of any collateral securing such Identified Loan) and Cowlitz Bank's out-of-pocket expenses incurred in its attempts to obtain payment on such Identified Loan, including without limitation, reasonable attorneys' fees, which expenses shall be incurred consistently with Cowlitz Bank's customary collection practices.

        c. From time to time during the term of this Agreement, Cowlitz Bank may incur certain expenses in its attempts to (i) obtain payment with respect to an Identified Loan in order to prevent such Identified Loan from becoming a Reimbursable Loss and/or (ii) prevent a loss from becoming larger or to reduce the size of a potential Reimbursable Loss. To the extent any of such expenses have not previously been reimbursed to Cowlitz Bank as a Reimbursable Loss from the Escrowed Funds ("ADDITIONAL EXPENSES"), Cowlitz Bank shall be entitled to be reimbursed for such Additional Expenses from the Escrowed Funds by including such Additional Expenses in the Final Settlement Statement provided such expenses have been incurred consistently with Cowlitz Bank's customary collection practices. Additional Expenses may include, without limitation, reasonable attorneys' fees, outside collateral appraisals and court fees and costs. The Loss Amount with respect to Additional Expenses shall be equal to Cowlitz Bank's estimate in good faith of such Additional Expenses.

        d. If at any time during the Escrow Period Cowlitz Bank has a good faith belief that a Reimbursable Loss has occurred, Cowlitz Bank shall give written notice (an "INTERIM MEETING NOTICE") to the Committee setting forth in reasonable detail Cowlitz Bank's basis for such Reimbursable Loss and the estimated Loss Amount, and of its desire to convene a meeting of the Committee Members (an "INTERIM COMMITTEE MEETING") on a date no earlier than five (5) business days after the date of such Interim Meeting Notice. After receipt of such Interim Meeting Notice, each Committee Member shall promptly communicate to Cowlitz Bank such Committee Member's availability on the meeting date specified in such Interim Meeting Notice and his or her availability during the seven (7) calendar days following such meeting date. Upon Cowlitz Bank's determination of a time, date and location for such Interim Committee Meeting which is acceptable to all four (4) Committee Members, Cowlitz Bank shall promptly give written confirmation thereof to each Committee Member; PROVIDED, HOWEVER, that if such date is beyond the seventh (7th) calendar day (the "INTERIM MEETING DEADLINE DATE") following the initial meeting date specified in the Interim Meeting Notice, then if Cowlitz Bank determines that there is a date on or prior to the Interim Meeting Deadline Date on which three (3) Committee Members are able to participate, Cowlitz Bank shall have the right to set such Interim Committee Meeting on such earlier date, even though all Committee Members may be unable to participate on such date. Notwithstanding the foregoing, if at the Interim Committee Meeting, neither Northern Committee Member is present, then the Committee shall adjourn and Cowlitz Bank shall set a second Interim Committee Meeting date as soon as possible after the adjourned meeting using the procedure set forth in the preceding sentence; PROVIDED, HOWEVER, that if neither Northern Committee Member is present at such second Interim Committee Meeting, then two (2) Committee Members shall constitute a quorum for purposes of such Interim Committee Meeting, action may be taken at such meeting by an affirmative vote of the two (2) Committee Members present and Joint Instructions may be executed by the two (2) Committee Members present.

        e. At such Interim Committee Meeting, the Committee shall determine, in accordance with the Standards, the applicable Loss Amount for such Reimbursable Loss, if any, and upon such determination, the Committee shall deliver Joint Instructions to the Escrow Agent with respect thereto. In making its determination, the Committee shall have the discretion to determine, in accordance with the Standards, the applicable classification of the Identified Loan and the estimated net amount anticipated to be received by Cowlitz Bank upon the sale of any collateral securing such Identified Loan. The Escrow Agent shall, immediately after receipt of the Joint Instructions, deliver to Cowlitz Bank from the Escrowed Funds cash in the amount specified therein.

        f. If the Committee is unable to make such determination after meeting for one (1) day, the Committee shall appoint a Loan Examiner to resolve such dispute. If after one (1) day, the Committee is unable to agree on a Loan Examiner, then (i) the Northern Members shall jointly appoint a Loan Examiner, (ii) the Cowlitz Bank Members shall jointly appoint a Loan Examiner, and (iii) such appointed Loan Examiners shall jointly appoint a third Loan Examiner to resolve such dispute. The Loan Examiner appointed in accordance with this Section 5.(f) (the "INTERIM APPOINTED EXAMINER") shall make his or her decision in accordance with the Standards. The decision of the Interim Appointed Examiner shall be final and binding on Cowlitz Bank and the Committee. The fees of the Interim Appointed Examiner (and the fees, if any, of the Loan Examiners appointed pursuant to (i) and (ii) above) shall be paid one-half by Cowlitz Bank, from its own funds, and the remaining one-half shall be paid, first, from the Interest and second, from the Escrowed Funds. Upon resolution of the dispute, the Committee shall deliver Joint Instructions to the Escrow Agent with respect thereto, after which the Escrow Agent shall immediately pay such portion of the Escrowed Funds which related to such dispute in accordance with the Joint Instructions.

        g. If at any time prior to the Escrow Expiration Date the Escrowed Funds shall be insufficient to comply with a Joint Instruction or Court Order, the Escrow Agent shall: (i) pay to the Exchange Agent the Interest (after payment of all expenses payable out of the Interest in accordance with this Agreement), for distribution by the Exchange Agent to the Escrow Stockholders in accordance with Section 3.2.(b) of the Merger Agreement;
    (ii) pay the entire Escrowed Funds to Cowlitz Bank; and (iii) advise Cowlitz Bank and the Committee in writing of the amount of such payments.

        h. The Threshold Amount of an Identified Loan shall be subject to adjustment from time to time. In the event that Cowlitz Bank suffers with respect to an Identified Loan any loss described in clauses (ii) or
    (iii) in Section 5.(a) or in clauses (ii), (iii) or (iv) in Section 7.(b), then the Threshold Amount for such Identified Loan will be reduced by the amount of such loss but in no event will the Threshold Amount be less than $0. By way of example, if an Identified Loan has a Threshold Amount of $1,000 and such Identified Loan is then written down by $600, Cowlitz Bank would be entitled to no payment out of the Escrow Fund because the amount of the write-down did not exceed the Threshold Amount. However, as a result of the write-down, the Threshold Amount would be adjusted to $400. If Cowlitz Bank subsequently took another write-down of $700 on such Identified Loan, Cowlitz Bank would be entitled to receive $300 out of the Escrow and the Threshold Amount would be adjusted to $0.

    6.  RECOVERY BY COWLITZ BANK.

        a. If at any time prior to the Escrow Expiration Date, Cowlitz Bank recovers any payment with respect to a Reimbursable Loss for which Cowlitz Bank had previously received payment therefor from the Escrowed Funds (a "RECOVERED AMOUNT"), then within ten (10) business days after receipt of such Recovered Amount, Cowlitz Bank shall deliver to the Escrow Agent an amount in cash equal to such Recovered Amount, plus interest thereon from the period starting on the date Cowlitz Bank had previously received the original payment from the Escrowed Funds with respect to such Reimbursable Loss through the date such Recovered Amount was received by it, to be held in escrow as part of the Escrowed Funds hereunder (it being understood and agreed that such interest shall be deemed to be part of the Interest held in escrow hereunder). The interest rate applicable to a Recovered Amount shall be equal to the average interest rate in effect with respect to the Escrowed Funds during such period.

        b. If at any time after the Escrow Expiration Date, Cowlitz Bank receives any Recovered Amount, then such Recovered Amount shall be the sole property of Cowlitz Bank, the Northern Members shall have no claim or right to such Recovered Amount and Cowlitz Bank shall have no obligations whatsoever to the Exchange Agent, Northern Members or Escrow Stockholders with respect to such Recovered Amount, including without limitation, any obligation to deliver such Recovered Amount to the Escrow Agent hereunder.

    7. FINAL RELEASE OF THE ESCROWED FUNDS. The Escrowed Funds and the Interest will be released as of the Escrow Expiration Date as follows:

        a. No later than thirty (30) days prior to the Escrow Expiration Date, Cowlitz Bank shall prepare and deliver to the Committee and the Escrow Agent a statement (the "FINAL SETTLEMENT STATEMENT") setting forth all outstanding Identified Loans which, as determined by Cowlitz Bank, in accordance with the Standards, are classified as Special Mention, Substandard, Doubtful or Loss as of the Escrow Expiration Date. The Final Settlement Statement shall also set forth Cowlitz Bank's good faith estimate of the Final Loss Amount and the Additional Expenses which have not been previously reimbursed to Cowlitz Bank from the Escrowed Funds as of the Escrow Expiration Date, if any. The "FINAL LOSS AMOUNT" shall be equal to (i) the aggregate Loss Amounts for the Identified Loans that Cowlitz Bank (A) has incurred which have not been previously reimbursed to

    Cowlitz Bank from the Escrowed Funds or (B) reasonably expects to incur through and after the Escrow Expiration Date, less (ii) the Aggregate Unused Final Threshold Amount.

        b. For purposes of the Final Settlement Statement, a Reimbursable Loss related to an Identified Loan shall be deemed to occur if, as of the Escrow Expiration Date: (i) Cowlitz Bank, in accordance with the Standards, determines that an additional specific reserve is necessary for such Identified Loan (regardless of whether such Identified Loan is in default);
    (ii) Cowlitz Bank, in accordance with the Standards, determines that the value of such Identified Loan should be written down on the books of Cowlitz Bank (regardless of whether such Identified Loan is in default);
    (iii) Cowlitz Bank suffers a loss as a result of a good faith sale, other disposition or payoff of such Identified Loan; (iv) such Identified Loan is in default and Cowlitz Bank, in its reasonable judgment, determines that the collateral securing such Identified Loan is inadequate; or (v) such Identified Loan is in default for 90 days or more and after using commercially reasonable efforts to obtain payment on such Identified Loan, Cowlitz Bank, in accordance with the Standards, determines that such Identified Loan is classified as Special Mention, Substandard, Doubtful or Loss. The Final Settlement Statement shall also include Cowlitz Bank's calculation of the Aggregate Unused Final Threshold Amount. The "Unused Final Threshold Amount" for an Identified Loan shall mean (i) the Threshold Amount (after being adjusted as provided herein) in the case of an Identified Loan which has been paid off, has been sold or otherwise has been disposed of and (ii) the excess of the Threshold Amount (after being adjusted as provided herein) over the specific reserve of the Identified Loan. "Aggregate Unused Final Threshold Amount" shall mean the sum of the Unused Final Threshold Amount for all Identified Loans (whether or not such loans are on the books of Cowlitz Bank as of the Escrow Expiration Date). By way of example, assume there are four Identified Loans (Loan A, Loan B, Loan C and Loan D, respectively), each with an initial threshold Amount of $1000. Loan A has been disposed of with a loss of $1500. Its Threshold Amount is $0 and Cowlitz Bank has been reimbursed $500 out of the Escrow Fund. Loan B has been disposed of with a loss of $500. Its Threshold Amount has been adjusted to $500 and Cowlitz Bank received no reimbursement from the Escrow Fund. Loan C has a specific reserve of $1000, but Cowlitz Bank determines that an addition of $1200 to the reserve is required. Loan D has a specific reserve of $1000, but Cowlitz Bank determines that a specific reserve of $600 is sufficient. Loan A has an Unused Final Threshold Amount of $0; Loan B has an Unused Final Threshold Amount of $500; Loan C has an Unused Final Threshold Amount of $0; and Loan D has an Unused Final Threshold Amount of $400. The Final Settlement Statement would indicate a Loss Amount of $1200 for Loan C. The Aggregate Unused Final Threshold Amount would be $900. Accordingly, the Final Loss Amount would equal $300 (the sum of the Loss Amounts less the Aggregate Unused Final Threshold Amount).

        c. Concurrently with delivery of the Final Settlement Statement, Cowlitz Bank shall also deliver written notice (the "FINAL MEETING NOTICE") to convene a meeting of the Committee to discuss the Final Settlement Statement (the "FINAL MEETING") on a date no earlier than five (5) business days after the date of such Final Meeting Notice. After receipt of the Final Meeting Notice, each Committee Member shall promptly communicate to Cowlitz Bank such Committee Member's availability on the meeting date specified in the Final Meeting Notice and his or her availability during the seven
    (7) calendar days following such meeting date. Upon Cowlitz Bank's determination of a time, date and location for such Final Committee Meeting which is acceptable to all four (4) Committee Members, Cowlitz Bank shall promptly give written confirmation thereof to each Committee Member; PROVIDED, HOWEVER, that if such date is beyond the seventh (7th) calendar day (the "FINAL MEETING DEADLINE DATE") following the initial meeting date specified in the Final Meeting Notice, then if Cowlitz Bank determines that there is a date on or prior to the Final Meeting Deadline Date on which three (3) Committee Members are able to participate, Cowlitz Bank shall have the right to set such Final Committee Meeting on such earlier date, even though all Committee Members may be unable to participate on such date. Notwithstanding the foregoing, if at the Final Committee Meeting, neither Northern Committee Member is present, then the Committee shall adjourn and Cowlitz Bank shall set a second Final Committee Meeting date as soon as possible after the adjourned meeting using the procedure set forth in the preceding sentence; PROVIDED, HOWEVER, that if neither Northern Committee Member is present at such second Final Committee Meeting, then two (2) Committee Members shall constitute a quorum for purposes of the Final Committee Meeting, action may be taken at such meeting by an affirmative vote of the two (2) Committee Members present and Joint Instructions may be executed by the two (2) Committee Members present.

        d. At the Final Meeting, the Committee shall determine, in accordance with the Standards, the Final Loss Amount and upon such determination, the Committee shall deliver Joint Instructions to the Escrow Agent with respect thereto. In making its determination of the Final Loss Amount, the Committee shall have the discretion to determine, in accordance with the Standards, the applicable classification of each Identified Loan and the estimated net amount anticipated to be received by Cowlitz Bank upon the sale of any collateral securing such Identified Loan. The Escrow Agent shall, immediately upon receipt of such Joint Instructions:

           (i) retain for its own account an amount equal to the accrued and unpaid fees of the Escrow Agent through the Termination Date, first, from the Interest and second, from the Escrowed Funds;

           (ii) deliver $1,000 from the remaining Interest, if any, to each Northern Member as compensation for his or her service on the Committee for the year ending on the Escrow Expiration Date, PROVIDED that such Northern Member is serving on the Committee on such date, and PROVIDED FURTHER that if the remaining Interest is not sufficient to make such payment, the amount available from the remaining Interest shall be divided equally between the Northern Members entitled to payment;

           (iii) deliver a portion of the remaining Interest, if any, to each Northern Member equal to the Meeting Expenses, if any, incurred by such Northern Member;

           (iv) deliver a portion of the Escrowed Funds to Cowlitz Bank equal to the Final Loss Amount as set forth in such Joint Instructions; and

           (v) deliver to the Exchange Agent the remaining balance of the Escrowed Funds and the Interest (after (i) through (iv) above have been deducted or retained therefrom), if any, for distribution by the Exchange Agent to the Escrow Stockholders in accordance with Section 3.2.(b) of the Merger Agreement.

        e. If the Committee is unable to make such determination after meeting for one (1) day, the Committee shall (i) deliver written notice (the "FINAL DISPUTE NOTICE") of the disputed Final Loss Amount (as set forth in the Meeting Notice for the Final Meeting) to the Escrow Agent and (ii) appoint a Loan Examiner to resolve such dispute. If after one (1) day, the Committee is unable to agree on a Loan Examiner, then (A) the Northern Members shall jointly appoint a Loan Examiner, (B) the Cowlitz Bank Members shall jointly appoint a Loan Examiner, and (C) such appointed Loan Examiners shall jointly appoint a third Loan Examiner to resolve such dispute. The Loan Examiner appointed in accordance with this Section 7.(e) (the "FINAL APPOINTED EXAMINER") shall make his or decision in accordance with the Standards. The decision of the Final Appointed Examiner shall be final and binding on Cowlitz Bank and the Committee. The fees of the Final Appointed Examiner (and the fees, if any, of the Loan Examiners appointed pursuant to (A) and (B) above) shall be paid one-half by Cowlitz Bank, from its own funds, and the remaining one-half shall be paid, first, from the Interest and second, from the Escrowed Funds. Upon resolution of the dispute, the Committee shall deliver Joint Instructions to the Escrow Agent.

        f. In the event the Escrow Agent receives a Final Dispute Notice from the Committee, then the Escrow Agent shall retain custody of a portion of the Escrowed Funds equal to the Final Loss Amount as set forth in the Final Dispute Notice until the first to occur of the following:

           (i) receipt by the Escrow Agent of Joint Instructions resolving such dispute; or

           (ii) receipt by the Escrow Agent of a Court Order resolving such dispute and directing disposition of such portion of the Escrowed Funds;

    after which the Escrow Agent shall immediately:

           (iii) retain for its own account an amount equal to the accrued and unpaid fees of the Escrow Agent through the Termination Date, first, from the Interest and second, from the Escrowed Funds;

           (iv) deliver $1,000 from the remaining Interest, if any, to each Northern Member as compensation for his or her service on the Committee for the year ending on the Escrow Expiration Date, PROVIDED that such Northern Member is serving on the Committee on such date, and PROVIDED FURTHER that if the remaining Interest is not sufficient to make such payment, the amount available from the remaining Interest shall be divided equally between the Northern Members entitled to payment;

           (v) deliver a portion of the remaining Interest, if any, to each Northern Member equal to the Meeting Expenses, if any, incurred by such Northern Member;

           (vi) deliver a portion of the Escrowed Funds to Cowlitz Bank equal to the Final Loss Amount as set forth in such Joint Instructions or Court Order, as the case may be; and

           (vii) deliver to the Exchange Agent the remaining balance of the Escrowed Funds and the Interest (after (iii) through (vi) above have been deducted or retained therefrom), if any, for distribution by the Exchange Agent to the Escrow Stockholders in accordance with Section 3.2.(b) of the Merger Agreement.

        g. If at the Escrow Expiration Date, the Escrowed Funds shall be insufficient to comply with such Joint Instructions or Court Order, as the case may be, the Escrow Agent shall make payments in the order set forth in
    (d) or (f) above, as the case may be, to the extent such payments can be made in accordance therewith, and advise Cowlitz Bank and the Committee in writing of the amounts of each such payment made.

    8.  TERMINATION.  This Agreement will terminate upon the later to occur of
(i) the Escrow Expiration Date or (ii) release of all of the Escrowed Funds and the Interest by the Escrow Agent as provided in this Agreement (the "TERMINATION DATE").

    9.  DUTY AND LIABILITY OF THE ESCROW AGENT.

        a. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive the Escrowed Funds and hold them subject to release in accordance with the terms of this Agreement. The Escrow Agent's rights, duties and obligations are strictly limited to those expressly set forth in this Agreement and the Escrow Agent shall be under no implied obligations nor subject to take notice of any defaults or any other matter, nor be bound nor required to give notice on demand, nor required to take any action whatever except as herein expressly provided. The Escrow Agent shall not be liable for any loss or damage unless caused by its own gross negligence, bad faith or willful misconduct.

        b. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement. The Escrow Agent may consult counsel in respect of any question arising under this Agreement, and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

        c. The Northern Members and Cowlitz Bank jointly and severally agree to indemnify and hold harmless the Escrow Agent from loss, damage or any loss made against the Escrow Agent arising out of or relating to this Agreement, such indemnification to include all costs and expenses incurred by the Escrow Agent, including but not limited to reasonable attorneys' fees; PROVIDED, HOWEVER, that such indemnification shall not include losses against the Escrow Agent which are occasioned by gross negligence, bad faith or willful misconduct; PROVIDED, FURTHER, that the indemnification obligations of the Northern Members hereunder shall be limited to the Interest and the Escrowed Funds.

        d. The Escrow Agent may conclusively rely on Joint Instructions as to the disposition of funds, assets, documents, or other property held in escrow.

    10.  ESCROW AGENT'S FEE AND EXPENSES.

        a. The fees of the Escrow Agent, which are set forth in Schedule 3 attached hereto, shall be paid first, from the Interest and, second, from the Escrowed Funds. The fee for services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement. In addition, Cowlitz Bank, out if its own funds, agrees to pay one-half of the Escrow Agent's reasonable expenses and disbursements, including, but not limited to, the actual cost of legal services should the Escrow Agent deem it necessary to retain an attorney, and the remaining one-half shall be paid, first, from the Interest and, second, from the Escrowed Funds. Should litigation instituted by or against any of the parties require additional duties of the Escrow Agent or appearance in court, the Escrow Agent shall be reimbursed by the nonprevailing party for its services and for its expenses incurred therein, or in the event such litigation is settled, as agreed among the parties.

        b. If any controversy arises between the parties hereto or with any third person, the Escrow Agent shall not be required to resolve the same or to take any action to do so but may, at its discretion, institute such interpleader or other proceedings as it deems proper. Any costs and expenses, including reasonable counsel fees incurred by the Escrow Agent in connection with such dispute, shall be paid by the nonprevailing party or as otherwise agreed by the parties.

    11. BINDING AGREEMENT AND SUBSTITUTION OF ESCROW AGENT. The terms and conditions of this Agreement shall be binding on the heirs, executors and assigns, creditors, transferees, or successors in interest of the parties hereto, regardless of whether such interest is obtained by operation of law or otherwise, including without limitation by consolidation, transfer, assignment or merger. Any corporation into which the Escrow Agent may merge, sell, or transfer its escrow business shall automatically be and become successor Escrow Agent hereunder, vested with all powers as was its predecessor without the execution or filing of any instruments, or any further act, deed, or conveyance on the part of the parties hereto. If, for any reason, the Escrow Agent named herein should be unable or unwilling to continue to serve as such Escrow Agent, the Escrow Agent shall give the Northern Members and Cowlitz Bank thirty
(30) days prior written notice thereof. Upon the effective date of such resignation, the Escrow Agent shall have no further duties or obligations hereunder. The Northern Members and Cowlitz Bank shall within that thirty
(30) days appoint another escrow agent by a writing signed by the Northern Members and Cowlitz Bank, a copy of which shall be delivered to the withdrawing Escrow Agent. If the Escrow Agent is not notified within thirty (30) days of a successor Escrow Agent then the Escrow Agent shall be entitled to transfer all of the Escrowed Funds to a court of competent jurisdiction with a request to have a successor appointed. The Escrow Agent shall promptly thereafter execute all documents necessary to transfer the Escrowed Funds to the substitute escrow agent.

    12.  GENERAL.

        a. MODIFICATION. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by all parties hereto. No evidence of any waiver or modification shall be offered or received in evidence in any proceedings, arbitration, or litigation between any of the parties arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing and duly executed by all parties hereto. The parties further agree that the provisions of this Section 12.(a) may not be waived except as set forth herein.

        b. NO WAIVER. Failure or delay on the part of any party in exercising any rights, power or privileges under this Agreement shall not be deemed a waiver of any exercise of any right, power or privilege of such party.

        c. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

        d. NOTICES. All notices, demands and other communications called for or required by this Agreement shall be in writing and shall be addressed to the parties at their respective addresses stated below or to such other address as a party may subsequently designate by ten days' advance written notice to the other parties. Communications hereunder shall be deemed to have been received (i) upon delivery in person, (ii) five days after mailing it by certified mail, return receipt requested and postage prepaid,
    (iii) the second business day after depositing it with a commercial overnight carrier which provides written verification of delivery or
    (iv) the day of transmission by telefacsimile if sent before 2:00 p.m. recipient's time (or if the day of transmittal is not a business day for the recipient, the next business day), provided that a copy of such notice is sent on the same day by certified mail, return receipt requested and postage prepaid, with an indication that the original was sent by facsimile and the date of its transmittal.

To Cowlitz or Cowlitz Bank:            Cowlitz Bancorporation
                                       Attention: President
                                       927 Commerce Avenue
                                       Longview, WA 98632
                                       Phone: (360) 423-9800
                                       Fax: (360) 423-5461

To the Cowlitz Bank Members:           Cowlitz Bancorporation
                                       Attention:             and
                                       927 Commerce Avenue
                                       Longview, WA 98632
                                       Phone: (360) 423-9800
                                       Fax: (360) 423-5461

in each case with a copy to:           Heller Ehrman White & McAuliffe
                                       Attention: Bernard L. Russell
                                       6100 Columbia Center
                                       701 Fifth Avenue
                                       Seattle, WA 98104
                                       Phone: (206) 447-0900
                                       Fax: (206) 447-0849

To the Northern Members:               -------------------         -------------------
                                       -------------------         -------------------
                                       -------------------         -------------------
                                       Phone: -------------         Phone: -------------
                                       Fax: ---------------         Fax: ---------------

with a copy to:                        Davis Wright Tremaine LLP
                                       Attention: David C. Baca
                                       Suite 2300
                                       1300 SW Fifth Avenue
                                       Portland, OR 97201
                                       Phone: (503) 778-5306
                                       Fax: (503) 778-5299

To the Escrow Agent:                   -------------------
                                       -------------------
                                       -------------------
                                       Phone: -------------
                                       Fax: ---------------

        e. FULL UNDERSTANDING. In executing this Agreement, each party fully, completely, and unconditionally acknowledges and agrees that it (a) has had an equal opportunity to participate in drafting this Agreement, (b) has consulted with, and had the advice and counsel of a duly licensed and competent attorney and that it has executed this Agreement after independent investigation, voluntarily and without fraud, duress, or undue influence,
    (c) expressly consents that this Agreement be given full force and effect according to each and every of its express terms and provisions and
    (d) agrees that no ambiguity shall be construed against any party based upon a claim that such party drafted the applicable language.

        f. ENTIRE AGREEMENT. This Agreement and the Merger Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter hereof and supersede and cancel all other prior agreements, negotiations, correspondence, undertakings, communications and understandings of the parties, whether written or oral, respecting that subject matter.

        g. CAPTIONS AND CONSTRUCTION. Captions in this Agreement are for the convenience of the reader and are not to be considered in the interpretation of the terms.

        h. SEVERABILITY. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

        i.  GOVERNING LAW. This Agreement shall be governed by the laws of the
    State of       , without regard to its conflicts of law principles.

        j. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and either original or facsimile counterparts have been delivered to the other party.

    IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first written above.

                                         --------------------------------------,
                                          as Escrow Agent

                                          By
                                          --------------------------------------
                                          Its
                                          --------------------------------------

                                          COWLITZ BANCORPORATION
                                          By
                                          --------------------------------------
                                          Its
                                          --------------------------------------

                                          COWLITZ BANK
                                          By
                                          --------------------------------------
                                          Its
                                          --------------------------------------

                                          NORTHERN BANK OF COMMERCE
                                          By
                                          --------------------------------------
                                          Its
                                          --------------------------------------

                                   SCHEDULE 1
                                CLASSIFICATIONS

CLASSIFICATION                         DESCRIPTION
--------------                         -----------
Special Mention......................  Marginally acceptable business credit; some potential weakness. Generally undesirable business constituting an
                                       undue and unwarranted credit risk but not to the point of
                                       justifying a Substandard classification. While the asset is currently protected, it is potentially weak. No loss of
                                       principal or interest is envisioned. Potential weaknesses
                                       might include a weakening financial condition, an
                                       unrealistic repayment program, inadequate sources of funds, or lack of adequate collateral, credit information, or
                                       documentation. Company is undistinguished and mediocre.

Substandard..........................  Unacceptable business credit, normal repayment in jeopardy.
                                       While no loss of principal or interest is envisioned, there is a positive and well-defined weakness which jeopardizes
                                       collection of debt. The asset is inadequately protected by the current sound net worth and paying capacity of the
                                       obligor or pledged collateral. There may already have been a partial loss of interest.

Doubtful.............................  Full payment questionable. Serious problems exist to the point where a partial loss of principal is likely.
                                       Weaknesses are so pronounced that on the basis of current
                                       information, conditions and values, collection is highly
                                       improbable.

Loss.................................  Expected total loss. An uncollectible asset or one of such little value it does not warrant classification as an active asset. Such an asset may, however, have recovery or salvage value, but not to the point where a write-off should be
                                       deferred, even though a partial recovery may occur in the
                                       future.

                                   APPENDIX G
        THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN PROVISIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER THE SECURITIES
                            ACT OF 1933, AS AMENDED

    STOCK OPTION AGREEMENT, dated September 14, 1999, between Northern Bank of Commerce, a corporation chartered under the banking laws of the State of Oregon ("ISSUER"), and Cowlitz Bancorporation, a Washington corporation ("GRANTEE").

                                  WITNESSETH:

    WHEREAS, Grantee, Issuer and Cowlitz Bank have entered into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (this "AGREEMENT"); and

    WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined);

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

    1.  GRANT OF OPTION.

        (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "OPTION") to purchase, subject to the terms hereof, up to an aggregate of 243,893 fully paid and nonassessable shares of Issuer's Common Stock, par value $1.00 per share ("COMMON STOCK"), at a price of $4.625 per share (the "OPTION PRICE"); provided, however, that in no event shall the number of shares of Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

        (b) In the event that any shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
    Section 5 hereof) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance or such redemption, repurchase, retirement or other action, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to issue, redeem, repurchase or retire shares in breach of any provision of the Merger Agreement.

    2.  EXERCISE OF OPTION.

        (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, and from time to time, if both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined); provided, that the Holder shall have sent written notice of such exercise (as provided in subsection (e) of this Section 2) within 90 days following such Subsequent Triggering Event (or such longer period as provided in Section 10); provided further, however, that if the Option cannot be exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an "EXERCISE TERMINATION EVENT": (i) the Effective Time (as defined in the Merger Agreement); (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Grantee pursuant to Section 9.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional);
    (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 9.1(d) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); provided, that if the Initial Triggering Event continues or occurs beyond such termination and prior to the passage of such 12-month period, the Exercise Termination Event shall be 12 months from the expiration of the Last Triggering Event (as hereinafter defined) but in no event more than 18 months after such termination; or (iv) delivery of a written request for payment of termination fees pursuant to Section 9.2 of the Merger Agreement (provided that no such Exercise Termination Event shall be deemed to have occurred unless such termination fees and any reimbursement amounts are paid in accordance with such Section 9.2). For purposes of this Agreement, (A) "HOLDER" shall mean the holder or holders of the Option and (B) "Last Triggering Event" shall mean the last Initial Triggering Event to expire. Notwithstanding anything to the contrary herein,
    (i) the Option may not be exercised at any time when Grantee shall be in breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that Issuer would be entitled to terminate the Merger Agreement pursuant to Section 9.1(d) thereof and
    (ii) this Agreement shall automatically terminate upon the termination of the Merger Agreement pursuant to Section 9.1(d) thereof as a result of the breach by Grantee of its representations, warranties, covenants or agreements contained in the Merger Agreement.

        (b) The term "INITIAL TRIGGERING EVENT" shall mean any of the following events or transactions occurring after the date hereof:

           (i) Issuer or any of its Significant Subsidiaries, as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (each an "ISSUER SUBSIDIARY"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "GRANTEE SUBSIDIARY") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Subsidiary of Grantee. For purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or any Issuer Subsidiary, (y) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer; provided, however, that in no event shall any merger, consolidation, purchase or similar transaction involving only Issuer and one or more of Issuer Subsidiaries or involving only two or more of Issuer Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

           (ii) (A) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or (B) the Board of Directors of Issuer shall have failed to make its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement, or (C) the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its interest to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

          (iii) Any person, other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock, except that the beneficial ownership by Irwin Holtzman and his affiliates of up to 15% of the outstanding shares of Common Stock shall be excluded from this clause (iii) (the term "BENEFICIAL OWNERSHIP" for purposes of this Agreement having the meaning assigned thereto in
       Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

           (iv) After any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction, the approval of Issuer's stockholders required by Section 8.1(a) of the Merger Agreement is not obtained;

           (v) After an overture is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction (whether such overture becomes the subject of public disclosure or not), Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement or willfully breached any representation or warranty contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below);

           (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Federal Deposit Insurance Corporation ("FDIC"), the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

          (vii) Any person other than Grantee or any Grantee Subsidiary commences or publicly announces its intention to commence a tender offer or exchange offer for securities representing 10% or more of the voting power of Issuer.

        (c) The term "SUBSEQUENT TRIGGERING EVENT" shall mean either of the following events or transactions occurring after the date hereof:

           (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of Common Stock; or

           (ii) The occurrence of the Initial Triggering Event described in
       Section 2(b)(i) hereof, except that the percentage referred to in subsection (z) thereof shall be 25%.

        (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

        (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "NOTICE DATE") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "CLOSING DATE"); provided that if prior notification to or approval of any regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

        (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option.

        (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Agreement for an Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

        (h) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

    3. CERTAIN ISSUER ACTIONS. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under any federal or state law or regulation, prior approval of or notice to any regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to such regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

    4. EXCHANGE. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "AGREEMENT" and "OPTION" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

    5. ADJUSTMENT OF SHARES. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of Issuer's obligations hereunder.

    6. REGISTRATION RIGHTS. If the Option Shares (as hereinafter defined) are not exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 ACT"), upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto) deliver within six months of such Subsequent Triggering Event (or such longer period as provided in Section 10), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("OPTION SHARES") in accordance with any plan of disposition requested by Grantee, unless, in the written opinion of securities counsel to Issuer, addressed to Grantee or any transferee, registration under the 1933 Act or any other applicable federal or state securities laws is not otherwise required for the sale and distribution of such Option Shares. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and thereafter to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for Issuer.

    Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

    7.  REPURCHASE RIGHT.

        (a) (i) Following the occurrence of a Repurchase Event (as defined below), and following a request of the Holder delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "OPTION REPURCHASE PRICE") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds
    (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised; and (ii) at the request of the owner of Option Shares from time to time (the "OWNER"), delivered within 90 days of such occurrence (or such longer period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "OPTION SHARE REPURCHASE PRICE") equal to the Market/Offer Price multiplied by the number of Option Shares so designated.

    The term "MARKET/OFFER PRICE" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Option or the Owner gives notice of the required repurchase of Option Shares, as the case maybe, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer.

        (b) The Holder or the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option or any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this
    Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

        (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at anytime after delivery of a notice of repurchase pursuant to subsection (b) of this Section 7 is prohibited under applicable law or regulation or through commencement of regulatory enforcement action from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or the Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or
    (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

        (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to the final sentence of
    Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event.

    8.  SUBSTITUTE OPTION.

        (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger,
    (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "SUBSTITUTE OPTION"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

        (b) The following terms have the meanings indicated:

           (1) "ACQUIRING CORPORATION" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, or (iii) the transferee of all or substantially all of Issuer's assets.

           (2) "SUBSTITUTE COMMON STOCK" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

           (3) "ASSIGNED VALUE" shall mean the Market/Offer Price, as defined in
       Section 7.

           (4) "AVERAGE PRICE" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

        (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which shall be applicable to the Substitute Option.

        (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

        (e) In no event, pursuant to any of the foregoing subsections, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option.

    In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this subsection (e), the issuer of the Substitute Option (the "SUBSTITUTE OPTION ISSUER") shall make a cash payment to the Holder equal to the excess of
(i) the value of the Substitute Option without giving effect to the limitation in this subsection (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this subsection (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

        (f) Issuer shall not enter into any transaction described in subsection
    (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

    9.  REPURCHASE OF SUBSTITUTE OPTION.

        (a) At the request of the holder of the Substitute Option (the "SUBSTITUTE OPTION HOLDER") delivered prior to an Exercise Termination Event, the Substitute Option Issuer shall repurchase the

    Substitute Option from the Substitute Option Holder at a price (the "SUBSTITUTE OPTION REPURCHASE PRICE") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "SUBSTITUTE SHARE OWNER") of shares of Substitute Common Stock (the "SUBSTITUTE SHARES"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "SUBSTITUTE SHARE REPURCHASE PRICE") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "HIGHEST CLOSING PRICE" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

        (b) The Substitute Option Holder or the Substitute Share Owner, or both, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option or the Substitute Shares, as applicable, pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

        (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation or through commencement of regulatory enforcement action from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation or through commencement of regulatory enforcement action from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or the Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or the Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and
    (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option

    Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Shares it is then so prohibited from repurchasing.

    10. EXTENSION OF CERTAIN PERIODS. The 90-day or six-month period, as the case may be, for exercise of certain rights under each of Sections 2, 6, 7 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using its reasonable best efforts to obtain such regulatory approval) and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

    11. ISSUER REPRESENTATIONS AND WARRANTIES. Issuer hereby represents and warrants to Grantee as follows:

        (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

        (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

        (c) Issuer has taken all action (including, if required, redeeming all of the Rights or amending or terminating the Polar Bear Rights Agreement) so that the entering into of this Agreement, the acquisition of shares of Common Stock hereunder and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Polar Bear Rights Agreement or enable or require the Polar Bear Rights to be exercised, distributed or triggered.

    12. GRANTEE REPRESENTATIONS AND WARRANTIES. Grantee hereby represents and warrants to Issuer that:

        (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

        (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

    13.  LIMITATION ON TOTAL PROFIT.

        (a) Notwithstanding anything to the contrary contained herein, in no event shall Grantee's Total Profit (as defined in subsection (c) of this Section 13) exceed $425,000.

        (b) Notwithstanding anything to the contrary contained herein, the Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined in subsection
    (d) of this Section 13) of more than $425,000.

        (c) As used herein, the term "TOTAL PROFIT" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7 hereof, (ii) (x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7 hereof, less (y) Grantee's purchase price for such Option Shares,
    (iii) (x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares shall be converted or exchanged) to any unaffiliated party, less (y) Grantee's purchase price for such Option Shares, (iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, (v) any equivalent amount with respect to the Substitute Option, including pursuant to Section 8(e); and (vi) the amount of any termination fee (which is exclusive of any reimbursement amounts) actually received by Grantee pursuant to Section 9.2 of the Merger Agreement. For purposes of this Section 13, references to Grantee shall be deemed to include references to any affiliate of the Grantee.

        (d) As used herein, the term "NOTIONAL TOTAL PROFIT" with respect to any number of shares as to which Grantee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

    14. ASSIGNMENT. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such longer period as provided in Section 10); provided, however, that until the date 15 days following the date on which the Federal Reserve Board, the FDIC, and/or any other federal or state bank regulatory authority, as applicable, approves an application by Grantee to acquire the shares of Common Stock subject to the Option (if such approval is required by law), Grantee may not assign its rights under the Option except in
(i) a widely dispersed public distribution, (ii) a private placement in which no one person acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single person (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board, the FDIC, and/or any other federal or state bank regulatory authority, as applicable.

    15. FILINGS. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq Stock Market upon official notice of issuance and applying to the Federal Reserve Board, the FDIC, and/or any other federal or state bank regulatory authority, as applicable, for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

    16. EQUITABLE REMEDIES. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

    17. VALIDITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

    18. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

    19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    20. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    21. EXPENSES. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    22. ENTIRE AGREEMENT. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

    23. CAPITALIZED TERMS. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                                NORTHERN BANK OF COMMERCE

                                                               By:          /s/ John H. Holloway, Jr.
                                                              ---------------------------------------
                                                                        Name:   John H. Holloway, Jr.
                                                                  -----------------------------------
                                                      Title:    President and Chief Executive Officer
                                                                  -----------------------------------

                                                COWLITZ BANCORPORATION

                                                                 By:           /s/ Charles W. Jarrett
                                                              ---------------------------------------
                                                                           Name:   Charles W. Jarrett
                                                                  -----------------------------------
                                                      Title:    President and Chief Operating Officer
                                                                  -----------------------------------

    ORS 711.175. STOCKHOLDER'S RIGHT TO DISSENT TO MERGER, SHARE EXCHANGE OR TRANSFER OF ASSETS OR LIABILITIES.



    (1) A stockholder of an Oregon stock bank may dissent from the following:



        (a) A plan of merger pursuant to which the Oregon stock bank is not the resulting insured institution;



        (b) A plan of merger pursuant to which the Oregon stock bank is the resulting insured stock institution and the number of its voting shares outstanding immediately after the merger, plus the number of shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will exceed by more than 20 percent the total number of voting shares of the resulting insured stock institution outstanding immediately before the merger;



        (c) A plan of share exchange pursuant to which the Oregon stock bank in which the stockholder owns shares is acquired; and



        (d) An acquisition transaction requiring such stockholder's approval pursuant to ORS 711.170(5).



    (2) To perfect a stockholder's right to dissent to a transaction described in subsection (1) of this section, the stockholder must send or deliver a notice of dissent to the Oregon stock bank prior to or at the meeting of the stockholders at which the transaction is submitted to a vote, or the stockholder must vote against such transaction.



    (3) A stockholder shall not dissent as to less than all the shares registered in the name of the stockholder, except a stockholder holding, as a fiduciary or nominee, shares registered in the stockholder's name for the benefit of more than one beneficiary, may dissent as to less than all of the shares registered in the fiduciary or nominee's name if any dissent as to the shares held for a beneficiary is made as to all the shares held by the fiduciary for that beneficiary or nominee. The fiduciary's rights shall be determined as if the shares to which the fiduciary has dissented and the other shares are registered in the names of different stockholders.



    ORS 711.180 RIGHTS OF STOCKHOLDER DISSENTING TO MERGER, SHARE EXCHANGE OR TRANSFER OF ASSETS OR LIABILITIES; DEMAND REQUIRED; NOTICE AND OFFER TO PAY FOR SHARES; COSTS OF APPRAISAL OF SHARES; WHEN RIGHTS NOT APPLICABLE.



    (1) Any stockholder of an Oregon stock bank who dissented to a transaction listed under ORS 711.175(1) and who desires to receive the value in cash of those shares, shall make written demand upon the Oregon stock bank or its successor and accompany the demand with the surrender of the share certificates, properly indorsed within 30 days after the stockholders' meeting at which a vote to approve such transaction involving an Oregon stock bank was taken. Any stockholder failing to make written demand within the 30-day period shall be bound by the terms of the proposed plan of merger, plan of share exchange or acquisition transaction agreement.



    (2) Within 30 days after a transaction listed under ORS 711.175(1) is effected, the Oregon stock bank or its successor shall give written notice thereof to each dissenting stockholder who has made demand under this section at the address of the stockholder on the stock record books of the Oregon stock bank, and shall make a written offer to each such stockholder to pay for the shares at a specified price in cash determined by the Oregon stock bank or its successor to be the fair value of the shares as of the effective date of the transaction. The notice and offer shall be accompanied by a statement of condition of the Oregon stock bank, the shares of which the dissenting stockholder held, as of the latest available date and not more than four months prior to the consummation of the transaction, and a statement of income of the Oregon stock bank for the period ending on the date of the statement of condition.

    (3) Any stockholder who accepts the offer of the Oregon stock bank or its successor within 30 days following the date on which notice of the offer was mailed or delivered to dissenting stockholders shall be paid the price per share offered, in cash, within 30 days following the date on which the stockholder communicates acceptance in writing to the Oregon stock bank or its successor. Upon payment, the dissenting stockholder shall cease to have any interest in the shares previously held by the stockholder.



    (4) If, within 30 days after notice of the offer, one or more dissenting stockholders do not accept the offer of the Oregon stock bank or its successor or if no offer is made, then the value of the shares of the dissenting stockholders who have not accept the offer shall be ascertained, as of the effective date of the transaction, by an independent, qualified appraiser chosen by the Director of the Department of Consumer and Business Services. The valuation determined by the appraiser shall govern and the appraiser's valuation of such shares shall not be appealable except for one or more of the reasons set forth in ORS 36.355(1). Any such appeal must be made within 30 days after the date of the appraiser's valuation and is subject to ORS 183.415 to 183.500. The Oregon stock bank or its successor shall pay the dissenting shareholders the appraised value of the shares within 30 days after the date the appraiser sends the Oregon stock bank or its successor written notice of the appraiser's valuation.



    (5) The director shall assess the reasonable costs and expenses of the appraisal proceeding equally to the Oregon stock bank or its successor and to the dissenting shareholders, as a group, if the amount offered by the Oregon stock bank or its successor is between 85 percent and 115 percent of the appraised value of the shares. The director shall assess the reasonable costs and expenses of the appraisal proceeding and the reasonable costs and expenses, including attorney fees and costs, of the Oregon stock bank or its successor to the dissenting stockholders, as a group, if the amount offered by the Oregon stock bank or its successor is 115 percent or more of the appraised value of the shares. The director shall assess the reasonable costs and expenses of the appraisal proceeding and the reasonable costs and expenses, including attorney fees and costs, of the dissenting shareholders, as a group, to the Oregon stock bank or its successor if the amount offered by the Oregon stock bank or its successor is 85 percent or less of the appraised value of the shares. The director's decision regarding assessment of fees and costs may be appealed as provided in ORS 183.415 to 183.500.



    (6) Amounts required to be paid by the Oregon stock bank or its successors, or the dissenting shareholders under this section shall be paid within 30 days after the director's assessment of any fees or costs becomes final or, if the director's decision is appealed, within 30 days after a final determination of such fees and costs is made.



    (7) The director may require, as a condition of approving a transaction listed in ORS 711.175(1), the replacement of all or a portion of the stockholders' equity of an Oregon stock bank expended in payment to dissenting stockholders under this section.



    (8) A stockholder may not receive the fair value of the stockholder's shares under this section:



        (a) If the plan of merger provides that all stockholders of the resulting insured stock institution receive common stock of a holding company pursuant to a merger with an interim Oregon stock bank chartered under ORS 707.025, and the stockholder's Oregon stock bank and the interim Oregon stock bank are the only parties to the merger; or



        (b) If the shares held by the dissenting stockholder immediately before the effective date of a transaction listed in ORS 711.175(1) are listed on any national securities exchange or are included on the list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System.

    ORS 711.185 STOCKHOLDER WITHDRAWAL OF DEMAND FOR PAYMENT FOR SHARES MADE UNDER ORS 711.180(1).



    (1) A dissenting stockholder making a demand under ORS 711.180 may withdraw the demand if:



        (a) The Oregon stock bank or its successor consents to the withdrawal;
    or



        (b) The dissenting stockholder pays such stockholder's pro rata share of the appraisal costs and the Oregon stock bank's reasonable costs and expenses, including attorney fees and costs.



    (2) When a dissenting stockholder withdraws the demand under subsection (1) of this section, the stockholder's status as a stockholder shall be restored, without prejudice to any corporate proceedings taking place in the interim.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), Article X of Cowlitz Bancorp's Restated Articles of Incorporation (Exhibit 3.1 hereto) provides for indemnification of Cowlitz Bancorp's directors to the maximum extent permitted by Washington law, and also permits Cowlitz Bancorp's board of directors to indemnify Cowlitz officers, employees and agents. The directors and officers of Cowlitz Bancorp also may be indemnified against liability they may incur for serving in such capacity pursuant to a liability insurance policy maintained by Cowlitz Bancorp for such a purpose.

    Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director.
Article VIII of Cowlitz Bancorp's Restated Articles of Incorporation contains provisions implementing such limitations on a director's liability to Cowlitz Bancorp and its shareholders, except in certain circumstances involving (i) any breach of the director's duty of loyalty to Cowlitz Bancorp or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distribution to shareholders, or (iv) any transaction from which the director derived an improper personal benefit.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Cowlitz Bancorp pursuant to the provisions referenced in this Item 20 of this Registration Statement, or otherwise, Cowlitz Bancorp has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Cowlitz Bancorp of expenses incurred or paid by a director, officer or controlling person of Cowlitz Bancorp in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Cowlitz Bancorp will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT NO.             DESCRIPTION
-----------             -----------
         2.1            Agreement and Plan of Merger by and among the Registrant,
                        Cowlitz Bank and Northern Bank of Commerce, dated September
                        14, 1999. (Incorporated by reference to Appendix C of the
                        joint proxy statement included in this Registration
                        Statement.) Registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted schedule.

         3.1            Restated Articles of Incorporation of the Registrant
                        (Incorporated by reference to the Registrant's Registration
                        Statement on Form S-1, File No. 333-44355).

         3.2 Bylaws of the Registrant (Incorporated by reference to the Registrant's Registration Statement on Form S-1, File No.
                        333-44355).

         5.1*           Opinion of Heller Ehrman White & McAuliffe.

         8.1*           Tax Opinion of Heller Ehrman White & McAuliffe.

        10.1*           Employment Agreement, dated September 14, 1999, between the
                        Registrant and John Holloway, Jr.

        10.2*           Option Agreement, dated September 14, 1999 between the
                        Registrant and John Holloway, Jr.

        10.3*           Form of Option Agreement between the Registrant and Northern
                        Bank executives dated September 14, 1999.

        10.4*           Form of Shareholder's Non-Competition and Indemnification
                        Limitation Agreement dated September 14, 1999.

        23.1            Consent of Arthur Andersen LLP.

        23.2            Consent of Moss Adams.

        23.3            Consent of Heller Ehrman White & McAuliffe (included in its
                        Opinions filed as Exhibits 5.1 and 8.1).

        23.4            Consent of Sage Capital LLC (included in its opinion filed as Appendix E of the joint proxy statement included in this
                        Registration Statement).

        23.5*           Consent of D.A. Davidson & Co.

        24.1 Powers of Attorney (included on the signature page of this Registration Statement).

        99.1            Cease and Desist Order issued against Northern Bank of
                        Commerce by the FDIC (Incorporated by reference to the Northern Bank of Commerce Quarterly Report on Form 10-QSB for the period ended June 30, 1999).

        99.2            Cease and Desist Order issued against Northern Bank of
                        Commerce by the State of Oregon (Incorporated by reference to the Northern Bank of Commerce Quarterly Report on
                        Form 10-QSB for the period ended June 30, 1999).

        99.3            Form of Proxy Card of Cowlitz Bancorp.

        99.4            Form of Proxy Card of Northern Bank.

        99.5            Form of Escrow Agreement to be entered into by Registrant,
                        Cowlitz Bank, Northern Bank, and       as Escrow Agent
                        (Incorporated by reference to Appendix F of the joint proxy statement included in this Registration Statement).

        99.6            Stock Option Agreement between the Registrant and Northern
                        Bank, dated September 14, 1999 (Incorporated by reference to
                        Appendix G of the joint proxy statement included in this
                        Registration Statement).


------------------------


*   previously filed

ITEM 22.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on January 7, 2000.


                                                     COWLITZ BANCORPORATION

                                                     By:               /s/ CHARLES W. JARRETT
                                                              ----------------------------------------
                                                                         Charles W. Jarrett
                                                     Title:     PRESIDENT AND CHIEF OPERATING OFFICER


    Pursuant to the requirement of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated below on the 7th day of January, 2000.


          /s/ BENJAMIN NAMATINIA*                              /s/ DON P. KISER*
  ----------------------------------------          ----------------------------------------
             Benjamin Namatinia                                   Don P. Kiser
                 CHAIRMAN,                                     VICE PRESIDENT AND
     CHIEF EXECUTIVE OFFICER; DIRECTOR                    AND CHIEF FINANCIAL OFFICER
       (PRINCIPAL FINANCIAL OFFICER)                     (PRINCIPAL EXECUTIVE OFFICER)

                                                             /s/ DONNA P. GARDNER*
                                                    ----------------------------------------
                                                                Donna P. Gardner
                                                       VICE PRESIDENT/SECRETARY-TREASURER
                                                         (PRINCIPAL ACCOUNTING OFFICER)

         /s/ MARK F. ANDREWS, JR.*                           /s/ CHARLES W. JARRETT
  ----------------------------------------          ----------------------------------------
            Mark F. Andrews, Jr.                               Charles W. Jarrett
                  DIRECTOR                                          DIRECTOR

            /s/ LARRY M. LARSON*                             /s/ E. CHRIS SEARING*
  ----------------------------------------          ----------------------------------------
              Larry M. Larson                                   E. Chris Searing
                  DIRECTOR                                          DIRECTOR


*By                  /s/ CHARLES W. JARRETT
             --------------------------------------
                       Charles W. Jarrett
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


EXHIBIT NO.             DESCRIPTION
-----------             -----------
         2.1            Agreement and Plan of Merger by and among the Registrant,
                          Cowlitz Bank and Northern Bank of Commerce, dated
                          September 14, 1999. (Incorporated by reference to
                          Appendix C of the joint proxy statement included in this
                          Registration Statement.) Registrant agrees to furnish
                          supplementally to the Commission upon request a copy of
                          any omitted schedule.

         3.1            Restated Articles of Incorporation of the Registrant
                          (Incorporated by reference to the Registrant's
                          Registration Statement on Form S-1, File No. 333-44355).

         3.2            Bylaws of the Registrant (Incorporated by reference to the
                          Registrant's Registration Statement on Form S-1, File
                          No. 333-44355).

         5.1*           Opinion of Heller Ehrman White & McAuliffe.

         8.1*           Tax Opinion of Heller Ehrman White & McAuliffe.

        10.1*           Employment Agreement, dated September 14, 1999, between the
                          Registrant and John Holloway, Jr.

        10.2*           Option Agreement, dated September 14, 1999 between the
                          Registrant and John Holloway, Jr.

        10.3*           Form of Option Agreement between the Registrant and Northern
                          Bank executives dated September 14, 1999.

        10.4*           Form of Shareholder's Non-Competition and Indemnification
                          Limitation Agreement dated September 14, 1999.

        23.1            Consent of Arthur Andersen LLP.

        23.2            Consent of Moss Adams.

        23.3            Consent of Heller Ehrman White & McAuliffe (included in its
                          Opinions filed as Exhibits 5.1 and 8.1).

        23.4            Consent of Sage Capital LLC (included in its opinion filed as Appendix E of the joint proxy statement included in this Registration Statement).

        23.5*           Consent of D.A. Davidson & Co.

        24.1            Powers of Attorney (included on the signature page of this
                          Registration Statement).

        99.1            Cease and Desist Order issued against Northern Bank of
                          Commerce by the FDIC (Incorporated by reference to the
                          Northern Bank of Commerce Quarterly Report on Form 10-QSB
                          for the period ended June 30, 1999).

        99.2            Cease and Desist Order issued against Northern Bank of
                          Commerce by the State of Oregon (Incorporated by reference to the Northern Bank of Commerce Quarterly Report on
                          Form 10-QSB for the period ended June 30, 1999).

        99.3            Form of Proxy Card of Cowlitz Bancorp.

        99.4            Form of Proxy Card of Northern Bank.

        99.5            Form of Escrow Agreement to be entered into by Registrant,
                          Cowlitz Bank, Northern Bank, and             as Escrow
                          Agent (Incorporated by reference to Appendix F of the
                          joint proxy statement included in this Registration
                          Statement).

        99.6            Stock Option Agreement between the Registrant and Northern
                          Bank, dated September 14, 1999 (Incorporated by reference
                          to Appendix G of the joint proxy statement included in
                          this Registration Statement).


------------------------


*   previously filed

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                             COWLITZ BANCORPORATION
             (Exact name of Registrant as specified in its charter)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

                                                      COWLITZ BANCORPORATION
                                   PROXY FOR THE FEBRUARY 17, 2000 SPECIAL MEETING OF SHAREHOLDERS

                                        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                                                      OF COWLITZ BANCORPORATION

     The undersigned shareholder(s) of Cowlitz Bancorporation ("Cowlitz"), hereby appoints Charles W. Jarrett and Benjamin
Namatinia, and each of them, as proxies, each with the power of substitution to represent and to vote, as designated below, all the shares of Common Stock of Cowlitz held of record by the undersigned on December 28, 1999, at the Special Meeting of
Shareholders to be held on February 17, 2000, and at any and all postponements, adjournments or reschedulings thereof.

     Shares represented by all properly completed, dated and executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the
Special Meeting of Shareholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEM 1. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS,
PROXIES WILL BE VOTED FOR ITEM 1 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE
THE SPECIAL MEETING OF SHAREHOLDERS.

-----------------------------------------------------------------------------------------------------------------------------------
                                                            -  FOLD AND DETACH HERE  -


-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                             Please mark
                                                                                                             your votes as
                                                                                                             indicated in     /X/
                                                                                                             this example

                                                             FOR   AGAINST   ABSTAIN
1. Approval of the issuance of shares of common stock        / /     / /     / /
pursuant to the Agreement and Plan for Merger, dated as of
September 14, 1999 between Cowlitz, Cowlitz Bank and
Northern Bank of Commerce, pursuant to which Northern Bank
of Commerce will merge with and into Cowlitz Bank.

                                                            WILL        WILL NOT
                                                           ATTEND        ATTEND
                                                            / /           / /
2. Special meeting R.S.V.P: I/We________
(enter number of people attending).



THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
AND THE RELATED JOINT PROXY STATEMENT DATED, IN EACH CASE,                     , 1999.

PLEASE SIGN YOUR NAME BELOW EXACTLY AS IT APPEARS HEREON. WHEN SIGNING
AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL
TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY
PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN
PARTNERSHIP NAME BY AUTHORIZED PERSON.

Date _________________________________, 1999/2000       Signature (if held jointly): _________________________________

Signature: ______________________________________       Title: _______________________________________________________

Title:___________________________________________       Please sign, date and return this proxy card promptly.


-----------------------------------------------------------------------------------------------------------------------------------
                                                            -  FOLD AND DETACH HERE  -


PROXY                      NORTHERN BANK OF COMMERCE                      PROXY


      PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF
                  SHAREHOLDERS TO BE HELD FEBRUARY 17, 2000.


The undersigned hereby appoints James A. Wills and John B. Ellsworth, or either of them (with full power to act alone), as proxies with full power of substitution, to represent and to vote all of the Common Stock of NORTHERN BANK OF COMMERCE, held of record by the undersigned at the close of business on December 28, 1999 at the special meeting of shareholders of NORTHERN BANK OF COMMERCE on Thursday, February 17, 2000, and at any adjournments thereof, as set forth below. Either or both of the above named proxies may vote the shares of the undersigned in accordance with their discretion on any other matters which may properly come before the meeting or any adjournments thereof.

       (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

The Board of Directors recommends a vote FOR the           Please mark your  /X/
proposals:                                                vote as indicated
                                                           in the example

ITEM 1. Proposal to approve the merger between Cowlitz Bancorp and Cowlitz Bank with Northern Bank of Commerce.

                             FOR    AGAINST    ABSTAIN
                             / /      / /        / /

ITEM 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                    PLEASE SIGN EXACTLY AS SHARES ARE
                                    REGISTERED. WHEN SHARES ARE HELD BY JOINT
                                    TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS
                                    ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE
                                    OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.
                                    AS A CORPORATION, PLEASE SIGN IN FULL
                                    CORPORATE NAME, PRESIDENT, OR OTHER
                                    AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE
                                    SIGN IN PARTNERSHIP NAME, BY AUTHORIZED
                                    PERSON.


Signature____________ Signature if jointly held proxy____________ Dated________

-------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.